Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284393
PROSPECTUS

Momentus Inc.
300,000 Shares of Common Stock
Pre-Funded Warrants to Purchase up to 973,886 Shares of Common Stock,
Warrants to Purchase up to 1,273,886 Shares of Common Stock,
Placement Agent Warrants to Purchase up to 63,694 Shares of Common Stock,
Up to 2,311,466 Shares of Common Stock Issuable upon Exercise of Pre-Funded Warrants, Warrants and Placement Agent Warrants
Momentus Inc. (the “Company,” “Momentus,” “we,” “our” or “us”) is offering on a best efforts basis 300,000 shares of our Class A common stock, par value $0.00001 per share (the “Common Stock”), at a public offering price of $3.925 per share, with accompanying warrants to purchase up to 300,000 shares of the Common Stock (the “Warrants”). The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.
Each Warrant will have an exercise price per share of $3.80 and will be immediately exercisable. The Warrants will expire on the 5-year anniversary of the original issuance date.
We are also offering to a certain purchaser whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants to purchase up to 973,886 shares of Common Stock (the “Pre-Funded Warrants”), in lieu of shares of Common Stock. The purchase price of each Pre-Funded Warrant is equal to the public offering price for the Common Stock in this offering, minus $0.00001. Each Pre-Funded Warrant is exercisable for one (1) share of the Common Stock and has an exercise price of $0.00001 per share. The securities will be offered at a fixed price and are expected to be issued in a single closing. We expect that the closing of the offering will occur on or about February 11, 2025 but no later than one trading day after we price the securities offered hereby. When we price the securities, we will simultaneously enter into securities purchase agreements relating to the offering with those investors who so choose. The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). That is, on the closing date, we will issue the shares of Common Stock directly to the account(s) at the Placement Agent identified by each purchaser; upon receipt of such shares, the Placement Agent shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the Placement Agent (or its clearing firm) by wire transfer to us. Unless otherwise noted, all share, per share, and pricing information relating to our Common Stock in this Prospectus is presented on a post-Reverse Stock Split basis.
We collectively refer to the shares of Common Stock, the Warrants and the Pre-Funded Warrants offered hereby and the shares of Common Stock underlying the Warrants and the Pre-Funded Warrants as the “securities.”
The Common Stock is listed on the Nasdaq under the symbol “MNTS.” On February 7, 2025, the last reported sale price of the Common Stock on Nasdaq was $3.80 per share. There is no established public trading market for the Warrants or the Pre-Funded Warrants and we do not expect a market to develop for either security. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited. In addition, we do not intend to list the Warrants or the Pre-Funded Warrants on Nasdaq, any other national securities exchange, or any other trading system.
We have engaged A.G.P./Alliance Global Partners (whom we refer to herein as the “Placement Agent”) to act as our exclusive placement agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.
There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, as such, have elected to take advantage of certain of the scaled disclosures available for smaller reporting companies. See “Prospectus Summary – Implications of Being a Smaller Reporting Company.”
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 17 of this prospectus to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total(2)
Public offering price	$3.925	$3.92499	$4,999,992.81
Placement Agent fees(1)	$0.27475	$0.2747493	$349,999.50
Proceeds to us, before expenses	$3.65025	$3.6502407	$4,649,993.31
(1)
We have agreed to pay the Placement Agent a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering. In addition, we have agreed to reimburse certain expenses of the Placement Agent in connection with this offering and to issue to the Placement Agent, or its designees, placement agent warrants (the “Placement Agent Warrants”) to purchase up to 63,694 shares of Common Stock, which is equal to five percent (5%) of the aggregate number of shares of Common Stock and Pre-Funded Warrants, if any, sold by us in this offering. The Placement Agent Warrants are immediately exercisable for a period of five years at an exercise price equal to 110% of the public offering price per share of Common Stock and accompanying Warrant. See “Plan of Distribution” on page 105.

(2)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of any warrants being issued in this offering.
Delivery of the securities to purchasers in the offering is expected on or about February 11, 2025.
Sole Placement Agent
A.G.P.
The date of this prospectus is February 10, 2025.

i

ABOUT THIS PROSPECTUS
Neither we nor the Placement Agent have authorized anyone to provide you with additional information or information different from that contained or in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell to any person, or a solicitation of an offer to purchase from any person, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation of an offer.
The Placement Agent is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” before making your investment decision.
Unless otherwise indicated, information contained in this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.
Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus. Accordingly, you should not place undue reliance on this information.
For investors outside the United States: We and the Placement Agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding Momentus’ or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “contemplate,” “objective,” “target,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	Momentus’ strategy, future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects, and plans;
•	the potential future capabilities of Momentus’ technology, including its water plasma propulsion technology;
•	projections of market growth and size;
•	anticipated progress and timeline of any testing of Momentus’ technology and any launch status of Momentus’ satellite transportation systems;
•	expansion plans and opportunities; and
•	the outcome of any known and unknown litigation and regulatory proceedings.
The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	the ability of the Company to finance its operations;
•	the ability of the Company to obtain licenses and government approvals for its missions, which are essential to its operations;
•	the ability of the Company to effectively market and sell satellite transport services and planned in-orbit services;
•	the ability of the Company to protect its intellectual property and trade secrets;
•	the development of markets for satellite transport and in-orbit services;
•	the ability of the Company to develop, test and validate its technology, including its water plasma propulsion technology;
•	delays or impediments that the Company may face in the development, manufacture and deployment of next generation satellite transport systems;
•	the ability of the Company to convert backlog or inbound inquiries into revenue;
•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business, including export control license requirements;
•	the ability to attract or maintain a qualified workforce with the required security clearances and requisite skills;
•	level of product service or product or launch failures or delays that could lead customers to use competitors’ services;
•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and/or
•	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus and any free writing prospectus speak only as of the date of this prospectus and any free writing prospectus. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein, including the information set forth under the heading “Risk Factors” and our consolidated financial statements and the related notes herein.
The Company
Momentus is a U.S. commercial space company that offers satellites, satellite buses, and other satellite components, transportation and infrastructure services, including hosted payloads and other in-orbit services to help enable the commercialization of space. Satellite operators are our principal customers and target customers. Momentus offers satellites and satellite buses and technology designed to meet the specific needs of government and commercial customers. The Company also performs analysis and provides engineering services to U.S. Government organizations.
Products that we provide or plan to provide include satellites, satellite buses, solar arrays, and other satellite components. Our satellites and satellite technologies offer competitive advantages to customers such as greater payload capability, significant on-orbit power, flexibility of design and ability to accommodate a range of sensors, communications equipment, and other space instruments, low cost, and speed of delivery.
Our Tape Spring Solar Array (“TASSA”) is an innovative solar array that Momentus is developing. It offers the potential to produce power at substantially lower cost than competing arrays. It also has important advantages from its ability to be deployed and retracted to protect the array from in-space collisions with debris and to more easily maneuver the satellite to different locations or adjust its characteristics.
Services that we provide or plan to provide include “last mile” satellite transportation, payload-hosting, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings. We believe our planned service offerings will increase deployment options for satellite operators and lower their operating costs relative to traditional approaches while also minimizing environmental impact given our choice of water as a propellant.
We plan to provide these services with Orbital Service Vehicles (“OSVs”) that we design and manufacture. While we plan to eventually operate a family of progressively larger and more capable OSVs, we are currently focused on the first vehicle of the family, Vigoride, which will primarily operate in low-earth orbit (LEO). We believe that Vigoride has the ability to deliver fast, versatile, and cost-effective transportation and infrastructure services to our customers. We conducted our inaugural test and demonstration mission with Vigoride in 2022 as well as two additional test and demonstration missions during 2023. The Company plans to use technological milestones like completion of development of Block 2.2 configuration of the Vigoride OSV, MET propulsion, and TASSA in space, and experience gained in both satellite deployment and hosted payloads as standards to build new OSVs and explore commercial opportunities.
Our transportation service offering focuses on delivering our customers’ satellites to precision orbits of their choosing. To accomplish this, we partner with leading launch service providers, such as SpaceX to “ride share” our customers’ satellites from Earth to space on a midsized or large rocket. Customer satellites can also be carried aboard small launch vehicles for dedicated missions. Our OSVs would then provide “last mile” transportation services from the rocket’s drop-off orbit to a custom orbit of the satellite operator’s choosing. We believe this “hub-and-spoke” model has the potential to expand our customers’ deployment options relative to what they would be able to achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. Over time, we plan to begin introducing additional services beyond transportation.
Our OSVs will initially be expendable, meaning they will be used to perform services before they de-orbit themselves upon completion of their first mission. However, our goal is to eventually make our OSVs reusable, or capable of remaining in space to conduct follow-on missions, which has the potential to lower our cost to deliver services to our customers. To achieve reusability, we need to develop additional technologies that will allow our vehicles to locate and navigate to customer satellites in space, physically connect to them, and perform a variety of robotic operations including fluid transfer.

We are also offering variants of our Vigoride OSV to government and commercial customers as a traditional bus manufacturer and satellite prime contractor. Vigoride, and its variants, M-500 and M-1000, are being offered to provide payload technology demonstrations as well as forming the space infrastructure backbone for constellations of satellites.
Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers. Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellites for use in constellations. Momentus is offering high-volume production of busses, based on Vigoride’s technologies, and integrating customers’ unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August 2023.
For a further description of the risks associated with our business, see “Risk Factors.” Investors are cautioned to review the following description of Momentus’ business together with the entirety of this prospectus, including the within-mentioned risk factors.
Nasdaq Deficiency
Our Common Stock is currently listed for quotation on the Nasdaq Capital Market. We are required to meet Nasdaq listing rules in order to maintain such listing.
On March 27, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that, based upon the closing bid price of the Common Stock, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Original Notice”). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).
As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”).
The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”) to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024 where the stockholders approved a reverse stock split, should it be necessary, as part of the Company’s plan to regain compliance with Nasdaq rules.

On January 13, 2025, the Company received a letter issued by the Panel granting the Company’s request to continue its listing on Nasdaq until April 15, 2025 while the Company executes its plan to regain compliance with the requirements of Nasdaq Listing Rule 5550(b). Additionally, the Panel confirmed that the Company has regained compliance with the Minimum Bid Price Requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), as a result of the reverse stock split the Company effected on December 12, 2024.
If the Company does not come into compliance with Nasdaq Listing Rule 5550(b) by April 15, 2025, the Company’s common stock will be subject to delisting from Nasdaq.
2024 Reverse Stock Split
In order to regain compliance with the Minimum Bid Price Requirement, on December 4, 2024, the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock Split was effective at the opening of trading on Nasdaq on December 13, 2024 (the “Effective Date”). Note that the unaudited interim consolidated financial statements of the Company for the three- and nine-month periods ended September 30, 2024, and 2023, as well as the consolidated financial statements for the years ended December 31, 2023, and 2022, included in this prospectus are presented retroactively on a post-Reverse Stock Split basis.
If the Company does not come into compliance with Nasdaq Listing Rule 5550(b) by April 15, 2025, the Company’s Common Stock will be subject to delisting from The Nasdaq Capital Market.
Going Concern Uncertainty
Our consolidated interim financial statements are prepared assuming that the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date the consolidated interim financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date the Company remains heavily focused on growth and continued development of its proprietary technology, and as a result, it has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally, and the Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern. This is reflected by the Company’s incurred net loss of $23.1 million for the nine months ended September 30, 2024, and accumulated deficit of $396.1 million as of September 30, 2024. Additionally, the Company used net cash of $10.9 million to fund its operating activities for the nine months ended September 30, 2024, and had cash and cash equivalents of $0.8 million as of September 30, 2024.
Pursuant to the requirements of ASC Sub-Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated interim financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the consolidated interim financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated interim financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated interim financial statements are issued.
In connection with the preparation of the consolidated interim financial statements for the nine months ended September 30, 2024, management conducted an evaluation and concluded that there were conditions and events, considered in the aggregate, which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such consolidated interim financial statements. The Company believes that its current level of cash and cash equivalents are not sufficient to fund its regular operations, scaling of commercial production, and maintain its existing services and products. These conditions raise substantial doubt regarding its ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated interim financial statements. In order to proceed with the Company’s business plan and operating strategy, the Company will need to raise substantial additional capital to fund its operations. Until such time, if ever, the Company can generate revenues sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. In an effort to alleviate these conditions, the Company continues to seek and evaluate all opportunities to access additional capital through any available means.
As a result of these uncertainties, and notwithstanding management’s plans and efforts to date, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely, and the Company may not realize any significant value from its assets.
Litigation Update
On September 16, 2024, the U.S. District Court for the Northern District of California issued an order primarily approving the settlement and providing for notice of the settlement to stockholders of the Company in the matters captioned Hanna v. Kabot, et al., Case No. 5:23-cv-00374 (N.D. Cal.); Rivlin v. Kabot, et al., Case No. 2:23-cv-03120 (C.D. Cal.); Lindsey v. Quiroga, et al., Case No. 20230674 (Del. Ch.); and the litigation demand made by Momentus stockholder, Kamal Qureshi (collectively, the “Derivative Matters”). The proposed settlement calls for the Company to adopt certain corporate governance reforms and pay lead plaintiffs’ attorney’s fees, litigation expenses, and lead plaintiff service awards. On November 14, 2024, with no parties or the court having received any objection to the proposed settlement, the court took the settlement approval motion under consideration without oral argument. On January 10, 2025, the court issued its final order approving the settlement.
On March 24, 2023, Lev Khasis filed a verified complaint against the Company in the Delaware Court of Chancery (Case. No. 2023-0361) seeking indemnification and advancement of expenses from the Company. On April 17, 2023, the Company filed a motion to dismiss. On May 16, 2023, Mr. Khasis filed an amended complaint. On May 23, 2023, Momentus filed a motion to dismiss the amended complaint. Separately, Khasis requested an expedited trial in his claim for advancement of fees. On June 23, 2023, the Court of Chancery ordered that Khasis indemnification litigation will not be stayed pending the appeal of the Kokorich claim. Moreover, the Court of Chancery further ordered the parties to prepare a scheduling order to the Court which includes all relevant deadlines to argue the Company’s motion to dismiss and Khasis’ expedited motion for advancement concurrently. On October 17, 2023, the parties reached an agreement to stay the proceeding until January 1, 2024. On October 18, 2023, the Company conditionally paid Mr. Khasis $0.1 million related to Mr. Khasis’ legal expenses. In response to the Court’s request for a status update, the Plaintiff moved to voluntarily dismiss his complaint without prejudice, which Momentus did not oppose. On November 26, 2024, the Court granted Plaintiff’s motion.
Corporate Information
We were incorporated in the State of Delaware in May 2019 as a special purpose acquisition company under the name Stable Road Acquisition Corp. On November 13, 2019, we completed our initial public offering. On August 12, 2021, we consummated the Business Combination with Legacy Momentus pursuant to the Merger Agreement. In connection with the Business Combination, we changed our name from Stable Road Acquisition Corp. to Momentus Inc.
Our principal executive offices are located at 3901 N. First Street, San Jose, CA 95134. Our telephone number is (650) 564-7820. Our website address is www.momentus.space. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Momentus, the Momentus logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Momentus. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.
December 2024 Offering
On December 18, 2024, Momentus consummated a public offering (the “December Offering”) of an aggregate of (i) 230,000 shares of Common Stock and 570,000 pre-funded warrants to purchase up to 570,000 shares of Common Stock, and (ii) 800,000 Common Stock purchase warrants to purchase up to 800,000 shares of Common Stock. Each share of Common Stock, or a pre-funded warrant in lieu thereof, was sold together with an accompanying common warrant to purchase one share of Common Stock.

The public offering price for each share of Common Stock and one accompanying warrant was $6.20. The public offering price of each pre-funded warrant and one accompanying warrant was $6.19999, which equaled the price at which one share of Common Stock and accompanying warrant was sold to the public in this offering, minus $0.00001. The exercise price of each pre-funded warrant is $0.00001 per share. Each warrant offered in the December Offering is exercisable for one share of Common Stock and has an initial exercise price equal to $6.08.
The Company received aggregate gross proceeds from the December Offering of approximately $5.0 million, before deducting placement agents’ fees and other offering expenses. The Company intends to use the proceeds of the December Offering for general corporate purposes, including repayment of debt.
Each pre-funded warrant is immediately exercisable and will remain exercisable until exercised in full. Each warrant is immediately exercisable and expires five (5) years from its original issuance date. The shares of Common Stock, pre-funded warrants and accompanying warrants were issued separately. The exercise price of the warrants and the pre-funded warrants and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events. The warrants issued in the December Offering may be exercised on a cashless basis if at any time there is no effective registration statement registering, or no current prospectus is available for, the resale of the shares of Common Stock issuable upon exercise thereof. The pre-funded warrants may be exercised on a cashless basis at any time.
A holder of the warrants issued in the December Offering and the pre-funded warrants (together with its affiliates) may not exercise any portion of the warrants or pre-funded warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the election of the holder) of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s warrants or pre-funded warrants up to 9.99% of the number of the Company’s shares of Common Stock outstanding immediately after giving effect to the exercise.
The shares of Common Stock, warrants, shares of Common Stock issuable upon exercise of the warrants, pre-funded warrants, and shares issuable upon exercise of the pre-funded warrants were offered and sold by the Company pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-283539), filed with the Commission under the Securities Act that was declared effective by the SEC on December 17, 2024.
In connection with the December Offering, on December 17, 2024, the Company entered into a securities purchase agreement with a single institutional investor, pursuant to which the Company agreed not to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents for a period of thirty (30) days and will not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the securities purchase agreement) for a period of six (6) months after the closing date of the December Offering, subject to certain exceptions.
Pursuant to the securities purchase agreement, each of the Company’s executive officers, directors and stockholders beneficially owning 5% or more of the issued and outstanding shares of Common Stock entered into a lock-up agreement with the Placement Agent (as defined below) providing that each such person, for a period of ninety (90) days from the closing date, may not, subject to customary exceptions, offer, issue, sell, transfer or otherwise dispose of the Company’s securities without the prior written consent of the Placement Agent.
The Purchase Agreement also contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company or the purchasers in the December Offering, other obligations of the parties and termination provisions.
Also, in connection with the December Offering, on December 17, 2024, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.” or the “Placement Agent”), pursuant to which the Placement Agent agreed to act as Placement Agent on a reasonable “best efforts” basis in connection with the December Offering. The Company paid the Placement Agent a cash fee equal to 7.0% of the gross proceeds raised in the December Offering. In addition, the Company has also agreed to reimburse the Placement Agent for legal expenses incurred by it in connection with the December Offering in an amount not to exceed $95,000 and up to $10,000 for certain reasonable non-accountable fees and expenses. In addition, the Placement Agent received warrants (the “Placement Agent Warrants”) to purchase such number of shares of Common Stock equal to 5.0% of the aggregate number of shares of Common Stock sold in the December Offering, or an aggregate of 40,000 shares of Common Stock. The Placement Agent Warrants were exercisable immediately upon issuance and have substantially the same terms as the warrants issued in the December Offering, except that the Placement Agent Warrants will have an exercise price of $6.82 per share (representing 110% of the offering price per share of Common Stock and accompanying warrant) and will expire five years from the commencement of the sales pursuant to the December Offering.
The Placement Agency Agreement contains customary representations, warranties and agreements by the company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, other obligations of the parties and termination provisions.
Loan Agreement
On December 13, 2024, Momentus entered into a Loan Agreement (the “Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which Momentus borrowed $2.0 million. The Loan Agreement had a maturity date of September 19, 2025, and was payable in 40 weekly installments of $67,500. The loan was prepaid on December 19, 2024 for $2.4 million using proceeds from the December Offering. In connection with the Loan Agreement, Momentus issued to the J.J. Astor & Co. the warrants to purchase up to 28,572 shares of Common Stock with an exercise price of $5.92 per share (the “Lender Warrants”). The exercise price and the number of shares of Common Stock issuable upon exercise of the Lender Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
Momentus entered into a Registration Rights Agreement with J.J. Astor & Co. that required the Company to file a resale shelf registration statement registering the resale of the conversion shares and the shares of Common Stock issuable upon exercise of the Lender Warrants within 31 calendar days following the closing date. The Company registered the conversion shares and the shares of Common Stock issuable upon exercise of the Lender Warrants pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-283727), filed with the Commission under the Securities Act that was declared effective on January 2, 2025.
None of the Lender Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by Lender (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. By written notice, Lender may from time to time increase or decrease this ownership limitation to any other percentage up to 9.99%. Exercise of the Lender Warrants is also subject to compliance with applicable Nasdaq rules; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company. The Company has agreed to call a special meeting of shareholders by no later than March 13, 2025 to obtain shareholder approval.
Convertible Notes Transactions
On July 12, 2024, the Company and Space Infrastructures Ventures, LLC (“SIV”), entered into a secured convertible promissory note (the “Initial Convertible Note”) pursuant to which Momentus may borrow up to $2.3 million prior to September 1, 2024, consisting of (i) an initial loan in the principal amount of $500,000 which may be borrowed on or after July 17, 2024, and (ii) one or more subsequent loans totaling up to $1.8 million in aggregate principal amount which may be borrowed on or after August 7, 2024, with the $1.8 million subject to certain conditions including the availability of financing to SIV. Borrowings under the Initial Convertible Note bear interest at 15% per annum. Principal on the Initial Convertible Note is to be re-paid in four equal payments on a quarterly basis, commencing on December 1, 2024, and the Initial Convertible Note has a maturity date of September 1, 2025, at which time all accrued interest is due. As of September 30, 2024, all amounts available under the Initial Convertible Note have been borrowed by the Company.
Amounts borrowed under the Initial Convertible Note are secured by a lien on substantially all of the assets of the Company. In lieu of cash payments of accrued interest, SIV, in its sole discretion, may elect to receive shares of Momentus Common Stock at a conversion price of $7.41 per share (the “Conversion Price”). On the maturity date, subject to the satisfaction of applicable legal and regulatory conditions, all outstanding obligations under the Initial Convertible Note automatically convert into Common Stock at the Conversion Price. The proceeds of the Initial Convertible Note are to be used solely for the following purposes: (a) to fund day-to-day working capital needs in the order course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, (b) for general purposes in the ordinary course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, and (c) to repay secured indebtedness owed to certain directors and officers of Momentus.
On October 24, 2024, the Company and SIV entered into a secured convertible promissory note (the “Subsequent Convertible Note”, and, together with the Initial Convertible Note, the “Convertible Notes”) pursuant to which

Momentus may borrow up to $3.0 million in two tranches, consisting of (i) an initial loan in the principal amount of $2 million, and (ii) up to an additional $1 million in principal amount which may be borrowed from December 22, 2024 through February 14, 2025. Borrowings under the Subsequent Convertible Note bear interest at 15% per annum. The Subsequent Convertible Note has a maturity date of October 24, 2025, at which time all principal and accrued interest is due. Amounts borrowed under the Subsequent Convertible Note are secured by a lien on substantially all of the assets of the Company.
At any time after the date that is six months after the original issuance date of the Subsequent Convertible Note, SIV may convert some or all of the outstanding obligations under the Subsequent Convertible Note into shares of Common Stock at a conversion price of $7.41 per share. The conversion price and the number of shares of Common Stock issuable upon conversion of the Subsequent Convertible Note is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In addition to the Subsequent Convertible Note, the Company agreed to issue to SIV warrants to purchase up to 463,223 shares of Common Stock with an exercise price of $7.41 per share (the “SIV Warrants”), of which warrants to purchase 269,950 shares of Common Stock were issued on November 14, 2024 following the funding of the first tranche under the Subsequent Convertible Note. The exercise price and the number of shares of Common Stock issuable upon exercise of the SIV Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. SIV may not exercise the SIV Warrants prior to April 24, 2025, and the SIV Warrants will expire April 24, 2030.
Additionally, on November 30, 2024, the Company entered into amendments to the Convertible Notes. The amendments to the Subsequent Convertible Note accelerated the borrowing date for the second tranche of $1 million in principal amount to December 2, 2024, which borrowing date had previously been no earlier than December 22, 2024. Accordingly, the Company has now borrowed the full $3 million in principal amount under the Subsequent Convertible Note.
The amendments also permitted SIV to reserve out of the proceeds of the second tranche under the Subsequent Convertible Note of approximately $670 thousand, representing the amount of principal and interest due from the Company to SIV on December 1, 2024, under the Initial Convertible Note.
The amendments to the Convertible Notes also provide SIV the option to convert all amounts outstanding under either Convertible Note into shares of the Company’s Common Stock at any time. Previously, the Initial Convertible Note only permitted conversion of interest when and as due, while the Subsequent Convertible Note only permitted conversion of outstanding amounts when and as due. The conversion price of amounts outstanding under the Initial Convertible Note and Subsequent Convertible Note remained unchanged from their respective original conversion prices described above.
In connection with the borrowing of the second tranche under the Subsequent Convertible Note, the Company issued to SIV warrants to purchase 193,273 shares of Common Stock with an exercise price of $7.41 per share, as originally required by the Subsequent Convertible Note.
The Company also agreed to register the resale by SIV of all of the shares of Common Stock issuable upon conversion of the Convertible Notes and the warrants issued to SIV. The Company registered the shares of Common Stock issuable upon conversion of the Convertible Notes and the warrants issued to SIV pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-283727), filed with the Commission under the Securities Act that was declared effective on January 2, 2025.
Neither the Subsequent Convertible Note nor the SIV Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by SIV (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, as applicable. By written notice to the Company, SIV may decrease or increase the ownership limitation to any other percentage, with agreement of the Company in the case of any decrease below 4.99% or increase above 9.99%, provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company.
The proceeds of the Subsequent Convertible Note are to be used solely to fund day-to-day working capital needs in the ordinary course of business, consistent with past practices, and for general purposes in the ordinary course of business, consistent with past practices. The Subsequent Convertible Note requires SIV’s consent to take certain actions, such as purchasing assets outside the ordinary course of business, extending financing, making capital expenditures in excess of $100,000, repaying debts outside the ordinary course of business or investing in any entity or enterprise.

Warrant Amendment
On February 10, 2025, the Company entered into a warrant amendment with the holder of certain existing warrants to purchase up to an aggregate of 2,228,572 shares of Common Stock will be amended such that the warrants will have a reduced exercise price of $3.80 per share. The Class A September 2024 Warrant of 714,286 shares of Common Stock at an exercise price of $8.05 per share, the Class B September 2024 Warrant of 357,143 shares of Common Stock at an exercise price of $8.05 per share, the October 2024 Warrant of 357,143 shares of Common Stock at an exercise price of $8.05 per share, and the December 2024 Warrant of 800,000 shares of Common Stock at an exercise price of $6.08 per share, pursuant to which such warrants will be amended to have a reduced exercise price of $3.80 per share. The warrant amendment is subject to stockholder approval, and the warrants shall expire five years from the date stockholder approval is obtained. If stockholder approval is not obtained by the date that is six (6) months following the initial date of issuance of these warrants, then the exercise price of the warrants will automatically be reduced to the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of the Common Stock on the date that is six (6) months following the initial date of issuance of the warrants and the warrants will expire five years following the date that is six (6) months following the initial date of issuance of the warrants.
Summary of Risk Factors
An investment in our securities is subject to a number of risks, including risks related to this offering, our business and industry, as well as risks related to our shares of Common Stock. You should carefully consider all of the information in this prospectus before making an investment in our securities. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” on page 17 of this prospectus for a more thorough description of these and other risks.
Risks Related to This Offering
•	If we fail to comply with the continued listing requirements of Nasdaq we face possible delisting.
•	You may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
•	Future sales and issuances of the Common Stock could cause our stock price to fall.
•	This is a reasonable best efforts offering, with no minimum amount of securities required to be sold.
•	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
•	We need additional capital and any additional capital we seek may not be available in the amount or at the time we need it.
•	There is no public market for the Pre-Funded Warrants or the Warrants being offered in this offering.
•	Significant holders or beneficial holders of the Common Stock may not be permitted to exercise Warrants that they hold.
•	Significant holders or beneficial holders of the Common Stock may not be permitted to exercise Pre-Funded Warrants that they hold.
•	The Pre-Funded Warrants and Warrants are speculative in nature.
•	Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to other purchasers.
Risks Related to the Business and Industry of Momentus
•	We may be unable to raise additional capital needed to execute our business plan.
•	We may be unable to successfully market and sell small satellites to government and commercial customers in sufficient quantity to support our business plan.
•
Setbacks in the development, testing, and production of new satellites, as well as potential setbacks during missions to operate or place in orbit satellites and related technologies such as solar arrays could have a material adverse effect on our business, financial condition, and results of operation and could harm our reputation.

•	We may not receive all required governmental licenses and approvals.
•	We have incurred significant losses since inception, we expect to incur losses in the future and we may not be able to achieve or maintain profitability.
•	We will require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.
•	We may not be successful in developing new technology, and the technology we are successful in developing may not meet the needs of our customers or potential new customers.
•	The market for in-space infrastructure services has not been established with precision, and may grow more slowly than expected.
•	The cyclical nature of the space industry could negatively impact our ability to accurately forecast customer demand. We may not be able to maintain adequate gross margins or profits in these markets.
•
We are dependent on third-party launch vehicles to launch our vehicles and customer payloads into space and any delay could have a material adverse impact to our financial condition and results of operations.

•	We may experience a total loss of our satellites and related technologies, Orbital Service Vehicle and our customers’ payloads during the launch into space.
•	Our business involves significant risks and uncertainties that may not be covered by insurance.
•	If our spacecraft fail to operate as intended, it could have a material adverse effect on our business, financial condition and results of operations.
•	We rely on a limited number of suppliers for certain raw materials and supplied components.
•	We expect to face intense competition in the satellite bus market, satellite transport and related services and other services which we may develop in the space transportation industry.
•
If we fail to adequately protect our intellectual property rights or our intellectual property applications for registration fail to become issued or registered, our competitive position could be impaired.

•	We are highly dependent on our senior management team and other highly skilled personnel.
•
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

•	We may not be able to currently, or in the future, continue as a going concern based upon combinations of the various risk factors discussed in this section.
•	In the event we pursue protection under Chapters 7 or 11 of the United States Bankruptcy Code, we will be subject to the risks and uncertainties associated with such proceedings.
•	We have substantial liquidity needs and may not be able to obtain sufficient liquidity to complete a sale of substantially all of our assets under Section 363 of the United States Bankruptcy.
•
We are currently, and may in the future be, subject to substantial litigation, regulatory actions, government investigations, proceedings and similar actions that could cause us to incur significant legal expenses and which could have a material adverse effect on our business, operating results or financial condition.

Regulatory Risks
•	Our failure to comply with export and import control and other laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
•
Changes in U.S. government policy regarding use of commercial data, satellite launches and operations, or space infrastructure / mission providers, or material delay or cancellation of certain U.S. government programs, may have a material adverse effect on our business.

•	Contracts with the U.S. government subject us to risks including early termination, audits, investigations, sanctions and penalties.

Risks Related to Ownership of Common Stock
•	The market price of our Common Stock and warrants may be volatile, which could cause the value of your investment to decline.
•	Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Common Stock.
Implications of Being a Smaller Reporting Company
As a company with less than $100 million of annual revenue in our most recently completed fiscal year and the market value of our stock held by non-affiliates as of June 30, 2024, was less than $700 million, we qualify as a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. A smaller reporting company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to, reduced disclosure about our executive compensation arrangements and an exemption from the requirements to obtain a non-binding advisory vote on golden parachute arrangements. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

THE OFFERING
Common Stock we are offering
300,000 shares
Warrants offered by us
The purchaser of the Common Stock and Pre-Funded Warrants in this offering will also receive Warrants to purchase 100% of the number of shares of the Common Stock and Pre-Funded Warrants purchased by such investor in this offering, or accompanying Warrants to purchase up to an aggregate of 1,273,886 shares of Common Stock. We will receive gross proceeds from the Warrants solely to the extent such Warrants are exercised for cash. The Warrants will be exercisable immediately. The Warrants will expire on the 5-year anniversary of the original issuance date at an exercise price of $3.80 per share of Common Stock.
This prospectus also relates to the Common Stock issuable upon exercise of the Warrants.
Pre-Funded Warrants offered by us
We are also offering, in lieu of Common Stock, Pre-Funded Warrants to purchase up to 973,886 shares of the Common Stock. The purchase price of each Pre-Funded Warrant and accompanying Warrant equals $3.92499, which is the price per share of the Common Stock and one Warrant being sold in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant is $0.00001 per share. Each Pre-Funded Warrant will be exercisable at any time after the date of issuance, subject to an ownership limitation, and do not expire until exercised in full. See “Description of the Securities We Are Offering—Pre-Funded Warrants.” This prospectus also relates to the shares of the Common Stock issuable upon exercise of the Pre-Funded Warrants.
Common Stock outstanding after this offering
3,282,881 (assuming no exercise of any of the Pre-Funded Warrants) and 4,256,767 shares (assuming the exercise in full of the Pre-Funded Warrants and no exercise of the Warrants or Placement Agent Warrants offered hereby).
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $4.5 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, research and development expenditures, acquisitions of additional companies or technologies and investments. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, we will retain broad discretion over the allocation of net proceeds.

Placement Agent Warrants
The registration statement of which this prospectus is a part also registers for sale 63,694 shares of Common Stock underlying the Placement Agent Warrants, which equals 5% of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold in this offering, as a portion of the Placement Agent’s compensation in connection with this offering. The Placement Agent Warrants have substantially the same terms as the Warrants; however, they will terminate five (5) years from the commencement of sales of the securities in this offering and are exercisable at an exercise price equal to $4.3175 per share of Common Stock. The Placement Agent Warrants do not have any piggyback or demand registration rights. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any shares issued upon exercise of the Placement Agent Warrants shall not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days from the date of commencement of sales of the securities in this offering, except for the transfer of any security as permitted by FINRA Rule 5110(e)(2). We are registering the Placement Agent Warrants and the shares of Common Stock underlying the Placement Agent Warrants in the registration statement of which this prospectus is a part. See “Plan of Distribution—Placement Agent Warrants” on page 106 of this prospectus for a description of the Placement Agent Warrants.
Lock-up Agreements
The Company and our directors and executive officers have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Stock or securities convertible into or exercisable or exchange for Common Stock during the applicable lock-up period. See “Plan of Distribution” for more information.
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Nasdaq Stock Market Symbols
The Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”
Unless otherwise indicated, the number of shares of the Common Stock to be outstanding after this offering is based on 2,982,881 shares of Common Stock outstanding as of February 7, 2025, and excludes, as of that date, the following:
•
1,071,429 shares of Common Stock issuable upon the exercise of the September Warrants, and 35,716 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the September Offering;

•	357,143 shares of Common Stock issuable upon the exercise of the Investor Warrants;
•	733,101 shares of Common Stock issuable upon the exercise of the SIV Warrants;
•	28,572 shares of Common Stock issuable upon the exercise of the Lender Warrants;

•
800,000 shares of Common Stock issuable upon the exercise of the December Offering Warrants, and 40,000 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the December Offering;

•	16,104 shares of Common Stock issuable upon the exercise of outstanding private placement warrants to purchase shares of Common Stock at an exercise price of $8,050 per share;
•	12,322 shares of Common Stock issuable upon the exercise of outstanding publicly traded warrants to purchase shares of Common Stock at an exercise price of $8,050 per share;
•
561 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock granted under the Momentus Inc. Amended and Restated 2018 Stock Plan and the Space Apprentices Enterprise Inc. 2018 Stock Plan (the “Prior Stock Plans”);

•
4,131 shares of Common Stock subject to unvested restricted stock units, 662 shares of Common Stock subject to vested deferred restricted stock units, 827 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock, and 23,313 shares of the Common Stock reserved for future grants under the Momentus Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

•	5,960 shares of Common Stock reserved for purchases under the Momentus Inc. 2021 Employee Stock Purchase Plan (the “ESPP”); and
•
1,049 shares of Common Stock subject to unvested restricted stock units and 8,289 shares of the Common Stock reserved for future grants under the Momentus Inc. 2022 Inducement Equity Plan (the “2022 Plan”).

RISK FACTORS
Investing in the Common Stock involves a high degree of risk. Prior to making a decision about investing in the Common Stock, you should consider carefully the specific risk factors discussed in this section and above under “Cautionary Note Regarding Forward-Looking Statements,” as well as other information included in this prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial conditions, results of operations, stock price and prospectus could be materially and adversely affected. In that even, the price of the Common Stock could decline, and you could lose part or all of your investment. The following discussion should be read in conjunction with our financial statements and the financial statements of the Company and notes to the financial statements included herein.
Risks Related to This Offering
If we fail to comply with the continued listing requirements of Nasdaq we face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.
On March 27, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of the Common Stock, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Original Notice”). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).
As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”).
The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”) to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024 where the stockholders approved a reverse stock split, should it be necessary, as part of the Company’s plan to regain compliance with Nasdaq rules.
On December 4, 2024, the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock

Split was effective at the opening of trading on Nasdaq on December 13, 2024 (the “Effective Date”). On December 27, 2024, the Company’s Common Stock closed above the minimum bid price for ten consecutive trading days as required to regain compliance with the Minimum Bid Price Requirement.
On January 13, 2025, the Company received a letter issued by the Panel granting the Company’s request to continue its listing on Nasdaq until April 15, 2025 while the Company executes its plan to regain compliance with the requirements of Nasdaq Listing Rule 5550(b). Additionally, the Panel confirmed that the Company has regained compliance with the Minimum Bid Price Requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), as a result of the reverse stock split the Company effected on December 12, 2024.
If we fail to regain compliance with Nasdaq’s listing rules, the Common Stock could be subject to suspension and delisting. If the Common Stock loses its listing on the Nasdaq Capital Market, the Common Stock would likely trade in the over-the-counter market. If the Common Stock were to trade on the over-the-counter market, selling the Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event the Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in the Common Stock, further limiting the liquidity of such shares. A determination that the Common Stock is a “penny stock” would require brokers trading in the Common Stock to adhere to even more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for the Common Stock. Such delisting from the Nasdaq Capital Market and continued or further declines in the price of shares of the Common Stock could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.
Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, research and development expenditures, acquisitions of additional companies or technologies and investments. From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make any acquisition, investment, or repayment and refinancing of debt probable.
However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the Common Stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of the Common Stock to decline.
Future sales and issuances of the Common Stock could cause our stock price to fall.
Sales of a substantial number of shares of the Common Stock by our existing stockholders in the public market, or the perception that these sales might occur, could depress the market price of the Common Stock and could impair our ability to raise additional capital through the issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of the Common Stock.
Any issuance of equity we may undertake in the future to raise additional capital could cause the price of the Common Stock to decline, or require us to issue shares at a price that is lower than that paid by holders of the Common Stock in the past, which would result in those newly issued shares being dilutive. In addition, future investors could gain rights superior to existing stockholders, such as liquidation and other preferences. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities will likely have rights senior to the rights of a common stockholder, which could impair the value of the Common Stock.
We also have stock options and warrants outstanding to purchase shares of our capital stock. Our stockholders may incur dilution upon exercise of any outstanding stock options and warrants.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of the shares of Common Stock and Pre-Funded Warrants offered in this offering and after deducting placement agent discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $4.74 per share. In addition, our outstanding stock options, warrants and convertible notes are convertible into or exercisable for shares of the Common Stock. To the extent that such securities are exercised or converted into shares of the Common Stock, investors purchasing our securities in this offering may experience further dilution.
We need additional capital and any additional capital we seek may not be available in the amount or at the time we need it.
We need to raise funds in the future to execute our business plan. We may seek to raise additional capital to expand our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in our best interests and the interests of our stockholders. Additional capital may be raised through the sale of common or preferred equity or convertible debt securities, entry into debt facilities or other third-party funding arrangements. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of the Common Stock. Agreements entered into in connection with such capital raising activities could contain covenants that would restrict our operations or require us to relinquish certain rights. Additional capital may not be available on reasonable terms, or at all. If we cannot timely raise any needed funds, we may be forced to reduce our operating expenses, which could adversely affect our ability to implement our long-term strategic roadmap and grow our business. Our ability to raise capital through the sale of securities may be limited by our inability to utilize a registration statement on Form S-3 to raise capital until October 2025 due to the late filing of our Annual Report on Form 10-K for the year ending December 31, 2023, the late filing of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2024, and the late filing of our Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.
The market price of the Common Stock has been, and may continue to be, volatile, which could reduce the market price of the Common Stock.
The publicly traded shares of the Common Stock have experienced, and may experience in the future, significant price and volume fluctuations. During the 12 months ended February 7, 2025, the market price of the Common Stock has ranged from a high of $28.56 per share to a low of $4.28 per share on a split-adjusted basis. This market volatility could reduce the market price of the Common Stock without regard to our operating performance. In addition, the trading price of the Common Stock could change significantly in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting the space transportation industry generally, changes in national or regional economic conditions, changes in securities analysts’ estimates for us or our competitors’ or industry’s future performance or general market conditions, making it more difficult for shares of the Common Stock to be sold at a favorable price or at all. The market price of the Common Stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.
Factors affecting the trading price of our Class A Common Stock and warrants may include:
•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	speculation in the press or investment community;
•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;
•	publications of research reports by securities analysts about us, our competitors, or the space industry;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of Class A common stock available for public sale;
•	any major change in our board of directors or management;
•	sales of substantial amounts of Class A common stock by directors, officers or significant stockholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics, epidemics, currency fluctuations and acts of war or terrorism; and
•	other risk factors listed under this “Risk Factors” section.
There is no public market for the Pre-Funded Warrants or the Warrants being offered in this offering.
There is no public trading market for the Pre-Funded Warrants or the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.
Holders of Pre-Funded Warrants and Warrants purchased in this offering other than as specified in the Pre-Funded Warrants and Warrants will have no rights as stockholders of the Company until such holders exercise their Pre-Funded Warrants and/or Warrants and acquire Common Stock of the Company.
Until the holders of Pre-Funded Warrants and Warrants acquire shares of the Common Stock upon exercise of the Pre-Funded Warrants or Warrants, as applicable, holders of these warrants will have no rights with respect to the shares of the Common Stock underlying such Pre-Funded Warrants and Warrants, as applicable other than as specified in the Pre-Funded Warrants and Warrants. This includes any voting rights, dividends, or other rights as a stockholder of the Company. Upon exercise of the Pre-Funded Warrants and the Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
Significant holders or beneficial holders of the Common Stock may not be permitted to exercise Warrants that they hold.
A holder of a Warrant will not be entitled to exercise any portion of any Warrant which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us. As a result, you may not be able to exercise your Warrants for shares of the Common Stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Warrants.
Significant holders or beneficial holders of the Common Stock may not be permitted to exercise Pre-Funded Warrants that they hold.
A holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrant which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of the Common Stock beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of our securities beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of our securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of the Common Stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Pre-Funded Warrants.
The Pre-Funded Warrants and Warrants are speculative in nature.
The Pre-Funded Warrants and Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Common Stock and pay an exercise price of $3.80 per share, subject to certain adjustments. The Warrants will expire in five years from the original issuance date, after which each time any unexercised Warrants will expire and have no further value. Holders of Pre-Funded Warrants have identical rights, except that the Pre-Funded Warrants have an exercise price of $0.00001 and do not expire until exercised in full. Moreover, following this offering, the market value of the Pre-Funded Warrants and Warrants is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants and Warrants will equal or exceed their imputed offering price. The Pre-Funded Warrants and Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Warrants and consequently, whether it will ever be profitable for holders of the Warrants to exercise the warrants.
We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.
In certain situations, each Pre-Funded Warrant and Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Pre-Funded Warrant or Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.
We may be required to issue additional shares of Common Stock in connection with the Reverse Stock Split and we may be subject to potential liability if it is determined that we are required to issue such shares and we fail to issue such shares on a timely basis.
In connection with the approval of the Reverse Stock Split, we agreed that no fractional shares will be issued in connection with the Reverse Stock Split and that we would issue one full share of the post-Reverse Stock Split Common Stock to any shareholder who would have been entitled to receive a fractional share as a result of the process. We are aware of occurrences in recent months for other companies completing a reverse stock split whereby the number of shares of common stock that other companies needed to issue in connection with the rounding of shares for a reverse stock split was higher than estimated prior to the reverse stock split. We may be liable for more shares of Common Stock due to the rounding of shares in connection with the Reverse Stock Split than expected, and we may face potential liability for our failure to issue the shares of Common Stock if we choose to begin an inquiry into the calculations with the Depository Trust & Clearing Corporation and if it is determined that we are required to issue such shares.
Risks Related to the Business and Industry of Momentus
We have a history of delivering customer satellites into orbit using our service vehicles since 2022, however setbacks experienced during our future missions and other demonstration and commercial missions could have a material adverse effect on our business, financial condition and results of operation and could harm our reputation.
The success of our in-space infrastructure services business will depend on our ability to successfully and regularly deliver customer satellites to custom orbits. Our initial mission in May 2022 with Vigoride 3 was a hybrid commercial-demonstration mission in which our vehicles would deliver paying customers’ satellites into orbit for the first time. We used a third-party deployer from a partner company to place our first customer satellite in orbit. Our

Vigoride spacecraft reached low-earth orbit and was able to deploy two out of nine customer satellites, but certain anomalies relating primarily to its power systems limited our ability to communicate with and control the vehicle. Since that time, the Vigoride spacecraft has deployed five additional customer satellites, but we have been unable to confirm the deployment of the remaining two customer satellites. The issues have also prevented Vigoride from performing orbit change maneuvers and technology demonstrations that were part of our program to validate our technology in space, and to demonstrate end-to-end in-space transfer and service operations.
We used the Vigoride 5 and Vigoride 6 missions to conduct on-orbit functional testing for the MET and other system elements which were used to assess the performance of the individual components and the overall system. Like the ground test campaigns we conduct, on-orbit tests can be understood as incremental confidence-building measures—meeting key requirements for thrust, specific impulse, firing duration, lifetime and other performance parameters will help Momentus determine whether the MET is performing in accordance with our expectations. Doing so repeatedly, both on the ground and on orbit, will demonstrate the soundness and robustness of the MET design and is expected to contribute to growing customer confidence over time.
We are mindful of the inherent risks involved in the initial use of hardware and complex systems in space given the difficulties of replicating all aspects of the environment and stresses that the system will experience in space during ground-based testing in simulated environments.
While we conducted analysis of the root causes of all anomalies experienced during the three missions, there can be no assurance that we will not experience operational or process failures and other problems any future missions. Any failures, delays, or setbacks, including anomalies experienced in our current or future mission, could harm our reputation and have a material adverse effect on our business, financial condition and results.
We may not receive all required governmental licenses and approvals.
The FAA denied a payload review application in May 2021 due to interagency concerns related to our foreign ownership and corporate structure. The FAA denial notice indicated that Momentus was engaged in addressing the government’s national security concerns and that the FAA could reconsider the application once that process is complete. As discussed elsewhere in this report, in May 2022 we received a favorable determination from the FAA of its application for payload review for our inaugural Vigoride mission (Vigoride 3).
U.S. government agencies other than the agency to which we apply to for a license or approval may review our applications to the FCC, FAA, or other regulatory authorities, including to evaluate the national security implications of an application, which could result in delays. For example, in November 2020, the Committee for the Assessment of Foreign Participation in the United States Telecommunications Service Sector (the “Committee”) requested to review two of our FCC license applications to determine whether approval posed a risk to the national security or law enforcement interests of the United States. While in that instance, the Committee withdrew its request for review without explanation, it is possible that reviews of applications for licenses or approvals by the Committee or other regulatory bodies may occur in the future. Such reviews could delay the issuance of, or result in a denial of, licenses or approvals.
No assurance can be given that we will obtain FAA or FCC authorizations or other authorizations that may be necessary to our business in a timely manner. Moreover, there is no guarantee that the FCC, the FAA and other U.S. government agencies will grant the necessary authorizations to operate our spaceflight business as planned. If we do not receive these approvals in a timely manner, our financial condition, results of operations, backlog and prospects will be materially adversely affected.
We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.
We have incurred significant losses since inception. We incurred operating losses of $23.1 million and $54.8 million for the nine months ended September 30, 2024 and 2023, respectively. We incurred operating losses of $68.2 million and $91.3 million for the years ended December 31, 2023 and 2022, respectively. There is a risk that we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.
Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses, or if we have future negative cash flow or losses resulting from the operation of our business, could have a material adverse effect on our business, financial condition, and results of operations.

We will require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.
Momentus had cash and cash equivalents of $2.1 million and $798,000 as of December 31, 2023 and September 30, 2024, respectively. Execution of our longer-term business plan will require that the Company raise additional capital. Our ability to raise additional capital is subject to a number of risks and uncertainties outside of our control, such as the state of the capital markets generally, and there can be no assurance that we will be successful at raising additional capital when we need it, on acceptable terms or at all.
To raise additional funding, we may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability.
During the year ended December 31, 2022, we entered into an at-the-market equity offering sales agreement with a sales agent which allows the Company to sell, through the sales agent, using at-the-market offerings, shares of Common Stock up to an aggregate offer price of up to $50.0 million. However, as of the date of the filing of this prospectus, we have not sold any shares under the agreement.
We also sold certain shares of Common Stock, pre-funded warrants, and warrants (in addition to amending the terms thereof in certain cases) in various registered direct offering transactions with an institutional investor. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.
We have taken steps and are also exploring additional options that would reduce the Company’s cash expenditures, but regardless of the success of these efforts we will need to raise additional capital in order to execute our longer-term business plan. If we cannot raise funds on acceptable terms, or at all, we may not be able to grow our business, respond to competitive pressures or execute our longer-term business plans.
We are dependent on the successful development of our satellite technology Orbital Service Vehicles and related technology.
Our current primary research and development objectives focus on the development of satellites, satellite buses, related satellite technologies such as solar arrays and our existing and future Orbital Service Vehicles and related technology. If we do not complete development of these vehicles in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful development of our vehicles and related technology involves many uncertainties, some of which are beyond our control, including, but not limited to:
•	timing in finalizing satellite and Orbital Service Vehicle design and specifications;
•	successful completion of test programs and demonstration missions;
•
whether we will receive and the timing of receipt of licenses and government approvals that will allow us to fly our vehicles in space and gather valuable data that will assist in further development of our vehicles;

•	meeting stated technological objectives and goals for the design on time, on budget and within target cost objectives;
•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies and maintaining current approvals, licenses or certifications;
•	our ability to secure slots on our launch providers’ manifests;
•	performance of our manufacturing facility despite risks that disrupt productions, such as natural disasters;
•	performance of a limited number of suppliers for certain raw materials and supplied components and their willingness to do business with us;
•	performance of our third-party contractors that support our research and development activities;
•	our ability to protect our intellectual property critical to the design and function of our transport vehicles; and
•	our ability to continue funding and maintaining our research and development activities.

We may not be successful in developing new technology, and the technology we are successful in developing may not meet the needs of our customers or potential new customers.
The markets in which we operate are characterized by changing technology and evolving industry standards, and we may not be successful in identifying, and marketing products and services that respond to rapid technological change, evolving technical standards and systems developed by others. Our competitors may develop technology that better meets the needs of our customers. If we do not continue to develop, manufacture, and market innovative technologies or applications that meet customers’ requirements, sales may suffer, and our business may not continue to grow in line with historical rates or at all. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business, or fund other liquidity needs, and our business prospects, financial condition and results of operations could be materially and adversely affected.
We operate in highly competitive industries and in various jurisdictions across the world which may cause us to have to reduce our prices.
We operate in highly competitive industries and many of our competitors are larger and have substantially greater resources than we have.
We may also face competition in the future from emerging low-cost competitors. Competition in the rocket launch, satellite and satellite component businesses is highly diverse, and while our competitors offer different products and services, there is often competition for contracts.
In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with rocket launch, satellite and satellite component development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.
Momentus’ limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.
We have been focused on developing satellite technology and space transportation and infrastructure services since 2017. This limited operating history makes it difficult to evaluate Momentus’ future prospects and the risks and challenges we may encounter. Risks and challenges Momentus has faced or expects to face include our ability to:
•	forecast revenue and budget for and manage expenses;
•	attract new customers and retain existing customers;
•
effectively manage growth and business operations, including planning for and managing capital expenditures for current and future vehicles and services, and managing the supply chain and supplier relationships related to current and future vehicles and services;

•	comply with existing and new or modified laws and regulations applicable to our business, including export control regulations;
•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
•	maintain and enhance the value of our reputation and brand;
•	develop and protect intellectual property; and
•	integrate and retain talented people at all levels of our organization.
If Momentus fails to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, and results of operations could be adversely affected. Further, because Momentus has limited historical financial data and operates in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed market. Momentus has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by companies with limited operating histories in rapidly changing industries. If Momentus’ assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

The market for in-space infrastructure services has not been established with precision, is still emerging and may not achieve the growth potential we expect.
The markets for in-space infrastructure services have not been established with precision as the commercialization of space is a relatively new development and is rapidly evolving. Our estimates for the total addressable markets for in-space infrastructure services are based on a number of internal and third-party estimates, assumed prices at which we can offer services, assumed frequency of service, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable markets for in-space infrastructure services, as well as the expected growth rate for the total addressable market for that experience, may prove to be incorrect.
We may not be able to convert our customer contracts into revenue.
Our customer contracts are cancellable by customers for convenience. If a customer cancels a contract before it is required to pay the last deposit prior to launch, we may not receive all potential revenue from these orders, except for an initial non-refundable deposit which is typically due at the time the contract is signed. In certain situations, Momentus may decide to refund customers for their deposits, even though it is not contractually required, to maintain goodwill with customers.
In addition, if we do not receive regulatory approvals in a timely manner, or our future missions experience anomalies in addition to the issues experienced by our inaugural Vigoride mission (Vigoride 3), our prospects will be materially adversely affected.
Our future revenue and operating results are dependent on our ability to generate a sustainable order rate for our products and services and develop new technologies to meet the needs of our customers or potential new customers.
Our financial performance is dependent on our ability to generate a sustainable order rate for our services. This can be challenging and may fluctuate on an annual basis as the number of contracts awarded varies. If we are unable to win new awards or execute existing contracts as expected, our business, results of operations, and financial position could be further adversely affected.
The cyclical nature of the space industry could negatively impact our ability to accurately forecast customer demand. We may not be able to maintain adequate gross margins or profits in these markets. Our growth is dependent on the growth in the sales of services provided by our customers, our customers’ ability to anticipate market trends, and our ability to anticipate changes in the businesses of our customers and to successfully identify and enter new markets. If we fail to anticipate such changes in demand, our business, results of operations, and financial position could be adversely affected.
We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture and commercialization of new rocket launch services, mission services, satellites, satellite components and related technology. If we fail to develop and successfully commercialize new technologies, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, or are inferior to those of our competitors, our business, financial condition, and results of operations could be materially and adversely impacted.
We may experience a total loss of our satellites and Orbital Service Vehicle and our customers’ payloads during the launch into space, and any insurance we have may not be adequate to cover our loss.
Although there have been and will continue to be technological advances in spaceflight, it is still an activity with inherent risk. Explosions and other accidents on launch or during the flight have occurred and will likely occur in the future. If such incidents should occur, we will likely experience a total loss of our vehicle and our customers’ payloads. The total or partial loss of one or more vehicles or customer payloads could have a material adverse effect on our results of operations and financial condition. For some missions, we can elect to buy launch insurance, which can reduce our monetary losses from the launch failure, but it may not cover all losses associated with launch failure and possible further losses incurred from the inability to test our technology from the result of such failure.
Depending on the circumstances and market conditions, launch insurance may be extremely expensive, and we cannot assure that we will be able to acquire it on favorable terms, or at all. While we are not procuring launch insurance at this time, we are compliant with third party on orbit liability insurance requirements as required by certain countries where certain of our customers domicile.
Our business involves significant risks and uncertainties that may not be covered by insurance.
A significant portion of our business relates to designing, developing, and manufacturing advanced space technology products and services. New technologies may be untested or unproven. Failure of some of these products and services could result in extensive property damage. Accordingly, we may incur liabilities that are unique to our products and services.
The amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while we remain exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities.
We have insured against liability to third parties from launch activities as required by law to the extent that insurance was available on acceptable premiums and other terms. The insurance coverage for third-party damages may not be sufficient to cover the liability. Although the U.S. government may pay claims for third-party damages to the extent they exceed our insurance coverage, this depends on a government appropriation and is subject to a statutory limit. In addition, this insurance will not protect us against our own losses, including to our launch support operations, complex and satellites.
The price and availability of insurance fluctuate significantly. Insurance market conditions or factors outside our control, such as failure of launch vehicles and satellites, could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. The cost of our insurance has been increasing and may continue to increase. Higher premiums on insurance policies will reduce our operating income by the amount of such increased premiums. If the terms of insurance policies become less favorable than those currently available, there may be limits on the amount of coverage that we can obtain, or we may not be able to obtain insurance at all.
In addition, even though we carry business interruption insurance policies, any business interruption losses could exceed the coverage available or be excluded from our insurance policies. Any disruption of our ability to operate our business could result in a material decrease in our revenues or significant additional costs to replace, repair, or insure our assets, which could have a material adverse impact on our financial condition and results of operations.
Our customers and suppliers face similar threats. Customer or supplier proprietary, classified, or sensitive information stored on our networks is at risk. Assets, intellectual property and products in customer or supplier environments are also inherently at risk. We also have risk where we have access to customer and supplier networks and face risks of breach, disruption, or loss as well.
Satellites are subject to manufacturing and launch delays, damage, or destruction during pre-launch operations, launch failures and incorrect orbital placement, the occurrence of which can materially and adversely affect our operations.
Delays in the manufacturing of satellites, launch delays, damage, or destruction during pre-launch operations, launch failures or incorrect orbital placement could have a material adverse effect on our business, financial condition and results of operations. The loss of, or damage to, a satellite due to a launch failure could result in significant delays in anticipated revenue to be generated by that satellite. Any significant delay in the commencement of service of a satellite would delay or potentially permanently reduce the revenue anticipated to be generated by that satellite. In addition, if the loss of a satellite were to occur, we may not be able to accommodate affected customers with our other satellites until a replacement satellite is available, and we may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary satellite replacement. Any launch delay, launch failure, underperformance, delay, or perceived delay could have a material adverse effect on our results of operations, business prospects and financial condition.
If our spacecraft fail to operate as intended, it could have a material adverse effect on our business, financial condition and results of operations.
The manufacturing, testing, launching and operation of a spacecraft involves complex processes and technology. Our satellites employ advanced technologies and sensors that are exposed to severe environmental stresses that have and could affect the performance of satellites. Hardware component problems and software issues could lead to deterioration in performance or loss of functionality of a spacecraft. In addition, human operators may execute improper commands that may negatively impact a spacecraft’s performance. Exposure of our spacecraft to an unanticipated catastrophic event, such as collision with space debris, could reduce the performance of, or completely destroy, the affected spacecraft.
For example, the inaugural flight of our Vigoride spacecraft (Vigoride 3) reached LEO and was able to deploy two out of nine customer satellites, but certain anomalies relating primarily to its communication and power systems limited our ability to communicate with the vehicle. Since that time, the Vigoride spacecraft has deployed five additional customer satellites, but we have been unable to confirm the deployment of the remaining two customer satellites. The communication issues have also prevented Vigoride 3 from performing orbit change maneuvers and technology demonstrations that were part of our program to validate our technology in space, and to demonstrate end-to-end in-space transfer and service operations.
During any period of time in which a spacecraft is not operational, we may lose most or all of the revenue that otherwise would have been derived from it. Our inability to repair or replace a defective type of spacecraft or correct any other technical problem in a timely manner could result in a significant loss of revenue. If a spacecraft experiences a significant anomaly such that its type is no longer operational, it would significantly impact our business, prospects, and profitability. Additionally, any satellite failures could damage our reputation and ability to obtain future customers for our launch services, prevent us from receiving any payments contingent on a successful launch and increase our insurance rates, which could have a material adverse effect on our business and prospects.
We cannot provide assurances that our satellites will continue to operate successfully in space throughout their expected operational lives. Even if a satellite is operated properly, technical flaws in that satellite’s sensors or other technical deficiencies or anomalies could significantly hinder its performance.
We may experience other problems with our satellites that may reduce their performance. During any period of time in which a satellite is not fully operational, we may lose most or all of the revenue that otherwise would have been derived from that satellite. Our inability to repair or replace a defective satellite or correct any other technical problem in a timely manner could result in a significant loss of revenue. If a satellite experiences a significant anomaly such that it becomes impaired or is no longer functional, it would significantly impact our business, prospects and profitability.
Space is a harsh and unpredictable environment where our products and service offerings are exposed to a wide and unique range of environmental risks, including, among others, coronal mass ejections, solar flares and other extreme space weather events and potential collision with space debris or another spacecraft, which could adversely affect our launch vehicle and spacecraft performance.
Space weather, including coronal mass ejections and solar flares have the potential to impact the performance and controllability of launch vehicles and spacecraft on orbit, including completely disabling our launch vehicles or spacecraft on orbit. Although we have some ability to actively maneuver our satellites to avoid potential collisions with space debris or other spacecraft, this ability is limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of and predicted conjunctions with debris objects tracked and cataloged by the U.S. government. Additionally, some space debris is too small to be tracked and therefore its orbital location is completely unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of our launch vehicles or satellites should a collision occur.
Increased congestion from the proliferation of low-earth orbit constellations could materially increase the risks of potential collision with space debris or another spacecraft and limit or impair our launch flexibility and/or access to our own orbital slots.
Recent years have seen increases in the number of satellites deployed to low-Earth orbits, and publicly announced plans call for many thousands of additional satellite deployments over the next decade. The proliferation of these low-earth orbit constellations could materially increase the risks of potential collision with space debris or another spacecraft and affect our ability to effectively access sufficient orbital slots to support the expected growth across our business.
Our revenue, results of operations and reputation may be negatively impacted if our products contain defects or fail to operate in the expected manner.
We sell complex and technologically advanced products and services, including rocket launch services, mission services, satellites and satellite components. Sophisticated software used in our products and services, including software developed by us, may contain defects that can unexpectedly interfere with the software’s intended operation.

Defects may also occur in components and products that we manufacture or purchase from third parties. Most of the launch vehicles, satellites and satellite components we have developed must function under demanding and unpredictable operating conditions and in harsh and potentially destructive environments. Our products and services may not be successfully implemented, pass required acceptance criteria, or operate or give the desired output, or we may not be able to detect and fix all defects in the launch vehicles, satellites, satellite components and systems we sell and/or use.
We employ sophisticated design and testing processes and practices, which include a range of stringent factory and on-site acceptance tests with criteria and requirements that are jointly developed with customers. Our systems may not be successfully implemented, pass required acceptance criteria, or operate or give the desired output, or we may not be able to detect and fix all defects in the satellites, products, hardware, and software we sell or resolve any delays or availability issues in the launch services we procure. Failure to do so could result in increased costs, lost revenue and damage to our reputation and may adversely affect our ability to win new contract awards.
Fluctuations in foreign exchange rates or future hedging activities could in the future have a negative impact on our business.
We are exposed to foreign exchange risk as certain of our expenses and liabilities are required to be paid in currencies other than the U.S. dollar. We generally maintain our cash and cash equivalents in U.S. dollars or investments denominated in U.S. dollars. Fluctuations in foreign exchange rates, which can be unpredictable, could result in disproportion increases in our expenses and future liabilities as compared to our revenue and current assets. We do not currently, but may in the future, use hedging strategies or seek to maintain a greater portion of our cash and cash equivalents in foreign currencies or investments denominated in foreign currencies to manage and minimize the impact of exchange rate fluctuations on our consolidated financial statements. If we decide to hedge our foreign currency exchange rate exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs, or illiquid markets.
We rely on a limited number of suppliers for certain raw materials, specialized labor, and supplied components. We may not be able to obtain sufficient raw materials, specialized labor, or supplied components to meet our manufacturing and operating needs or obtain such materials on favorable terms or at all, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.
Our ability to produce our current and future satellite and vehicle systems and other components of operation is dependent upon sufficient availability of raw materials, specialized subcontracted labor, and supplied components, which we secure from a limited number of suppliers.
Our reliance on suppliers to secure these raw materials, specialized labor, and supplied components exposes us to volatility in the prices and availability of these items. We may not be able to obtain sufficient supplies of raw materials or supplied components on favorable terms or at all, which could result in delays in the manufacture of our vehicles or increased costs.
In addition, we have in the past experienced and may in the future experience delays in manufacturing or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the ITAR, the EAR, or other restrictions on transfer of sensitive technologies and limitations. Moreover, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled missions, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.
Our satellites, vehicles, and related equipment may have shorter useful lives than we anticipate.
A number of factors will impact the useful lives of our satellites and vehicles, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the vehicles during launch and in orbit. In addition, any improvements in technology may make obsolete our existing vehicles or any component of our vehicles prior to the end of its life. If our vehicles and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our commercial payloads, which would have a material adverse effect on our business, financial condition, and results of operations.

We expect to face intense competition in satellite production, satellite transport, and related services and other services which we may develop in the space transportation industry.
The space transportation industry is still developing and evolving, but we expect it to be highly competitive. Currently, our primary competitors in delivering small satellites into a specific orbit are small launch vehicle providers such as Firefly and Rocket Lab, as well as orbital transfer and service vehicle providers such as D-Orbit, Exotrail, Impulse Space, Launcher and Quantum Space. Some companies, such as Rocket Lab and Firefly Aerospace, are developing both small launch vehicles and transfer vehicles.
A number of significant competitors produce satellites, buses, and related technologies in the same class as those offered by Momentus. Significant competitors for satellites, buses, and related technologies include York Space, Terran Orbital, Raytheon Blue Canyon, and Airbus. Many of our current and potential competitors are larger and may have substantially greater resources than we have or may expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion of their offerings or offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships among themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.
We believe our ability to compete successfully in delivering satellites to custom orbit at significantly reduced cost to customers depends on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.
If we fail to adequately protect our intellectual property rights or our intellectual property applications for registration fail to become issued or registered, our competitive position could be impaired.
Our success depends, in significant part, on our ability to protect our intellectual property rights, including our water-based propulsion technology and certain other methodologies, practices, tools, technologies and technical expertise we utilize in designing, developing, implementing, and maintaining applications and processes used in our vehicles and related technologies. To date, we have relied primarily on trade secrets and other intellectual property laws, non-disclosure agreements with our employees, consultants and other relevant persons and other measures to protect our intellectual property and intend to continue to rely on these and other means. We also try to protect our intellectual property by filing patent applications related to our technology, inventions and improvements that are important to the development of our business. The steps we take to protect our intellectual property may be inadequate.
As of December 31, 2024, we have eight issued U.S. patents, one issued European patent (a unitary patent and validated in Spain and the United Kingdom), two pending U.S. patent applications, and one pending Patent Cooperation Treaty (“PCT”) patent application. Our pending patent applications may not result in patents being issued, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. Momentus cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Momentus, Momentus may not be entitled to the protection sought by the patent application. Momentus also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. As a result, Momentus cannot be certain that the patent applications that it files will be issued. Further, the scope of protection of issued patent claims is often difficult to determine.
Patents, if issued, may be challenged, invalidated, or circumvented. If our patents are invalidated or found to be unenforceable, we will lose the ability to exclude others from making, using or selling the inventions claimed. Moreover, an issued patent does not guarantee us the right to use the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent us from developing our product. Thus, patents that we may own in the future may not allow us to exploit the rights conferred by our intellectual property protection. Even if issued, they may not be issued with claims sufficiently broad to protect our technologies or may not provide us with a competitive advantage against competitors with similar technologies. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create technology that competes with ours. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. Momentus’ competitors may also design around Momentus’ issued patents, which may adversely affect Momentus’ business, prospects, financial condition and operating results.
In addition, although we enter into nondisclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with consultants and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.
Protecting and defending against intellectual property claims may have a material adverse effect on our business.
Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned intellectual property. To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.
In addition, we may from time-to-time face allegations that we are infringing, misappropriating, or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.
Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.
We may experience warranty claims for failures, schedule delays or other problems with existing or new products.
Many of the products we develop and manufacture are technologically advanced systems that must function under demanding operating conditions. The sophisticated and rigorous design, manufacturing and testing processes and practices we employ do not entirely prevent the risk that we may not be able to successfully launch or manufacture our products on schedule or that our products may not perform as intended.
If our products fail to perform adequately, some of our contracts require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service or reduce the price of subsequent sales to the same customer. Performance penalties may also be imposed if we fail to meet delivery schedules or other measures of contract performance. We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of scheduled operations or product deliveries.
We are exposed to risks related to geopolitical and economic factors, laws and regulations and our international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.
Our international business is subject to both U.S. and foreign laws and regulations, including, without limitation, laws and regulations relating to export/import controls, sanctions, technology transfer restrictions, government contracts and procurement, data privacy and protection, anti-corruption laws, including the Foreign Corrupt Practices Act, the anti-boycott provisions of the U.S. Antiboycott Act of 2018, Part II of the Export Control Reform Act security restrictions and intellectual property. Failure by us, our employees, affiliates, partners or others with whom we work to comply with applicable laws and regulations could result in administrative, civil, commercial or criminal liabilities, including suspension or debarment from government contracts or suspension of our export/import privileges. New regulations and requirements, or changes to existing ones in the various countries in which we operate can significantly increase our costs and risks of doing business internationally.
Changes in laws, regulations, political leadership and environment, and/or security risks may dramatically affect our ability to obtain any required regulatory approvals and conduct or continue to conduct business in international markets, including sales to customers and purchases from suppliers outside the United States. We may also be impacted by U.S. and foreign national policies and priorities, political decisions and geopolitical relationships, any of which may be influenced by changes in the threat environment, political leadership, geopolitical uncertainties, world events, bilateral and multi-lateral relationships and economic and political factors, and any of which could impact our operations and/or export authorizations, impair our ability to obtain any required regulatory approvals or delay purchasing decisions or payments and the provision of supplies, goods and services including, without limitation, in connection with any government programs. Global economic conditions and fluctuations in foreign currency exchange rates could further impact our business. For example, the tightening of credit in financial markets outside of the United States could adversely affect the ability of our customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products and services or impact the ability of our customers to make payments.
We also increasingly are dependent on in-country suppliers and we face risks related to their failure to perform in accordance with the contracts and applicable laws, particularly where we rely on a sole source supplier. The services we provide internationally are sometimes in countries with unstable governments, economic or fiscal challenges, military or political conflicts and/or developing legal systems. This may increase the risk to our employees, subcontractors or other third parties, and/or increase the risk of a wide range of liabilities, as well as loss of property or damage to our products.
The occurrence and impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on our financial position, results of operations and/or cash flows.
Data breaches or incidents involving our technology could damage our business, reputation and brand and substantially harm our business and results of operations.
If our data and network infrastructure were to fail, or if we were to suffer an interruption or degradation of services in our data center, third-party cloud, and other infrastructure environments, we could lose important manufacturing and technical data, which could harm our business. Our facilities, as well as the facilities of third-parties that maintain or have access to our data or network infrastructure, are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. Our data center, third-party cloud, and managed service provider infrastructure also could be subject to break-ins, cyber-attacks, sabotage, intentional acts of vandalism and other misconduct, from a spectrum of actors ranging in sophistication from threats common to most industries to more advanced and persistent, highly organized adversaries. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our internal sensitive corporate data, such as financial data, intellectual property, or data related to contracts with commercial or government customers or partners. Such unauthorized access, misuse, acquisition, or modification of sensitive data may result in data loss, corruption or alteration, interruptions in our operations or damage to our computer hardware or systems or those of our employees and customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition and results of operations.
We use software which we have developed in our technology infrastructure, which we seek to continually update and improve. Replacing such systems is often time-consuming and expensive and can also be intrusive to daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of our systems. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation and ability to execute on our business plan, which could materially adversely affect our results of operations. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.
We are highly dependent on our senior management team and other highly skilled personnel.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other skilled personnel, manufacturing and quality assurance, engineering, design, finance, marketing, sales and support personnel. Certain members of our senior management team have extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team for any reason, including resignation or retirement, could impair our ability to execute our business strategy and may have a material adverse effect on our business, financial condition and results of operations.
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:
•	our ability to successfully test and validate our technology, including through demonstration missions;
•	the number and weight of payloads we are able to schedule for launch during a period;
•	unexpected weather patterns, natural disasters or other events that force a cancellation or rescheduling of launches;
•	launch vehicle failures which result in cancellation or rescheduling of future launches;
•	the availability and cost of raw materials or supplied components critical for the manufacture and operation of our vehicles;
•	developments involving our competitors;
•	changes in governmental regulations or in the status of our regulatory approvals or applications;
•	future accounting pronouncements or changes in our accounting policies; and
•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.
The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.
This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if any guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.
Momentus’ ability to use its net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2023, Momentus had $157.3 million of U.S. federal and $55.9 million of state net operating loss carryforwards available to reduce future taxable income. The U.S. federal operating loss carryforwards will be carried forward indefinitely for U.S. federal tax purposes. While the federal net operating losses (“NOLs”) can be carried forward indefinitely, California net operating losses begin to expire in the year ending December 31, 2038. It is possible that Momentus will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Internal Revenue Code (“U.S. Tax Code”), respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Momentus has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.
We are currently, and may in the future be, subject to substantial litigation, regulatory actions, government investigations, proceedings and similar actions that could cause us to incur significant legal expenses and which could have a material adverse effect on our business, operating results or financial condition.
We are currently, and may in the future be, subject to substantial litigation, regulatory actions, government investigations, proceedings and similar actions including matters related to commercial disputes, intellectual property, employment, securities laws, disclosures, whistleblower, environmental, tax, accounting, class action, and product liability, as well as trade, regulatory and other claims related to our business and our industry. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, operating results or financial condition.
Securities class actions, shareholder derivative actions and other current or future litigation matters may be time-consuming, divert management’s attention and resources, cause the Company to incur significant defense and settlement costs or liability, even if we believe the claims asserted against us are without merit. We intend to vigorously defend against all such claims. While a certain amount of insurance coverage is available for expenses or losses associated with current or future lawsuits, this coverage may not be sufficient. Determining reserves for any litigation is a complex, fact-intensive process that is subject to judgment calls. It is possible that a resolution of one or more such proceedings could require us to make substantial payments to satisfy judgments, fines or penalties or to settle claims or proceedings, any of which could harm our business. Based on information currently available, we are unable to estimate reasonably a possible loss or range of possible losses, if any, with regard to the current securities class actions, shareholder derivative actions and other lawsuits; therefore, no litigation reserve has been recorded in our consolidated balance sheet. Although we plan to defend against the securities class actions, shareholder derivative actions and other lawsuits vigorously, we cannot assure that the results of these actions, either individually or in the aggregate, will not have a material adverse effect on our business, operating results or financial condition.
Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt our business and vehicle launch schedules.
The occurrence of one or more natural disasters such as fires, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events where our facilities or the launch facilities our transport partners use are located, or where our third-party suppliers’ facilities are located, could adversely affect our business. Natural disasters including tornados, hurricanes, floods and earthquakes may damage our facilities, the launch facilities we use or those of our suppliers, which could have a material adverse effect on our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability for launches to occur as planned, resulting in additional expense to reschedule, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession or depression in the United States or abroad. To the extent these events also impact one or more of our suppliers or result in the closure of any of their facilities or our facilities, we may be unable to maintain launch schedules or fulfill our other contracts.

We may not currently or in the future be able to continue as a going concern.
The accompanying financial statements have been prepared on a going concern basis of accounting which assumes that we will continue as a going concern, and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. To date, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally. In connection with an evaluation conducted by the Company’s management during the preparation of this prospectus, management concluded that there were conditions and events which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of the financial statements included in this prospectus.
The uncertainty regarding our ability to continue as a going concern could materially adversely affect our share price and our ability to service our indebtedness, raise new capital or enter into commercial transactions. To address these matters, the Company may take actions that materially and adversely affect our business, including significant reductions in research, development, administrative and commercial activities, reduction of our employee base, and ultimately curtailing or ceasing operations, any of which could materially adversely affect our business, financial condition, results of operations and share price. In addition, doubts about our ability to continue as a going concern could impact our relationships with customers, vendors and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any loss of key personnel, employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition and results of operations.
Our restructurings and associated organizational changes may not adequately reduce our expenses, may lead to additional workforce attrition, and may cause operational disruptions.
We have recently experienced workforce attrition in various functions across our business. Our efforts to adjust our operations with the reduced workforce may not be successful in preventing disruption to our business. The reductions in workforce to date, and any further reductions, as well as the perceptions of our vendors, customers, potential customers and investors regarding these actions, could adversely affect our ability to operate the business and achieve business objectives, which could consequently materially adversely affect our business, financial condition, results of operations and share price. Further loss of one or more of our key employees, additional loss of multiple employees in particular functions, and/or our inability to attract replacement or additional qualified personnel could substantially impair our ability to operate our business and implement our business plan.
The pursuit of additional capital and other strategic alternatives will consume a substantial portion of the time and attention of our management and require additional capital resources which may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.
We are not able to predict with certainty the amount of time and resources necessary to successfully identify, pursue and execute any strategic alternative or to obtain additional financing. The diversion of management’s attention may materially adversely affect the conduct of our business, and, as a result, our financial condition and results of operations. The additional expense we accrue in connection with our review of strategic alternatives and pursuit of additional capital may materially adversely impact our financial condition and partially offset the value of any strategic plan we may pursue or additional financing we may be able to obtain. In addition, doubts about our ability to continue as a going concern could impact our relationships with customers, vendors and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any loss of key personnel, employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition and results of operations.
In the event we pursue protection under Chapters 7 or 11 of the United States Bankruptcy Code, we will be subject to the risks and uncertainties associated with such proceedings.
In the event we file for relief under the United States Bankruptcy Code, our operations, our ability to develop and execute our business plan and our continuation as a going concern will be subject to the risks and uncertainties associated with bankruptcy proceedings, including, among other things: our ability to execute, confirm and consummate a plan of reorganization; the high costs of bankruptcy proceedings and related fees; our ability to obtain sufficient financing to allow us to emerge from bankruptcy and execute our business plan post-emergence, and our ability to comply with terms and conditions of any financing; our ability to continue our operations in the ordinary course; our ability to maintain our relationships with our customers, vendors, counterparties, employees and other third parties; our ability to obtain, maintain or renew contracts that are critical to our operations on reasonably acceptable terms and conditions; our ability to attract, motivate and retain key employees; the ability of third parties to use certain limited safe harbor provisions of the United States Bankruptcy Code to terminate contracts without first seeking bankruptcy court approval; and the ability of third parties to force us to into Chapter 7 proceedings rather than Chapter 11 proceedings and the actions and decisions of our stakeholders and other third parties who have interests in our bankruptcy proceedings that may be inconsistent with our operational and strategic plans. Any delays in our bankruptcy proceedings would increase the risks of our being unable to reorganize our business and emerge from bankruptcy proceedings and may increase our costs associated with the bankruptcy process or result in prolonged operational disruption for the Company. Also, we would need the prior approval of the bankruptcy court for transactions outside the ordinary course of business during any bankruptcy proceedings, which may limit our ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with any bankruptcy proceedings, we cannot accurately predict or quantify the ultimate impact of events that could occur during any such proceedings. There can be no guarantees that if we seek protection under Chapters 7 or 11 of the United States Bankruptcy Code (“Bankruptcy Protection”) we will emerge from such Bankruptcy Protection as a going concern or that holders of our Common Stock will receive any recovery from any bankruptcy proceedings.
In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses.
In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary for us to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses. In such event, a Chapter 7 trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the United States Bankruptcy Code. We believe that liquidation under Chapter 7 would result in significantly smaller distributions being made to holders of our Common Stock than those we might obtain under Chapter 11 primarily because of the likelihood that the assets would have to be sold or otherwise disposed of in a distressed fashion over a short period of time rather than in a controlled manner and as a going concern.
We have substantial liquidity needs and may not be able to obtain sufficient liquidity to complete a sale of substantially all of our assets under Section 363 of the United States Bankruptcy Code (or any plan of reorganization or liquidation).
Although we have lowered our capital budget and plan to reduce the scale of our operations, our business remains capital intensive. We can provide no assurance that our current liquidity is sufficient to allow us to continue to operate our business or allow us to proceed with a sale of substantially all of our assets pursuant to Section 363 of the United States Bankruptcy Code (or any plan of reorganization or liquidation).
A default under the lease for our corporate headquarters could result in termination of the lease by the landlord if not cured by the Company.
We lease the space for our corporate headquarters in San Jose, California. A default by the Company under the lease, if not cured, could give the landlord the right, among other remedies, to terminate the lease early and/or accelerate the amounts due under the lease. As of January 21, 2025, the Company has not provided a letter of credit in favor of the landlord as required by the lease. The Company is in negotiations with the landlord regarding this letter of credit, but there can be no assurance that the Company and the landlord will reach a resolution. The declaration of an event of default by the landlord under the lease could have a material adverse effect on the Company’s financial condition, and require the Company to seek an alternative space for its corporate headquarters.

Regulatory Risks
We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
We are required to comply with U.S. export control laws and regulations, including the ITAR administered by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) and the EAR administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”). Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under the ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our space transport business. Violations of applicable export control laws and related regulations could result in criminal and administrative penalties, including fines, possible denial of export privileges, and debarment, which could have a material adverse impact on our business, including our ability to enter into contracts or subcontracts for U.S. government customers. U.S. export licenses are required to transfer or make accessible certain of the Company’s products, software and technical information to its non-U.S. employees (“deemed exports”).
The Company has, from time-to-time, self-reported potential violations of export control laws to the Office of Export Enforcement (the “OEE”) of BIS as noted below. While these incidents did not result in any monetary or non-monetary penalties, if we are found to be in violation of export control laws and regulations in the future, we could face civil and criminal liabilities, monetary and non-monetary penalties, the loss of export or import privileges, debarment and/or reputational harm.
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On September 6, 2019, the Company notified the OEE of BIS via an Initial Notice of Voluntary Disclosure that it was possible that various unauthorized deemed exports of EAR-controlled technology to employees of the Company may have occurred. The Company completed a full audit of its trade compliance program at the time and identified several violations which related to the apparently unintentional and unauthorized disclosure of certain limited export-controlled data to non-U.S. employees of the Company. Additional compliance protocols were implemented as part of an internal corrective action process. This disclosure was closed by BIS pursuant to a Warning Letter dated April 20, 2020.

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On May 5, 2021, the Company notified OEE via an Initial Notice of Voluntary Disclosure that a Momentus employee may have inadvertently exported an email containing EAR-controlled technology to a German firm engaged in certain design work without required export authorization. The Company submitted the Germany-related final report to BIS on October 28, 2021. This disclosure was closed by BIS pursuant to a Warning Letter dated April 8, 2022.

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On June 11, 2021, the Company notified OEE via an Initial Notice of Voluntary Disclosure that Momentus may have inadvertently exported various EAR-controlled hardware to Poland, Singapore, Norway, and Italy without required export authorization. The Company submitted a final report on the matter to BIS on July 29, 2022.

The inability to secure and maintain necessary export authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. For example, if we were unable to obtain or maintain our licenses to export certain spacecraft hardware, we would be effectively prohibited from launching our vehicles from certain non-U.S. locations, which would limit the number of launch providers we could use. In addition, if we were unable to obtain a Technical Assistance Agreement from the DDTC to export certain launch-related services, we would experience difficulties or even be unable to perform integration activities necessary to safely integrate our transfer vehicles to non-U.S. launch vehicles. In both cases, these restrictions could lead to higher launch costs, which may have a material adverse impact on our results of operations. Similarly, if we were unable to secure effective export licensure to authorize the full scope of activity with a foreign partner or supplier, we may be required to make design changes to spacecraft or updates to our supplier chain, which may result in increased costs to us or delays in vehicle launches.
Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. There is no inherent right to perform an export and given the significant discretion the government has in adjudicating such authorizations in furtherance of U.S. national security and foreign policy interests, there can be no assurance we will be successful in our current and future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.
In addition, U.S. export control laws continue to change. For example, the control lists under the ITAR and the EAR are periodically updated to reclassify specific types of export-controlled technology. For example, any changes to the jurisdictional assignment of controlled data or hardware used by Momentus could result in the need for different export authorizations, each then subject to a subsequent approval. Similarly, should exceptions or exemptions under the EAR or the ITAR, respectively, be changed, Momentus’ activities otherwise authorized via these mechanisms may become unavailable and could result in the need for additional export authorizations. Additionally, changes to the administrative implementation of export control laws at the agency level may suddenly change as a result of geo-political events, which could result in existing or proposed export authorization applications being viewed in unpredictable ways, or potentially rejected, as a result of the changed agency level protocol
Our business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.
We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our space transport operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.
Failure to comply with these laws or regulations or failure to satisfy any criteria or other requirement under such laws or regulations, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or result in a delay or the denial, suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, commercial space launches and the operation of our space transport system in the United States require licenses and permits from the FCC and review by other agencies of the U.S. government, including the FAA, the DoD, and NASA.
License or operational approval can include an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. The FAA denial of Vigoride-1 payload review unrelated to a launch license was the result of national security concerns related to foreign ownership and control that arose during an interagency review. Future denials of similar licenses or operational approvals may occur and could have a material adverse effect on our operations, sales, profitability, cash flows and overall financial condition. In addition, failure of Momentus, its officers, to comply with governmental orders or agreements may expose Momentus and its officers to liability or penalties.
Regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. Application of these laws and regulations to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorizations. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

While Momentus currently has contracts with the U.S. government, our customers and suppliers could be materially impacted by disruptions in U.S. government operations and funding could have a material adverse effect on our revenues, earnings and cash flows, and otherwise adversely affect our financial condition.
Any disruptions in federal government operations could have a material adverse effect on our revenues, operational delays, earnings, and cash flows. A prolonged failure to maintain significant U.S. government operations for Momentus, its customers and suppliers, particularly those pertaining to our business, could have a material adverse effect on our revenues, operational delays, earnings, and cash flows. Continued uncertainty related to recent and future government shutdowns, the budget and/or the failure of the government to enact annual appropriations, such as long-term funding under a continuing resolution, could have a material adverse effect on our revenues, earnings and cash flows. Additionally, disruptions in government operations may negatively impact regulatory approvals and guidance that are important to our operations.
Changes in U.S. government policy regarding use of commercial data or space infrastructure / mission providers, or material delay or cancellation of certain U.S. government programs, may have a material adverse effect on our customers, suppliers, revenues, operational delays, earnings and cash flow and our ability to achieve our growth objectives.
Current U.S. government policy enables the U.S. government’s use of commercial data and space infrastructure / mission providers to support U.S. national security objectives. U.S. government policy is subject to change and any change in policy away from supporting the use of commercial data and space infrastructure / mission providers to meet U.S. government service and space infrastructure/mission needs, or any material delay or cancellation of planned U.S. government programs could materially adversely affect our revenue and our ability to achieve our growth objectives.
Contracts with the U.S. government subject us to risks including early termination, audits, investigations, sanctions and penalties.
While we may derive limited revenue from existing contracts with the U.S. government, we may enter into additional contracts with the U.S. government in the future, and this subjects a larger part of our business to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.
In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:
•	specialized disclosure and accounting requirements unique to government contracts;
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financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	public disclosures of certain contract and company information; and
•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.
Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (the “False Claims Act”) (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.
We collect, store, process, and use personal information and other customer data, including medical information, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. For example, in January 2020, the California Consumer Privacy Act (“CCPA”) took effect, which provides new operational requirements for companies doing business in California. Compliance with the new obligations imposed by the CCPA depends in part on how particular regulators interpret and apply them. If we fail to comply with the CCPA or if regulators assert that we have failed to comply with the CCPA, we may be subject to certain fines or other penalties. On November 3, 2020, voters passed the California Privacy Rights Act, which builds upon the CCPA and expands consumer privacy rights to more closely align with the European Union’s General Data Protection Regulation (the “GDPR”) discussed below.
We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the European e-Privacy Regulation, which is currently in draft form. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the European Economic Area (the “EEA”) and elsewhere may increase our compliance costs and legal liability.
We are also subject to additional privacy rules, many of which, such as the GDPR and national laws supplementing the GDPR, such as in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The law requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. The law also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The GDPR and other similar regulations require companies to give specific types of notice and informed consent is required for certain actions, and the GDPR also imposes additional conditions in order to satisfy such consent, such as bundled consents.
A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.
Risks Related to Ownership of Common Stock
An active trading market for Common Stock may never develop or be sustained, which may make it difficult to sell the shares of Common Stock you receive.
The price of our Common Stock may fluctuate significantly due to general market and economic conditions and forecasts, our general business condition and the release of our financial reports. An active trading market for our Common Stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for stockholders to sell their shares of Common Stock at an attractive price (or at all). The market price of our Common Stock may decline below stockholders’ deemed purchase price, and they may not be able to sell their shares of Common Stock at or above that price (or at all). Additionally, if our Common Stock is delisted from Nasdaq for any reason, and is quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our Common Stock may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. Stockholders may be unable to sell Common Stock unless a market can be established or sustained.
Future sales of shares by Company officers, directors and other insiders may adversely affect the market price of our Common Stock.
Sales of shares of our Common Stock by Company officers, directors and other insiders, regardless of the actual reason for such sales, may be perceived negatively by the market, which could adversely affect the market price of our Common Stock and make it more difficult for stockholders to sell their Common Stock at a favorable time and price.
Future sales of shares by existing stockholders may adversely affect the market price of our Common Stock.
Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Common Stock and may make it more difficult to sell Common Stock at a favorable time and price.
If securities and industry analysts do not publish or cease publishing research or reports, or publish inaccurate or unfavorable research or reports, about our business or our market, our stock price and trading volume could decline.
The trading market for our Common Stock and warrants will depend, in part, on the research and reports that securities and industry analysts publish about us, our business and our market. Only three securities analysts have published research on our stock in the last 12 months. If some or all of these analysts cease to publish research on our stock or if additional analysts do not commence coverage, then our stock price and trading volume could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock, publish inaccurate or unfavorable research about our business or our market, or provide more favorable relative recommendations about our competitors, our stock price would likely decline.
Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Common Stock.
Certain provisions of our second amended and restated charter as amended, as well as our amended and restated bylaws as amended, may have the effect of rendering more difficult, delaying, or preventing a change of control or changes in our management. These provisions provide for, among other things:
•	a classified Board of Directors whose members serve staggered three-year terms;
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the authorization of “blank check” preferred stock, which could be issued by the Board of Directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Common Stock;

•	a limitation on the ability of, and providing indemnification to, our directors and officers;
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a requirement that special meetings of our stockholders can be called only by our Board of Directors acting by a written resolution by a majority of the directors then in office, the Chairperson of the Board of Directors, our Chief Executive Officer or our Lead Independent Director;

•	a requirement of advance notice of stockholder proposals for business to be conducted at meetings stockholders and for nominations of candidates for election to the Board of Directors;
•	a requirement that our directors may be removed only for cause and by a two-thirds (2/3) vote of the stockholders;
•	a prohibition on stockholder action by written consent;
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a requirement that vacancies on our Board of Directors may be filled only by a majority of directors then in office or by a sole remaining director (subject to limited exceptions), even though less than a quorum; and

•	a requirement of the approval of the Board of Directors or the holders of at least two-thirds of our outstanding shares of capital stock to amend our bylaws and certain provisions of our charter.

In addition, we have not opted out of the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.
These provisions may frustrate or prevent any attempts by stockholders to replace or remove the Company’s management by making it more difficult for stockholders to replace members of the Board of Directors, which is responsible for appointing the members of our management. In addition, institutional stockholder representative groups, stockholder activists and others may disagree with our corporate governance provisions or other practices, including anti-takeover provisions, such as those listed above. We generally will consider recommendations of institutional stockholder representative groups, but we will make decisions based on what our board and management believe to be in the best long-term interests of the Company and stockholders; however, these groups could make recommendations to our stockholders against our practices or our board members if they disagree with our positions.
These and other provisions in our charter and bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Common Stock and result in the market price of Class A common stock being lower than it would be without these provisions.
Our second amended and restated charter as amended, provides that a state or federal court located within the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees, or stockholders.
Our second amended and restated charter as amended, provides, to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:
•	any derivative action or proceeding brought on behalf of the Company;
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any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of the Company or any stockholder to the Company or to stockholders;

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any action or proceeding asserting a claim against us or any current or former director, officer or other employee or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, our second amended and restated charter as amended, or our amended and restated bylaws as amended;

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any action or proceeding to interpret, apply, enforce or determine the validity of our second amended and restated charter and/or our amended and restated bylaws (including any right, obligation or remedy thereunder);

•	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or
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any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. Our second amended and restated charter as amended, further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
Our second amended and restated charter as amended, also provides that a state or federal court located within the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with the Company or our directors, officers, employees, or stockholders. If any other court of competent jurisdiction were to find either exclusive-forum provision in our second amended and restated charter as amended, to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect our business, financial condition and results of operations. In addition, although the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum selection clause.
General Risks
Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.
We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate U.S. and international laws and regulations. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.
Labor-related matters, including labor disputes, may adversely affect our operations.
Momentus relies on its employees in the day-to-day operations of its business. Actual or threatened labor disputes may disrupt our operations and adversely affect our ability to operate as a business. Such labor disputes and disruptions may result in the loss of market share to competitors and/or have a negative impact on the Company’s brand and corporate image.
In addition, Momentus has experienced shortages of qualified labor in the past and may experience them in the future. Any shortages of qualified labor may have a material adverse effect on Momentus’ business, prospects, financial condition and operating results.
Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.
We prepare our consolidated financial statements in accordance with GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our consolidated financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to business acquisitions, revenue recognition, restructuring costs, recoverability of assets including customer receivables, contingencies, stock-based compensation and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies or developments in the business, which could materially affect our consolidated financial statements.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $4.5 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, research and development expenditures, acquisitions of additional companies or technologies and investments. From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make any acquisition, investment, or repayment and refinancing of debt probable.
We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering.
MARKET INFORMATION
On August 13, 2021, our Class A common stock and public warrants to purchase our Class A common stock began trading on the Nasdaq Global Market under the symbols “MNTS” and “MNTSW”, respectively, until February 6, 2024. Effective February 7, 2024, our Class A common stock and public warrants to purchase our Class A common stock began trading on the Nasdaq Capital Market under the symbols “MNTS” and “MNTSW”, respectively.
As of February 7, 2025, there were 34 holders of record of our shares of Class A common stock. The actual number of stockholders of our Class A common stock is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares of Class A common stock are held in street name by banks, brokers and other nominees.

DILUTION
If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering. As of September 30, 2024, our historical net tangible book value was $(5.68) million, or $(3.11) per share (on a post-Reverse Stock Split basis). Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the 1,824,316 shares of our Common Stock outstanding as of September 30, 2024 (on a post-Reverse Stock Split basis).
Subsequent to September 30, 2024, among other things, (i) an investor exercised pre-funded warrants to purchase 357,143 shares of Common Stock (on a post-Reverse Stock Split basis) for $0.00001 per share, (ii) we issued 230,000 shares of Common Stock and received net proceeds of approximately $4.4 million in the December 2024 Offering, and (iii) an investor exercised pre-funded warrants to purchase 100,000 shares of Common Stock for $0.00001 per share. On a pro forma basis after giving effect to the issuance of these 687,143 shares and the receipt of the $4.4 million of net proceeds in the December 2024 Offering, as of September 30, 2024, our pro forma historical net tangible book value per share would have been $(1.31) million, or $(0.52) per share (on a post-Reverse Stock Split basis).
After giving effect to the pro forma adjustments above and our issuance and sale of 300,000 shares of Common Stock and warrants in this offering at a public offering price of $3.925 per share, and after deducting estimated Placement Agent fees and estimated transaction expenses payable by us and assuming full exercise of the 973,886 Pre-Funded Warrants we are issuing and selling in this offering, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been $3.08 million, or $0.81 per share. This represents an immediate increase in as adjusted net tangible book value per share of $1.337 to existing stockholders and immediate dilution of $3.111 in pro forma as adjusted net tangible book value per share to new investors purchasing Common Stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.
The following table illustrates this dilution on a per share basis:

Pro Forma As Adjusted Amounts
Public offering price per share	$3.925
Pro forma net tangible book value per share as of September 30, 2024	$(0.523)
Pro forma increase in net tangible book value per share attributable to this offering	$1.337
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$0.814
Dilution in as adjusted net tangible book value per share to new investors in this offering	$3.111

The table and discussion above excludes, as of September 30, 2024:
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1,071,429 shares of Common Stock issuable upon the exercise of the September Warrants, and 35,716 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the September Offering;

•	16,104 shares of Common Stock issuable upon the exercise of outstanding private placement warrants to purchase shares of Common Stock at an exercise price of $8,050 per share;
•	12,322 shares of Common Stock issuable upon the exercise of outstanding publicly traded warrants to purchase shares of Common Stock at an exercise price of $8,050 per share;
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560 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock granted under the Momentus Inc. Amended and Restated 2018 Stock Plan and the Space Apprentices Enterprise Inc. 2018 Stock Plan (the “Prior Stock Plans”);

•
6,067 shares of Common Stock subject to unvested restricted stock units, 679 shares of Common Stock subject to vested deferred restricted stock units, 827 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock, and 23,252 shares of the Common Stock reserved for future grants under the Momentus Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

•	5,954 shares of Common Stock reserved for purchases under the Momentus Inc. 2021 Employee Stock Purchase Plan (the “ESPP”); and
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1,664 shares of Common Stock subject to unvested restricted stock units and 8,217 shares of the Common Stock reserved for future grants under the Momentus Inc. 2022 Inducement Equity Plan (the “2022 Plan”).

To the extent any outstanding warrants, including the Pre-Funded Warrants and the Warrants, are exercised, and/or options or other equity awards are exercised or become vested or any additional options or other equity awards are granted and exercised or become vested or other issuances of our Common Stock are made, there may be further economic dilution to new investors.
DIVIDEND POLICY
We have never paid any cash dividends on the Common Stock. Our board of directors currently intends to retain any future earnings to support operations and to finance the growth and development of our business and does not intend to pay cash dividends on the Common Stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors.

BUSINESS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to Momentus.
Background and Business Combination
On August 12, 2021, the Company consummated a merger pursuant to certain Agreement and Plan of Merger, dated October 7, 2020, and as amended on March 5, 2021, April 6, 2021, and June 29, 2021 (the “Merger Agreement”), by and among Stable Road Acquisition Corp (“SRAC”), Project Marvel First Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of SRAC (“First Merger Sub”), and Project Marvel Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SRAC (“Second Merger Sub”), pursuant to which First Merger Sub merged with and into Momentus Inc., a Delaware corporation (“Legacy Momentus”) with Legacy Momentus as the surviving corporation of the First Merger Sub, and immediately following which Legacy Momentus merged with and into the Second Merger Sub, with the Second Merger Sub as the surviving entity (the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), the Company changed its name from Stable Road Acquisition Corp. to Momentus Inc., and Legacy Momentus changed its name to Momentus Space, LLC.
The Business Combination was accounted for as a reverse recapitalization under ASC 805, Business Combinations (“ASC Topic 805”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, SRAC, who was the legal acquirer, is treated as the “acquired” company for financial reporting purposes and Legacy Momentus is treated as the accounting acquirer. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of a capital transaction in which Legacy Momentus issued stock for the net assets of SRAC, with no goodwill or other intangible assets recorded, and Legacy Momentus’ financial statements became those of the Company. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination. See Note 3 for additional information.
Pursuant to the Amended and Restated Certificate of Incorporation of the Company, at the Closing, each share of SRAC’s Class B common stock, par value $0.0001 per share, converted into one share of SRAC’s Class A common stock. After the Closing and following the effectiveness of the Second Amended and Restated Certificate of Incorporation of the Company, each share of Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of the Company’s Common Stock, par value $0.00001 per share, without any further action by the Company or any stockholder thereof.
Prior to the Business Combination, SRAC’s units, public shares, and public warrants were listed on the Nasdaq under the symbols “SRACU,” “SRAC,” and “SRACW,” respectively. On August 13, 2021, the Company’s Common Stock and public warrants began trading on the Nasdaq, under the symbols “MNTS” and “MNTSW,” respectively.
On October 7, 2020, and subsequently amended on July 15, 2021, SRAC entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which such investors collectively subscribed for an aggregate of 15,715 shares of the Company’s Common Stock at $7,000 per share for aggregate gross proceeds of $110.0 million (the “PIPE Investment”). The PIPE Investors were also granted an equal number of private warrants to purchase the Company’s Common Stock at $8,050 per share. The warrants were recorded as a derivative liability under ASC Topic 815, Derivatives and Hedging and the warrant liability was initially valued at $30.5 million. The PIPE Investment was consummated concurrently with the closing of the Business Combination.
Overview
Momentus is a U.S. commercial space company that offers satellites, satellite buses, and other satellite components, transportation and infrastructure services, including hosted payloads and other in-orbit services to help enable the commercialization of space. Satellite operators are our principal customers and target customers. Momentus offers satellites and satellite buses and technology designed to meet the specific needs of government and commercials customers.
Products that we provide or plan to provide include satellites, satellite buses, solar arrays, and other satellite components. Our satellites and satellite technologies offer competitive advantages to customers such as greater payload capability, significant on-orbit power, flexibility of design and ability to accommodate a range of sensors, communications equipment, and other space instruments, low cost, and speed of delivery.

Our Tape Spring Solar Array (“TASSA”) is an innovative solar array that Momentus is developing. It offers the potential to produce power at substantially lower cost than competing arrays. It also has important advantages from its ability to be deployed and retracted to protect the array from in-space collisions with debris and to more easily maneuver the satellite to different locations or adjust its characteristics.
Services that we provide or plan to provide include “last mile” satellite transportation, payload-hosting, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings. We believe our planned service offerings will increase deployment options for satellite operators and lower their operating costs relative to traditional approaches while also minimizing environmental impact given our choice of water as a propellant.
We plan to provide these services with Orbital Service Vehicles (“OSVs”) that we design and manufacture. While we plan to eventually operate a family of progressively larger and more capable OSVs, we are currently focused on the first vehicle of the family, Vigoride, which will primarily operate in low-earth orbit (LEO). We believe that Vigoride, has the ability to deliver fast, versatile, and cost-effective transportation and infrastructure services to our customers. We conducted our inaugural test and demonstration mission with Vigoride in 2022 as well as two additional test and demonstration missions during 2023. The Company plans to use technological milestones like completion of development of Block 2.2 configuration of the Vigoride OSV, MET propulsion, and TASSA in space, and experience gained in both satellite deployment and hosted payloads as standards to build new OSVs and explore commercial opportunities.
Our transportation service offering focuses on delivering our customers’ satellites to precision orbits of their choosing. To accomplish this, we partner with leading launch service providers, such as SpaceX to “ride share” our customer’s satellites from Earth to space on a midsized or large rocket. Customer satellites can also be carried aboard small launch vehicles for dedicated missions. Our OSVs would then provide “last mile” transportation services from the rocket’s drop-off orbit to a custom orbit of the satellite operator’s choosing. We believe this “hub-and-spoke” model has the potential to expand our customers’ deployment options relative to what they would be able to achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. Over time, we plan to begin introducing additional services beyond transportation.
Our OSVs will initially be expendable, meaning they will be used to perform services before they de-orbit themselves upon completion of their first mission. However, our goal is to eventually make our OSVs reusable, or capable of remaining in space to conduct follow-on missions, which has the potential to lower our cost to deliver services to our customers. To achieve reusability, we need to develop additional technologies that will allow our vehicles to (1) locate and navigate to customer satellites in space, (2) physically connect to them, and (3) perform a variety of robotic operations including fluid transfer.
We are also offering variants of our Vigoride OSV to government and commercial customers as a traditional bus manufacture and satellite prime contractor. Vigoride, and its variants, M-500 and M-1000 are being offered to provide payload technology demonstrations as well as forming the space infrastructure backbone for constellations of satellites.
Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers. Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellites for use in constellations. Momentus is offering high-volume production of busses, based on Vigoride’s technologies, and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August 2023.
Commercial Space Industry
Our services are made possible by the space industry’s rapid technological developments over the past two decades, driven predominantly by significant decreases in launch costs, as well as the advent of smaller, lower-cost satellites. This convergence of trends has led to increased access to space, new market entrants and accelerated growth in the number of commercial satellites being placed into orbit.

In the launch market, we believe we are witnessing significant shifts caused by the emergence of large, partially reusable rockets such as SpaceX’s Falcon-9 and Blue Origin’s New Glenn, and the advent of new fully reusable vehicles such as SpaceX’s Starship and Relativity’s Terran R. Reliable, low-cost access to space is lowering the entry barriers for new service models and has allowed new entrants to grow quickly. In the future, we anticipate further disruption from a new breed of much larger, fully reusable rockets such as Starship. With these much larger rockets, launch costs could fall far enough to enable new applications that would not be economically viable with current generation launch vehicles.
Another paradigm shift in the commercial space market is the rise of the small satellite or “smallsat”. Prior to 2018, only a few dozen smallsats (total mass below approximately 200 kg) were launched per year. Today, the number has grown to more than one thousand per year. Moreover, the rise of this market has also created a new market segment in microsatellites (total mass below approximately 100 kg) and nanosatellites (total mass below approximately 10 kg). While these satellites can be deployed individually, they can also be operated as part of a constellation, a large group of satellites interconnected to provide a service, such as the Starlink satellite constellation’s offering of global internet connectivity.
Smallsat proliferation has led operators to explore new ways of accessing space. To meet their needs, small launch providers (i.e., small rockets carrying up to approximately 500kg) have emerged as options for smaller payloads. While accessing space often costs up to ten times more per kilogram on a small rocket compared to a large rocket, such as Falcon-9, it is often uneconomical for small satellite operators to purchase a dedicated large rocket that may have up to one hundred times more payload capacity than a small rocket. “Ride sharing” on a large rocket is a more accessible option as it can drastically lower the cost for a small satellite operator to reach space, albeit with reduced deployment options compared to a dedicated launch vehicle as “ride share” payloads are often all released into the same orbit. Conversely, a dedicated small rocket, while more expensive compared to ride sharing on a larger rocket, can increase deployment options for small satellite operators by offering them direct access to precision orbits of their choosing.
We anticipate there could be considerable growth over the coming years in demand for small satellites and satellite busses that Momentus produces. We also anticipate that the space transportation segment will grow as companies continue to seek versatile and low-cost ways to deliver single satellites to specific orbits or deploy their satellite constellations. We anticipate that the need for small satellite and satellite buses transportation to LEO will continue to drive overall demand growth for space transportation services in the short-term as technology advancements continue to make space more accessible to new market entrants, although new applications beyond LEO are also emerging. We also believe that over the next decade, new space-based businesses may emerge, for example the generation of solar energy in space, space manufacturing or space data processing. The advent of these new business models could substantially increase demand for space transportation and other space infrastructure services.
Beyond transportation, we anticipate that growth of the satellite constellations market may drive demand for our satellites, satellites buses, and technologies like solar arrays, hosted payload, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings, if we are successful in executing on our business plan, including fully developing and validating our technology in space. Satellite constellations have relatively low lifespans and, in our view, will require maintenance, de-orbiting, and other general servicing with higher frequency.
Planned Product and Service Offerings
We are developing our OSVs to provide safe, affordable, reliable, and regular in-space services to our customers, including space transportation, payload hosting, and in-orbit servicing. We have designed our Vigoride vehicle to deliver small customer payloads anywhere in LEO. However, we also plan to design and produce larger vehicles and satellite buses to carry larger payloads to more distant orbits such as GEO.
We currently plan to offer the following infrastructure services to the space economy:
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Satellites and Constellation Bus: Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers. Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellites for use in constellations. Momentus is offering high-volume production of busses, based on Vigoride’s technologies, and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August 2023.
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Satellite Technologies: Momentus is developing and plans to offer satellite technologies such as our Tape Spring Solar Array and other components used on the Vigoride OSV. These technologies and components have been flown in space and offer important competitive advantages such as low cost and flexibility to meet the needs of a growing market of customers who are owners and operators of satellites.

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Space Transportation: Under this model, our customers will deliver their payload to us a few months prior to launch for integration onto our vehicle. Once we have integrated our customers’ payloads, we then ship our vehicle, holding the customer payload, to the launch site, where it will be integrated onto the launch vehicle. The launch vehicle then transports our vehicle to the drop-off orbit. After separation from the launch vehicle, our OSV will transport our customers’ payloads to their chosen final orbit.

We believe our transportation service has the potential to expand our customers’ deployment options relative to what they could achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. We plan to price our transportation services to custom orbits above competing ride-share services to standard orbits, but below what a satellite operator would need to pay to access a custom orbit using a dedicated small rocket.
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Hosted Payload: There are a broad range of payloads, satellite components, and other space technologies, which customers want to operate, test, or validate in space. During development of a satellite component or other system, testing and validation of performance are important, particularly in the harsh environment of space. In other cases, customers wish to operate technologies such as solar collection and energy transmission systems in space without the expense of developing a full system that includes the satellite bus hosting these instruments. Momentus hosted payload service allows customers to operate, test, and validate the performance of the technology or system in space at lower cost and less complexity. Momentus service offers the ability to manage the integration and operation of these payloads in space. Additionally, Momentus is able to obtain necessary government licenses and manage the integration of these hosted payloads onto our OSV.

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In-Orbit Servicing: We view in-orbit servicing of satellites as a growing business opportunity. As the number of satellites in space increases, so does their need to be serviced. We plan to develop Momentus’ vehicles to be capable of performing in-orbit servicing and are pursuing development activities that support this objective. Although we are still developing this technology, our aim is to equip future vehicles with robotic arms and an ability to maneuver in close proximity to other spacecraft and grapple, dock, or berth with them. Once fully developed, we believe these capabilities could allow us to offer a suite of different in-orbit services, such as inspection, refueling, life extension, re-positioning, salvage missions, maintenance and repair, and de-orbiting.

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Constellation Bus: Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellite busses for use in constellations. Momentus is offering high-volume production of low-cost busses, based on Vigoride’s technologies, and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August 2023.

Total Addressable Market for Our Services
The global space economy is projected to grow from $596 billion in 2024 to $944 billion by 2033, according to Novaspace. According to Morgan Stanley, the space economy could grow to over $1 trillion by 2040. The Space Foundation in Space Report 2023 estimates that global satellite manufacturing revenue was $7.9B in 2022.

Deutsche Bank estimated the total addressable market (“TAM”) for in-space transportation to be approximately $2 billion annually, and projects this market to approximately double to $4 billion by 2025 including $2-2.5 billion for onboard satellite propulsion and $1.5-2 billion for “space tugs” (OSVs). While this estimate excludes launch services, we would note that we generally bundle launch services from third-party providers with our in-space transportation services.
Satellites, Satellites Buses, and Other Technologies
Momentus has developed and intends to develop additional offerings of satellites, satellite buses, and key technologies such as solar arrays and components such as avionics. These offerings leverage the research and development work conducted by the Company in recent years on its Vigoride Orbital Service Vehicle and use technologies developed for this vehicle. Momentus has offered and intends to continue to offer satellites to meet the needs of defense, government, and commercial customers.
Momentus utilizes its satellite buses and integrates communications equipment, sensors, and other payloads into the resulting satellite that is offered. The specific equipment carried aboard our satellite buses is tailored to meet the specific requirements of different customers.
There is a large and growing market for satellites and their technologies and components. Over 2,800 satellites were launched in 2023, according to the Space Foundation. The number of satellites in orbit is projected to continue to grow substantially over the next decade. Novaspace projects over 3,700 satellites will be launched annually over next decade for communications, data processing, remote sensing, military and intelligence needs.
We estimate this market will create considerable demand for the type of satellites, buses, and other technologies and components that Momentus has developed or plans to develop.
Our Service Vehicles
Our research and development objectives have included the development of our existing and future in-space transfer and service vehicles and related water plasma propulsion technology.
Vigoride is the first vehicle developed by Momentus. We expect Vigoride will be sufficient to meet our initial operating plan of offering in-space transportation services to small satellites in LEO as well as payload-hosting services. The success of our in-space infrastructure services business will depend on our ability to successfully and regularly deliver customer satellites into custom orbits. Vigoride is intended to transport up to 750 kg of customer payload in LEO, although our payload capacity will likely be lower in most common configurations.
We conducted our inaugural test and demonstration mission with Vigoride during 2022 and began our second test and demonstration mission in January 2023 and the third test and demonstration mission in April 2023.
Our 2022 and 2023 launches were intended to be test and demonstration missions. While we carried a few paying customers on these early missions, the primary goals of our 2022 and 2023 missions were to test Vigoride in space, learn from any issues that we encountered and incorporate lessons learned into future Vigoride vehicles. While we conduct an extensive ground-test campaign to identify potential problems with each of our vehicles prior to launch, we have encountered anomalies with our vehicles and their operation in space, and we may encounter additional issues and anomalies in the future. Depending on the nature of issues and anomalies we may encounter, our schedule for future launches and other planned activities could be adversely affected. There can be no assurance that we will not experience operational or process failures and other problems during our test and demonstration missions or commercial missions. Any failures or setbacks could harm our reputation and have a material adverse effect on our business, financial condition, and results of operation.
Early Vigoride vehicles will not be reusable, meaning that they will complete their missions following delivery of their payloads, operation of hosted payload, and testing of new technologies. However, later this decade, we plan to make our vehicles capable of reuse such that, upon delivery of their payloads, they will be able to remain in space to conduct follow-on missions. Establishing reusable vehicles will require significant additional research and technological developments.
Beyond commercialization of Vigoride, we envision bringing larger vehicles to market. These vehicles will be similar to our Vigoride vehicle, but with larger structures, and more powerful propulsion systems in order to carry progressively larger payloads to orbits farther from Earth, such as to Geosynchronous Earth Orbit (GEO).

Water Plasma Propulsion Technology Overview
We believe our water plasma propulsion technology offers unique capabilities for our vehicles and services. The technology is designed to work as follows: Solar panels attached to our vehicle capture solar energy, which is then converted into microwave energy using standard microwave conversion technology. The conversion technology takes direct current power from the solar arrays and storage batteries and outputs the energy in the form of microwaves into the thrust chamber. Once in the chamber, microwave energy is transferred into the water propellant, which is forced through a separate injector. The water is then heated into a plasma state and expelled from the thruster through a nozzle, creating a propulsive force. This propulsion is what would create motion in space.
We chose water as our propellant for several reasons. We believe water is significantly safer than all chemical alternatives, allowing for safe testing and associated operating cost savings across the entire testing chain. Beyond testing, water is a safe resource that we believe will also be considerably safer in space than propellants that introduce risk of accidental combustion. Water can also be stored efficiently at low pressures and over the temperature ranges in which spacecraft equipment typically operates, subject to ensuring lines and tanks do not freeze or become obstructed with ice. This avoids the need for high-pressure tanks which may pose an explosion hazard. Long term, water sourced from the Moon or other near-Earth bodies could be used to extend the range of Momentus’ vehicles servicing transportation needs around the Moon or Mars. Sourcing propellant at the point of use and from low-gravity bodies has logistical advantages over transporting all propellant from the Earth for these longer-range missions.
This prospectus describes Momentus’ current business plans for continuing to develop its technology and marketing its products, however there can be no assurance that Momentus will be able to successfully develop its technologies and implement them in commercially viable vehicles. For a further description of the risks associated with our business, see Risk Factors.
Inaugural Mission
Vigoride 3 was the first OSV that the Company launched into space. It was built with an upgraded 750-Watt version of the C-band Microwave Electrothermal Thruster (“MET”) compared to Vigoride 1 and Vigoride 2 which were early versions of Vigoride OSV that were fully built and ground tested. The company does not plan to fly either Vigoride 1 or 2, and has incorporated lessons-learned from their development and production into later vehicles.
On May 25, 2022, the Company launched Vigoride 3 to low-earth orbit aboard the SpaceX Transporter-5 mission. In addition to Vigoride 3, Momentus used a second port on the same SpaceX mission to fly a third-party deployer from a partner company. On May 25, 2022, Momentus used the third-party deployer to place its first customer satellite in orbit.
On May 26, 2022, upon establishing two-way contact between Vigoride 3 in low-earth orbit and a ground station on Earth, Momentus discovered that Vigoride 3 had experienced certain anomalies after its launch, primarily relating to its deployable solar arrays, which provide power to the spacecraft and its subsystems. The Company quickly worked to address the anomalies, identify root causes, and pursue solutions to be implemented in advance of future missions.
The Company determined that Vigoride 3’s deployable solar arrays, which are produced by a third party, and are folded and stowed during launch, did not fully deploy as intended once in orbit. This resulted in low power issues with the spacecraft. Meanwhile, the spacecraft's fixed, body-mounted solar panels appeared to have worked as intended and were able to provide some power to the spacecraft. The Company and the producer of the solar arrays identified a mechanical issue as the root cause of the deployable arrays not operating as intended. The Company also identified the root cause of the anomalies that it experienced with other spacecraft systems during the low-power state.
On May 28, 2022, Momentus was able to deploy two customer satellites from Vigoride 3 (of nine total customer satellites onboard Vigoride 3). The Company then continued efforts to deploy other customer satellites. While Momentus initially established two-way communications with Vigoride 3, it was unable to continue such two-way communication given the spacecraft’s low-power state which resulted from an issue with a component in the solar arrays provided by a third-party supplier.
While Momentus was unable to re-establish two-way communication with Vigoride 3, it continued to broadcast commands to the spacecraft from ground stations on Earth, including commands to deploy customer satellites. Additionally, Vigoride 3 was equipped with a mechanism designed to autonomously deploy customer satellites in the event of a sustained loss of communications with ground stations. Vigoride 3 deployed five additional customer satellites during July and August 2022 for a total of seven. The Company was unable to deploy the last two customer satellites that Vigoride 3 was carrying. In total, Momentus deployed eight customer satellites in low-earth orbit during its inaugural mission, comprising seven satellites from Vigoride 3 and one satellite from the third-party deployer system.
The Company incorporated improvements identified during its inaugural mission in advance of its first follow-on mission and other planned follow-on missions.
First Follow-On Mission
Vigoride 5 is the lead spacecraft in the Company’s Block 2.2 configuration, which features an upgraded propulsion system, a modular payload bay that allows fuel tanks to be substituted for customer payloads depending on specific mission requirements, upgraded payload-hosting capabilities and a more efficient structural design compared to previous Vigoride vehicles. Vigoride 5 was the second OSV that the Company launched into space.
On January 3, 2023, the Company launched Vigoride 5 to low-earth orbit aboard the SpaceX Transporter-6 mission. As of December 31, 2023, the primary mission objectives were completed. On Vigoride’s first orbital pass, Momentus confirmed that both solar arrays were deployed, and the vehicle was generating power and charging its batteries. Momentus demonstrated all spacecraft subsystems through the course of the Vigoride 5 primary mission and identified several deficiencies which have been incorporated into the Vigoride 7 build. Vigoride 5 included testing of our MET propulsion system. Two thrusters were flown and fired over 300 times and 6 hours 58 minutes of accumulated firing time. Vigoride 5 also carried one cubesat that was successfully released into orbit, and a complex hosted payload developed by CalTech to demonstrate technologies needed to collect and beam power to the Earth. Momentus also performed an orbit raise during this mission of over 3 km.
Vigoride 6 Mission
Momentus launched its third Vigoride Orbital Service Vehicle to low-Earth orbit aboard the SpaceX Transporter-7 mission on April 14, 2023. During the Vigoride-6 mission Momentus deployed all customer payloads. Momentus successfully deployed the REVELA payload for ARCA Dynamics, the VIREO CubeSat for C3S LLC., the DISCO-1 CubeSat for Aarhus University, and the IRIS-C payload for an Asian customer booked through ISILAUNCH.
During the Vigoride-6 mission, Momentus also deployed two CubeSats into Low-Earth Orbit as part of the NASA LLITED (Low-Latitude Ionosphere/Thermosphere Enhancements in Density) mission. These two CubeSats, housed behind a single deployer door, were released from the Vigoride OSV earlier than scheduled. While the CubeSats were deployed at the intended altitude of 495km, they were deployed at a different inclination than the intended target orbit needed for the science experiment. Momentus conducted a thorough investigation and identified the root cause as human error in the mapping of a software command. The Company implemented corrective actions to prevent a recurrence.
During the Vigoride 6 mission, Momentus conducted a demonstration test of its patented Tape Spring Solar Array (TASSA). This system utilizes flexible solar cell technology, allowing the solar array to be extended and retracted like a tape measure, using its concave shape to provide rigidity.
TASSA is designed to be deployed and retracted on orbit numerous times, to be configurable to varying lengths based on power requirements, and utilizes thin film solar cells that are radiation resistant and self-annealing. During its demonstration test on orbit, Momentus was able to demonstrate a significant majority of the major performance requirements for TASSA, including boom yoke deployment, initial roll out deployment, thin film flexible solar cell power generation, low-cost slip ring performance, and retraction, providing confidence as well as identifying areas for improvement, such as processing the metallic substrate to better maintain its intended shape as Momentus continues development of this technology.
Other Missions
Momentus conducted another mission on the SpaceX Transporter-9 mission launched on November 11, 2023. On this mission, Momentus used a third-party deployer system to deliver payloads into orbit. Momentus supported five payloads for four customers. After launch, the Company confirmed the deployment of the Hello Test 1 and 2 satellites for Hello Space. Momentus was not able to confirm the deployment of the remaining three satellites for three other customers and based on the results of a detailed investigation undertaken, the Company does not believe those satellites were released from the third-party deployer system.

Momentus has launched four missions to date, deployed 17 customer satellites, and provided hosted payload services. The Company has produced its next Orbital Service Vehicle, Vigoride 7, that it intends to utilize on a future mission, sell it as a finished product, or for use as a satellite bus.
Our Relationships with Launch Providers
We have designed our vehicles to be compatible with most rockets, and we have not entered into exclusivity arrangements with any single launch provider. We currently do not anticipate any changes to this approach, as we want to maximize our opportunities and retain the optionality to engage with other launch providers. Other advantages of maintaining a diverse set of launch partners include service resiliency in the event of launch failures and the subsequent grounding of a launch vehicle, access to otherwise protected markets through the use of specific launch vehicles and orbit diversity to provide access to all orbits of interest to our customers.
To date, we have entered into several launch services agreements including with SpaceX, Relativity Space, RFA and Stoke Space. Beyond these providers, we remain in active dialogue and intend to use other launch providers in the future. Our ability to achieve this objective relies heavily on whether or not we can successfully procure the necessary government licenses and approvals, and slots on the launch provider’s manifests, and whether we can successfully execute on our business plan, including fully developing and validating our technology in space.
We believe we have developed a strong relationship with SpaceX which we maintain. We believe the relationship between our companies is recognized as mutually beneficial. Use of SpaceX launches by Momentus in consolidating small satellites and hosted payloads on our transport vehicles is a low cost offering we provide to our customers.
Competitive Advantages
We believe our ability to compete successfully as a commercial provider of space transportation and infrastructure services will depend on several factors including our ability to fully develop, test and validate our technology in space, our ability to establish and maintain a lead in technological advancements, the price of our offerings, customer confidence in the reliability of our offerings, and the frequency and availability of our offerings. If we are unable to fully develop, test and validate our technologies, we may be unable to execute on our business plan and will be unable to realize the following competitive advantages. We believe that our team’s collective expertise, coupled with the following strengths, may allow us to build our business and compete successfully.
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Focus on leveraging common technologies through modular vehicles: Momentus is applying technologies developed on Vigoride to offer both in-space services and traditional satellite production and bus manufacturing to customers. We believe that this approach will allow us to compete across multiple markets without dramatically increasing our development costs. This approach also allows us to offer bundled services to constellation operators and generate differentiated offerings blending traditional bus capabilities with next-generational service-oriented features and capabilities.

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Unique technology with patents pending: Over the past several years, we have worked on developing our patent-pending water plasma propulsion technology, and we have designed our vehicles and services to incorporate this technology. We have also developed technologies related to space infrastructure system architectures and low-cost solar arrays. We are in the process of creating a patent portfolio and, as of December 31, 2024, we had eight issued U.S. patents, one issued European patent, and applications for three additional pending patent families relating to our water plasma propulsion and other technologies.

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Mission-driven strategy: Momentus is a mission-driven company, which underpins our focus on our long-term vision and aligns all of our day-to-day activities in achieving this goal. In making decisions about our vehicles, services, technologies, or sales opportunities, we attempt to align our actions with our vision and mission. We believe this helps us make decisions quickly and move towards achieving our goal of developing Momentus as a key provider of space infrastructure services.

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Compatibility across launch providers: We have designed and will continue to design our future vehicles to be compatible with most launch vehicles. We believe this will give our customers flexibility around the timing and availability of launches and ensure a competitive market for our launch providers. As more rocket operators emerge, we will work to continue to actively incorporate compatibility to increase customer accessibility.

•	Relationships with launch providers: We have relationships with several launch providers including SpaceX, Relativity Space, United Launch Alliance (ULA), Rocket Factory Augsburg (RFA) and several other rocket providers. We believe our current rideshare partnership agreement with SpaceX will help us maximize the flexibility, economics, and optionality we can offer our customers. Additionally, as an aggregator of payloads, we believe we will be able to service customers from around the world who might not otherwise have access to launch options. Please see the above section titled “Our Relationships with Launch Providers” for additional details.
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Experienced management team: Many of our management team members have experience in large organizations, including the U.S. Department of Defense, Raytheon, Lockheed Martin, Maxar, and Northrop Grumman, among others. Our efficient vertical integration allows for significant cooperation and interactivity between teams.

Intellectual Property
Below is a summary of our key intellectual property:

U.S. Patent No. (Application No.)	Expiration Date	Title	Description
11,414,219 (16/773,880)	10/23/2040	Space Mission Energy Management Architecture	A solar-powered propulsion system with a solar concentrator attached to a pivot, capable of powering at least two different thrusters operating according to different propulsion techniques.
10,910,198 (16/773,908)	1/27/2040	Spacecraft Propulsion Devices and Systems with Microwave Excitation	An MET thruster with a rotatable structure that imparts angular momentum to the injected propellant in the cavity, thereby creating a rotating circumferential flow.
11,585,331 (17/163,049)	5/11/2040	Pierced Waveguide Thruster	An MET thruster with a waveguide for supplying microwave energy to the propellant chamber.
11,527,387 (17/163,537)	6/1/2040	Spacecraft Propulsion Devices and Systems with Microwave Excitation	A multi-mode thruster system with both MET and chemical propulsion modes of operation.
11,352,150 (16/773,920)	1/27/2040	Spacecraft Structure Configured to Store Frozen Propellant	A spacecraft arrangement in which propellant can be stored in a solid (e.g., frozen) state to provide the spacecraft with greater structural strength.
11,958,636 (17/735,357)	1/27/2040	Dynamically Adjusted Alignment Between Payload and Spacecraft	Dynamic adjustment of payload position on the spacecraft to control pitch and yaw during thrusting events.
11,381,310 (16/951,191)	11/18/2040	Combined Communication and Ranging Functionality on a Spacecraft	A multi-beam laser module that concurrently supports both ground communication and ranging operations.
11,936,335 (17/390,790)	7/30/2041	Rollable Tape Spring Solar Array	A rollable solar array panel with a spacer layer and drive mechanism that facilitates uncoiling.
n/a (17/872,946)	n/a	Orbital Space Racing
A system for managing space vehicle racing or other competitions, including an orbital transfer vehicle for deploying vehicles at desired starting points and a control unit for tracking waypoint arrival times.

n/a (18/508,738)	n/a	Systems and Methods for Maintenance of a Spacecraft Constellation	A spacecraft constellation maintenance system in which a member of the constellation removes other (e.g., malfunctioning) spacecraft of the constellation from the constellation orbit.

Non-U.S. Patent No. (Application No.)	Expiration Date	Title	Description
EP Patent No. 3938653 (20735251.9)	3/12/2040	Spacecraft Propulsion Devices and Systems with Microwave Excitation
An MET thruster with an injector that injects propellant into the resonant cavity with rotating circumferential flow, and an annular structure that extends into the resonant cavity along the thrust axis (e.g., to improve vorticity).

Spain Patent No. 3938653 (20735251.9) (country-specific validation of EP patent above)	3/12/2040	Spacecraft Propulsion Devices and Systems with Microwave Excitation
An MET thruster with an injector that injects propellant into the resonant cavity with rotating circumferential flow, and an annular structure that extends into the resonant cavity along the thrust axis (e.g., to improve vorticity).

UK Patent No. 3938653 (20735251.9) (country-specific validation of EP patent above)	3/12/2040	Spacecraft Propulsion Devices and Systems with Microwave Excitation
An MET thruster with an injector that injects propellant into the resonant cavity with rotating circumferential flow, and an annular structure that extends into the resonant cavity along the thrust axis (e.g., to improve vorticity).

UPC Patent No. 3938653 (20735251.9) (unitary European patent based on EP patent above)	3/12/2040	Spacecraft Propulsion Devices and Systems with Microwave Excitation
An MET thruster with an injector that injects propellant into the resonant cavity with rotating circumferential flow, and an annular structure that extends into the resonant cavity along the thrust axis (e.g., to improve vorticity).

n/a (PCT Patent Application No. PCT/US23/27341)	n/a	Chemical-Microwave-Electrothermal Thruster	A thruster that leverages both MET and chemical reactivity to generate thrust.

Customer Overview
Our signed customer contracts typically include firm orders as well as options, which allow customers to opt-in to launches on shorter notice without requiring a separate agreement. In general, our customers have the right to cancel their contracts with the understanding that they will forgo their deposits. If a customer cancels a contract before it is required to pay non-refundable deposits, we may not receive revenue from these orders, except for an initial deposit which is paid at the time the contract is signed.
Sales and Marketing
We plan to provide new service offerings and use a variety of marketing approaches over time to increase market share and grow the total addressable market for our product and services.
We anticipate the emergence of new businesses as the space economy continues to be unlocked and new applications are introduced. We plan to position ourselves to capture these emerging and adjacent markets which we believe will be enabled by the development of infrastructure services.
Regulatory
See “Risk Factors” for risks and uncertainties related to regulatory requirements.
Federal Communications Commission
The regulations, policies, and guidance issued by the Federal Communications Commission (“FCC”) apply to the operation of our satellites and vehicles. When we communicate with our satellites and vehicles using any part of the electromagnetic spectrum, we are operating a space station to which FCC regulations apply. Operators of regulated space stations are required to hold and maintain compliance with proper licenses, and the specific conditions thereof throughout the duration of any given mission. Operators may also seek licenses in other jurisdictions in accordance with multilateral agreements governing the use of the spectrum, and such licenses would generally be accorded equal treatment by the United States. For our initial flight in May 2022 the FCC granted us a Special Temporary Authorization (“STA”), which was modified and extended for five 30-day periods at our request. Following the enactment of a new set of FCC licensing guidelines for small satellites and related systems that applied to Momentus spacecraft, we applied for and in November 2022 were granted an FCC license for the Vigoride 5 mission. We applied for and in February 2023 were granted and FCC license for the Vigoride 6 mission. The FCC continues to pursue additional updated rulemaking that may potentially impact Momentus. The FCC continues to consider additional rules which, among other things, could change the operational, technical, and financial requirements for Momentus operations. If these proposed rules become final, they could change system design and financial costs in order to comply with or secure new Momentus spectrum licensure.
National Oceanic and Atmospheric Administration
Momentus transport vehicles will operate with space-qualified photographic equipment installed. While primarily intended to function as mission assurance tools, these cameras will be capable of capturing incidental Earth imagery while in orbit. As such, we believed these cameras to be subject to the licensing requirements and regulations of the National Oceanic and Atmosphere Administration’s (“NOAA”) Commercial Report Sensing Regulatory Affairs (“CRSRA”) office. Until February 2023 we held a license grant from CRSRA authorizing the first ten Vigoride missions. As a consequence of a NOAA interpretation of the licensing regulations and at the suggestion of NOAA we surrendered that license in February 2023. For future missions we will apply for any required NOAA authorizations on a case-by-case basis.
Federal Aviation Administration
As a participant in launch activities, we are indirectly subject to the license requirements of the Federal Aviation Administration’s (the “FAA”) Office of Commercial Space Transportation (the “AST”). The FAA regulates the airspace of the United States, through which launch vehicles must fly during launch to orbit. The AST office predominantly processes launch license requests submitted by launch vehicle operators, which include information on the constituent payloads flying on any given mission. As a result, reviews of our payloads by the AST occur during, for example, the processing of a SpaceX launch license. During preparation for the Vigoride-1 mission, the FAA ultimately determined that it was unable to grant to SpaceX an approval of the Momentus payload for the SpaceX Transporter-1 launch in January 2021 due to national security and foreign ownership concerns regarding Momentus raised by the Department of Defense during an interagency review. Despite Momentus payloads being exempt from FAA payload review as a result of our existing NOAA grant, the Company initiated ongoing engagement with the FAA as part of a preemptive payload review unrelated to a launch license in contemplation of future launch activity. In May 2021, the FAA denied one of our payload review applications due to interagency concerns related to the corporate structure of Momentus at the time of denial. The FAA acknowledged that Momentus was engaged in addressing the concern and indicated that the FAA could reconsider the application once that process is complete. In March 2022, Momentus filed with the FAA an application for a payload review and determination in support of the Vigoride 3 mission. In May 2022, Momentus received from the FAA a favorable payload determination for the Vigoride 3 payload resulting in the first operational mission for a Vigoride OSV.
International Traffic in Arms Regulations and Export Controls
Our orbital infrastructure business is subject to, and we must comply with, stringent U.S. import and export control laws, including the International Traffic in Arms Regulations (the “ITAR”) of the U.S. Department of State and the Export Administration Regulations (the “EAR”) of the Bureau of Industry and Security of the U.S. Department of Commerce. The ITAR generally restricts the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.
The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime concerning the spaceflight business.

Many different types of internal controls and measures are required to ensure compliance with such export control rules. In particular, we are required to maintain registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software, and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance by foreign persons, related to and who support our spaceflight business. Under the ITAR and the EAR, we must receive permission to release controlled data to foreign persons or physically ship controlled hardware abroad.
See “Risk Factors—We are subject to stringent U.S. export and import control laws and regulations.” Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition, and results of operation.” The inability to secure and maintain other necessary export authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. For example, if we were unable to obtain or maintain our licenses to export certain spacecraft hardware, we would be effectively prohibited from launching our vehicles from certain non-U.S. locations, which would limit the number of launch providers we could use. In addition, if we were unable to obtain a Department of State Technical Assistance Agreement to export certain launch provider related services, we would experience difficulties or even be unable to perform integration activities necessary to safely export our transfer vehicles to non-U.S. launch sites. In both cases, these restrictions could lead to higher launch costs which may have a material adverse impact on our results of operations. Similarly, if we were unable to secure effective export licensure to authorize the full scope of activity with a foreign partner or supplier, we may need to implement design changes to spacecraft or updates to our supplier chain, which may increase costs or result in delays in vehicle launch schedules.
Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. government. In addition, any changes in export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.
Interagency Review
Approval of the licenses described above may be subject to interagency reviews that allow multiple government agencies—the U.S. Department of Commerce, U.S. Department of Defense, U.S. Department of State, National Aeronautics and Space Administration (“NASA”), and others—to examine the respective applications from their individual perspectives, including safety, operational, national security, and foreign policy and international obligations implications, as well as review of foreign ownership. No assurance can be given that we will obtain the licenses described above in this section for our future missions. Even though Momentus entered into and implemented the National Security Agreement (NSA) which is described below, there is no guarantee that the FAA and other U.S. government agencies will continue to grant the necessary authorizations.
National Security Agreement
In February 2021, Momentus and its co-founder Mikhail Kokorich, with support from Stable Road, submitted a joint notice to the U.S. Government Committee on Foreign Investment in the United States (CFIUS) for review of the historical acquisitions of interests in Momentus by Mr. Kokorich, his wife, and entities that they control in response to concerns of the U.S. Department of Defense (the “DoD”) regarding Momentus’ foreign ownership and control. On June 8, 2021, CFIUS’ review of the joint notice relating to historical acquisitions of interests in Momentus by Mr. Kokorich, his wife, and entities that they control concluded when the Company entered into a National Security Agreement with the U.S. government, represented by the U.S. Departments of Defense and the Treasury, and Mr. Kokorich, on behalf of himself and Nortrone Finance S.A. (an entity controlled by Mr. Kokorich), Lev Khasis and Olga Khasis, each in their respective individual capacities and on behalf of Brainyspace LLC (an entity controlled by Olga Khasis).
In accordance with the NSA, on June 8, 2021, Mr. Kokorich, Nortrone Finance S.A, Lev Khasis and his wife Olga Khasis, and Brainyspace LLC, (collectively, the “Momentus Investors”), fully divested all the shares of Momentus securities beneficially owned by them by selling shares back to Momentus. Momentus was subjected to various requirements under the NSA to include third-party monitoring and audits; reporting requirements to the CFIUS Monitoring Agencies (CMAs); and establishment of a comprehensive Security Plan.
Momentus made significant strides to implement the NSA in 2023. In March 2023, Momentus paid the final divestiture payment to Mr. Kokorich, Nortrone Trust, and Mr. Khasis (through Brainyspace Trust). Momentus also implemented the remaining aspects of the NSA in 2023. Momentus submitted a request to CFIUS for NSA termination in December 2023, which was subsequently granted, and the Company was notified of this decision by the Department of the Treasury in January 2024. Momentus is no longer subject to the provisions of the NSA which is no longer in force.
Human Capital
People are our most important asset. Since its inception, Momentus has sought to recruit creative, positive persons with a diverse set of business capabilities to play an integral role in building our company. As we move into the next stage of our evolution, we are focused on optimizing the human capital resources we have available and are building the infrastructure necessary to support our workforce and promote communication, respect, and diversity among our team. Our Human Resources and Talent Acquisition department continues to actively recruit new talent. Many of our employees bring significant experience from prior positions working for leading defense primes, satellite manufacturers, other commercial and military aerospace companies, and government agencies. As of January 22, 2025, the Company has 24 full-time employees.
Facilities
Beginning in 2021, we leased an approximately 65,000-square-foot facility in San Jose, California, which serves as our headquarters, propulsion laboratory, and Vigoride assembly and test center. Our lease terminates on February 29, 2028 and we pay $135,591 in base monthly rent and $52,485 in common area expenses. This space could allow us to ramp up production volumes for Vigoride vehicles, increase available laboratory space, and accelerate developments if required. Three minor leases expired during 2022 as we completed the consolidation of operations to our San Jose facility. Our rocket launch partners will provide the necessary land, facility, and machinery to successfully complete the launches.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “Momentus,” “we,” “us,” or “our” refer to Momentus Inc.
The following discussion and analysis provide information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis should also be read together with our financial information for the year ended and as of December 31, 2023. In addition to historical financial information, this discussion and analysis contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks, uncertainties and assumptions. As a result of many factors, such as those set forth under the “Risk Factors” section above and “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.
Overview
Momentus offers or plan to offer satellites, satellite buses, satellite technologies, including solar arrays, and transportation and infrastructure services to help enable the commercialization of space and support the missions of U.S. and friendly government missions. Satellite operators are our target commercial customers. Momentus is also seeking business in support of U.S. government missions for departments and agencies like NASA and the Department of Defense.
Products and services that we plan to provide include provision of satellites, satellite buses, satellite technologies, including solar arrays, integration of payload instruments, “last mile” satellite transportation, payload-hosting, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings.
Our transportation service offering focuses on delivering our customers’ satellites to precision orbits of their choosing. To accomplish this, we partner with leading launch service providers, such as SpaceX to “ride share” our customer’s satellites from Earth to space on a midsized or large rocket. Customer satellites can also be carried aboard small launch vehicles for dedicated missions. Our OSVs would then provide “last mile” transportation services from the rocket’s drop-off orbit to a custom orbit of the satellite operator’s choosing. We believe this “hub-and-spoke” model has the potential to expand our customers’ deployment options relative to what they would be able to achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. Over time, we plan to begin introducing additional services beyond transportation.
Since Momentus’ founding in 2017, we have been working to develop, test and enhance our vehicles and supporting technologies, particularly our water plasma propulsion technology. In general, our customers have the right to cancel their contracts with the understanding that they will forgo their deposits. If a customer cancels a contract before it is required to pay non-refundable deposits, we may not receive revenue from these orders, except for an initial deposit which is paid at the time the contract is signed.
Our services are made possible by the space industry’s rapid technological developments over the past two decades, driven predominantly by significant decreases in launch costs, as well as the advent of smaller, lower-cost satellites. The convergence of these trends has resulted in substantial growth in the commercial space market, rooted in higher accessibility for companies entering the new space economy that aim to offer communication, earth observation and data collection services, and other satellite services.
We anticipate potential considerable growth over the coming years in the space transportation segment as companies continue to seek versatile and low-cost ways to deliver single satellites to specific orbits or deploy their satellite constellations. We anticipate that the need for small satellite transportation to low-earth orbit will continue to drive overall demand growth for space transportation services in the short-term as technology advancements continue to make space more accessible to new market entrants, although new applications beyond low-earth orbit are also emerging. We also believe that over the next decade, new space-based businesses may emerge, for example the generation of solar energy in space, space manufacturing or space data processing. The advent of these new business models could substantially increase demand for space transportation and other space infrastructure services.
Beyond transportation, we anticipate that growth of the satellite constellations market may drive demand for our satellites, satellites buses, and technologies like solar arrays, hosted payload, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings, if we are successful in executing on our business plan, including fully developing and validating our technology in space. Satellite constellations have relatively low lifespans and, in our view, will require maintenance, de-orbiting, and other general servicing with higher frequency.
Momentus has developed the M-1000 satellite bus that the Company is offering to both commercial and U.S. government customers. The market for satellite buses in this class is substantial and growing. The M-1000 satellite bus is based on the Vigoride OSV and has substantial commonality.
Inaugural Mission
Vigoride 3 was the first OSV that the Company launched into space. It was built with an upgraded 750-Watt version of the C-band MET compared to Vigoride 1 and Vigoride 2 which were early versions of Vigoride OSV that were fully built and ground tested. The Company does not plan to fly either Vigoride 1 or 2, and has incorporated lessons-learned from their development and production into later vehicles.
On May 25, 2022, the Company launched Vigoride 3 to low-earth orbit aboard the SpaceX Transporter-5 mission. In addition to Vigoride 3, Momentus used a second port on the same SpaceX mission to fly a third-party deployer from a partner company. On May 25, 2022, Momentus used the third-party deployer to place its first customer satellite in orbit.
On May 26, 2022, upon establishing two-way contact between Vigoride 3 in low-earth orbit and a ground station on Earth, Momentus discovered that Vigoride 3 had experienced certain anomalies after its launch, primarily relating to its deployable solar arrays, which provide power to the spacecraft and its subsystems. The Company quickly worked to address the anomalies, identify root causes and pursue solutions to be implemented in advance of future missions.
The Company determined that Vigoride 3’s deployable solar arrays, which are produced by a third party, and are folded and stowed during launch, did not fully deploy as intended once in orbit. This resulted in low power issues with the spacecraft. Meanwhile, the spacecraft's fixed, body-mounted solar panels appeared to have worked as intended and were able to provide some power to the spacecraft. The Company and the producer of the solar arrays identified a mechanical issue in a component in third-party supplied solar arrays as the root cause of the deployable arrays not operating as intended. The Company also identified the root cause of the anomalies that it experienced with other spacecraft systems during the low-power state.
On May 28, 2022, Momentus was able to deploy two customer satellites from Vigoride 3 (of nine total customer satellites onboard Vigoride 3). The Company then continued efforts to deploy other customer satellites. While Momentus initially established two-way communications with Vigoride 3, it was unable to continue such two-way communication given the spacecraft's low-power state.
While Momentus was unable to re-establish two-way communication with Vigoride 3, it continued to broadcast commands to the spacecraft from ground stations on Earth, including commands to deploy customer satellites. Additionally, Vigoride 3 was equipped with a mechanism designed to autonomously deploy customer satellites in the event of a sustained loss of communications with ground stations. Vigoride 3 deployed five additional customer satellites during July and August 2022 for a total of seven. The Company was unable to deploy the last two customer satellites that Vigoride 3 was carrying. In total, Momentus deployed eight customer satellites in low-earth orbit during its inaugural mission, comprising seven satellites from Vigoride 3 and one satellite from the third-party deployer system.
The Company incorporated improvements identified during its inaugural mission in advance of its first follow-on mission and other planned follow-on missions.
First Follow-On Mission
Vigoride 5 is the lead spacecraft in the Company’s Block 2.2 configuration, which features an upgraded propulsion system, a modular payload bay that allows fuel tanks to be substituted for customer payloads depending on specific mission requirements, upgraded payload-hosting capabilities and a more efficient structural design compared to previous Vigoride vehicles. Vigoride 5 was the second OSV that the Company launched into space.
On January 3, 2023, the Company launched Vigoride 5 to low-earth orbit aboard the SpaceX Transporter-6 mission. As of December 31, 2023, the primary mission objectives were completed. On Vigoride’s first orbital pass, Momentus confirmed that both solar arrays were deployed, and the vehicle was generating power and charging its batteries. Momentus demonstrated all spacecraft subsystems through the course of the Vigoride 5 primary mission and identified several deficiencies which have been incorporated into the Vigoride 7 build. Vigoride 5 included testing of our MET propulsion system. Two thrusters were flown and fired over 300 times and 6 hours 58 minutes of accumulated firing time. Vigoride 5 also carried one cubesat that was successfully released into orbit, and a complex hosted payload developed by CalTech to demonstrate technologies needed to collect and beam power to the Earth. Momentus also performed an orbit raise during this mission of over 3 km.
Vigoride 6 Mission
Momentus launched its third Vigoride Orbital Service Vehicle (OSV) to low-Earth orbit aboard the SpaceX Transporter-7 mission on April 14, 2023. During the Vigoride-6 mission Momentus deployed all customer payloads. Momentus successfully deployed the REVELA payload for ARCA Dynamics, the VIREO CubeSat for C3S LLC., the DISCO-1 CubeSat for Aarhus University, and the IRIS-C payload for an Asian customer booked through ISILAUNCH.
During the Vigoride-6 mission, Momentus also deployed two CubeSats into Low-Earth Orbit as part of the NASA LLITED (Low-Latitude Ionosphere/Thermosphere Enhancements in Density) mission. These two CubeSats, housed behind a single deployer door, were released from the Vigoride OSV earlier than scheduled. While the CubeSats were deployed at the intended altitude of 495km, they were deployed at a different inclination than the intended target orbit needed for the science experiment. Momentus conducted a thorough investigation and identified the root cause as human error in the mapping of a software command. The Company implemented corrective actions to prevent a recurrence.
During the Vigoride 6 mission, Momentus conducted a demonstration test of its patented Tape Spring Solar Array (TASSA). This system utilizes flexible solar cell technology, allowing the solar array to be extended and retracted like a tape measure, using its concave shape to provide rigidity.
TASSA is designed to be deployed and retracted on orbit numerous times, to be configurable to varying lengths based on power requirements, and utilizes thin film solar cells that are radiation resistant and self-annealing. During its demonstration test on orbit, Momentus was able to demonstrate a significant majority of the major performance requirements for TASSA, including boom yoke deployment, initial roll out deployment, thin film flexible solar cell power generation, low-cost slip ring performance, and retraction, providing confidence as well as identifying areas for improvement, such as processing the metallic substrate to better maintain its intended shape as Momentus continues development of this technology.
Other Missions
Momentus conducted another mission on the SpaceX Transporter-9 mission launched on November 11, 2023. On this mission, Momentus used a third-party deployer system to deliver payloads into orbit. Momentus supported five payloads for four customers. After launch, the Company confirmed the deployment of the Hello Test 1 and 2 satellites for Hello Space. Momentus was not able to confirm the deployment of the remaining three satellites for three other customers and based on the results of a detailed investigation undertaken, the Company does not believe those satellites were released from the third-party deployer system.
Momentus has launched four missions to date, deployed 17 customer satellites, and provided hosted payload services. The Company has produced its next Orbital Service Vehicle, Vigoride 7, that it intends to utilize on a future mission, sale as a finished product, or for use as a satellite bus.
Our ability to execute on our business plan is dependent on the continued development and successful commercialization of the technologies described in this prospectus. We believe our water plasma propulsion technology will be a key differentiator of our product offerings, however there can be no assurance that it can be operated in a manner that is sufficiently reliable and efficient to permit full commercialization of the technology. Development of space technologies is extremely complex, time consuming, and expensive, and there can be no assurance that our predicted theoretical and ground-based results will translate into operational space vehicles that operate within the parameters we expect, or at all. This prospectus describes Momentus’ current business plans for continuing to develop its technology and marketing and commercializing its products, however there can be no assurance that Momentus will be able to successfully develop its technologies and implement them in commercially viable vehicles.
Product and Services Overview
We currently plan to offer the following products and services to the space economy:
Satellites and Constellation Bus: Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers. Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellites for use in constellations. Momentus is offering high-volume production of busses, based on Vigoride’s technologies and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August, 2023.
Satellite Technologies: Momentus is developing and plans to offer satellite technologies such as our Tape Spring Solar Array and other components used on the Vigoride Orbital Service Vehicle. These technologies and components have been flown in space and offer important competitive advantages such as low cost and flexibility to meet the needs of a growing market of customers who are owners and operators of satellites.
Space Transportation: Under this model, our customers will deliver their payload to us a few months prior to launch for integration onto our vehicle. Once we have integrated our customers’ payloads, we then ship our vehicle, holding the customer payload, to the launch site, where it will be integrated onto the launch vehicle. The launch vehicle then transports our vehicle to the drop-off orbit. After separation from the launch vehicle, our OSV will transport our customers’ payloads to their chosen final orbit.
We believe our transportation service has the potential to expand our customers’ deployment options relative to what they could achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. We plan to price our transportation services to custom orbits above competing ride-share services to standard orbits, but below what a satellite operator would need to pay to access a custom orbit using a dedicated small rocket.
Hosted Payload: There are a broad range of payloads, satellite components, and other space technologies, which customers want to operate, test, or validate in space. During development of a satellite component or other system, testing and validation of performance are important, particularly in the harsh environment of space. In other cases, customers wish to operate technologies such as solar collection and energy transmission systems in space without the expense of developing a full system that includes the satellite bus hosting these instruments. Momentus hosted payload service allows customers to operate, test, and validate the performance of the technology or system in space at lower cost and less complexity. Momentus service offers the ability to manage the integration and operation of these payloads in space. Additionally, Momentus is able to obtain necessary government licenses and manage the integration of these hosted payloads onto our Orbital Service Vehicle.
In-Orbit Servicing: We view in-orbit servicing of satellites as a growing business opportunity. As the number of satellites in space increases, so does their need to be serviced. We plan to develop Momentus’ vehicles to be capable of performing in-orbit servicing and are pursuing development activities that support this objective. Although we are still developing this technology, our aim is to equip future vehicles with robotic arms and an ability to maneuver in close proximity to other spacecraft and grapple, dock, or berth with them. Once fully developed, we believe these capabilities could allow us to offer a suite of different in-orbit services, such as inspection, refueling, life extension, re-positioning, salvage missions, maintenance and repair, and de-orbiting.
Constellation Bus: Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellite busses for use in constellations. Momentus is offering high-volume production of busses, based on Vigoride’s technologies and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August, 2023.

Factors Affecting Our Performance
We believe that our performance and future success depend to a substantial extent on our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section titled “Risk Factors”.
In-Space Transport and Service Vehicles and Related Technology Development
Our Service Vehicles
Our research and development objectives have included the development of our existing and future in-space transfer and service vehicles and related water plasma propulsion technology.
Vigoride is the first vehicle developed by Momentus. We expect Vigoride will be sufficient to meet our initial operating plan of offering in-space transportation services to small satellites in LEO as well as payload-hosting services. The success of our in-space infrastructure services business will depend on our ability to successfully and regularly deliver customer satellites into custom orbits. Vigoride is intended to transport up to 750 kg of customer payload in LEO, although our payload capacity will likely be lower in most common configurations.
We conducted our inaugural test and demonstration mission with Vigoride during 2022 and began our second test and demonstration mission in January 2023 and the third test and demonstration mission in April 2023.
Our 2022 and 2023 launches were intended to be test and demonstration missions. While we carried a few paying customers on these early missions, the primary goals of our 2022 and 2023 missions were to test Vigoride in space, learn from any issues that we encountered and incorporate lessons learned into future Vigoride vehicles. While we conduct an extensive ground-test campaign to identify potential problems with each of our vehicles prior to launch, we have encountered anomalies with our vehicles and their operation in space, and we may encounter additional issues and anomalies in the future. Depending on the nature of issues and anomalies we may encounter, our schedule for future launches and other planned activities could be adversely affected. There can be no assurance that we will not experience operational or process failures and other problems during our test and demonstration missions or on any other mission. Any failures or setbacks could harm our reputation and have a material adverse effect on our business, financial condition and results of operation.
Early Vigoride vehicles will not be reusable, meaning that they will complete their missions following delivery of their payloads, operation of hosted payload, and testing of new technologies. However, later this decade, we plan to make our vehicles capable of reuse such that, upon delivery of their payloads, they will be able to remain in space to conduct follow-on missions. Establishing reusable vehicles will require significant additional research and technological developments.
Beyond Vigoride, we envision bringing larger vehicles to market. These vehicles will be similar to our Vigoride vehicle, but with larger structures, and more powerful propulsion systems in order to carry progressively larger payloads progressively farther from Earth, such as to Geosynchronous Orbit (GEO).
The successful development of our satellites, satellite buses, satellite technology and components, Orbital Service Vehicles with water plasma propulsion technology involves uncertainties, including:
•	timing in finalizing systems design and specifications;
•	successful completion of further test programs and demonstration missions;
•
receipt and the timing of such receipt of licenses and government approvals that will allow us to fly our vehicles in space and gather valuable data that will assist in further development of our vehicles;

•	meeting stated technological objectives and goals for the design on time, on budget and within target cost objectives;
•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies and maintaining current approvals, licenses or certifications;
•	our ability to secure slots on our launch providers’ manifests;
•	performance of our manufacturing facility despite risks that disrupt productions, such as natural disasters;
•	performance of our third-party contractors that support our research and development activities;

•	performance of a limited number of suppliers for certain raw materials and supplied components and their willingness to do business with us;
•	our ability to protect our intellectual property critical to the design and function of our OSVs;
•	our ability to continue funding and maintaining our current research and development activities.
A change in the outcome of any of these variables could delay the development of our vehicles which in turn could impact our business and results of operations. Refer to “Risk Factors”.
Initial and Successive Launches
Our water plasma propulsion technology is based on the use of MET, thrusters, which we believe can ultimately provide safe, affordable, reliable, and regular in-space services, including space transportation, hosted payload, and in-orbit servicing. To accomplish this, we currently intend to:
Develop and market for sale satellites, satellite buses, and satellite technologies. Momentus has developed and intends to develop additional offerings of satellites, satellite buses, and key technologies such as solar arrays and components such as avionics. These offerings leverage the research and development work conducted by the Company in recent years on its Vigoride Orbital Service Vehicle and use technologies developed for this vehicle. Momentus has offered and intends to continue to offer satellites to meet the needs of defense, government, and commercial customers.
Momentus is also developing, or has developed, satellite technologies such as solar arrays and avionics. These components have been developed for use on Momentus’ satellites, satellite buses, and Orbital Service Vehicles. The Company also intends to offer these technologies and components to defense, government, and commercial customers.
Offer Services for in-space transportation. We conducted our inaugural test and demonstration mission with Vigoride in 2022, followed by our second and third tests and demonstration missions in January and April 2023, respectively. All future missions remain subject to the receipt of licenses and government approvals, and successful completion of our efforts to prepare our spacecrafts for flight. The Company can offer no assurances that the vehicles that it plans to operate in future missions will be ready on time, or that they will operate as intended. Refer to “Risk Factors—We may not receive all required governmental licenses and approvals,” and “Risk Factors—We are dependent on the successful development of our satellite vehicles and related technology,” under “Risk Factors”.
Offer a commercial program for hosted payloads. We developed a modular approach to satellite systems through our hosted payload model. For missions that require significant power for the payload and/or specific orbits, Momentus intends to provide a unique combination of a low-cost service model, in-orbit flexibility, and high electrical power generation.
Launch our commercial program for in-orbit servicing. If we develop reusability for our vehicles as currently contemplated, we believe we will be able to begin offering a suite of different in-orbit services to our clients. Although we have not yet developed these capabilities or the technology that would be required to provide these services, such services may include inspection, refueling, life extension, re-positioning, salvage missions, maintenance and repair, and de-orbiting. As the quantity of satellites sent into space continues to increase, we anticipate growing demand from such services.
The success of our in-space infrastructure services business will depend on our ability to successfully and regularly deliver customer satellites into custom orbits. Our early missions, particularly those in 2022 and 2023, were demonstration missions. The primary goals of these demonstration missions were to test Vigoride in orbit and learn from any issues that we encounter. The lessons learned from demonstration missions helped inform changes we have incorporated into our Vigoride vehicle. Depending on the nature of issues we encounter, our schedule for future launches and other planned activities could be adversely affected. There can be no assurance that we will not experience operational or process failures and other problems during our future demonstration missions or on any future mission. Any failures or setbacks, particularly those that we experienced on our inaugural mission (Vigoride 3) and those that we may encounter on other early missions, could harm our reputation and have a material adverse effect on our business, financial condition and results of operation. Refer to “Risk Factors—We are dependent on the successful development of our satellite vehicles and related technology,” under “Risk Factors”.

Customer Demand
We have received significant interest from a range of satellite operators, satellite manufacturers, satellite aggregators, launch service providers, and others. As of September 30, 2024 and December 31, 2023, the Company had customer deposit balances of $1.6 million and $1.0 million, respectively, related to signed contracts with customers, including firm orders and options (some of which have already been exercised by customers). There can be no assurance that Momentus will be successful in our objective to convert this customer interest into substantial sales.
In general, our customers have the right to cancel their contracts with the understanding that they will forgo their deposits. If a customer cancels a contract before it is required to pay non-refundable deposits, we may not receive revenue from these orders, except for an initial deposit which is paid at the time the contract is signed.
Recent Developments
December Offering
On December 18, 2024, Momentus consummated a public offering (the “December Offering”) of an aggregate of (i) 230,000 shares of Common Stock and 570,000 pre-funded warrants to purchase up to 570,000 shares of Common Stock, and (ii) 800,000 warrants to purchase up to 800,000 shares of Common Stock. Each share of Common Stock, or a pre-funded warrant in lieu thereof, was sold together with an accompanying common warrant to purchase one share of Common Stock.
The public offering price for each share of Common Stock and one accompanying warrant was $6.20. The public offering price of each pre-funded warrant and one accompanying warrant was $6.19999, which equals the price at which one share of Common Stock and accompanying warrant was sold to the public in this offering, minus $0.00001. The exercise price of each pre-funded warrant is $0.00001 per share. Each warrant offered in the December Offering is exercisable for one share of Common Stock and has an initial exercise price equal to $6.08.
The Company received aggregate gross proceeds from the December Offering of approximately $5.0 million, before deducting placement agents’ fees and other offering expenses. The Company intends to use the proceeds of the December Offering for general corporate purposes, including repayment of debt.
Each pre-funded warrant is immediately exercisable and will remain exercisable until exercised in full. Each warrant is immediately exercisable and expires five years from its issuance date. The shares of Common Stock, pre-funded warrants and accompanying warrants were issued separately. The exercise price of the warrants and the pre-funded warrants and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events. The warrants issued in the December Offering may be exercised on a cashless basis if at any time there is no effective registration statement registering, or no current prospectus is available for, the resale of the shares of Common Stock issuable upon exercise thereof. The pre-funded warrants may be exercised on a cashless basis at any time.
A holder of the warrants issued in the December Offering and the pre-funded warrants (together with its affiliates) may not exercise any portion of the warrants or pre-funded warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the election of the holder) of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s warrants or pre-funded warrants up to 9.99% of the number of the Company’s shares of Common Stock outstanding immediately after giving effect to the exercise.
The shares of Common Stock, warrants, shares of Common Stock issuable upon exercise of the warrants, pre-funded warrants, and shares issuable upon exercise of the pre-funded warrants were offered and sold by the Company pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-283539), filed with the Commission under the Securities Act that was declared effective on December 17, 2024.
In connection with the December Offering, on December 17, 2024, the Company entered into a securities purchase agreement with a single institutional investor, pursuant to which the Company agreed not to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents for a period of thirty (30) days and will not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the securities purchase agreement) for a period of six (6) months after the closing date of the December Offering, subject to certain exceptions.

Pursuant to the securities purchase agreement, each of the Company’s executive officers, directors and stockholders beneficially owning 5% or more of the issued and outstanding shares of Common Stock entered into a lock-up agreement with the Placement Agent (as defined below) providing that each such person, for a period of ninety (90) days from the closing date, may not, subject to customary exceptions, offer, issue, sell, transfer or otherwise dispose of the Company’s securities without the prior written consent of the Placement Agent.
The Purchase Agreement also contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company or the purchasers in the December Offering, other obligations of the parties and termination provisions.
Also, in connection with the December Offering, on December 17, 2024, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.” or the “Placement Agent”), pursuant to which the Placement Agent agreed to act as Placement Agent on a reasonable “best efforts” basis in connection with the December Offering. The Company paid the Placement Agent a cash fee equal to 7.0% of the gross proceeds raised in the December Offering. In addition, the Company has also agreed to reimburse the Placement Agent for legal expenses incurred by it in connection with the December Offering in an amount not to exceed $95,000 and up to $10,000 for certain reasonable non-accountable fees and expenses. In addition, the Placement Agent received warrants (the “Placement Agent Warrants”) to purchase such number of shares of Common Stock equal to 5.0% of the aggregate number of shares of Common Stock sold in the December Offering, or an aggregate of 40,000 shares of Common Stock. The Placement Agent Warrants have substantially the same terms as the warrants issued in the December Offering, except that the Placement Agent Warrants will have an exercise price of $6.82 per share (representing 110% of the offering price per share of Common Stock and accompanying warrant in the December Offering) and expire five years from the commencement of the sales of the securities in the December Offering.
The Placement Agency Agreement contains customary representations, warranties and agreements by the company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, other obligations of the parties and termination provisions.
Loan Agreement
On December 13, 2024, Momentus entered into a Loan Agreement (the “Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which Momentus borrowed $2.0 million. The Loan Agreement had a maturity date of September 19, 2025, and was payable in 40 weekly installments of $67,500. The loan was prepaid on December 19, 2024 for $2.4 million using proceeds from the December Offering. In connection with the Loan Agreement, Momentus issued to the J.J. Astor & Co. the warrants to purchase up to 28,572 shares of Common Stock with an exercise price of $5.92 per share (the “Lender Warrants”). The exercise price and the number of shares of Common Stock issuable upon exercise of the Lender Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
Momentus entered into a Registration Rights Agreement with J.J. Astor & Co. that required the Company to file a resale shelf registration statement registering the resale of the conversion shares and the shares of Common Stock issuable upon exercise of the Lender Warrants within 31 calendar days following the closing date. The Company registered the conversion shares and the shares of Common Stock issuable upon exercise of the Lender Warrants pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-283727), filed with the Commission under the Securities Act that was declared effective on January 2, 2025.
None of the Lender Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by Lender (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. By written notice, Lender may from time to time increase or decrease this ownership limitation to any other percentage up to 9.99%. Exercise of the Lender Warrants is also subject to compliance with applicable Nasdaq rules; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company. The Company has agreed to call a special meeting of shareholders by no later than March 13, 2025 to obtain shareholder approval.
Convertible Notes Transactions
On July 12, 2024, the Company and Space Infrastructures Ventures, LLC (“SIV”), entered into a secured convertible promissory note (the “Initial Convertible Note”) pursuant to which Momentus may borrow up to $2.3 million prior to September 1, 2024, consisting of (i) an initial loan in the principal amount of $500,000 which may be borrowed on or after July 17, 2024, and (ii) one or more subsequent loans totaling up to $1.8 million in aggregate principal amount which may be borrowed on or after August 7, 2024, with the $1.8 million subject to certain conditions including the availability of financing to SIV. Borrowings under the Initial Convertible Note bear interest at 15% per annum. Principal on the Initial Convertible Note is to be re-paid in four equal payments on a quarterly basis, commencing on December 1, 2024, and the Initial Convertible Note has a maturity date of September 1, 2025, at which time all accrued interest is due. As of September 30, 2024, all amounts available under the Initial Convertible Note have been borrowed by the Company.
Amounts borrowed under the Initial Convertible Note are secured by a lien on substantially all of the assets of the Company. In lieu of cash payments of accrued interest, SIV, in its sole discretion, may elect to receive shares of Momentus Common Stock at a conversion price of $7.41 per share (the “Conversion Price”). On the maturity date, subject to the satisfaction of applicable legal and regulatory conditions, all outstanding obligations under the Initial Convertible Note automatically convert into Common Stock at the Conversion Price. The proceeds of the Initial Convertible Note are to be used solely for the following purposes: (a) to fund day-to-day working capital needs in the order course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, (b) for general purposes in the ordinary course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, and (c) to repay secured indebtedness owed to certain directors and officers of Momentus.
On October 24, 2024, the Company and SIV entered into a secured convertible promissory note (the “Subsequent Convertible Note”, and, together with the Initial Convertible Note, the “Convertible Notes”) pursuant to which Momentus may borrow up to $3.0 million in two tranches, consisting of (i) an initial loan in the principal amount of $2 million, and (ii) up to an additional $1 million in principal amount which may be borrowed from December 22, 2024 through February 14, 2025. Borrowings under the Subsequent Convertible Note bear interest at 15% per annum. The Subsequent Convertible Note has a maturity date of October 24, 2025, at which time all principal and accrued interest is due. Amounts borrowed under the Subsequent Convertible Note are secured by a lien on substantially all of the assets of the Company.
At any time after the date that is six months after the original issuance date of the Subsequent Convertible Note, SIV may convert some or all of the outstanding obligations under the Subsequent Convertible Note into shares of Common Stock at a conversion price of $7.41 per share. The conversion price and the number of shares of Common Stock issuable upon conversion of the Subsequent Convertible Note is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In addition to the Subsequent Convertible Note, the Company agreed to issue to SIV warrants to purchase up to 463,223 shares of Common Stock with an exercise price of $7.41 per share (the “SIV Warrants”), of which warrants to purchase 269,950 shares of Common Stock were issued on November 14, 2024 following the funding of the first tranche under the Subsequent Convertible Note. The exercise price and the number of shares of Common Stock issuable upon exercise of the SIV Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. SIV may not exercise the SIV Warrants prior to April 24, 2025, and the SIV Warrants will expire April 24, 2030.
Additionally, on November 30, 2024, the Company entered into amendments to the Convertible Notes. The amendments to the Subsequent Convertible Note accelerated the borrowing date for the second tranche of $1 million in principal amount to December 2, 2024, which borrowing date had previously been no earlier than December 22, 2024. Accordingly, the Company has now borrowed the full $3 million in principal amount under the Subsequent Convertible Note.
The amendments also permitted SIV to reserve out of the proceeds of the second tranche under the Subsequent Convertible Note of approximately $670 thousand, representing the amount of principal and interest due from the Company to SIV on December 1, 2024, under the Initial Convertible Note.
The amendments to the Convertible Notes also provide SIV the option to convert all amounts outstanding under either Convertible Note into shares of the Company’s Common Stock at any time. Previously, the Initial Convertible

Note only permitted conversion of interest when and as due, while the Subsequent Convertible Note only permitted conversion of outstanding amounts when and as due. The conversion price of amounts outstanding under the Initial Convertible Note and Subsequent Convertible Note remained unchanged from their respective original conversion prices described above.
In connection with the borrowing of the second tranche under the Subsequent Convertible Note, the Company issued to SIV warrants to purchase 193,273 shares of Common Stock with an exercise price of $7.41 per share, as originally required by the Subsequent Convertible Note.
The Company also agreed to register the resale by SIV of all of the shares of Common Stock issuable upon conversion of the Convertible Notes and the warrants issued to SIV. The Company registered the shares of Common Stock issuable upon conversion of the Convertible Notes and the warrants issued to SIV pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-283727), filed with the Commission under the Securities Act that was declared effective on January 2, 2025.
Neither the Subsequent Convertible Note nor the SIV Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by SIV (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, as applicable. By written notice to the Company, SIV may decrease or increase the ownership limitation to any other percentage, with agreement of the Company in the case of any decrease below 4.99% or increase above 9.99%, provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company.
The proceeds of the Subsequent Convertible Note are to be used solely to fund day-to-day working capital needs in the ordinary course of business, consistent with past practices, and for general purposes in the ordinary course of business, consistent with past practices. The Subsequent Convertible Note requires SIV’s consent to take certain actions, such as purchasing assets outside the ordinary course of business, extending financing, making capital expenditures in excess of $100,000, repaying debts outside the ordinary course of business or investing in any entity or enterprise.
Components of Results of Operations
Service Revenue
We enter into contracts for ‘last-mile’ satellite and cargo delivery, payload hosting and in-orbit servicing options with customers that are primarily in the aerospace industry. The Company recognizes revenue (along with any other fees that have been paid) upon the earlier of the satisfaction of our performance obligation or when the customer cancels the contract. The Company also enters into contracts to perform analysis and provide engineering services to U.S. government organizations.
During the year ended December 31, 2023, the Company recognized $3.1 million of revenue, primarily from the completion of performance obligations in connection with the Vigoride 5 and 6 transportation services and hosted payload missions as well as some forfeited customer deposits upon contract expiration and engineering project services. During the quarter ended September 30, 2024, the Company recognized $0.1 million of revenue, primarily from the completion of performance obligations on engineering services performed for U.S. government and engineering project services.
As of December 31, 2023 we have signed contracts with customers and have collected approximately $1.0 million in customer deposits, all of which are recorded as non-current contract liabilities in our consolidated balance sheets. As of September 30, 2024 we have signed contracts with customers and have collected approximately $1.6 million in customer deposits, $1.1 million of which are recorded as non-current contract liabilities in our condensed consolidated balance sheets.
The Company estimates variable consideration at the most likely amount, which is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur. While the Company’s standard contracts do not contain refund or recourse provisions that enable its customers to recover any non-refundable fees that have been paid, the Company may issue full or partial refunds to customers on a case-by-case basis as necessary to preserve and foster future business relationships and customer goodwill. Contracts to provide engineering services to U.S. government organizations generally have milestone payments subject to the variable consideration constraint. When a milestone is achieved, the Company updates its estimate of the transaction price to include the milestone payment and records a cumulative catch-up in revenue.

Cost of Revenue
Cost of revenue consists primarily of expenses associated with the cost of the orbital service vehicle and third-party launch costs. To date, the cost of these orbital service vehicles has been expensed as research and development costs as materials and services are received. The current design and technology allow for a single use of the orbital service vehicle.
Research and Development
Research and development expenditures consist primarily of the cost of the following activities for developing existing and future technologies for our satellites, satellite technologies, and our Orbital Service Vehicles. Research and development activities include basic research, applied research, design, development, and related test program activities. Costs incurred for developing our technologies primarily include equipment, material, and labor hours (both internal and subcontractors). The Company also records launch costs related to the testing of its Vigoride vehicles as research and development costs.
As of September 30, 2024 and December 31, 2023, we have expensed all research and development costs associated with developing and building our vehicles.
Selling, General and Administrative
Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, security, sales, marketing, and human resources; depreciation expense and rent relating to facilities, and equipment; professional fees; and other general corporate costs. Headcount-related expenses primarily include salaries, bonuses, equity compensation expense and benefits.
We also incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC.
Change in Fair Value of Warrant Liability
Changes in the fair value of warrants consists of changes in the estimated fair value of our warrant liability.
Interest Income
Interest income consists of interest earned by the Company on investment holdings in interest bearing bank accounts.
Interest Expense
Interest expense includes interest incurred by the Company related to our loan payables as well as the amortization of warrant discount and debt issuance costs.
Other Income (Expense)
Other income (expense) primarily relates to non-recurring fees incurred in conjunction with the Term Loan financing, SEC settlement cost, and other immaterial items.
Income Tax Provision
We are subject to income taxes in the United States. Our income tax provision consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.
The effective tax rate may vary significantly from period to period and can be influenced by many factors. These factors include, but are not limited to, changes to the statutory rates in the jurisdictions where the Company has operations and changes in the valuation of deferred tax assets and liabilities. The difference between the effective tax rate and the federal statutory rate of 21% primarily relates to certain nondeductible items, state and local income taxes and a full valuation allowance for deferred tax assets.

Results of Operations
The following tables set forth a summary of our unaudited condensed consolidated interim results of operations for the periods presented. The period-to-period comparisons of financial results are not necessarily indicative of future results.
Comparison of Financial Results for the Three Months Ended September 30, 2024 and 2023

	Three Months Ended September 30,
(in thousands)	2024	2023	$ Change	% Change
Service revenue	$107	$339	$(232)	(68%)
Cost of revenue	66	119	(53)	(45%)
Gross profit	41	220	(179)	(81%)
Operating expenses:
Research and development expenses	2,205	5,992	(3,787)	(63%)
Selling, general and administrative expenses	5,429	9,294	(3,865)	(42%)
Total operating expenses	7,634	15,286	(7,652)	(50%)
Loss from operations	(7,593)	(15,066)	7,473	(50%)
Other income (expense), net:
Change in fair value of warrant liability	—	221	(221)	(100%)
Realized loss on disposal of assets	(133)	—	(133)	(100%)
Interest income	2	216	(214)	(99%)
Interest expense	(43)	(530)	487	(92%)
Other income	9	—	9	100%
Total other income (expense), net	(165)	(93)	(72)	77%
Net loss	$(7,758)	$(15,159)	$7,401	(49%)

Service revenue
During the three months ended September 30, 2024, the Company recognized $0.1 million of revenue, primarily driven by engineering services in relation to the fulfillment of performance obligations in the Defense Advanced Research Project Agency agreement (“DARPA Agreement”).
During the three months ended September 30, 2023, the Company recognized $0.3 million of revenue, primarily from the completion of performance obligation in connection with the Vigoride 5 and Vigoride 6 missions as well as some forfeited customer deposits upon contract expiration.
Cost of revenue
The costs associated with performing engineering service in relation to the DARPA Agreement were expensed in cost of revenue. We tracked the individual hours worked in the project and allocated the portion of headcount cost from research and development operating expenses to cost of revenue during the three months ended September 30, 2024.
The cost of revenue during the three months ended September 30, 2023 consists primarily of expenses associated with the cost of the orbital service vehicle and third-party launch costs. Until the orbital service vehicle design is completed and released for production, the cost of these orbital service vehicles is being expensed as research and development costs as materials and services are received. The current design and technology allow for a single use of the orbital service vehicle.
Research and development expenses
Research and development expenses decreased from $6.0 million in the three months ended September 30, 2023 to $2.2 million in the three months ended September 30, 2024. The decrease was mostly headcount driven whereas payroll-related cost went down by a $2.5 million including a decrease of $0.2 million in non-cash stock-based compensation. Subcontractor costs decreased by $1.0 million. Additionally, there was a $0.1 million decrease in spending on materials and a $0.1 million decrease in information technology and facilities expense.

Selling, general and administrative expenses
Selling, general and administrative expenses decreased from $9.3 million in the three months ended September 30, 2023 to $5.4 million in the three months ended September 30, 2024. Payroll costs decreased by $1.2 million inclusive of a decrease of $0.3 million in non cash stock based compensation due to reductions in headcount as a result of our cost-saving measures. NSA compliance spending decreased by $0.2 million and SEC and legal services expenses decreased by $1.7 million. Consulting and other professional services and other general corporate expenses decreased by $0.7 million and $0.1 million, respectively.
Change in fair value of warrant liability
For both the three months ended September 30, 2024 and 2023, the decrease of $0.2 million in the calculated fair value of the Company’s outstanding warrants, which were assumed from the Business Combination, was primarily driven by the observable market price of the publicly listed warrants to purchase the Company’s stock under comparable terms. See Note 9 for additional information.
Realized loss on disposal of assets
Realized loss on disposal of assets in the three months ended September 30, 2024 was $0.1 million while in 2023, was zero.
Interest income
Interest income decreased from $0.2 million for three months ended September 30, 2023 to $2 thousand for the three months ended September 30, 2024 as the Company invested less money market funds given liquidity constrains.
Interest expense
Interest expense decreased from $0.5 million of cash and amortization interest for the three months ended September 30, 2023 to $42,500 interest for the three months ended September 30, 2024 due to the application of the effective interest method which results in less cash and amortization interest as the Term Loan approaches maturity. See Note 8 for additional information.
Other income
Other income during the three months ended September 30, 2024 and 2023, was immaterial.
Comparison of Financial Results for the Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended September 30,
(in thousands)	2024	2023	$ Change	% Change
Service revenue	$1,829	$2,066	$(237)	(11%)
Cost of revenue	66	507	(441)	(87%)
Gross profit	1,763	1,559	204	13%
Operating expenses:
Research and development expenses	7,731	26,315	(18,584)	(71%)
Selling, general and administrative expenses	16,916	29,571	(12,655)	(43%)
Total operating expenses	24,647	55,886	(31,239)	(56%)
Loss from operations	(22,884)	(54,327)	31,443	(58%)
Other income (expense), net:
Change in fair value of warrant liability	—	559	(559)	(100%)
Realized loss on disposal of assets	(188)	(17)	(171)	1006%
Interest income	24	1,128	(1,104)	(98%)
Interest expense	(100)	(2,182)	2,082	(95%)
Other income	61	20	41	205%
Total other income (expense), net	(203)	(492)	289	(59%)
Net loss	$(23,087)	$(54,819)	31,732	(58%)

Service revenue
Revenue recognized during the nine months ended September 30, 2024 was primarily driven by engineering services performed for the Space Development Agency agreement, resulting in $1.8 million of revenue recognition.
The revenue recognized during the nine months ended September 30, 2023 was primarily driven by fulfillment of performance obligations for Vigoride 5 and Vigoride 6 customers, resulting in $1.6 million of revenue recognition. The remaining $0.5 million of revenue recognized was a combination of customer deposit forfeiture upon contract expiration and the launch of one customer payload through another supplier on the SpaceX Transporter 8 mission.
Cost of revenue
The costs associated with performing engineering service were expensed in research and development operating expenses during nine months ended September 30, 2024 except for the cost associated with the on-going DARPA Agreement of $0.1 million were classified to cost of revenue.
The cost of revenue during the nine months ended September 30, 2023 consists primarily of expenses associated with the cost of the orbital service vehicle and third-party launch costs. Until the orbital service vehicle design is completed and released for production, the cost of these orbital service vehicles is being expensed as research and development costs as materials and services are received. The current design and technology allow for a single use of the orbital service vehicle.
Research and development expenses
Research and development expenses decreased from $26.3 million in the nine months ended September 30, 2023 to $7.7 million in the nine months ended September 30, 2024. The decrease was primarily due to (i) a $8.6 million reduction in payroll costs due to decreased headcount and related decreases in signing bonuses (ii) a $4.8 million reduction on subcontractor cost, (iii) a $2.1 million reduction in spending on materials and components, (iv) decreases in launch costs of $1.9 million associated with impairment of our Space X and ABL deposits, and amortization of the Vigoride 5 and Vigoride 6 missions, (v) a $0.6 million reduction in allocated information technology and facilities expenses, and (vi) a $0.5 million decrease in other overhead costs.
Selling, general and administrative expenses
Selling, general and administrative expenses decreased from $29.6 million in the nine months ended September 30, 2023 to $16.9 million in the nine months ended September 30, 2024. The decrease is primarily due to (i) a $3.8 million decrease in payroll related expenses inclusive $0.4 million of stock based compensation. Factors contributing to the decrease was primarily due to prior year one-time bonuses and executive departures temporarily replaced by consultants (ii) a $3.2 million decrease in legal services expenses followed by (iii) a $1.1 million decrease in NSA compliance spending and (iv) a $1.2 million decrease in SEC compliance spending as the Company’s activity related to the NSA and SEC topics discussed in Note 12 shifted from legal proceedings to compliance. (v) Non legal professional fees decreased by $2.3 million and other general corporate office expenses (including insurance costs) decreased by $1.3 million partially offset by a $0.2 million increase in IT overhead costs.
Change in fair value of warrant liability
For the nine months ended September 30, 2023, the decrease in the calculated fair value of the Company’s currently outstanding warrants, which were assumed from the Business Combination, was primarily driven by the observable market price of the publicly listed warrants to purchase the Company’s stock under comparable terms. See Note 9 to the consolidated financial statements herein for additional information.
Realized loss on disposal of assets
Realized loss on disposal of assets in the nine months ended September 30, 2024 was $0.2 million while 2023, was immaterial.
Interest income
Interest income decreased from $1.1 million for nine months ended September 30, 2023 to $24 thousand for the nine months ended September 30, 2024 as the Company invested less in money market funds due to liquidity constrains.

Interest expense
Interest expense decreased from $2.2 million of cash and amortization interest for the nine months ended September 30, 2023 to $0.1 million of cash and amortization interest for the nine months ended September 30, 2024 due to the application of the effective interest method which results in less cash and amortization interest as the Term Loan approaches maturity. See Note 8 to the consolidated financial statements herein for additional information.
Other income
Other income increased from $20 thousand for the nine months ended September 30, 2023 to $0.1 million nine months ended September 30, 2024. The increase was related to the release of interest accrued in relation to the loan during 2023.
Comparison of Financial Results for the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
(in thousands)	2023	2022	$ Change	% Change
Service revenue	$3,089	$299	$2,790	933%
Cost of revenue	855	26	829	3188%
Gross profit	2,234	273	1,961	718%
Operating expenses:
Research and development expenses	34,351	41,721	(7,370)	(18%)
Selling, general and administrative expenses	36,055	49,827	(13,772)	(28%)
Total operating expenses	70,406	91,548	(21,142)	(23%)
Loss from operations	(68,172)	(91,275)	23,103	(25%)
Other income (expense), net:
Change in fair value of warrant liability	561	5,185	(4,624)	(89%)
Realized loss on disposal of assets	(17)	(168)	151	(90%)
Interest income	1,225	522	703	135%
Interest expense	(2,337)	(5,262)	2,925	(56%)
Litigation settlement, net	—	(4,500)	4,500	(100%)
Other (expense) income	(180)	54	(234)	(433%)
Total other income (expense), net	(748)	(4,169)	3,421	(82%)
Net loss	$(68,920)	$(95,444)	26,524	(28%)

Service revenue
The revenue recognized during the year ended December 31, 2023 was primarily driven by fulfillment of performance obligations for Vigoride 5 and Vigoride 6 customers, resulting in $1.7 million of revenue recognition as well as $0.3 million of engineering services for the Space Development Agency. The remaining $1.1 million of revenue recognized was a combination of customer deposit forfeiture upon contract expiration, engineering services, and the launch of one customer payload through another supplier on the SpaceX Transporter 8 mission.
The revenue recognized during the year ended December 31, 2022 was primarily due to the Company’s first launch in May 2022. This revenue was recognized as the result of a completed performance obligation, as well as other performance obligations which were negatively impacted by the Vigoride 3 anomalies and led to concessions offered to customers. Additional revenues were recognized from forfeited customer deposits related to contract cancellations.
Cost of revenue
The cost of revenue during the year ended December 31, 2023 was due to the launch cost allocated to customer payloads on the Vigoride 5 and Vigoride 6 missions. The Company allocated the cost of the launch proportionally based on payload weight.
The cost of revenue during the year ended December 31, 2022 was due to the revenue recognition relating to deferred revenues from the Company’s first launch in May 2022 described above. The Company allocated the cost of the launch proportionally based on payload weight.

Research and development expenses
Research and development expenses decreased from $41.7 million in the year ended December 31, 2022 to $34.4 million in the year ended December 31, 2023. The decrease was primarily due to (i) $5.1 million reduction in payroll costs due to decreased headcount and related decreases in signing bonuses (ii) $4.6 million reduction in spending on materials and components, (iii) $1.8 million reduction in allocated information technology and facilities expenses, and (iv) $0.7 million reduction on subcontractor cost, and (v) $0.5 million decrease in other overhead costs. These decreases are partially offset by increases in launch costs of $5.3 million associated with impairment of our Space X and ABL deposits, and amortization of the Vigoride 5 and Vigoride 6 missions.
Selling, general and administrative expenses
Selling, general and administrative expenses decreased from $49.8 million in the year ended December 31, 2022 to nearly $36.1 million in the year ended December 31, 2023. The decrease is primarily due to (i) a $3.1 million decrease in stock based compensation due to executive turnover, (ii) a $3.1 million decrease in non-stock based compensation payroll due to prior year one-time bonuses and executive departures temporarily replaced by consultants, (iii) a $2.1 million decrease in non-legal professional fees as the Company’s activity related to the NSA and SEC topics discussed in Note 12 shifted from legal proceedings to compliance, (iv) a $1.1 million decrease in other legal services expenses, (v) a $1.4 million decrease in NSA compliance spending, (vi) a $1.0 million decrease in SEC compliance spending, (vii) a $0.9 million decrease in IT overhead costs, (viii) a $0.6 million decrease in G&A launch costs associated with a strategic supplier test in May 2022 and, (ix) a $0.5 million decrease in other general corporate office expenses (including insurance costs).
Change in fair value of warrant liability
For both the year ended December 31, 2023 and 2022, the decrease in the calculated fair value of the Company’s currently outstanding warrants, which were assumed from the Business Combination, was primarily driven by the observable market price of the publicly listed warrants to purchase the Company’s stock under comparable terms. See Note 9 to the consolidated financial statements herein for additional information.
Realized loss on disposal of assets
The decrease in realized loss on disposal of asset for the year ended December 31, 2023, compared to year ended December 31, 2022, was due to disposals of furniture and equipment related to the end of three minor leases during the year ended December 31, 2022, compared to immaterial disposals during the year ended December 31, 2023.
Interest income
Interest income increased from $0.5 million for year ended December 31, 2022 to $1.2 million for the year ended December 31, 2023 as the Company invested more in money market funds in response to rising interest rates.
Interest expense
Interest expense decreased from $5.3 million of cash and amortization interest for the year ended December 31, 2022 to $2.3 million of cash and amortization interest for the year ended December 31, 2023 due to the application of the effective interest method which results in less cash and amortization interest as the Term Loan approaches maturity. See Note 8 to the consolidated financial statements herein for additional information.
Litigation settlement, net
Litigation settlement expense for the year ended December 31, 2022 relates to the loss contingency of $8.5 million recorded as a result of the settlement of the Amended Complaint. This contingency was offset by an insurance receivable of $4.0 million for the insurance proceeds expected from its insurers related to the settlement. There were no litigation settlement expenses for the year ended December 31, 2023.
Other (expense) income
Other income increased from $0.1 million for the year ended December 31, 2022 to $0.2 million year ended December 31, 2023 and 2022. The increase was related to the release of interest accrued in relation to the loan during 2022.

Liquidity and Capital Resources
Going Concern
The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally and the Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern. This is reflected by the Company’s incurred net losses of $68.9 million for the year ended December 31, 2023 and had an accumulated deficit of $373.0 million as of December 31, 2023. Additionally, the Company used net cash of $61.8 million to fund its operating activities for the year ended December 31, 2023, and had cash and cash equivalents of $2.1 million as of December 31, 2023. Further, this is reflected by the Company’s incurred net losses of $23.1 million for the nine months ended September 30, 2024 and had an accumulated deficit of $396.1 million as of September 30, 2024. Additionally, the Company used net cash of $10.9 million to fund its operating activities for the nine months ended September 30, 2024, and had cash and cash equivalents of $0.8 million as of September 30, 2024.
In connection with the preparation of the consolidated financial statements for the year ended December 31, 2023 and the nine months ended September 30, 2024, management conducted an evaluation and concluded that there were conditions and events, considered in the aggregate, which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such consolidated financial statements. The Company believes that its current level of cash and cash equivalents are not sufficient to fund commercial scale production and sale of its services and products. These conditions raise substantial doubt regarding its ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated financial statements. In order to proceed with the Company’s business plan and operating strategy, the Company will need to raise substantial additional capital to fund its operations. Until such time, if ever, the Company can generate revenues sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. In an effort to alleviate these conditions, the Company continues to seek and evaluate opportunities to access additional capital through all available means.
As a result of these uncertainties, and notwithstanding management’s plans and efforts to date, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely and the Company may not realize any significant value from its assets.
The accompanying consolidated financial statements have been prepared on a going concern basis of accounting. The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.
Cash Flows

	Year Ended December 31,
(in thousands)	2023	2022
Net cash (used in) provided by:
Operating activities	$(61,826)	$(87,887)
Investing activities	(19)	(733)
Financing activities	1,924	(9,514)
Net change in cash, cash equivalents, and restricted cash	$(59,921)	$(98,134)

	Nine Months Ended September 30,
(in thousands)	2024	2023
Net cash (used in) provided by:
Operating activities	$(10,874)	$(45,987)
Investing activities	94	(7)
Financing activities	9,586	(5,905)
Net change in cash, cash equivalents, and restricted cash	$(1,194)	$(51,899)

Operating Activities
Net cash used in operating activities for the nine months ended September 30, 2024 was $10.9 million, driven primarily by headcount costs, research and development activities, legal expenses, and professional fees, as well as net cash changes in operating assets and liabilities.
Headcount-related payroll costs, excluding stock-based compensation of $4.9 million, were $7.3 million. Professional fees of $5.1 million included $2.6 million in legal fees discussed in Note 12. Office overheads and other general corporate expenses were $4.4 million, which includes insurance costs of $1.3 million. Research and Development activity expenses, including materials, components, and subcontractor costs were $1.5 million. These cash outflows were partially offset by gross profit of $1.8 million primarily related to the fulfillment of performance obligations for Vigoride 5 and Vigoride 6 customers during the nine months ended September 30, 2024. Additionally, the Company had a change in operating assets and liabilities of $5.6 million during the nine months ended September 30, 2024.
Net cash used in operating activities for the nine months ended September 30, 2023 was $46.0 million, driven primarily by headcount costs, research and development activities, legal expenses, and professional fees, as well as net cash changes in operating assets and liabilities. Headcount related payroll costs, excluding accrued bonus of $2.6 million and stock-based compensation of $6.5 million, were $5.5 million. Research and development activity expenses, including materials, components, and subcontractor costs were $3.6 million. Professional fees of $4.9 million included $0.6 million of costs related to the SEC and NSA topics discussed in Note 12 to the consolidated financial statements herein and legal fees of $2.4 million. Office overheads, other general corporate expenses, and cash interest were $1.5 million, which includes insurance costs of $0.8 million. The Company also incurred launch costs of $0.5 million during the nine months ended September 30, 2023, that were amortized in connection with its first launch. The Company additionally had change in cash from changes in operating assets and liabilities of $0.9 million.
Net cash used in operating activities for the year ended December 31, 2023 was $61.8 million, driven primarily by headcount costs, research and development activities, legal expenses, and professional fees, as well as net cash changes in operating assets and liabilities. Headcount related payroll costs, excluding stock-based compensation of $8.5 million, were $19.6 million. Research and Development activity expenses, including materials, components, and subcontractor costs were $9.6 million. Professional fees of $16.1 million included $7.9 million in legal fees and $2.4 million of costs related to the SEC and NSA topics discussed in Note 12. Office overheads, other general corporate expenses, and cash interest were $8.4 million, which includes insurance costs of $2.7 million. The Company incurred launch costs of $5.9 million net of prepaid deposit impairment of $3.7 million during the year ended December 31, 2023. These cash outflows were partially offset by gross profit of $2.2 million primarily related to the fulfillment of performance obligations for Vigoride 5 and Vigoride 6 customers during the year ended December 31, 2023. Additionally, the Company had a change in operating assets and liabilities of $8.4 million during the year ended December 31, 2023.
Net cash used in operating activities for the year ended December 31, 2022 was $87.9 million, driven primarily by headcount costs, research and development activities, and professional fees related to the SEC and NSA compliance costs, as well as net cash changes in operating assets and liabilities. Headcount related payroll costs, excluding accrued bonus and stock-based compensation, were $28.2 million. Research and development activity expenses, including materials, components, and subcontractor costs were $15.0 million. Legal fees, related to public company costs as well as the class action complaints discussed in Note 12, were $9.0 million. The Company paid the $5.0 million SEC settlement during the year ended December 31, 2022. Professional fees for recruiting, accounting and audit, and other services were $12.7 million. Office overheads, other general corporate expenses, and cash interest were $15.7 million. The Company incurred launch costs of $1.2 million during the year ended December 31, 2022, that were amortized in connection with its first launch.
Investing Activities
Net cash provided by investing activities was $94 thousand for the nine months ended September 30, 2024, compared to net cash used in investing activities of $7 thousand for the same period in 2023. The change is primarily related to the decrease in purchases of property, machinery, and equipment.
Net cash used in investing activities was $0.0 million and $0.7 million for the year ended December 31, 2023 and 2022, respectively, which consisted primarily of purchases of machinery and equipment partially offset by proceeds from sale of machinery and equipment.
Financing Activities
Net cash provided by financing activities was $9.6 million for the nine months ended September 30, 2024, primarily due to gross proceeds of approximately $10.8 million received from the January Offering and March Offering, and $2.3 million received from SIV partially offset by principal repayments of $2.3 million under the Term Loan and $1.1 million in issuance costs related to common stock and related warrants.
Net cash used in financing activities was $5.9 million for the nine months ended September 30, 2023, primarily due to principal repayment under the Term Loan.
Net cash provided by financing activities was $1.9 million for the year ended December 31, 2023, primarily due to gross proceeds of approximately $19.0 million received from the February Offering, September Offering, and October Offerings as well as $7.9 million proceeds from the exercise of warrants. These cash inflows were partially offset by principal repayments of $13.0 million under the Term Loan, $10.0 million paid to satisfy the stock repurchase agreement contingent liability, and $2.0 million in issuance costs related to common stock and related warrants.
Net cash used in financing activities was $9.5 million for the year ended December 31, 2022, primarily due to principal repayment under the Term Loan, which did not commence until March of 2022.
Funding Requirements
We expect our cash consumption to continue in connection with our ongoing activities.
Specifically, our operating expenses will continue as we:
•	continue to refine and operate our corporate infrastructure, people, processes and systems;
•	pursue sales and marketing activities for our product and services;
•	pursue further research and development related to developing our satellites, satellite technology, and Orbital Service Vehicles;
•	seek regulatory approvals for operation of our satellites and vehicles;
•	actively manage our workforce, including right sizing in personnel;
•	maintain, expand and protect our intellectual property portfolio;
•	comply with public company reporting requirements; and
•	defend against litigation.
Changing circumstances may cause us to expend capital significantly faster than we currently anticipate, or we may need to spend more money than currently expected because of circumstances beyond our control. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.
Some of these risks and uncertainties are described in more detail under “Risk Factors,” under the heading “Risk Factors—We may not be able to continue as a going concern.”

Commitments and Contingencies
We are a party to an operating lease primarily for facilities (e.g., office buildings, warehouses and spaceport) under a non-cancellable operating leases. This lease expires in February 2028.
As of January 17, 2025, we have principal of $4.7 million outstanding under two convertible notes with Space Infrastructure Ventures.
We enter into purchase obligations in the normal course of business. These obligations include purchase orders and agreements to purchase goods or services that are enforceable, legally binding, and have significant terms and minimum purchases stipulated.
As a result of the settlement accepted by courts, we recorded a litigation settlement contingency of $8.5 million on December 31, 2022. As of December 31, 2023, the Company paid $4.5 million to the escrow account of the litigation settlement while the remainder of $4.0 million was paid by insurance companies.
In addition, we enter into agreements in the normal course of business with vendors for research and development services and outsourced services, which are generally cancellable upon written notice.
Off-Balance Sheet Arrangements
We do not engage in any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments as of the balance sheet date that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. Our actual results may differ from these estimates under different assumptions and conditions. In addition to our critical accounting policies below, see Note 2 in the notes to our consolidated financial statements included elsewhere in this prospectus.
Revenue Recognition
The Company enters into short-term contracts for ‘last-mile’ satellite and cargo delivery (transportation services), payload hosting and in-orbit servicing options with customers that are primarily in the aerospace industry. For its transportation service arrangements, the Company has a single performance obligation of delivering the customers’ payload to its designated orbit and recognizes revenue (along with any other fees that have been paid) at a point in time, upon satisfaction of this performance obligation. Additionally, for its in-orbit service arrangements, the Company provides a multitude of services consistently throughout the mission to its customers and has services available on a ‘stand ready’ basis until the mission reaches its conclusion. The Company recognizes revenue for these in-orbit services ratably over time on a straight-line basis. The Company enters into contracts to perform services for U.S. government customers. The Company recognizes revenue for these services in accordance with the terms of these contracts.
We account for customer contracts in accordance with ASC Topic 606, Revenue from Contracts with Customers, which includes the following five-step model:
•	Identification of the contract, or contracts, with a customer.
•	Identification of the performance obligations in the contract.
•	Determination of the transaction price.
•	Allocation of the transaction price to the performance obligations in the contract.
•	Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Company estimates variable consideration at the most likely amount, which is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur. While the Company’s standard contracts do not contain refund or recourse provisions that enable its customers to recover any non-refundable fees that have been paid, the Company may issue full or partial refunds, or concessions on future services to customers on a case-by-case basis as necessary to preserve and foster future business relationships and customer goodwill.
The Company’s satellite and cargo delivery services (transportation services) are considered a single performance obligation, to transport the customers’ payload to a specified orbit in space. We recognize revenue for these services at a point in time, when control is transferred, which is considered to be upon the release of the customers’ payload into its specified orbit. We will calculate the weight distribution of each transfer vehicle at the customer level, and we will estimate the delivery date for each customer’s payload based on the relative weight of payloads released to determine the point in time to recognize revenue for each payload release.
The Company’s in-orbit services consist of a collection of interdependent and integrated services which are not considered distinct from one another and may vary depending on the specific needs of the Customer and mission. Revenue for these in-orbit services is recognized ratably over time on a straight line basis.
The Company’s engineering project services to U.S. government organizations generally have specific payment attached to each milestone. When a milestone is achieved, the Company submits services performed for approval. Once approval is received, the Company invoices and collects on the milestone completed.
In periods in which we recognize revenue, we will disclose the amounts of revenue recognized that was included as a contract liability balance at the beginning of the reporting period in accordance with ASC 606-10-50-8(b).
Loss Contingencies
We are subject to the possibility of various loss contingencies arising in the ordinary course of business, including product-related and other litigation. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.
Deferred Fulfillment and Prepaid Launch Costs
We prepay for certain launch costs to third-party providers that will carry the orbital service vehicle to orbit. Prepaid costs allocated to the delivery of a customer’s payload are classified as deferred fulfillment costs and recognized as cost of revenue upon delivery of the customer’s payload. Prepaid costs allocated to our payload are classified as prepaid launch costs and are amortized to research and development expense upon the release of our payload. The allocation is determined based on the distribution between customer and our payload weight on each launch.
Contract Liabilities
Customer deposits collected prior to the release of the customer’s payload into its specified orbit are recorded as current and non-current contract liabilities in our consolidated balance sheets as the amounts received represent a prepayment for the satisfaction of a future performance obligation that has not yet commenced. Each non-refundable deposit is determined to be a contract liability upon cash collection. Prior to making this determination, we ensure that a valid contract is in place that meets the definition of the existence of a contract in accordance with ASC 606-10-25-1 and 2.
Stock-based Compensation
We have various stock incentive plans under which incentive and non-qualified stock options and restricted stock awards are granted to employees, directors, and consultants. All stock-based payments to employees, including grants of employee stock options are recognized in the consolidated financial statements based on their respective grant date fair values.
We recognize stock-based compensation expense using a fair value-based method for costs related to all stock-based payments. We estimate the fair value of stock-based payments on the date of grant using the Black-Scholes-Merton option pricing model. The model requires management to make a number of assumptions, including expected volatility of our stock, expected life of the option, risk-free interest rate, and expected dividends. The fair value of the stock is expensed over the related service period which is typically the vesting period. The stock-based compensation expense that is reported in our consolidated financial statements is based on awards that are expected to vest. We account for forfeitures as they occur.

Estimating the fair value of equity awards as of the grant date using valuation models, such as the Black-Scholes-Merton option pricing model, is affected by assumptions regarding a number of variables as disclosed above, and any changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.
Income Taxes
We account for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies.
In the event that management changes its determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
We are required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the “more likely than not” threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial position or results of operations upon adoption.
Please refer to Note 2 in the notes to our consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted, the timing of their adoptions and our assessment, to the extent we have made one, of their potential impact on our consolidated financial condition and results of operations.
Changes in Accountant
On July 19, 2023, Momentus Inc. (the “Company”) was notified by Armanino LLP (“Armanino”), the Company’s independent registered public accounting firm, of its decision to resign as the Company’s independent registered public accounting firm, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the interim period ending September 30, 2023. Armanino advised the Company that its decision not to stand for re-appointment was due to Armanino’s transition away from providing financial statement audit services to public companies. Armanino remained engaged by the Company to complete its review of the Company’s interim financial statements for the interim period ended September 30, 2023.
On December 2, 2023, the Company engaged the firm Frank, Rimerman + Co. LLP as its new independent registered public accounting firm.

MANAGEMENT
Directors, Executive Officers and Corporate Governance
Our Corporate Governance Guidelines, the charters for our Audit, Compensation, Disclosure, and Nominating and Corporate Governance Committees and our Code of Conduct covering all employees, including our principal executive officer and principal financial officers, are available on our website, https://investors.momentus.space, under the “Governance—Governance Overview” caption. A print copy of any of these documents will be mailed upon a written request made by a stockholder to the Corporate Secretary, Momentus Inc., 3901 N. First Street, San Jose, California, 95134. We intend to disclose any amendments to or waivers of the Code of Conduct on behalf of our principal financial officer, principal financial officer and persons performing similar functions on our website, at https://investors.momentus.space, promptly following the date of any such amendment or waiver.
Board of Directors
The primary responsibilities of the Board of Directors are to provide oversight, strategic guidance, counseling and direction to the Company’s management. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board to satisfy its oversight responsibilities effectively in light of its business and structure, the board will focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. The board is divided into three classes, with members of each class serving staggered three-year terms. The board held 26 meetings in the 2024 fiscal year and all directors attended at least 75% of the board meetings.
The following table sets forth information with respect to our current directors:

Name	Age	Class	Current Term Expires	Position	Committee Membership
					Audit	Compensation	Disclosure	Nominating and Corporate Governance	Security
Chris Hadfield	65	II	2026	Director		*	*	*
Brian Kabot	47	I	2025	Director		X
Mitchel B. Kugler	64	I	2025	Director	*	*	X
Victorino G. Mercado	64	III	2027	Security Director				X	X
Kimberly A. Reed	54	I	2025	Director	*			*
Linda J. Reiners	65	III	2027	Lead Independent Director	X
John C. Rood	56	II	2026	Chairperson and CEO			*

X = Chairperson
* = Member
•	Class I consists of Brian Kabot, Mitchel B. Kugler and Kimberly A. Reed, whose terms will expire at the Company’s 2025 annual meeting of stockholders;
•	Class II consists of Chris Hadfield and John C. Rood, whose terms will expire at the Company’s 2026 annual meeting of stockholders; and
•	Class III consists of Linda J. Reiners and Victorino G. Mercado, whose terms will expire at the Company’s 2027 annual meeting of stockholders.
At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. Directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of the Company’s voting stock.

Background
Chris Hadfield. Mr. Hadfield has served as an independent director of the Momentus Board of Directors since August 2021 and as a member on the Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Committee. Mr. Hadfield currently serves as the Chief Executive Officer of Chris Hadfield Inc., a promotional and investment company, which he founded in July 2013. He is a retired astronaut, engineer and former pilot in the Royal Canadian Air Force, from which he retired as a colonel. He has served on three space flights, becoming the first Canadian to walk in space in 2001 and serving as Commander of the International Space Station in 2013. In his career as an astronaut, Mr. Hadfield has served in numerous senior roles related to advanced research and technology development and worked closely with Canadian, U.S., and Russian space agencies. Mr. Hadfield’s military career includes roles as a fighter pilot for the Canadian Armed Forces and the North American Aerospace Defense Command (NORAD), and a test pilot for the U.S. Air Force, U.S. Navy, and NASA. He received a B.S. degree in Mechanical Engineering from the Royal Military College in Kingston, Ontario, and an M.S. degree in Aviation Systems from the University of Tennessee. The Board believes that Mr. Hadfield’s extensive aerospace experience provide valuable insight to the Board.
John C. Rood. Mr. Rood has served as Momentus’ Chief Executive Officer (CEO) and Chair of its Board of Directors since August 2021. From May 2020 to August 2021, Mr. Rood served as Chief Executive Officer at John C. Rood and Associates LLC, where he assisted clients in creating strategies for growth, market analysis, capturing new business and managing customer relationships. From April 2020 until August 2021, Mr. Rood served as an associate at SMA, Inc., a consulting firm which advises clients on initiatives and strategies for growth, assists with business growth, and execution of programs. From July 2020 to August 2022, Mr. Rood served as Security Director on the Board of Directors of Radisson Hospitality Inc. and became Chair of the Board in September 2020 until August 2022. Mr. Rood has served on the Board of Directors of Hitachi Vantara Federal since August 2021. From January 2018 to February 2020, Mr. Rood served as the Undersecretary of Defense for Policy in the U.S. Department of Defense. In this role, he served as the principal advisor to the Secretary of Defense for defense policy and led the formulation and coordination of national security policy within the Department of Defense. From June 2014 to January 2018, Mr. Rood worked at Lockheed Martin, first from June 2014 to March 2016 as Vice President for Corporate Domestic Business Development and later from March 2016 to January 2018 as Senior Vice President for Lockheed Martin International. Prior to joining Lockheed Martin, Mr. Rood was Vice President for U.S. Business Development at the Raytheon Company from March 2009 to June 2014. From September 2007 to January 2009, he served as Acting Undersecretary for Arms Control and International Security, and from October 2006 to September 2007, he served as the Assistant Secretary for International Security and Nonproliferation in the U.S. Department of State. Mr. Rood holds a B.S. degree in Economics from Arizona State University. The board believes that Mr. Rood’s service on the board provides it with important interaction with, and access to, management’s principal policy-maker that facilitates the board’s development and implementation of Company policies. In addition, his extensive industry experience, leadership experience, and knowledge of the Company makes him well-qualified to serve on our board.
Linda J. Reiners. Ms. Reiners has served as an independent director of the Momentus Board of Directors since August 2021 and the chair of the Audit Committee. Ms. Reiners is the owner of Casablanca Teas, LLC, a company she founded in April 2016. From January 2014 to April 2016, Ms. Reiners led Corporate Strategic Ventures and served as Chief Operating Officer and a director for U.K. Seabed Resources, a wholly owned subsidiary of Lockheed Martin UK, in partnership with the U.K. Department for Business, Energy and Industrial Strategy. Prior to this, Ms. Reiners served in various executive positions at Lockheed Martin Space Systems for more than 20 years, including most recently as President of Space Commercial Ventures (July 2012 to January 2014), Vice President of Strategy and Business Development (January 2008 to July 2012), Vice President of Missile Defense (January 2004 to January 2008), and Vice President of Finance and Business Operations at the Space Systems Company (September 1999 to January 2004). Ms. Reiners holds a B.S. degree in Political Science from the University of Idaho and earned a M.S. degree as a Sloan Fellow from the Stanford Graduate School of Business. Ms. Reiners’ background in corporate leadership and government contracting, particularly in the aerospace industry, make her a valuable resource for the board.
Victorino G. Mercado. Mr. Mercado has served as an independent director of the Momentus Board of Directors since August 2021, as chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. In addition to serving as an independent director and Security Director for Momentus, Mr. Mercado is a Partner, and IBM Federal Consulting’s Leader for Navy and Marine Corps Strategic Growth and a Special Advisor to the Board of Directors of Ocean Power Technologies, Inc. He is also Chairman of the Board for the non-profit USS TELESFORO TRINIDAD (DDG-139) Commissioning Committee. Mr. Mercado

served as Assistant Secretary of Defense for Strategy, Plans, and Capabilities from July 2019 to January 2021, after being confirmed by the U.S. Senate. In this role, he was a principal advisor to the Department on national security and defense strategies, and the plans and future capability investments required to implement the strategies. Prior to serving in the Department of Defense as a senior defense civilian, Mr. Mercado served 35 years in the U.S. Navy and retired as a two-star Admiral. He held a number of senior operational and staff positions, including Director of Maritime Operations of the U.S. Pacific Fleet, Director of the Assessments Division in the Office of the Chief of Naval Operations and Commander of Carrier Strike Group Eight. One of Mr. Mercado’s shore tours was with the Navy’s engineering and acquisition community as the command, control, communications and intelligence warfare systems engineering manager for the AEGIS Program Manager. He brings a rich background in security from the tactical to the strategic level, and is also a National Association of Corporate Directors (NACD) Certified Director. The board believes that Mr. Mercado’s rich government and military experience provide the board with valuable insight and knowledge.
Brian Kabot. Mr. Kabot has served as an independent director of the Momentus Board of Directors since August 2021 and as the chair of the Compensation Committee. Mr. Kabot has over 21 years of principal investing experience and has served as a Senior Advisor to Sterling Partners since mid-2021. Sterling Partners is a diversified investment management platform founded in 1983 and based in Chicago. Prior to joining Sterling, Mr. Kabot was the Chief Investment Officer of Stable Road Capital, a single-family office investment vehicle based in Los Angeles, California, since July 2017 and continues to work with them as a consultant. In July 2019, Mr. Kabot was named a Strategic Advisor to The Cannabis ETF (NYSE: THCX), a newly launched cannabis-oriented exchange-traded fund managed by Innovation Shares LLC. From December 2018 until December 2020, Mr. Kabot had been a director of the Treehouse Real Estate Investment Trust, a private real estate investment trust, where he served as the Chairman of the Investment Committee. Mr. Kabot has also served on the board of directors of Old Pal, LLC, a private cannabis brand company, since June 2018, and on the board of directors of Grenco Science LLC, a private developer of portable vaporizers, since July 2019. From May 2016 to July 2017, Mr. Kabot was the Director of Research at Eschaton Opportunities Fund Management LP, a management company for two global value hedge funds. From January 2011 to April 2016, Mr. Kabot served as a partner and Deputy Portfolio Manager of Riverloft Capital Management L.P., a management company for an event-driven hedge fund. From March 2009 to December 2010, he served as a managing director at Gulf Coast Capital, a single-family office investment vehicle. From August 2006 to January 2009, Mr. Kabot ran the industrials, materials, and energy vertical for Sun Capital Partners’ cross cap structure/activist hedge fund. From February 2005 to July 2006, he served as a senior analyst at Reservoir Capital Group. Mr. Kabot also worked as an associate at Questor Management Company from May 2003 to February 2005, where he focused on acquiring distressed and bankrupt companies in the industrials, materials and energy sectors. From June 2000 to April 2003, Mr. Kabot served as an analyst in the merchant banking partners group at Donaldson, Lufkin & Jenrette. Mr. Kabot received a Bachelor of Science in Hotel and Restaurant Administration from Cornell University. Mr. Kabot’s experience in finance and investments, as well as his management experience for public and private companies, make him well-suited as a member of the board.
Mitchel B. Kugler. Mr. Kugler has served as an independent director of the Momentus Board of Directors since August 2021, as chair of the Disclosure Committee and as a member of the Audit Committee and the Compensation Committee. Since April 2020, Mr. Kugler has served as Managing Partner of Haystack Strategy Partners, a provider of growth strategies, market analytics and competitive assessments to the aerospace and defense, technology and financial sectors, and since August 2020, he has also served as Senior Advisor to McKinsey & Company, a management consulting firm. From June 2009 to April 2020, Mr. Kugler served as Vice President of Corporate Strategy of Raytheon Company (NYSE: RTX), a major provider of defense capabilities and services across the entire A&D sector. Prior to this, Mr. Kugler led Advocacy Integration for The Boeing Company’s defense sector and served as Director of Strategic Initiatives for Boeing’s Missile Defense Systems business from January 2002 to June 2009. From 1992 to 2002, Mr. Kugler served in various senior staff positions in the United States Senate. Mr. Kugler holds a B.S. degree in Economics from the United States Military Academy at West Point and a M.A. degree in National Security Policy Studies from Georgetown University. The board believes that Mr. Kugler’s experience in aerospace and defense, as well as his government and military background, provide critical insights for the board.
Kimberly A. Reed. Ms. Reed has served as an independent director of the Momentus Board of Directors since August 2021, and is a member of the Audit Committee and Nominating and Corporate Governance Committee. Ms. Reed also has served as an external director of Takeda Pharmaceutical Co Ltd (TSE: 4502; NYSE: TAK) Board of Directors since June 2022, an independent director of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (NYSE: HASI) Board of Directors since March 2023 and a Council on Competitiveness Distinguished Fellow since

February 2021. From May 2019 to January 2021—after being confirmed by the U.S. Senate on a strong bipartisan basis—Ms. Reed served as Chairman of the Board of Directors, President, and CEO of the Export-Import Bank of the United States, the nation’s official $135 billion export credit agency, where she worked to help companies succeed in the competitive global marketplace. She previously served as President of the International Food Information Council Foundation where she focused on agriculture, nutrition, and health issues; Senior Advisor to U.S. Treasury Secretaries Henry Paulson and John Snow; CEO of the Community Development Financial Institutions Fund; and Counsel to three committees of the U.S. Congress where she conducted oversight and investigations. Ms. Reed also currently serves on the American Swiss Foundation Board of Directors, Hudson Institute’s Alexander Hamilton Commission on Securing America’s National Security Innovation Base, Krach Institute for Tech Diplomacy at Purdue Advisory Council, and Indiana University School of Public Health-Bloomington Dean’s Alliance. She received the U.S. Department of Defense’s highest civilian award—the Medal for Distinguished Public Service — and is life member of the Council on Foreign Relations. She holds a J.D. from West Virginia University College of Law and a B.S. in biology and B.A. in government from West Virginia Wesleyan College, and is a National Association of Corporate Directors (NACD) Certified Director. The board believes that Ms. Reed’s experience in government and international finance, as well as her service on U.S. and non-U.S. public company boards, makes her qualified to serve as a member of our board of directors.
Corporate Governance
Director Composition
As illustrated by the director biographies on the previous pages, our board is made up of a diverse group of leaders with substantial experience in their respective fields. We believe that diversity in our board’s composition, skills, qualifications and experiences contributes to an effective and well-functioning board. As such, we believe that the board possesses the necessary qualifications to provide effective oversight and insightful strategic guidance for the Company.
We regularly review our board’s composition to identify the skills needed for our Company both in the near term and into the future. We highly value diversity in composition, experience and skills in evaluating and recommending new directors for our board. Ongoing strategic board succession planning assures that the board continues to maintain an appropriate mix of objectivity, skills and experiences to provide fresh perspectives and effective oversight and guidance to management, while leveraging the institutional knowledge and historical perspective of more experienced directors.
Director Independence
Each of the directors on the Board of Directors, other than John C. Rood, qualifies as an independent director, as defined under Nasdaq listing rules, and the board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Audit Committee, as discussed below.
Stock Ownership Guidelines
The Board of Directors believes that it is in the best interests of the Company and its shareholders that directors and executive officers have a meaningful proprietary stake in the Company so that their interests are aligned with the interests of shareholders. Accordingly, the board has adopted Stock Ownership Guidelines applicable to our non-employee directors and our executive officers. Our Stock Ownership Guidelines are administered by the Compensation Committee.
Under our Stock Ownership Guidelines, non-employee directors, the Chief Executive Officer and all other executive officers of the Company are expected to hold stock in accordance with the below table:

Board Members	Five times the individual’s annual cash retainer (not including any chair, lead independent director, committee or committee chair service retainers)
Chief Executive Officer	Five times the individual’s annual base salary
All Other Executive Officers	Three times the individual’s annual base salary

Under our Stock Ownership Guidelines, each director and officer is required to achieve the applicable stock ownership level within five years of first becoming subject to the Stock Ownership Guidelines. If an individual becomes subject to a greater ownership amount due to promotion or an increase in base salary, such individual is expected to meet the higher ownership amount within the later of the original period or three years from the effective date of such promotion or increase in base salary.

Hedging Prohibitions
Our Insider Trading Policy prohibits our directors, officers, employees or designated contractors from purchasing any financial instruments, including variable forward contracts, equity swaps, collars or exchange funds, or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company’s securities.
Communications with the Board
Any matter intended for the board, or for any individual member of the board, should be directed to Momentus Inc., 3901 N. First Street, San Jose, California 95134, Attention: Corporate Secretary, with a request to forward the communication to the intended recipient. In general, any stockholder communication delivered to the Company for forwarding to board members will be forwarded in accordance with the stockholder’s instructions. The Company reserves the right not to forward to board members any abusive, threatening or otherwise inappropriate materials.
Board Leadership Structure
The board has determined that it should maintain the flexibility to select the Chair of the Board of Directors of the Company and adjust its board leadership structure based on circumstances existing from time to time and based on criteria that are in the Company’s best interests and the best interests of our stockholders, including the composition, skills, diversity and experience of the board and its members, specific challenges faced by the Company or the industry in which we operate and governance efficiency. The board has adopted Corporate Governance Guidelines, which provides for the appointment of a lead independent director at any time when the Chairperson is not independent. As Mr. Rood, our Chief Executive Officer, is the Chairperson of the board, the board has appointed Linda J. Reiners as lead independent director.
Security Director
Under our National Security Agreement (the “NSA”), which terminated effective January 29, 2024, the board was required to include a director who is approved by the CFIUS Monitoring Agencies. When the NSA was in effect, this director, referred to as the “Security Director,” had a fiduciary duty, to the extent consistent with his or her fiduciary duties to the Company and its stockholders under Delaware law, to the U.S. government. The Security Director served as the primary liaison between the Board of Directors and the CFIUS Monitoring Agencies and had authority to oversee compliance with the NSA. To the extent that the Security Director believed that a conflict of interest was reasonably likely to exist between her or his fiduciary duties under Delaware law to the Company and/or its stockholders and to the CFIUS Monitoring Agencies, the Security Director was required to promptly inform the CFIUS Monitoring Agencies of such conflict. The Security Director is the sole member of the Security Committee of the Board of Directors.
In addition to the responsibilities above, the Security Director has the following responsibilities under the NSA:
a.
Provide timely responses to inquiries from the CFIUS Monitoring Agencies and maintain availability, upon reasonable notice from the CFIUS Monitoring Agencies, for discussions with the CFIUS Monitoring Agencies on matters related to the Company’s governance and compliance with the NSA;

a.
Consult with the CFIUS Monitoring Agencies on nominations to the board and exercise this authority in the Security Director’s sole discretion, subject to such consultation with the CFIUS Monitoring Agencies; and

a.
Serve as the primary liaison between the board and the CFIUS Monitoring Agencies and provide timely responses to inquiries from the CFIUS Monitoring Agencies and maintain availability, upon reasonable notice from the CFIUS Monitoring Agencies, for discussions with the CFIUS Monitoring Agencies on matters relating to the Company’s governance and compliance with the NSA.

Our second amended and restated certificate of incorporation provides that the Security Director may only be removed for cause and with the approval of the CFIUS Monitoring Agencies and at least two-thirds of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors voting as a single class. Now that the NSA is no longer in effect, the Company may discontinue the role of the Security Director.
Board Role in Risk Oversight
One of the key functions of the board is informed oversight of the Company’s risk management process. This oversight function is administered directly through the board as a whole, as well as through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the board is responsible for monitoring and assessing strategic risk exposure and the Company’s Audit Committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Compensation Committee assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee monitors the effectiveness of Company’s governance guidelines.
Committees of the Board of Directors
The Company has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board of Directors. Each committee operates under a charter approved by the board. Copies of each charter are posted on the Investor Relations section of our website at https://momentus.space. In addition to these committees, the Board has a Security Committee and a Disclosure Committee as described below.
Audit Committee
The members of the Audit Committee are Linda J. Reiners, Kimberly A. Reed and Mitchel B. Kugler. Ms. Reiners is the Chair of the committee. Each member meets the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. Ms. Reiners qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the Audit Committee and the board.
The Audit Committee is responsible for, among other things:
a.	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;
b.	reviewing the adequacy of the Company’s system of internal controls and the disclosure regarding such system of internal controls contained in the Company’s periodic filings;
c.	pre-approving all audit and permitted non-audit services and related engagement fees and terms for services provided by the Company’s independent auditors;
d.	reviewing with the Company’s independent auditors their independence from management;
e.	reviewing, recommending and discussing various aspects of the financial statements and reporting of the financial statements with management and the Company’s independent auditors;
f.	overseeing controls governing the Company’s and its management’s public statements regarding the Company, including but not limited to the creation of a disclosure committee; and
g.	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
The members of the Compensation Committee are Brian Kabot, Chris Hadfield and Mitchel B. Kugler. Mr. Kabot is the Chair of the committee. Each member meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.
The Compensation Committee is responsible for, among other things:
a.
setting the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviewing and approving the compensation, and establishing the goals and objectives, of the other executive officers of the Company;

b.	reviewing on a periodic basis and making recommendations regarding non-employee director compensation to the board;

c.	administering the Company’s cash and equity-based incentive plans that are stockholder-approved and/or where participants include the Company’s executive officers and directors; and
d.	providing oversight of and recommending improvements to the Company’s overall compensation and incentive plans and benefit programs.
The Compensation Committee’s charter provides that it may delegate authority to one or more subcommittees or one or more officers of the Company. If the Compensation Committee delegates authority to an officer of the Company, such officer will not be delegated any authority that relates to the amount or form of compensation of “officers” as defined in Section 16 of the Exchange Act, which includes the authority related to the administration of compensation and incentive plans and benefit programs.
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser to assist in the evaluation of CEO or executive officer compensation at the Company’s expense, and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
During the fiscal year ended 2024, the Compensation Committee directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as a compensation consultant to provide advice and recommendations on the amount and form of executive and non-employee director compensation. F.W. Cook did not provide additional services to the Company in excess of $120,000.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Victorino G. Mercado, Chris Hadfield, and Kimberly A. Reed. Mr. Mercado is the Chair of the committee. Each member meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.
The Nominating and Corporate Governance Committee is responsible for, among other things:
a.	identifying, evaluating and making recommendations to the board regarding nominees for election to the Board of Directors and its committees;
b.	considering and evaluating stockholder nominees for election to the Board of Directors;
c.	developing and making recommendations to the board regarding corporate governance and environmental, social and governance guidelines and matters;
d.	overseeing the board’s corporate governance practices;
e.
determining the desired qualifications, expertise and characteristics for potential directors, with the goal of developing an experienced and highly qualified board with a diverse background and skillset;

f.	overseeing the evaluation and the performance of the board and each of its committees; and
g.	contributing to succession planning.
As set out in its charter, the Nominating and Corporate Governance Committee is responsible for the consideration of stockholder-proposed director nominees for election to the board. The Company’s amended and restated bylaws, as amended, specifically provides the procedures to be followed by stockholders submitting such recommendations.
Security Committee
The board has a Security Committee comprised of the Security Director. The Security Committee is responsible for overseeing and monitoring Momentus’ operations to ensure that the protective measures contained in the recently terminated NSA are effectively maintained and implemented; and overseeing the development and implementation of policies and procedures to safeguard protected technical information, protected systems and protected facilities in accordance with export control regulations. Now that the NSA is no longer in effect, the Company may discontinue the role of the Security Director.

Disclosure Committee
The members of the Disclosure Committee are Mitchel B. Kugler, Chris Hadfield, and John C. Rood. Mr. Kugler is the Chair of the committee.
The Disclosure Committee is overseen by the Audit Committee and is responsible for, among other things:
a.	coordinating and overseeing the formulation, documentation and evaluation of the Company’s disclosure controls and procedures;
b.
periodically reviewing and assessing the adequacy of the Company’s disclosure policy and guidelines, including without limitation the Company’s policies regarding public disclosure of material nonpublic information; and

c.	reviewing drafts of certain of the Company’s disclosure documents.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is or has been at any time one of Momentus’ officers or employees. None of Momentus’ executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other Board of Directors committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any entity that has one or more executive officers serving as a member of Momentus’ board or Compensation Committee.
Code of Business Conduct
The Board of Directors has adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct is available in the Corporate Governance section of the Investor Relations page on our website at www.momentus.space. In addition, we have posted on the Corporate Governance section of our website all disclosures that are required by law or Nasdaq listing standards, including any amendments to, or waivers from, any provision of the Code of Business Conduct.
Executive Officers
The following table sets forth information regarding our executive officers as of February 10, 2025:

Name	Age	Position
John C. Rood*	56	Chairperson, President and CEO
Rob Schwarz	56	Chief Technology Officer
Lon Ensler	66	Interim Chief Financial Officer

*	Mr. Rood is also a director of the Company, and his biographical information appears on page 82.
Rob Schwarz. Mr. Schwarz is the Chief Technology Officer (CTO) at Momentus and is responsible for the vision and technical direction of the full line of Momentus products. Mr. Schwarz has a background in spacecraft systems engineering and management, product management, and innovation. Prior to joining Momentus, Mr. Schwarz spent 20 years at Space Systems Loral (now part of Maxar) and Orbital Sciences (now part of Northrop Grumman) working on various commercial and government space projects. Mr. Schwarz was Executive Director of Systems Engineering at SSL from 2010-2015 and then moved to Product Management before becoming CTO of the Maxar Space Division in 2018. He joined Momentus in early 2020 as CTO. Mr. Schwarz holds a BS degree in Mechanical & Aerospace Engineering from Rutgers University (‘95) and a MS degree in Aeronautics and Astronautics from MIT (‘97).
Lon Ensler. Mr. Ensler has served as the Interim Chief Financial Officer of Momentus since March 2024. Mr. Ensler has more than 30 years of experience as a financial executive. Since February 2019, he served as the Chief Financial Officer of Ziteo Medical, Inc., a provider of next generation molecular imaging medical devices. Prior to that, Mr. Ensler provided advisory, consulting and interim CFO services for a number of companies through his consulting firm Ensler Consulting from June 2015 through February 2019. Prior to that, Mr. Ensler served as the Chief Financial Officer of Xradia, Inc., a provider of high-tech capital equipment, from 2008 until 2015.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
The Company qualifies as a “smaller reporting company” under rules adopted by the SEC. Accordingly, the Company has provided scaled executive compensation disclosure that satisfies the requirements applicable to the Company in its status as a smaller reporting company. Under the scaled disclosure obligations, the Company is not required to provide, among other things, a compensation discussion and analysis or a compensation committee report, and certain other tabular and narrative disclosures relating to executive compensation.
Our named executive officers (or “NEOs”) for 2024 were John C. Rood, our Chief Executive Officer, President and Chair of the Board, Paul Ney, our Chief Legal Officer and Corporate Secretary, and Rob Schwarz, our Chief Technology Officer.
Compensation Recovery Policy
In light of the SEC’s adoption of final clawback rules in October 2022 and Nasdaq’s adoption of final listing standards consistent with the SEC rules in June 2023, we adopted a Policy for the Recovery of Erroneously Awarded Compensation effective as of November 27, 2023. If we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirements under applicable securities laws, the Policy for the Recovery of Erroneously Awarded Compensation requires (subject to certain limited exceptions described in the policy and permitted by the final clawback rules) that we recover erroneously awarded compensation received by any current or former executive officer in the three fiscal years prior to the date we were required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements.
Company Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We do not have a policy on the timing of awards of options in relation to the disclosure by us of material nonpublic information. During the fiscal year ended December 31, 2024, no NEO was awarded stock options, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Compensation
The Summary Compensation Table below summarizes the compensation paid to, awarded to, or earned by our Chief Executive Officer and our two other most highly compensated officers for the 2024 fiscal year. The footnotes to the Summary Compensation Table set forth narrative discussions of the material factors necessary to understand the information disclosed in the table.

Name Principal Positions	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
John C. Rood Chief Executive Officer	2024	800,000	—	—	—	119,310(6)	919,310
	2023	800,000	80,000	752,094	800,000	128,175	2,560,269
Paul Ney Chief Legal Officer and Corporate Secretary	2024	450,000	—	—	—	10,907(7)	460,907
	2023	450,000	—	223,838	247,500	10,349	931,687
Rob Schwarz Chief Technology Officer	2024	350,000	—	—	—	33,906(8)	383,906
	2023	350,000	—	196,977	115,500	28,870	691,347

(1)
Amounts shown are amounts actually earned by the NEO during the applicable fiscal year and reflect, to the extent applicable, any salary adjustments that occurred during the year. Amounts shown are not reduced to reflect the NEO’s contributions, if any, to the Company’s 401(k) Plan.

(2)	Amounts shown in this column represent discretionary bonus compensation amounts awarded for the applicable year of service.
(3)
Amounts in this column reflect the aggregate grant date fair value of restricted stock units (“RSUs”), as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements included in this prospectus. These amounts do not reflect the actual economic value that will be realized by our NEOs upon the vesting of such equity awards or the sale of the common stock underlying such awards.

(4)	Represents an annual fixed bonus amount that was earned by the NEO achieving certain predetermined, measurable company milestones for the applicable year of service.
(5)
Includes all perquisites and other personal benefits or property, “gross ups” and other amounts reimbursed during the fiscal year and any amounts paid or accrued to any NEO pursuant to a plan or arrangement in connection with any severance obligation.

(6)	This amount includes $79,574 paid for housing expenses and $39,736 paid for employee benefits deductions for Mr. Rood
(7)	This amount constitutes employee benefits deductions for Mr. Ney.
(8)	This amount constitutes employee benefits deductions for Mr. Schwarz.
The following is a discussion of certain terms of the employment agreements with our NEOs that we believe are necessary to understand the information disclosed in the Summary Compensation Table.
Base Salaries
The Company’s NEOs receive a base salary for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Bonuses
In fiscal year 2024, Mr. Rood, Mr. Ney, and Mr. Schwarz were eligible to earn annual cash bonuses targeted at 100%, 50%, and 40%, respectively, of their respective base salaries based on their performance, as determined by the Momentus Board of Directors.
Equity Compensation
Our Compensation Committee administers our 2021 Equity Incentive Plan (the “Equity Incentive Plan”) and approves the amount of, and terms applicable to, grants of stock options, RSUs, and other types of equity awards to employees, including the Named Executive Officers.
The Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders; and (iii) promote the success of our business.
The Equity Incentive Plan permits the grant of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, RSUs and stock bonus awards (all such types of awards, collectively, “equity awards”), although incentive stock options may only be granted to employees.
For the grant date fair values of the options and RSUs, please see the Summary Compensation Table above.
Perquisites
In 2024, Momentus provided its NEOs with benefits intended to be competitive with market practices and to motivate them to carry out their duties with respect to the Company. Some of these benefits are provided under the NEOs’ employment agreements, as described below. The amount of these benefits has been included in the Summary Compensation Table in the “All Other Compensation” column.
Momentus pays the entire premiums associated with its NEOs’ medical insurance coverage; because the Company does not pay the entire premium with respect to the medical insurance coverage of employees generally, the amounts associated with the additional percentage paid by the Company have been included in the Summary Compensation Table in the “All Other Compensation” column.
The Company has established a 401(k) plan which covers all employees. Participants may make voluntary contributions to the plan subject to Internal Revenue Service limitations. The Company does not provide a matching contribution. Momentus also provides other benefits to its NEOs on the same basis as provided to all employees, including vacation and paid holidays.
Executive Employment Agreements
Rood Employment Agreement
On August 1, 2021, the Company entered into an employment agreement with Mr. Rood (the “Rood Employment Agreement”), pursuant to which Mr. Rood is entitled to an annual base salary of $800,000 per year and an annual target cash incentive bonus up to $800,000. Mr. Rood is also entitled to reimbursement for his commuting (including first class airfare) and temporary housing expenses from his residence to Momentus’ headquarters, as reasonably required and a gross-up payment of any income taxes withheld on such commuting and temporary housing expenses until the fourth anniversary of his start date. Mr. Rood is eligible to participate in Momentus’ employee benefits plans maintained by Momentus and generally made available to similarly situated employees. Mr. Rood’s employment is “at-will” and may be terminated by either party at any time. Mr. Rood is entitled to severance payments and benefits upon a termination of his employment by Momentus without cause or by Mr. Rood for good reason, as are explained below under “Potential Payments Upon Termination or Change in Control.”
Ney Employment Agreement
On September 17, 2021, the Company entered into an employment agreement with Mr. Ney (the “Ney Employment Agreement”), pursuant to which Mr. Ney is entitled to an annual base salary of $450,000 and an annual target bonus equal to 50% of his base salary. Mr. Ney is eligible to participate in Momentus’ employee benefits plans maintained by Momentus and generally made available to similarly situated employees. Mr. Ney’s employment is “at-will” and may be terminated by either party at any time. Mr. Ney is entitled to severance payments and benefits upon a termination of his employment by Momentus without cause or by Mr. Ney for good reason, as are explained below under “Potential Payments Upon Termination or Change in Control.” The equity awards of the NEOs are granted under the Equity Incentive Plan.
Potential Payments Upon Termination or Change in Control
Rood Employment Agreement
Under the Rood Employment Agreement, if Mr. Rood’s employment is terminated by Momentus without “cause” or by Mr. Rood for “good reason” (as such terms are defined in the Rood Employment Agreement) and Mr. Rood executes a release of claims, Mr. Rood will be entitled to (i) the aggregate amount of his base salary and target annual bonus, payable over a 12-month period from the date of his termination; (ii) a lump sum cash payment equal to his prorated annual bonus for the fiscal year during which Mr. Rood is terminated, based on actual performance; (iii) reimbursements equal to the portion of the monthly health premiums paid by Momentus on his behalf and that of his eligible dependents immediately preceding the date that his employment terminates until the earlier of (a) 12 months following the date of termination and (b) the date that Mr. Rood and his eligible dependents become ineligible for COBRA coverage; and (iv) his outstanding unvested equity awards will vest as to that number of shares or units that would have vested had Mr. Rood remained employed until the 12-month anniversary of his termination date.
In addition, the Rood Employment Agreement provides that if Mr. Rood’s employment is so terminated in the period beginning three months prior to and ending 24 months following a “change in control” (as defined in the Rood Employment Agreement) and Mr. Rood executes a release of claims, he will be entitled to receive (i) a lump sum payment in the aggregate amount of 18 months of his base salary plus one and one-half times his target annual bonus, (ii) a lump sum cash payment equal to 150% of his prorated annual bonus for the fiscal year during which Mr. Rood is terminated based on actual performance, (iii) reimbursements equal to the portion of the monthly health premiums paid by Momentus on his and his eligible dependents’ behalf immediately preceding the date that his employment terminates until the earlier of (a) 18 months following the date of termination and (b) that date that Mr. Rood and his eligible dependents become ineligible for COBRA coverage, and (iv) his outstanding unvested equity awards subject to time vesting will vest in full; provided, that, if Mr. Rood remains employed through the consummation of the change in control and the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue such equity awards at the time of the change in control, his equity awards will vest in full immediately prior to, and contingent upon, the consummation of such change in control.
Ney Employment Agreement
Under the Ney Employment Agreement, if Mr. Ney’s employment is terminated by Momentus without “cause” (as defined in the Ney Employment Agreement) or due to Mr. Ney’s resignation for Good Reason (as defined in the Ney Employment Agreement), and Mr. Ney executed as release of claims and abides by the restrictive covenants set out in the Ney Employment Agreement, Mr. Ney will be entitled to (i) severance pay which will total in the aggregate an amount equal to (a) 6 months of his base salary as in effect immediately prior to termination, plus (b) his annual cash bonus as in effect immediately prior to termination, paid at 100% of its target amount, but prorated based on the days elapsed in such calendar year through termination. The aforementioned payments will be payable over a period of 6 months from termination. Further, Mr. Ney’s 2021 equity award of RSUs, to the extent then outstanding and unvested, shall vest in full. A Change in Control (as defined in the Ney Employment Agreement), will also trigger full vesting of Mr. Ney’s equity award.
Outstanding equity awards
The following table provides information about the number of outstanding equity awards held by our NEOs on December 31, 2024, as adjusted for the 1-for-14 reverse stock split which occurred on December 12, 2024:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested(1)
John C. Rood	168(2)	47(2)	$1,778	March 20, 2032	1,200(2)	$9,516
					318(3)	$2,522
					327(4)	$2,593
Paul Ney	33(5)	3(5)	$1,778	March 20, 2032	358(5)	$2,831
					21(6)	$159
					99(7)	$785
Rob Schwarz	97(8)	12(8)	$1,778	March 20, 2032	314(8)	$2,490
	529(10)	0(10)			80(9)	$634
	6(11)	0(11)

(1)	Amounts in this column are based upon a fair market value of $7.93 per share which was the closing price of our Class A common stock on December 31, 2024.
(2)
Mr. Rood was granted 215 stock options on March 20, 2022, which vest in equal quarterly installments on June 20, September 20th, December 20th and March 20th following the grant date over three years, subject to Mr. Rood’s continued employment through each such vesting date. Mr. Rood was also granted 1,800 RSUs on March 23, 2023, which vest in three equal annual installments from the grant date, subject to Mr. Rood’s continued employment through each such vesting date.

(3)	Mr. Rood was granted 952 RSUs on March 20, 2022, which vest in three equal annual installments from the grant date, subject to Mr. Rood’s continued employment through each such vesting date.
(4)
Mr. Rood was granted 1,309 RSUs on November 8, 2021, 6.25% of which vested on November 20, 2021, 18.75% of which vested on August 20, 2022, and 25% of which will vest on August 20 in each of 2023, 2024 and 2025, subject to Mr. Rood’s continued employment through each such vesting date.

(5)
Mr. Ney was granted 36 stock options on March 20, 2022, which vest in equal quarterly installments on June 20th, September 20th, December 20th and March 20th following the grant date over three years, subject to Mr. Ney’s continued employment through each such vesting date. Mr. Ney was also granted 536 RSUs on March 20, 2023, which vest in three equal annual installments from the grant date, subject to Mr. Ney’s continued employment through each such vesting date.

(6)	Mr. Ney was granted 62 RSUs on March 20, 2022, which vest in three equal annual installments from the grant date, subject to Mr. Ney’s continued employment through each such vesting date.
(7)
Mr. Ney was granted 393 RSUs on November 8, 2021, which vest in equal annual installments following the grant date over four years, subject to Mr. Ney’s continued employment through each such vesting date.

(8)
Mr. Schwarz was granted 109 stock options on March 20, 2022, which vest in equal quarterly installments on June 20, September 20th, December 20th and March 20th following the grant date over three years, subject to Mr. Schwarz’s continued employment through each such vesting date. Mr. Schwarz was also granted 471 RSUs on March 23, 2023, which vest in three equal annual installments from the grant date, subject to Mr. Schwarz’s continued employment through each such vesting date.

(9)	Mr. Schwarz was granted 238 RSUs on March 20, 2022, which vest in three equal annual installments from the grant date, subject to Mr. Schwarz’s continued employment through each such vesting date.
(10)	Mr. Schwarz was granted 529 stock options on February 22, 2020, 25% of which vested on February 3, 2021 and 75% of which vested on February 3, 2024.
(11)	Mr. Schwarz was granted 6 stock options on June 15, 2020, 25% of which vested on February 3, 2021 and 75% of which vested on February 3, 2024.
Director compensation
The Company adopted a non-employee director compensation policy to govern the Board of Directors. The policy is designed to attract and retain high quality non-employee directors by providing competitive compensation and align their interests with the interests of stockholders through equity awards. It will cover the compensation of all roles on the Board of Directors other than the Security Director and the Chairperson of the Security Committee.

Specifically, the policy provides for the following annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service:
Annual Board Member Service Retainer
a.	All Outside Directors: $100,000
b.	Outside Director serving as Chairperson: $60,000 (in addition to above)
c.	Outside Director serving as Lead Independent Director: $30,000 (in addition to above)
Annual Committee Member Service Retainer
a.	Member of the Audit Committee: $20,000
b.	Member of the Compensation Committee: $15,000
c.	Member of the Disclosure Committee: $15,000
d.	Member of the Nominating and Corporate Governance Committee: $10,000
Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)
a.	Chairperson of the Audit Committee: $30,000
b.	Chairperson of the Compensation Committee: $22,500
c.	Chairperson of the Disclosure Committee: $22,500
d.	Chairperson of the Nominating and Corporate Governance Committee: $15,000
Equity Compensation
Non-employee directors will receive annual RSU grants under the Equity Incentive Plan on the date of the Company’s Annual Meeting of Stockholders which will vest, subject to continuous service through the applicable vesting date:
a.	RSUs initially valued at $350,000 upon initial election or appointment to board, which will vest in three equal annual installments from the date of grant; and
b.
An additional 8,572 RSUs annually (on a Post-Reverse Stock Split basis), which will vest upon the earlier of the first anniversary of the date of grant or the day before the next annual stockholder meeting, prorated for partial years of service (including the initial year of service).

Accelerated Vesting
The vesting of the RSU grants will accelerate in full if the non-employee director remains in continuous service until immediately prior to such director’s: (i) death, (ii) “disability,” or (iii) the closing of a “change in control” transaction (as “disability” and “change in control” are defined in the Equity Incentive Plan).
Other Terms
To avoid adverse tax consequences to non-employee directors who reside outside of the United States, the board, in its sole discretion, may provide for non-statutory stock options of equal value in lieu of RSU grants, which will have a term of ten years from the date of grant and an exercise price per share equal to 100% of the fair market value of the underlying Common Stock on the date of grant. All other terms and conditions that apply to RSU grants under the non-employee director compensation policy will apply to such options.
If permitted by the Company, a non-employee director may elect to defer cash retainers and/or RSU awards prior to being earned into deferred stock units of the Company, which shall settle upon the earlier to occur of the director’s “separation from service” as defined in the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended, or the date determined by the Company.
The Company will reimburse each non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board of Directors and committee meetings, provided they are reimbursed in accordance with the Company’s travel and expense policy.

Security Director and Chairperson of Security Committee
In addition to compensation under the non-employee director compensation policy, Victorino G. Mercado, as the Security Director and the Chairperson of the Security Committee, will receive additional compensation pursuant to the terms of his offer letter. Mr. Mercado will receive an annual cash retainer of $50,000, payable quarterly in arrears and pro-rated for partial quarters of service.
Compensation of Directors
The following table provides information about the compensation of directors for the fiscal year ended December 31, 2024. John C. Rood is compensated outside of the director compensation framework, as specified further in Executive Compensation—Summary Compensation Table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Brian Kabot	61,250	—	61,250
Chris Hadfield	70,000	—	70,000
Kimberly A. Reed	65,000	—	65,000
Linda J. Reiners	80,000	—	80,000
Mitchel B. Kugler	78,750	—	78,750
Victorino G. Mercado	82,500	—	82,500

(1)
Amounts in this column reflect compensation earned in 2024 for service as a member of the board and reflect the aggregate grant date fair value of RSUs, as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements included in this prospectus. These amounts do not reflect the actual economic value that will be realized by our directors upon the vesting of such equity awards or the sale of the common stock underlying such awards.

(2)
During the fiscal year ended December 31, 2024, no RSUs were granted to any non-employee director and there were no outstanding equity awards held by any of the independent directors listed in the table above as of December 31, 2024.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category[1]	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights[2]	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights[3]	(c) Number of Securities RemainingAvailable for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders[4,5]	6,191	$1,139.61	29,263
Equity compensation plans not approved by security holders[4,5]	1,107	N/A	8,231
Total	7,298		37,494

(1)
In February 2022, the Company adopted the 2022 Inducement Equity Plan, which was intended to comply with Rule 5635(c)(4) of the Nasdaq listing rules, which provides an exception to the shareholder approval requirement for the issuance of securities pursuant to equity grants to employees of the Company as an inducement material to such individuals entering into employment with the Company.In February 2022, the Company adopted the 2022 Inducement Equity Plan, which was intended to comply with Rule 5635(c)(4) of the Nasdaq listing rules, which provides an exception to the shareholder approval requirement for the issuance of securities pursuant to equity grants to employees of the Company as an inducement material to such individuals entering into employment with the Company.

(2)	These numbers include shares subject to outstanding awards granted, of which 1,388 shares are subject to outstanding options and 5,910 shares are subject to outstanding RSUs.
(3)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of restricted stock or restricted stock units, which have no exercise price. There were no options awarded under plans not approved by security holders.

(4)
The Momentus Inc. 2021 Equity Incentive Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the plan increases on the first day of each year beginning in 2022 and ending in 2031 equal to the lesser of (A) three percent (3.0%) of the shares of common stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board.

(5)	The Momentus Inc. 2021 Employee Stock Purchase Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the plan increases on the first day of each year beginning in 2022 and ending in 2031 equal to the lesser of (A) half a percent (0.5%) of the shares of common stock outstanding on the last day of the immediately preceding fiscal year and (B) 2,279 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of January 23, 2025 for each of our NEOs, executive officers, directors, all executive officers and directors as a group and each person known by us to be the beneficial owner of more than 5% of our Common Stock. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of RSUs, within 60 days of January 23, 2025. Common Stock subject to warrants or options that are currently exercisable or exercisable within 60 days of January 23, 2025 or subject to RSUs that vest within 60 days of January 23, 2025 are considered outstanding and beneficially owned by the person holding such warrants, options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of our directors and executive officers is c/o Momentus Inc., 3901 N. First Street, San Jose, California 95134. The percentage of beneficial ownership of our shares of Common Stock is calculated based on 2,779,881 shares of Common Stock outstanding as of January 23, 2025.

Name and Address of Beneficial Owners	Number Shares of	%(1)
5% Stockholders:
Armistice Capital Master Fund Ltd.(2) 510 Madison Avenue, 7th Floor New York, New York 10022	202,477	7.3%
Directors and Executive Officers:
John C. Rood	2,882(3)	*%
Chris Hadfield	74	*%
Brian Kabot	2,511(4)	*%
Mitchel B. Kugler	—	*%
Victorino G. Mercado	321	*%
Kimberly A. Reed	368	*%
Linda J. Reiners	368	*%
Rob Schwarz	1,103(5)	*%
Paul Ney	597(6)	*%
Lon Ensler	—	*%
Directors and executive officers as a group (10 individuals)	8,224	*%

*	Less than one percent.
(1)
The aggregate percentage of shares of Class A common stock reported to be beneficially owned by each person named is determined in accordance with the rules of the SEC and is based on 2,779,881 shares of Class A common stock of the Company outstanding as of January 23, 2025.

(2)
Beneficial ownership information is based on a Schedule 13G/A filed jointly on November 14, 2024 with the SEC by Armistice Capital, LLC and Steven Boyd, and consists of 202,477 shares of common stock beneficially owned by Armistice Capital Master Fund Ltd. Armistice Capital, LLC, in its capacity as the investment manager of Armistice Capital Master Fund Ltd., and pursuant to an Investment Manager Agreement, has voting and investment power over the shares held by Armistice Capital Master Fund Ltd. Mr. Boyd, as the managing member of Armistice Capital, LLC, may be deemed to beneficially own such securities. Armistice Capital Master Fund Ltd. disclaims beneficial ownership of the shares held by it, except to the extent of its pecuniary interest therein.

(3)	Consists of (i) 2,374 shares of Class A common stock and (ii) 508 shares of Class A common stock issuable upon the exercise of options.
(4)
Represents 458 shares of Class A common stock held by Brian Kabot directly. The Schedule 13D/A filed with the SEC by SRC-NI Holdings, LLC, the sponsor entity of Stable Road Acquisition Corp. (the “Sponsor”), on February 11, 2022 (the “Sponsor Schedule 13D/A”), indicated that Mr. Kabot, Juan Manuel Quiroga and Edward K. Freedman are the three managing members of the Sponsor, the majority approval of whom is required to approve an action of the Sponsor. As a result, none of the aforementioned individuals are deemed to be beneficial owners of the Sponsor’s securities, which, based on the Sponsor Schedule 13D/A, total 2,054 shares of Class A common stock in sole voting power and sole investment power. The Sponsor Schedule 13D/A specifies that the Sponsor is not a member of a group.

(5)	Consists of (i) 441 shares of Class A common stock and (ii) 662 shares of Class A common stock issuable upon the exercise of options.
(6)	Consists of (i) 564 shares of Class A common stock and (ii) 33 shares of Class A common stock issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Compensation arrangements with our NEOs and directors are described elsewhere in this prospectus.
See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the ownership of our securities held by our control persons.
Other than the foregoing, the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:
•	we have been or are to be a participant;
•	the amounts involved exceeded or exceeds $120,000; and
•
any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Indemnification Agreements
Our second amended and restated certificate of incorporation, as amended, contains provisions limiting the liability of executive officers and directors, and our amended and restated bylaws provide that the Company will indemnify each of its officers and directors to the fullest extent permitted under Delaware law.
We have entered into indemnification agreements with all of our directors and executive officers and certain other key employees. The indemnification agreements provide that the Company will indemnify each of its directors and executive officers against any and all expenses incurred by such director or executive officer because of his or her status as one of the Company’s directors or executive officers to the fullest extent permitted by Delaware law, our second amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Company will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director or executive officer.
Related Party Transactions Policy
Our related party transactions written policy provides that officers, directors, holders of more than 5% of any class of the Company’s voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Company without the prior consent of the Audit Committee, or other independent members of the board in the event it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed transactions, the Audit Committee will take into account all of the relevant facts and circumstances available.

DESCRIPTION OF SECURITIES WE ARE OFFERING
Offering
We are offering shares of the Common Stock, Pre-Funded Warrants, and Warrants. The shares of the Common Stock and/or Pre-Funded Warrants and accompanying Warrants will be issued separately. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and the Warrants offered hereby.
Authorized and Outstanding Stock
Pursuant to the terms of our Second Amended and Restated Certificate of Incorporation, as amended, our authorized capital stock consists of:
•	250,000,000 shares of the Common Stock, $0.00001 par value per share; and
•	20,000,000 shares of undesignated Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
As of February 7, 2025, there were 2,982,881 shares of the Common Stock issued and outstanding and no shares of Preferred Stock outstanding.
Common Stock
Voting Power
Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of Common Stock will generally vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation, as amended.
The Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as amended (collectively, our “Organizational Documents”), established a classified board of directors (the “board”) that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of funds legally available if the board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board may determine.
We have not paid any cash dividends on the Common Stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition. The payment of any cash dividends will be within the discretion of the board at such time. In addition, the board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.
No Preemptive or Similar Rights
The holders of the Common Stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Fully Paid and Non-Assessable
All of the outstanding shares of Common Stock are fully paid and non-assessable.
Preferred Stock
Our board is authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. Our board can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
Our board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and may adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. There are no current plans to issue any shares of Preferred Stock.
Anti-Takeover Provisions
Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as amended, contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer, an acquisition of us by means of a proxy contest or otherwise, or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Organizational Documents Provisions
Provisions of our Organizational Documents could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors.
Our Second Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, as amended, provide for certain provisions that may have an anti-takeover effect:
•	a classified board of directors whose members serve staggered three-year terms;
•
the authorization of “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Common Stock;

•	a limitation on the liability of, and providing indemnification to, our directors and officers;
•
a requirement that special meetings of our stockholders can be called only by our board of directors acting by a written resolution by a majority of our directors then in office, the Chairperson of our board of directors, our Chief Executive Officer, or our Lead Independent Director;

•	a requirement of advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
•	a requirement that our directors may be removed only for cause and by a two-thirds (2/3) vote of the stockholders;
•	a prohibition on stockholder action by written consent;
•
a requirement that vacancies on our board of directors may be filled only by a majority of directors then in office or by a sole remaining director (subject to limited exceptions), even though less than a quorum; and

•
a requirement of the approval of the board of directors or the holders of at least two-thirds of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

Limitation of Liability and Indemnification
Our Amended and Restated Bylaws, as amended, provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits the Second Amended and Restated Certificate of Incorporation, as amended, from limiting the liability of our directors for the following:
•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Second Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Amended and Restated Bylaws, as amended, we can purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our Organizational Documents, we have entered into an indemnification agreement with each member of our board and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of us, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Listing of Securities
The Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “MNTS” and “MNTSW,” respectively.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.
Pre-Funded Warrants
The following is a brief summary of certain terms and conditions of the Pre-Funded Warrants being offered by us. The following description is subject in all respects to the provisions contained in the Pre-Funded Warrants.
Overview
We are offering to the investors who purchase shares of Common Stock in this offering that would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase Pre-Funded Warrants, in lieu of shares that otherwise would result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock. Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.00001. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.
Form
The Pre-Funded Warrants will be issued as individual warrant agreements to each individual purchaser of a Pre-Funded Warrant. The form of Pre-Funded Warrant has been incorporated by reference to an exhibit to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 10, 2024. The final form of Pre-Funded Warrant will be filed as an exhibit to a Current Report on Form 8-K that we will file with the SEC.
Term and Exercise Price
Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.00001 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting the Common Stock and the exercise price.

Exercisability
The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 9.99% of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 9.99%, upon notice to us and effective sixty-one (61) days after the date such notice is delivered to us, may increase or decrease the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after exercise.
Cashless Exercise
If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Pre-Funded Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may only exercise its Pre-Funded Warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Pre-Funded Warrants.
Transferability
Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.
Trading Market; Exchange Listing
We do not plan to apply to list the Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange, or any other nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are currently listed on the Nasdaq Capital Market under the symbol “MNTS.”
Fundamental Transaction
In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of the Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.
Rights as a Stockholder
Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of the Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Warrants
The following is a brief summary of certain terms and conditions of the Warrants being offered by us. The following description is subject in all respects to the provisions contained in the Warrants.
Form
The Warrants will be issued as individual warrant agreements to each individual purchaser of a warrant. The form of the Warrant has been incorporated by reference to an exhibit to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 10, 2024. The final form of Warrant will be filed as an exhibit to a Current Report on Form 8-K that we will file with the SEC.
Term
The Warrants will expire on the date that is five years after the date of issuance.
Exercisability
The Warrants are exercisable at any time beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the Warrant will be exercisable upon issuance. The Warrants will expire on the 5-year anniversary of the original issuance date. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of the Common Stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance or resale of the shares of the Common Stock to be issued upon exercise of the Warrants, then as an alternative to payment of the exercise price in immediately available funds, the holder may elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of the Common Stock determined according to the formula set forth in the Warrant. No fractional shares of the Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the last closing trading price of the Common Stock on the exercise date or round up to the next whole share.
Exercise Limitations
Under the Warrant, we may not effect the exercise of any Warrant, and a holder will not be entitled to exercise any portion of any Warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Investor (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the Investor (together with its affiliates) to exceed 4.99% of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us.
Exercise Price
The exercise price per whole share of the Common Stock issuable upon the exercise of the Warrants is $3.80 per share of the Common Stock. The exercise price of the Warrants and the number of shares of the Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock and also upon any distributions of assets, including cash, stock, or other property to our stockholders. The exercise price will not be adjusted below the par value of the Common Stock.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Warrants.

Transferability
Subject to applicable laws, the Warrants may be offered for sale, sold, transferred, or assigned without our consent. The Warrants will be held in definitive form by the purchasers. The ownership of the Warrants and any transfers of the Warrants will be registered in a warrant register maintained by us or our transfer agent.
Trading Market; Exchange Listing
We do not plan to apply to list the Warrants on the Nasdaq Capital Market, any other national securities exchange, or any other nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Warrants are currently listed on the Nasdaq Capital Market under the symbol “MNTS.”
Fundamental Transactions
In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of the Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, upon consummation of such a fundamental transaction, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Warrants. In addition, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrant for the cash paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Warrant on the date of the consummation of the fundamental transaction.
No Rights as a Stockholder
Except by virtue of such holder’s ownership of shares of the Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of the Common Stock, including any voting rights or the rights to receive dividends, until the holder exercises the Warrant.
Placement Agent Warrants
As additional compensation to the Placement Agent, upon consummation of this offering, we will issue to the Placement Agent or its designees Placement Agent Warrants to purchase up to an aggregate of 63,694 shares of our Common Stock, which equals five percent (5%) of the number of shares of Common Stock and Pre-Funded Warrants, if any, sold in this Offering. The Placement Agent Warrants have substantially the same terms as the Warrants, except that the Placement Agent Warrants are exercisable at an exercise price per share equal to $4.3175, which is equal to 110% of the public offering price per share of Common Stock and accompanying Warrant. See “Plan of Distribution—Placement Agent Warrants.”

PLAN OF DISTRIBUTION
A.G.P./Alliance Global Partners has agreed to act as our exclusive placement agent in connection with this offering, subject to the terms and conditions of the placement agency agreement dated February 10, 2025. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. We will enter into a securities purchase agreement directly with the investors, at the investor's option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.
We will deliver the securities being issued to the investors in this offering upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We will deliver the securities being offered pursuant to this prospectus upon closing. We expect this offering to be completed not later than one (1) business day following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. We expect to deliver the securities being offered pursuant to this prospectus on or about February 11, 2025, subject to the satisfaction of customary closing conditions.
We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.
Fees and Expenses
We have engaged A.G.P./Alliance Global Partners as our exclusive Placement Agent in connection with this offering. This offering is being conducted on a reasonable best efforts basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total(2)
Offering price	$3.925	$3.92499	$4,999,992.81
Placement Agent’s fees(1)	$0.27475	$0.2747493	$349,999.50
Proceeds to us, before expenses	$3.65025	$3.6502407	$4,649,993.31

(1)	We have agreed to pay the Placement Agent a total cash fee equal to 7% of the gross proceeds of the offering.
(2)	Does not include potential proceeds from the exercise of the Warrants and/or Pre-Funded Warrants for cash, if any.
We have agreed to reimburse the Placement Agent at closing for legal expenses incurred by the Placement Agent in connection with this offering in an aggregate amount of up to $95,000 and non-accountable expense reimbursement in an amount of up to $10,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $150,648.
The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:
•	may not engage in any stabilization activity in connection with our securities; and
•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Placement Agent Warrants
The Placement Agent will receive Placement Agent Warrants to purchase up to 63,694 shares of Common Stock, which equals five percent (5%) of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold in this offering. The Placement Agent Warrants have substantially the same terms as the Warrants; however, they will terminate five (5) years from the commencement of the sales of the securities in this offering and will be exercisable at an exercise price equal to $4.3175 per share of Common Stock, which is 110% of the public offering price per share of Common Stock and accompanying Warrant. The Placement Agent Warrants will be registered as part of this registration statement, along with the shares of Common Stock issuable upon exercise of the Placement Agent Warrants. The Placement Agent Warrants do not have any piggyback or demand registration rights. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any shares issued upon exercise of the Placement Agent Warrants shall not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days from the date of commencement of sales of the securities in this offering, except for the transfer of any security as permitted by FINRA Rule 5110(e)(2).
Right of First Refusal
For a period of twelve (12) months from the closing of the offering, we will grant to the Placement Agent an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at Placement Agent’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve (12) month period for the Company, or any successor to or any subsidiary of the Company, on terms customary to the Placement Agent. The Placement Agent shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.
Lock-Up Agreements
Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, the Common Stock during a period ending ninety (90) days after the date of this prospectus, without first obtaining the written consent of A.G.P./Alliance Global Partners. Specifically, these individuals have agreed, in part, not to:
•
offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock;

•
enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our Common Stock, whether any such transaction is to be settled by delivery of shares of the Common Stock or other securities, in cash or otherwise;

•
make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company; or

•	publicly disclose the intention to do any of the foregoing.
Notwithstanding these limitations, these shares of Common Stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.
No Sales of Similar Securities
We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the prospectus, registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until thirty (30) days after the completion of this offering. We have also agreed not to enter into a variable rate transaction (as defined in the securities purchase agreement) for one year after the completion of this offering; provided, however, that thirty (30) days after the completion of this offering, the entry into and/or issuance of shares of Common Stock by us in an “at the market” offering with the Placement Agent as sales agent will not be deemed a variable rate transaction.
Discretionary Accounts
The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Listing
The Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”
There is no established public trading market for the Warrants or the Pre-Funded Warrants and we do not expect a market to develop for either security. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited. In addition, we do not intend to list the Warrants or the Pre-Funded Warrants on Nasdaq, any other national securities exchange, or any other trading system.
Other Activities and Relationships
The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
As stated above, the Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.
On September 11, 2023, we closed an offering of Common Stock and warrants in which we raised approximately $5,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive Placement Agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On October 4, 2023, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On November 9, 2023, we closed a warrant inducement offering in which we raised approximately $6,500,000 of gross proceeds. A.G.P./Alliance Global Partners served as the exclusive financial advisor in connection with the warrant inducement offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the warrant inducement offering $60,000 for legal expenses incurred by them in connection with the warrant inducement offering.
On January 17, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On March 7, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On September 17, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $2,750,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% and warrants to purchase 35,715 shares of Common Stock at an exercise price of $8.855. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $125,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On December 18, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $5,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% and warrants to purchase 40,000 shares of Common Stock at an exercise price of $6.82. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $95,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Bradley Arant Boult Cummings LLP. Blank Rome LLP, New York, New York, is representing the Placement Agent in connection with this offering.
EXPERTS
The consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2023, included in this prospectus, have been audited by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2022 have been audited by Armanino LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We also maintain a website at www.momentus.space, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC. Requests for such copies should be directed to:
Momentus Inc.
Attn: John C. Rood
Chief Executive Officer
3901 N. First Street
San Jose, CA 95134
Telephone: (650) 564-7820

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Interim Consolidated Financial Statements as of September 30, 2024
Audited Consolidated Financial Statements as of December 31, 2023

MOMENTUS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands except number of shares and par value)

	September 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$798	$2,118
Insurance receivable	408	100
Prepaids and other current assets	4,187	8,513
Total current assets	5,393	10,731
Property, machinery and equipment, net	2,369	3,252
Intangible assets, net	265	341
Operating lease right-of-use asset	4,488	5,350
Restricted cash, non-current	500	373
Other non-current assets	1,090	602
Total assets	$14,105	$20,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,677	$2,805
Accrued liabilities	3,629	4,754
Loan payable, current	2,337	2,273
Contract liabilities, current	495	—
Operating lease liability, current	1,358	1,268
Litigation settlement contingency	526	—
Other current liabilities	4	9
Total current liabilities	14,026	11,109
Contract liabilities, non-current	1,143	998
Warrant liability	3	3
Operating lease liability, non-current	3,829	4,863
Other non-current liabilities	508	489
Total non-current liabilities	5,483	6,353
Total liabilities	19,509	17,462
Commitments and Contingencies (Note 12)
Stockholders’ equity (deficit):
Preferred stock, $0.00001 par value; 20,000,000 shares authorized and 0 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Class A common stock, $0.00001 par value; 250,000,000 shares authorized and 1,544,706 issued and outstanding as of September 30, 2024; 250,000,000 shares authorized and 591,711 issued and outstanding as of December 31, 2023	—	—
Class B common stock, $0.00001 par value; 0 shares authorized and 0 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	390,730	376,234
Accumulated deficit	(396,134)	(373,047)
Total stockholders’ equity (deficit)	(5,404)	3,187
Total liabilities and stockholders’ equity (deficit)	$14,105	$20,649

The accompanying notes are an integral part of these consolidated interim financial statements

MOMENTUS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Service revenue	$107	$339	$1,829	$2,066
Cost of revenue	66	119	66	507
Gross profit	41	220	1,763	1,559
Operating expenses:
Research and development expenses	2,205	5,992	7,731	26,315
Selling, general and administrative expenses	5,429	9,294	16,916	29,571
Total operating expenses	7,634	15,286	24,647	55,886
Loss from operations	(7,593)	(15,066)	(22,884)	(54,327)
Other income (expense), net:
Change in fair value of warrant liability	—	221	—	559
Realized loss on disposal of assets	(133)	—	(188)	(17)
Interest income	2	216	24	1,128
Interest expense	(43)	(530)	(100)	(2,182)
Other income	9	—	61	20
Total other income (expense), net	(165)	(93)	(203)	(492)
Loss before income taxes	(7,758)	(15,159)	(23,087)	(54,819)
Net loss	$(7,758)	$(15,159)	$(23,087)	$(54,819)
Net loss per share, basic and diluted	$(6.30)	$(100.80)	$(20.86)	$(398.30)
Net loss per share, fully diluted	$(6.30)	$(100.80)	$(20.86)	$(398.30)
Weighted average shares outstanding, basic and diluted	1,239,850	150,480	1,108,192	137,647
Weighted average shares outstanding, fully diluted	1,239,850	150,480	1,108,192	137,647

The accompanying notes are an integral part of these consolidated interim financial statements

MOMENTUS INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
(in thousands, except share data)

	Common stock - Class A		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount
Balance, December 31, 2023	591,711	$—	$376,234	$(373,047)	$3,187
Issuance of common stock upon vesting of RSUs	2,613	—	—	—	—
Share repurchase related to Section 16 Officer tax coverage exchange	(425)	—	(3)	—	(3)
Stock-based compensation - stock options, RSAs, RSUs	—	—	1,443	—	1,443
Issuance of common stock and related warrants in registered offering, net of issuance costs	158,572	—	7,171	—	7,171
Issuance of common stock upon exercise of pre-funded warrants	435,092	—	—	—	—
Net loss	—	—	—	(8,313)	(8,313)
Balance, March 31, 2024	1,187,563	$—	$384,845	$(381,360)	$3,485
Stock-based compensation - stock options, RSAs, RSUs	—	—	1,735	—	1,735
Net loss	—	—	—	(7,016)	(7,016)
Balance, June 30, 2024	1,187,563	$—	$386,580	$(388,376)	$(1,796)
Stock-based compensation - stock options, RSAs, RSUs	—	—	1,707	—	1,707
Issuance of pre-funded warrants and warrants in private placement, net of issuance costs	—	—	2,443	—	2,443
Issuance of common stock upon exercise of pre-funded warrants	357,143	—	—	—	—
Net loss	—	—	—	(7,758)	(7,758)
Balance, September 30, 2024	1,544,706	$—	$390,730	$(396,134)	$(5,404)

The accompanying notes are an integral part of these consolidated interim financial statements

MOMENTUS INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) -
CONTINUED
(UNAUDITED)
(in thousands, except share data)

	Common stock - Class A		Additional paid in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount
Balance, December 31, 2022	120,633	$—	$342,734	$(304,127)	$38,607
Issuance of common stock upon exercise of stock options	529	—	92	—	92
Issuance of common stock upon vesting of RSUs	1,096	—	—	—	—
Share repurchase related to Section 16 Officer tax coverage exchange	(179)	—	(60)	—	(60)
Stock-based compensation - stock options, RSAs, RSUs	—	—	1,720	—	1,720
Issuance of common stock and related warrants in registered offering, net of issuance costs	13,423	—	9,300	—	9,300
Issuance of common stock for consulting services	193	—	112	—	112
Net loss	—	—	—	(20,825)	(20,825)
Balance, March 31, 2023	135,695	$—	$353,898	$(324,952)	$28,946
Issuance of common stock upon exercise of stock options	190	—	38	—	38
Issuance of common stock upon vesting of RSUs	675	—	—	—	—
Issuance of common stock upon purchase of ESPP	153	—	31	—	31
Issuance of common stock upon exercise of pre-funded warrants	3,101	—	—	—	—
Stock-based compensation - stock options, RSAs, RSUs	—	—	2,577	—	2,577
Net loss	—	—	—	(18,835)	(18,835)
Balance, June 30, 2023	139,814	$—	$356,544	$(343,787)	$12,757
Issuance of common stock upon exercise of stock options	2	—	—	—	—
Issuance of common stock upon vesting of RSUs	921	—	—	—	—
Share repurchase related to Section 16 Officer tax coverage exchange	(148)	—	(27)	—	(27)
Issuance of common stock and related warrants in registered offering, net of issuance costs	15,000	—	4,565	—	4,565
Issuance of common stock upon exercise of pre-funded warrants	33,068	—	—	—	—
Stock-based compensation - stock options, RSAs, RSUs	—	—	2,156	—	2,156
Common stock issued in connection with reverse stock split	4,272	—	—	—	—
Net loss	—	—	—	(15,159)	(15,159)
Balance, September 30, 2023	192,929	$—	$363,238	$(358,946)	$4,292

The accompanying notes are an integral part of these consolidated interim financial statements

MOMENTUS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(23,087)	$(54,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	657	667
Amortization of debt discount and issuance costs	88	1,182
Amortization of right-of-use asset	862	812
Change in fair value of warrant liability	—	(559)
Loss on disposal of fixed and intangible assets	188	17
Stock-based compensation expense	4,885	6,453
Issuance of common stock for consulting services	—	112
Changes in operating assets and liabilities:
Accounts receivable	—	(44)
Prepaids and other current assets	4,326	(297)
Insurance receivable	(308)	—
Other non-current assets	(487)	2,644
Accounts payable	2,872	278
Accrued liabilities	(1,105)	(610)
Accrued interest	—	118
Other current liabilities	(6)	(2)
Contract liabilities	640	(1,098)
Operating lease liability	(944)	(859)
Litigation settlement contingency	526	—
Other non-current liabilities	19	18
Net cash used in operating activities	(10,874)	(45,987)

Cash flows from investing activities:
Purchases of property, machinery and equipment	—	(94)
Proceeds from sale of property, machinery and equipment	135	113
Purchases of intangible assets	(41)	(26)
Net cash provided by (used in) investing activities	94	(7)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	2,295	—
Proceeds from exercise of stock options	—	130
Proceeds from employee stock purchase plan	—	31
Repurchase of Section 16 Officer shares for tax coverage exchange	(3)	(87)
Principal payments on loan payable	(2,319)	(9,592)
Payment of deferred offering costs	—	(252)
Payment for repurchase of common shares	—	(10,000)
Proceeds from issuance of common stock and related warrants	10,750	15,000
Payments for issuance costs related to common stock and related warrants	(1,137)	(1,135)
Net cash provided by (used in) financing activities	9,586	(5,905)
Decrease in cash, cash equivalents and restricted cash	(1,194)	(51,899)
Cash, cash equivalents and restricted cash, beginning of period	2,492	62,413
Cash, cash equivalents and restricted cash, end of period	$1,298	$10,514

The accompanying notes are an integral part of these consolidated interim financial statements

	Nine Months Ended September 30,
	2024	2023
Supplemental disclosure of non-cash investing and financing activities
Purchases of intangible assets in accounts payable and accrued expenses at period end	$20	$5
Issuance costs related to warrant modification	$1,272	$648
Issuance costs related to Placement Agent Warrants	$135	$—
Supplemental disclosure of cash flow information
Cash paid for interest	$12	$882

The accompanying notes are an integral part of these consolidated interim financial statements

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 1. Nature of Operations
The Company
Momentus Inc. (together with its consolidated subsidiaries “Momentus” or the “Company”) is a U.S. commercial space company that offers satellites, satellite buses, satellite technologies, and space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus is making new ways of operating in space possible with its in-space transfer and service vehicles, powered by an innovative, space-proven water plasma-based propulsion system.
Momentus has launched four missions to date, deployed 17 customer satellites, and provided hosted payload services. Three of these missions involved operation of the Vigoride OSV in orbit. During these three Vigoride missions, the system and technology were tested repeatedly. Improvements based on lessons learned during these missions were rapidly incorporated. As a result of these three missions, the Vigoride OSV has been successfully demonstrated in space and accumulated significant flight heritage. The Company has produced its next Orbital Service Vehicle, Vigoride 7, that it intends to utilize on a future mission or for use as a satellite bus.
In addition to the Vigoride Orbital Service Vehicle, Momentus is now also offering its M-1000 satellite bus which has substantial commonality with Vigoride. With a growing demand for satellite bus services, Momentus is positioned to advance its hardware and flight-proven technology for this market. The M-1000 bus is a flexible option to meet various mission requirements. Innovations to improve sensor capability, maneuverability, increased power, and lower costs are integrated into the product. Momentus believes it can manufacture satellite buses like the M-1000 at a rapid and scalable pace.
Momentus has completed work in support of its Small Business Innovation Research contract from the Space Development Agency that was signed in August 2023. This project’s scope involved making tailored modifications to the system underlying the M-1000 satellite bus and Vigoride OSV to support a full range of U.S. Department of Defense (DoD) payloads. Some of these areas include adding a secure payload interface, optical communications terminals, a high-volume data recorder, and improving the modularity of the propulsion system.
Business Combination
On August 12, 2021, the Company consummated a merger pursuant to the terms of the Agreement and Plan of Merger, dated October 7, 2020, and as amended on March 5, 2021, April 6, 2021, and June 29, 2021 (the “Merger Agreement”), by and among Stable Road Acquisition Corp (“SRAC”), Project Marvel First Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SRAC (“First Merger Sub”), and Project Marvel Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of SRAC (“Second Merger Sub”), pursuant to which First Merger Sub merged with and into Momentus Inc., a Delaware corporation (“Legacy Momentus”) with Legacy Momentus as the surviving corporation of the First Merger Sub, and immediately following which Legacy Momentus merged with and into the Second Merger Sub, with the Second Merger Sub as the surviving entity (the “Business Combination”). In connection with the closing of the Business Combination (“Closing”), the Company changed its name from Stable Road Acquisition Corp. to Momentus Inc., and Legacy Momentus changed its name to Momentus Space, LLC.
The Business Combination was accounted for as a reverse recapitalization under ASC Topic 805, Business Combinations, with SRAC and its two wholly-owned subsidiaries. The Company received gross proceeds of $247.3 million upon the closing of the Business Combination. Public and private warrants of SRAC were assumed by the Company as a result of the Business Combination.
Going Concern
The accompanying consolidated interim financial statements have been prepared assuming that the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these consolidated interim financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date the Company remains heavily focused on growth and continued

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 1. Nature of Operations (cont.)
development of its proprietary technology, and as a result, it has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally and the Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern. This is reflected by the Company’s incurred net loss of $23.1 million for the nine months ended September 30, 2024, and accumulated deficit of $396.1 million as of September 30, 2024. Additionally, the Company used net cash of $10.9 million to fund its operating activities for the nine months ended September 30, 2024, and had cash and cash equivalents of $0.8 million as of September 30, 2024.
Pursuant to the requirements of ASC Sub-Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these consolidated interim financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the consolidated interim financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated interim financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated interim financial statements are issued.
In connection with the preparation of the consolidated interim financial statements for the nine months ended September 30, 2024, management conducted an evaluation and concluded that there were conditions and events, considered in the aggregate, which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such consolidated interim financial statements. The Company believes that its current level of cash and cash equivalents are not sufficient to fund its regular operations, scaling of commercial production, and maintain its existing services and products. These conditions raise substantial doubt regarding its ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated interim financial statements. In order to proceed with the Company’s business plan and operating strategy, the Company will need to raise substantial additional capital to fund its operations. Until such time, if ever, the Company can generate revenues sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. In an effort to alleviate these conditions, the Company continues to seek and evaluate all opportunities to access additional capital through any available means.
As a result of these uncertainties, and notwithstanding management’s plans and efforts to date, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely and the Company may not realize any significant value from its assets.
The accompanying consolidated interim financial statements have been prepared on a going concern basis of accounting. The accompanying consolidated interim financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.
Reverse Stock Split
Effective August 22, 2023, the Company’s stockholders approved a 1-for-50 reverse stock split of the Company’s Class A common stock. As a result of the reverse stock split, every 50 shares of Class A common stock issued and outstanding on August 22, 2023, were automatically combined into one share of Class A common stock. Any fractional shares resulting from the reverse stock split were rounded up to the next nearest whole share of Class A

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 1. Nature of Operations (cont.)
common stock. The reverse stock split did not affect the stated par value of the Class A common stock nor did it change the total number of the Company’s authorized shares of Class A common stock. Both the Company’s Class B common stock and the Company’s preferred stock were not affected by the reverse stock split.
Also on the effective date of the reverse stock split, all options, warrants and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted by dividing the number of shares of Class A common stock into which the options, warrants and other convertible securities are exercisable or convertible by 50 and multiplying the exercise or conversion price thereof by 50, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share. Such proportional adjustments were also made to the number of shares and restricted stock units issued and issuable under the Company’s equity compensation plan.
The Company has retroactively adjusted all periods presented for the effects of the stock split. See Note 9 for additional information.
Note 2. Summary of Significant Accounting Policies
Consolidated Interim Financial Information
The accompanying consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The consolidated balance sheet as of December 31, 2023 was derived from the Company’s audited financial statements but does not include all disclosures required by GAAP for audited financial statements. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (the “FASB”).
The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. The accompanying interim consolidated financial statements contain all adjustments that are necessary to present fairly the Company’s financial position as of September 30, 2024 and December 31, 2023, the results of operations for the three and nine months ended September 30, 2024 and 2023, the statement of stockholders’ equity for the three and nine months ended September 30, 2024 and 2023, and cash flows for the nine months ended September 30, 2024 and 2023. Such adjustments are of a normal and recurring nature. The results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results for the year ending December 31, 2024, or for any future period. These interim consolidated financial statements should be read in conjunction with the audited financial statements as of and for the years ended December 31, 2023 and 2022, filed with the SEC in our Annual Report on Form 10-K filed by the Company on June 6, 2024 and Form 10-K/A filed on September 16, 2024.
Principles of Consolidation
The consolidated interim financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.
Use of Estimates
The preparation of consolidated interim financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated interim financial statements and accompanying notes. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Accordingly, actual results could differ from those estimates. Significant estimates inherent in the preparation of the consolidated interim financial statements include, but are not limited to, the timing of revenue recognition, accounting for useful lives of property, machinery and equipment, net intangible assets, net accrued liabilities, leases, income taxes including deferred tax assets and liabilities, impairment valuation, stock-based compensation, warrant liabilities, and litigation contingencies.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Class A common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Company after the consummation of the Business Combination has total annual gross revenue of $1.2 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024. The Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, cash in bank with no restrictions, as well as highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when initially purchased.
The Company places its cash in the bank, which may at times be in excess of the Federal Deposit Insurance Corporation insurance limits of $250,000 per depositor, with high credit quality financial institutions and attempts to limit the amount of credit exposure with any one institution.
Restricted Cash
Restricted cash primarily represents deposited cash that is restricted by financial institutions. As of September 30, 2024 and December 31, 2023, the Company maintained accrued restricted cash of $0.5 million and restricted cash of $0.4 million, respectively, primarily as collateral for a letter of credit issued to the Company’s landlord in accordance with the terms of a lease agreement entered into in December 2020, which is classified as a non-current asset as it will be returned to the Company at the end of the lease which is expected to occur beyond one year from September 30, 2024. In the event of default, the landlord can take over the restricted cash from the restricted cash bank account.
Deferred Fulfillment and Prepaid Launch Costs
The Company prepays for certain launch costs to third-party providers that will carry the transport vehicle to orbit. Prepaid costs allocated to the delivery of a customers’ payload are classified as deferred fulfillment costs and recognized as cost of revenue upon delivery of the customers’ payload. Prepaid costs allocated to our payload are classified as prepaid launch costs and are amortized to cost of sales and research and development expense upon the release of our payload. The allocation is determined based on the distribution between customer and our payload weight on each launch.
As of September 30, 2024, and December 31, 2023, the Company had deferred fulfillment and prepaid launch costs of $1.0 million and $1.7 million, respectively, with $0 and $1.3 million recorded within prepaids and other current assets, respectively, and $1.0 million and $0.4 million recorded within other non-current asset, respectively, in our condensed consolidated balance sheets.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
Property, Machinery and Equipment
Property, machinery and equipment are stated at cost less accumulated depreciation. Depreciation is generally recorded using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives of fixed assets by asset category are described below:

Fixed Assets	Estimated Useful Life
Computer equipment	Three years
Furniture and fixtures	Five years
Leasehold improvements	Lesser of estimated useful life or remaining lease term (one year to seven years)
Machinery and equipment	Seven years

Costs of maintenance or repairs that do not extend the lives of the respective assets are charged to expenses as incurred.
Intangible Assets
Intangible assets, which consist of patents, are considered long-lived assets and are reported at cost less accumulated amortization and accumulated impairment loss, if any. Amortization is recognized on a straight-line basis over 10 years for patents, which is the estimated useful lives of the intangible assets.
In accordance with ASC Sub-Topic 350-40, Intangibles, the Company presents capitalized implementation costs for cloud computing arrangements within prepaid and other current assets, and other non-current assets to properly present the capitalized costs with their related subscription fees.
Loss Contingencies
The Company estimates loss contingencies in accordance with ASC Sub-Topic 450-20, Loss Contingencies (“ASC 450-20”), which states that a loss contingency shall be accrued by a charge to income if both of the following conditions are met: (i) information available before the consolidated interim financial statements are issued or are available to be issued indicates that it is probable that a liability had been incurred at the date of the consolidated interim financial statements and (ii) the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required. Refer to Note 12 for additional information.
Revenue Recognition
The Company enters into short-term contracts for ‘last-mile’ satellite and cargo delivery (transportation service), payload hosting and in-orbit servicing options with customers that are primarily in the aerospace industry. For its transportation service arrangements, the Company has a single performance obligation of delivering the customers’ payload to its designated orbit and recognizes revenue (along with any other fees that have been paid) at a point in time, upon satisfaction of this performance obligation. Additionally, for its in-orbit service arrangements, the Company provides a multitude of services consistently throughout the mission to its customers and also has services available on a ‘stand ready’ basis as needed until the mission reaches its conclusion. The Company recognizes revenue for these in-orbit services ratably over time on a straight-line basis. The Company also enters into contracts to perform analysis and provide engineering services to U.S. Government organizations.
The Company accounts for customer contracts in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), which includes the following five-step model:
•	Identification of the contract, or contracts, with a customer.
•	Identification of the performance obligations in the contract.
•	Determination of the transaction price.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
•	Allocation of the transaction price to the performance obligations in the contract.
•	Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Company estimates variable consideration at the most likely amount, which is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur. While the Company’s standard contracts do not contain refund or recourse provisions that enable its customers to recover any non-refundable fees that have been paid, the Company may issue full or partial refunds, or concessions on future services to customers on a case-by-case basis as necessary to preserve and foster future business relationships and customer goodwill. Contracts to provide engineering services to U.S. Government organizations generally have set payments tied to each milestone. When a milestone is achieved, the Company submits the completed service for approval, submits invoices to the government site, and collects on that completed milestone. During the three and nine months ended September 30, 2024 the Company recorded $0.1 million and $1.8 million, respectively, of revenue from U.S. Government. The Company generated no revenue from the U.S. Government, during the three and nine months ended September 30, 2023.
As part of its contracts with customers, the Company collects up-front non-refundable deposits prior to launch. As of September 30, 2024 and December 31, 2023, the Company had customer deposit balances of $1.6 million and $1.0 million, respectively, related to signed contracts with customers, including firm orders and options (some of which have already been exercised by customers). These deposits are recorded as contract liabilities in the Company’s condensed consolidated balance sheets. Included in the collected amount as of September 30, 2024 and December 31, 2023, are $1.1 million and $1.0 million, respectively, of non-current deposits.
During the nine months ended September 30, 2024, the Company recognized $1.8 million of revenue, due to engineering services performed on Space Development Agency agreement, and forfeited customer deposits primarily related to expired options. Of the $1.8 million of revenue recognized, $35 thousand was derived from December 31, 2023 contract liability balance. During the nine months ended September 30, 2023, the Company recognized $2.1 million of revenue, due to transportation services performed in Vigoride 5 and Vigoride 6 spaceship launches, on going hosting services in Vigoride 5, and forfeited customer deposits primarily related to expired options.
The disaggregation of revenue by type is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Transportation services	$—	$—	$—	$1,305
Hosted payload services	—	284	—	426
Forfeited customer deposits	—	55	35	335
Engineering project services	107	—	1,794	—
Total revenue	$107	$339	$1,829	$2,066

Fair Value Measurement
The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:
•	Level 1, observable inputs such as quoted prices in active markets;
•	Level 2, inputs other than the quoted prices in active markets that are observable either directly or indirectly; and
•	Level 3, unobservable inputs in which there is little or no market data, which requires that the Company develop its own assumptions.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
The fair values of cash and cash equivalents, accounts payable, and certain prepaid and other current assets and accrued expenses approximate carrying values due to the short-term maturities of these instruments which fall with Level 1 of the fair value hierarchy. The carrying value of certain other non-current assets and liabilities approximates fair value. The Company had no Level 2 inputs for the three and nine months ended September 30, 2024.
Certain of the Company’s warrants are recorded as a derivative liability pursuant to ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), and are classified within Level 3 of the fair value hierarchy as the Company is using the Black Scholes Option Pricing model. The primary significant unobservable input used in the valuation of the warrants is expected stock price volatility. Expected stock price volatility is based on the actual historical volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the warrants. The expected term was based on the maturity of the warrants, which is 5 years. The dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of the warrants. Upon conversion of the Legacy Momentus private warrants immediately prior to the business combination, the key valuation input was the closing price of Company’s Class A common stock on the Closing, as the expected term and volatility were immaterial to the pricing model.
The Company’s stock repurchase agreements with the Co-Founders (see Note 12 for additional information) are recorded as contingent liabilities pursuant to ASC Topic 480, measured at fair value. The stock repurchase agreements are classified within Level 3 of the hierarchy as the fair value is dependent on management assumptions about the likelihood of non-market outcomes. The Company paid $10.0 million to satisfy the stock repurchase agreement contingent liabilities during the three months ended March 31, 2023 (see Note 9 for additional information). There were no transfers between levels of input during the three and nine months ended September 30, 2024 and 2023.
The change in fair values of liabilities subject to recurring remeasurement were as follows:

(in thousands)	Warrant Liability (Level 3)
Balance, December 31, 2023	$3
Change in Fair Value	—
Balance, September 30, 2024	$3

Key assumptions for the Black-Scholes model used to determine the fair value of warrants outstanding as of each period end were as follows:

	September 30, 2024	December 31, 2023
Warrant term (years)	1.87	2.61
Volatility	177.23%	113.50%
Risk-free rate	3.70%	4.05%
Dividend yield	0.00%	0.00%

Warrant Liability
The Company’s private warrants and stock purchase warrants are recorded as derivative liabilities pursuant to ASC Topic 815 and are classified within Level 3 of the fair value hierarchy as the Company is using the Black Scholes Option Pricing model to calculate fair value. See Note 9 for additional information. Significant unobservable inputs, prior to the Company’s stock being publicly listed, included stock price, volatility and expected term. At the end of each reporting period, changes in fair value during the period are recognized as components of other income within the condensed consolidated statements of operations. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of (i) the exercise or expiration of the warrants or (ii) the redemption of the warrants, at which time the warrants will be reclassified to additional paid-in capital within the condensed consolidated statements of stockholders’ equity.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
The warrants issued by Momentus Inc. prior to the Business Combination were exercised in connection with the Business Combination and as a result, the Company performed a fair value measurement of those warrants on the Closing and recorded the change in the instruments’ fair values prior to converting them to equity. The warrants assumed by the Company as a result of the Business Combination remain outstanding.
Public and Private Warrants
Prior to the Business Combination, SRAC issued 16,104 private placement warrants (“Private Warrants”) and 12,322 public warrants (“Public Warrants” and, collectively with the Private Warrants, the “Public and Private Warrants”). Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $8,050.00 per share, subject to adjustments and will expire five years after the Business Combination or earlier upon redemption or liquidation.
The Private Warrants do not meet the derivative scope exception and are accounted for as derivative liabilities. Specifically, the Private Warrants contain provisions that cause the settlement amounts to be dependent upon the characteristics of the holder of the warrant which is not an input into the pricing of a fixed-for-fixed option on equity shares. Therefore, the Private Warrants are not considered indexed to the Company’s stock and should be classified as a liability. Since the Private Warrants meet the definition of a derivative, the Company recorded the Private Warrants as liabilities on the condensed consolidated balance sheet at fair value upon the Closing, with subsequent changes in the fair value recognized in the condensed consolidated statements of operations at each reporting date. The fair value of the Private Warrants was measured using the Black-Scholes option-pricing model at each measurement date.
In addition, the Public Warrants are accounted for as equity classified by the Company. On consummation of the Business Combination, the Company recorded equity related to the Public Warrants of $20.2 million, with an offsetting entry to additional paid-in capital. Similarly, on the consummation of the Business Combination, the Company recorded a liability related to the Private Warrants of $31.2 million, with an offsetting entry to additional paid-in capital.
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 815, at the initial recognition.
Other than the Public and Private Warrants noted above, the Company also had other warrants issued and outstanding which were recognized as derivative liabilities in accordance with ASC Topic 815 until they were fully exercised. Accordingly, the Company recognized the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period until exercised. The fair value of the warrant liabilities issued were initially measured using the Black-Scholes model and were subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s condensed consolidated statements of operations. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. See Note 9 for additional information.
Equity Classified Warrants
Subsequent to the Business Combination, the Company has issued warrants in conjunction with various securities purchase agreements (See Note 9 for additional information). The warrants are freestanding equity-linked instruments that meet the indexation and equity classification criteria of ASC Sub-Topic 815-40.
The grant-date fair value of these warrants is recorded in additional paid-in capital on the condensed consolidated balance sheets. The fair value of the warrants are measured using the Black-Scholes option-pricing model on the grant date.
Modification of Equity Classified Warrants
A change in the terms or conditions of a warrant is accounted for as a modification. For a warrant modification accounted for under ASC Topic 815, the effect of a modification shall be measured as the difference between the fair

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
value of the modified warrant and the fair value of the original warrant immediately before its terms are modified, with each measured on the modification date. The accounting for incremental fair value of the modified warrants over the original warrants is based on the specific facts and circumstances related to the modification. When a modification is directly attributable to an equity offering, the incremental change in fair value of the warrants is accounted for as an equity issuance cost. When a modification is directly attributable to a debt offering, the incremental change in fair value of the warrants is accounted for as a debt discount or debt issuance cost. For all other modifications, the incremental change in fair value is recognized as a deemed dividend.
Basic and Diluted Loss Per Share
Net loss per share is provided in accordance with ASC Sub-Topic 260-10, Earnings per Share. Basic net loss per share is computed by dividing losses by the weighted average number of common shares outstanding during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Diluted loss per share excludes all potential common shares if their effect is anti-dilutive. See Note 11 for additional information.
Impairment of Long-lived Assets
The Company evaluates the carrying value of long-lived assets, which includes intangible assets, on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value. During the nine months ended September 30, 2024, there were no impairments of long-lived assets. See Note 4 and Note 5 for additional information. There were no impairments of long-lived assets in nine months ended September 30, 2023.
Stock-based Compensation
The Company has a stock incentive plan under which equity awards are granted to employees, directors, and consultants. All stock-based payments are recognized in the consolidated interim financial statements based on their respective grant date fair values.
Restricted stock unit fair value is based on our closing stock price on the day of the grant. Stock option fair value is determined using the Black Scholes Merton Option Pricing model. The model requires management to make a number of assumptions, including expected volatility of the Company’s stock, expected life of the option, risk-free interest rate, and expected dividends. Employee Stock Purchase Plan (“ESPP”) compensation fair value is also determined using the Black Scholes Merton Option Pricing model, using a six-month expected term to conform with the six month ESPP offering period.
The fair value of equity awards is expensed over the related service period which is typically the vesting period, and expense is only recognized for awards that are expected to vest. The Company accounts for forfeitures as they occur.
401(k) Plan
The Company has a 401(k) plan that it offers to its full-time employees. The Company did not contribute to the plan during the nine months ended September 30, 2024.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs include activities to develop existing and future technologies for the Company’s vehicles. Research and development activities include basic research, applied research, design, development, and related test program activities. Costs incurred for developing our vehicles primarily include equipment, material, and labor hours (both internal and subcontractors).
Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities related to an executory contractual arrangement are deferred and capitalized. These advance

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
payments are recognized as an expense as the related goods are delivered or services performed. When the related goods are no longer expected to be delivered or services rendered, the capitalized advance payment is charged to expense.
Leases
The Company determines if an arrangement contains a lease at inception based on whether there is an identified property, plant or equipment and whether the Company controls the use of the identified asset throughout the period of use.
Operating leases are included in the accompanying condensed consolidated balance sheets. Operating lease right of use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and are included in current and non-current liabilities. Operating lease ROU assets and lease liabilities are recognized at the lease inception date based on the present value of lease payments over the lease term discounted based on the more readily determinable of (i) the rate implicit in the lease or (ii) the Company’s incremental borrowing rate (which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease). Because the Company’s operating leases generally do not provide an implicit rate, the Company estimates its incremental borrowing rate based on the information available at lease commencement date for borrowings with a similar term.
The Company’s operating lease ROU assets are measured based on the corresponding operating lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs incurred and (iii) tenant incentives under the lease. The Company does not assume renewals or early terminations unless it is reasonably certain to exercise these options at commencement. The Company elected the practical expedient which allows the Company to not allocate consideration between lease and non-lease components. Variable lease payments are recognized in the period in which the obligation for those payments is incurred. In addition, the Company elected the practical expedient such that it does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes. Operating lease expense is recognized on a straight-line basis over the lease term. See Note 6 for additional details on the Company’s leases.
Income Taxes
The Company accounts for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies.
In the event that management changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
The Company is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the “more likely than not” threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
Concentrations of Risk
Financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents in banks that management believes are creditworthy, however deposits may exceed federally insured limits.
Segment Reporting
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. In consideration of ASC Topic 280, Segment Reporting (“ASC Topic 480”), we are not organized around specific services or geographic regions.
Our chief operating decision maker “CODM” uses financial information to evaluate our performance, which is the same basis on which our results and performance are communicated to our Board of Directors. All of the Company’s long-lived assets are held domestically in the United States. The Company recognized $1.8 million of revenue during the nine months ended September 30, 2024, of which 98.1% was derived domestically and 1.9% was derived from customers domiciled in foreign countries. Based on the information described above and in accordance with the applicable literature, management has concluded that we are organized and operated as one operating and reportable segment.
Recently Issued Accounting Standards
Although there are several new accounting pronouncements issued or proposed by the FASB, which have been adopted or will be adopted as applicable, management does not believe any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or results of operations.
In November 2024, the FASB issued Accounting Standards Update (“ASU”) No. 2024-06, Disaggregation of Income Statement Expenses (DISE), (“ASU 2024-06”) that requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The amendments in ASU 2024-06 will be applied prospectively with the option for retrospective application and early adoption is permitted. The Company is in the process of evaluating the potential impact of ASU 2024-06 will have on its consolidated interim financial statements and related disclosures.
In July 2023, the FASB issued ASU No. 2023-03, Presentation of Financial Statements (Topic 205), Income Statement-Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation-Stock Compensation (Topic 718) (“ASU 2023-03”). This update requires (1) disclosure and presentation of income or loss related to common stock transactions on the face of the income statement, (2) modification of the existing classification and measurement of redeemable preferred shares and redeemable equity-classified shares, and (3) modification of accounting treatment for stock-based compensation. The FASB has not set an effective date on ASU 2023-03 and adoption is permitted. The Company is currently evaluating the impact of the provisions of ASU 2024-06 on its consolidated interim financial statement disclosures.
In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). The amendments in this ASU are expected to clarify or improve disclosure and presentation requirements of a variety of ASC topics by aligning them with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company is currently evaluating the impact ASU 2023-06 will have on its results of operations, financial position, or cash flows.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. ASU 2023-07 requires disclosure of significant segment expenses that are regularly provided to the

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
CODM and included within the reported measure of a segment’s profit or loss, requires interim disclosures about a reportable segment’s profit or loss and assets that are currently required annually, requires disclosure of the position and title of the CODM, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, and contains other disclosure requirements. The disclosures required under ASU 2023-07 are also required for public entities with a single reportable segment. ASU 2023-07 is effective for the fiscal years beginning after December 15, 2023, and for interim periods within those fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not expect the adoption of ASU 2023-07 to have a material impact on its financial position or results of operations.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in ASU 2023-09 must be applied on a retrospective basis to all prior periods presented in the financial statements and early adoption is permitted. The Company is in the process of evaluating the potential impact ASU 2023-09 will have on its results of operations, financial position, or cash flows.
On March 21, 2024, the FASB issued ASU 2024-01 which clarifies how an entity determines whether a profits interest or similar award are within the scope of ASC Topic 718 Compensation - Stock Compensation or not a share-based payment arrangement and therefore within the scope of other guidance. The Company is still in the process of evaluating this standard. The amendments of ASU 2024-01 are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods.
In March 29, 2024, the FASB issued ASU 2024-02 which removes references to the Board’s concepts statements from the FASB Accounting Standards Codification. The ASU is part of the Board’s standing project to make “Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance, and other minor improvements.” ASU 2024-02 is not expected to have a material impact on the Company.
Note 3. Prepaids and Other Current Assets
Prepaids and other current assets consisted of the following:

(in thousands)	September 30, 2024	December 31, 2023
Prepaid launch costs, current	$—	$1,260
Prepaid research and development	1,655	2,415
Prepaid insurance and other assets	2,532	4,838
Total	$4,187	$8,513

As of September 30, 2024 and December 31, 2023, the non-current portion of prepaid launch costs recorded in other non-current assets was approximately $1.0 million and $0.4 million, respectively.
Note 4. Property, Machinery and Equipment
Property, machinery and equipment, net consisted of the following:

(in thousands)	September 30, 2024	December 31, 2023
Computer equipment	$10	$10
Leasehold improvements	2,391	2,394
Machinery and equipment	2,839	3,411
Property, machinery and equipment, gross	5,240	5,815

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 4. Property, Machinery and Equipment (cont.)

(in thousands)	September 30, 2024	December 31, 2023
Less: accumulated depreciation	(2,871)	(2,563)
Property, machinery and equipment, net	$2,369	$3,252

Depreciation expense related to property, machinery and equipment was $0.2 million and $0.6 million for the three and nine months ended September 30, 2024, respectively and $0.2 million and $0.6 million for the three and nine months ended September 30, 2023. Depreciation expense is recorded within operating expenses. During three months ended September 30, 2024, the Company sold machinery and equipment with an original cost of $0.6 million and net book value of $0.3 million and received $0.1 million in proceed from said sale.
Note 5. Intangible Assets
Intangible assets, net consisted of the following as of September 30, 2024:

(in thousands)	Gross Value	Accumulated Amortization	Net Value	Weighted Average Remaining Amortization Period (In Years)
Patents/Intellectual Property	$462	$(197)	$265	5.5
Total	$462	$(197)	$265

Intangible assets, net consisted of the following as of December 31, 2023:

(in thousands)	Gross Value	Accumulated Amortization	Net Value	Weighted Average Remaining Amortization Period (In Years)
Patents/Intellectual Property	$519	$(177)	$341	6.3
Total	$519	$(177)	$341

Amortization expense related to intangible assets was $13 thousand and $42 thousand for the three and nine months ended September 30, 2024, respectively, and $13 thousand and $40 thousand for the three and nine months ended September 30, 2023, respectively.
As of September 30, 2024, the future estimated amortization expense related to intangible assets is as follows:

(in thousands)
Remainder of 2024	$13
2025	52
2026	52
2027	52
2028	44
Thereafter	52
Total	$265

Note 6. Leases
The Company leases office space under non-cancellable operating leases. In January 2021, the Company commenced a lease in San Jose, California. The lease expires in February 2028. The Company is obligated to pay approximately $10.5 million over the term of the lease.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 6. Leases (cont.)
The components of operating lease expense were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Operating lease cost	$368	$368	$1,103	$1,103
Variable lease expense	150	136	450	394
Total lease expense	$518	$504	$1,553	$1,497

Variable lease expense consists of the Company’s proportionate share of operating expenses, property taxes, and insurance.
As of September 30, 2024, the weighted-average remaining lease term was 3.4 years and the weighted-average discount rate was 5.6%.
As of September 30, 2024, the maturities of the Company’s operating lease liabilities were as follows:

(in thousands)
Remainder of 2024	$395
2025	1,627
2026	1,674
2027	1,729
2028	297
Total lease payments	5,722
Less: Imputed interest	(535)
Present value of lease liabilities	$5,187

Note 7. Accrued Liabilities
Accrued expenses consisted of the following:

(in thousands)	September 30, 2024	December 31, 2023
Legal and other professional services	$2,090	$3,811
Compensation expense	341	392
Research and development projects	11	323
Other accrued liabilities	1,187	228
Total	$3,629	$4,754

Note 8. Loan Payable
Term Loan
On February 22, 2021, the Company entered into a Term Loan and Security Agreement (the “Term Loan”) which provided the Company with up to $40.0 million in borrowing capacity at an annual interest rate of 12%. The company borrowed $25.0 million of the Term Loan at inception of the agreement on March 1, 2021. The remaining $15.0 million of borrowing capacity is no longer available as the Company did not achieve certain milestones by the June 30, 2021 deadline. The repayment terms of the Term Loan provide for interest-only payments from March 1, 2021 through February 28, 2022.
Under the original terms, the principal amount was due and payable on March 1, 2022. However, during January 2022 the Company exercised its option to pay back the principal amount of the Term Loan over two years beginning on March 1, 2022 and ending on February 28, 2024.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 8. Loan Payable (cont.)
The Company allocated the proceeds from the Term Loan agreement to the note and warrants issued in conjunction with the Term Loan comprising the financing agreement based on the relative fair value of the individual securities on the February 22, 2021 closing date of the agreements. The discount attributable to the note, an aggregate of $15.8 million, primarily related to the value of the warrant liability with immaterial issuance costs, is amortized using the effective interest method over the term of the note, originally maturing on March 1, 2022, but now being repaid over two years, recorded as interest expense. Because the discount on the note exceeds 63% of its initial face value, and because the discount is amortized over the period from issuance to maturity, the calculated effective interest rate up until January 2022 was 126.0%.
As a result of the exercised extended repayment schedule, the unamortized discount and issuance costs were recast over the updated term of the loan and resulted in a recalculated effective interest rate of 28.2%. Interest expense amortization was zero and $45.7 thousand for the three and nine months ended September 30, 2024, respectively, and $0.3 million and $1.2 million for the three and nine months ended September 30, 2023, respectively.
In February, 2024, the Company repaid the remaining principal balance of the Term Loan.
Convertible Promissory Note
On July 12, 2024, the Company and Space Infrastructure Ventures (“SIV”) entered into a secured convertible promissory note (the “July Convertible Note”) pursuant to which the Company borrowed $2.3 million as of September 26, 2024. The July Convertible Note bears an annual interest rate of 15%. Principal on the July Convertible Note is to be re-paid in four equal payments on a quarterly basis, commencing on December 1, 2024, and maturing on September 1, 2025, at which time all accrued interest is due.
Amounts borrowed under the July Convertible Note are secured by a lien on substantially all of the assets of the Company. In lieu of cash payments of accrued interest, SIV, in its sole discretion, may elect to receive shares of Class A common stock at a conversion price of $7.42 per share. On the maturity date, subject to the satisfaction of applicable legal and regulatory conditions, all outstanding obligations under the Convertible Note automatically convert into Class A common stock at the conversion price.
The July Convertible Note requires SIV’s consent to take certain actions, such as increasing compensation, purchasing assets, extending financing, making capital expenditures, repaying debts outside the ordinary course of business or investing in any entity or enterprise.
The July Convertible Note can be prepaid in full at any time, subject to a prepayment penalty fee of 10%. The July Convertible Note will accelerate and become immediately due upon the occurrence of certain customary events of default, including failure to pay amounts owing when due and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like, or a change of control of Momentus. Contingent interest related these events of default was an embedded derivative that required bifurcation and recognition as a derivative liability (“Default Interest Derivative”). The Default Interest Derivative instrument is recorded at fair value and marked-to-market each reporting period with changes in fair value being reflected in earnings. As of both the issuance date and September 30, 2024, the Default Interest Derivative was valued at zero. During the three months ended September 30, 2024, there were no mark-to-market adjustments recorded through earnings.
Note 9. Stockholders’ Equity (Deficit)
Common Stock and Preferred Stock
Effective August 22, 2023, the Company’s stockholders approved a 1-for-50 reverse stock split of the Company’s Class A common stock. As a result of the reverse stock split, every 50 shares of Class A common stock issued and outstanding on August 22, 2023, were automatically combined into one share of Class A common stock. Any fractional shares resulting from the reverse stock split were rounded up to the next nearest whole share of Class A common stock.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (Deficit) (cont.)
To effectuate the reverse stock split, the Company filed a certificate of amendment to the Second Amended and Restated Certificate of Incorporation. As a result of the reverse stock split, there was no change to par value and the total number of authorized shares of Class A common stock.
Pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, as amended, the Company is authorized and has available a total of 270,000,000 shares of stock, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.00001 per share, (ii) 0 shares of Class B common stock, par value $0.00001 per share, and (iii) 20,000,000 shares of preferred stock, par value $0.00001 per share.
September 2024 Securities Purchase Agreement
On September 15, 2024, the Company entered into a Securities Purchase Agreement with an investor, pursuant to which the Company issued and sold to an investor in a private placement transaction (the “September Offering”), (i) pre-funded warrants (the “September Pre-Funded Warrants”) to purchase 357,143 shares of the Company’s Class A common stock at a purchase price of $7.70 per share, (ii) Class A warrants to purchase 714,286 shares of Class A common stock (the “Class A Warrants”), and (iii) Class B warrants to purchase 357,143 shares of Class A common stock (the “Class B Warrants” and, collectively with the Class A Warrants, the “September Warrants”).
The September Pre-Funded Warrants have an exercise price of $0.00001 per share and are exercisable any time after issuance, and will not expire until exercised. The September Warrants have an exercise price per share of Class A common stock equal to $8.05 per share. The Class A Warrants will expire on March 17, 2030, and the Class B Warrants will expire on March 17, 2026. The exercise price and the number of shares of Class A common stock issuable upon exercise of the September Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Class A common stock. The investor may not exercise the September Warrants until 6 months after the original issuance date of the September Warrants. The September Offering closed on September 17, 2024.
The Company received aggregate gross proceeds from the September Offering of approximately $2.8 million, before deducting estimated placement agent commissions and expenses of $0.3 million. Net proceeds of $2.4 million from the September Offering was recorded to additional paid-in-capital. Both the September Pre-Funded Warrants and the September Warrants meet the requirements for equity classification.
In connection with the September Offering, the Company entered into a Placement Agency Agreement on September 15, 2024, with the agency which assisted with the transaction. The Company paid a cash placement agent commission equal to 7.0% of gross proceeds from the September Offering and issued warrants (the “Placement Agent Warrants”) to purchase 35,715 shares of Class A common stock at an exercise price of $8.855, exercisable commencing on or after March 14, 2025. One half of the Placement Agent Warrants have a term of 18 months from the date of issuance and the other half have a term of five years from the date of issuance. The $0.1 million fair value of the Placement Agent Warrants was accounted for as an additional equity issuance cost for the September Offering, which was recorded to additional paid-in-capital.
The Company estimated the fair value of the September Pre-Funded Warrants based on the fair value of the Company’s Class A common stock from the issuance date, less the $0.00001 exercise price. The Company estimated the fair value of the September Warrants and the Placement Agent using the Black-Scholes valuation model. The significant inputs into the Black-Scholes valuation model at the initial recognition date are as follows:

	Class A Warrants	Class B Warrants	Placement Agent Warrants
Warrant term (years)	5.50	1.50	1.49
Volatility	97.50%	97.50%	97.50%
Risk-free rate	3.46%	3.79%	3.79%
Dividend yield	—%	—%	—%

During the three months ended September 30, 2024, the Company issued 357,143 shares of Class A common stock as a result of the exercise of the September Pre-Funded Warrants.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (Deficit) (cont.)
March 2024 Securities Purchase Agreement
On March 4, 2024, the Company entered into a Securities Purchase Agreement, with an investor, pursuant to which the Company issued and sold to the investor in a registered direct offering (the “March Offering”), (i) an aggregate of 94,286 shares of the Company’s Class A common stock at a purchase price of $12.22 per share, and (ii) pre-funded warrants (the “March Pre-Funded Warrants”) to purchase 236,020 shares of the Company’s Class A common stock and (iii) warrants to purchase 330,306 shares of Class A Stock (the “March Warrants”).
The purchase price of each March Pre-Funded Warrant was equal to the price per share of Class A common stock being sold in the March Offering minus $0.00001. The March Pre-Funded Warrants have an exercise price of $0.00001 per share and are exercisable any time after the issuance, and will not expire until exercised. The March Warrants have an exercise price per share of Class A common stock equal to $10.36 per share and will expire five years from the date of issuance. The March Offering closed on March 7, 2024.
The Company received aggregate gross proceeds from the March Offering of approximately $4.0 million, before deducting estimated issuance costs of $0.5 million. Net proceeds of $3.5 million from the March Offering was recorded to additional paid-in-capital. Both the March Pre-Funded Warrants and the March Warrants meet the requirements for equity classification.
The Company estimated the fair value of the March Pre-Funded Warrants based on the fair value of the Company’s Class A common stock from the issuance date, less the $0.00001 exercise price. The Company estimated the fair value of the March Warrants using the Black-Scholes valuation model. The significant inputs into the Black-Scholes valuation model at the initial recognition date are as follows:

Warrant term (years)	5.00
Volatility	95.00%
Risk-free rate	4.33%
Dividend yield	—%

In connection with the March Offering, the Company also agreed to amend the January Warrants to purchase up to an aggregate of 263,358 shares of Class A common stock at an exercise price of $13.44 per share (the “January Modified Warrants”). Prior to amendment, the January Modified Warrants had a termination date of January 17, 2029. Upon shareholder approval of the amendment, the January Modified Warrants had a reduced exercise price of $10.36 per share and a termination date of June 28, 2029.
The Company estimated the fair value of the January Modified Warrants immediately before and after modification using the Black-Scholes valuation model and determined an incremental increase in fair value of approximately $0.1 million. In accordance with ASC Topic 815 guidance on equity classified warrant modifications, the incremental change in fair value of the January Modified Warrants was accounted for as an additional equity issuance cost for the January Offering, which was recorded to additional paid-in-capital. The significant inputs into the Black-Scholes valuation model before and after the modification date are as follows:

	Pre Modification	Post Modification
Warrant term (years)	4.87	5.00
Volatility	95.00%	95.00%
Risk-free rate	4.22%	4.21%
Dividend yield	—%	—%

Subsequent to the March Offering, during the nine months ended September 30, 2024, the Company issued 236,020 shares of Class A common stock as a result of all of the March Pre-Funded Warrants being exercised and the Company received an immaterial amount of cash proceeds.
January 2024 Securities Purchase Agreement
On January 12, 2024, the Company entered into a Securities Purchase Agreement, with an investor, pursuant to which the Company issued and sold to the investor in a registered direct offering (the “January Offering”), (i) an aggregate

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (Deficit) (cont.)
of 64,286 shares of the Company’s Class A common stock at a purchase price of $15.26 per share, (ii) pre-funded warrants (the “January Pre-Funded Warrants”) to purchase 199,072 shares of the Company’s Class A common stock and (iii) warrants to purchase 263,358 shares of Class A common stock (the “January Warrants”).
The purchase price of each January Pre-Funded Warrant was equal to the price per share of Class A common stock being sold in the January Offering minus $0.00001. The January Pre-Funded Warrants have an exercise price of $0.00001 per share and are exercisable any time after the issuance, and will not expire until exercised. The January Warrants have an exercise price per share of Class A common stock equal to $13.44 per share and will expire five years from the date of issuance. The January Offering closed on January 17, 2024.
The Company received aggregate gross proceeds from the January Offering of approximately $4.0 million, before deducting estimated issuance costs of $0.4 million. Net proceeds of $3.6 million from the January Offering was recorded to additional paid-in-capital. Both the January Pre-Funded Warrants and the January Warrants meet the requirements for equity classification.
The Company estimated the fair value of the January Pre-Funded Warrants based on the fair value of the Company’s Class A common stock on the issuance date, less the $0.00001 exercise price. The Company estimated the fair value of the January Warrants using the Black-Scholes valuation model. The significant inputs into the Black-Scholes valuation model at the initial recognition date are as follows:

Warrant term (years)	5.00
Volatility	97.50%
Risk-free rate	4.02%
Dividend yield	—%

In connection with the January Offering, the Company also agreed, subject to certain conditions and procedures, to amend each of the warrants issued in November 2023 to purchase up to an aggregate of 414,896 shares of Class A common stock at an exercise price of $54.04 per share (the “November Modified Warrants”). Prior to amendment, the November Modified Warrants had a termination date of November 9, 2028. The November Modified Warrants were amended on May 9, 2024, to have a reduced exercise price of $7.56 per share and a termination date of May 9, 2029.
The Company estimated the fair value of the November Modified Warrants immediately before and after modification using the Black-Scholes valuation model and determined an incremental increase in fair value of approximately $1.2 million. In accordance with ASC Topic 815 guidance on equity classified warrant modifications, the incremental change in fair value of the November Modified Warrants was accounted for as an additional equity issuance cost for the January Offering, which was recorded to additional paid-in-capital. The significant inputs into the Black-Scholes valuation model before and after the modification date are as follows:

	Pre Modification	Post Modification
Warrant term (years)	4.83	5.00
Volatility	97.50%	97.50%
Risk-free rate	3.85%	3.84%
Dividend yield	—%	—%

Subsequent to the January Offering, during the nine months ended September 30, 2024, the Company issued 199,072 shares of Class A common stock as a result of all of the January Pre-Funded Warrants being exercised and the Company received an immaterial amount of cash proceeds.
Co-Founder Divestment and Stock Repurchase Agreements
In accordance with the NSA and pursuant to stock repurchase agreements entered into with the Company, the Co-Founders sold 100% of their respective equity interests in the Company on June 30, 2021. The Company paid an aggregate of $40.0 million to the Co-Founders following the Business Combination, and an additional payment of an aggregate of $10.0 million was payable after cumulative business combination or capital raising transactions resulted in cash proceeds to the Company of no less than $250.0 million.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (Deficit) (cont.)
As a result of the February Offering on February 27, 2023, the Company raised $10.0 million of gross cash proceeds through the sale of securities which, together with the $247.3 million raised in the Business Combination and other capital raising activities, triggered the $10.0 million obligation under the stock repurchase agreements. In March 2023, the Company paid the Co-Founders $10.0 million to pay off the liability.
Public and Private Warrants
As of September 30, 2024, the Company had Public and Private Warrants outstanding to purchase 12,322 shares and 16,104 shares of Class A common stock, respectively, related to the Business Combination. The warrants entitle the registered holder to purchase stock at a price of $8,050.00 per share, subject to adjustment, at any time commencing on August 12, 2021. The Public and Private Warrants expire on the fifth anniversary of the Business Combination, or earlier upon redemption or liquidation.
The Private Warrants assumed in connection with the Business Combination are accounted for as a derivative liability. The Public Warrants and the legacy outstanding Private Warrants were recorded as equity within the condensed consolidated statements of stockholders’ equity.
Contingent Sponsor Earnout Shares
As a result of the Business Combination, the Company modified the terms of 2,054 shares of Class A common stock held by SRAC’s sponsor (the “Sponsor Earnout Shares”), such that all such shares will be forfeited if the share price of Class A common stock does not reach a volume-weighted average closing sale price of $8,750.00, two thirds of such shares will be forfeited if the share price of Class A common stock does not reach a volume-weighted average closing sale price of $10,500.00, and one third of such shares will be forfeited if the share price of Class A common stock does not reach a volume-weighted average closing sale price of $12,250.00, in each case, prior to the fifth anniversary of the Business Combination. Certain events which change the number of outstanding shares of Class A common stock, such as a split, combination, or recapitalization, among other potential events, will equitably adjust the target vesting prices above. The Sponsor Earnout Shares may not be transferred without the Company’s consent until the shares vest.
The Sponsor Earnout Shares are recorded within equity. Due to the contingently forfeitable nature of the shares, the Sponsor Earnout Shares are excluded from basic EPS calculations but are considered potentially dilutive shares for the purposes of diluted EPS (refer to Note 11).
Note 10. Stock-based Compensation
Legacy Stock Plans
In May 2018, the Board of Directors of Momentus Inc. approved the 2018 Stock Plan (the “Initial Plan”) that allowed for granting of incentive and non-qualified stock options and restricted stock awards to employees, directors, and consultants. The Initial Plan was terminated in November 2018. Awards outstanding under the Initial Plan continue to be governed by the terms of the Initial Plan.
In February and March 2020, the Board of Directors of Momentus Inc. approved the Amended and Restated 2018 Stock Plan (the “2018 Plan”). No additional grants have been made since 2020 and no new grants will be made from the 2018 Plan, however, the options issued and outstanding under the plan continue to be governed by the terms of the 2018 Plan. Forfeitures from the legacy plans become available under the 2021 Equity Incentive Plan, described below.
2021 Equity Incentive Plan
In 2021, the Company adopted the 2021 Equity Incentive Plan (the “2021 Plan”), under which 8,547 shares of Class A common stock were initially reserved for issuance. The 2021 Plan allows for the issuance of incentive stock options, non-qualified stock options (“NSOs”), restricted stock awards (“RSAs”), stock appreciation rights (“SARs”), restricted stock units (“RSUs”), and performance awards. The Board of Directors determines the period over which grants become exercisable. The 2021 Plan became effective immediately following the Closing. The 2021

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 10. Stock-based Compensation (cont.)
Plan has an evergreen provision which allows for shares available for issuance under the plan to be increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2031 fiscal year, in each case, in an amount equal to the lesser of (i) three percent (3.0%) of the outstanding shares on the last day of the immediately preceding fiscal year and (ii) such number of Shares determined by the Board of Directors. During the nine months ended September 30, 2024, the shares available for grant under the 2021 Plan increased by 17,751 and 322 due to the evergreen provision and forfeitures from both the Initial Plan and the 2018 Plan, respectively. As of September 30, 2024, there were 23,165 shares remaining available for grant. Grant activity under the 2021 Plan is described below.
2021 Employee Stock Purchase Plan
In connection with the Closing, the Company adopted the Employee Stock Purchase Plan (the “2021 ESPP Plan”), under which 2,280 shares of Class A common stock were initially reserved for issuance. The Plan provides a means by which eligible employees of the Company may be given an opportunity to purchase shares of Class A common stock at a discount as permitted under the Internal Revenue Code of 1986, as amended. The 2021 ESPP Plan has an evergreen provision which allows for shares available for issuance under the plan to be increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2031 fiscal year, in each case, in an amount equal to the lesser of (i) half a percent (0.5%) of the outstanding shares on the last day of the calendar month prior to the date of such automatic increase and (ii) 2,280 shares. The 2021 ESPP Plan became effective immediately following the Closing. During the nine months ended September 30, 2024, the shares available for issuance under the 2021 ESPP Plan increased by 2,959 due to the evergreen provision. During the nine months ended September 30, 2024, there were 0 shares issued under the 2021 ESPP Plan. The Company has an outstanding liability pertaining to the ESPP of $4 thousand as of September 30, 2024, included in accrued expenses, for employee contributions to the 2021 ESPP Plan, pending issuance at the end of the offering period. As of September 30, 2024, there were 5,954 shares remaining available for issuance.
2022 Inducement Equity Plan
In February 2022, the Company adopted the 2022 Inducement Equity Plan (the “2022 Plan”), under which 5,715 shares of Class A common stock were initially reserved for issuance. The 2022 Plan allows for the issuance of NSOs, RSAs, SARs, RSUs, and stock bonus awards, subject to certain eligibility requirements. The Board of Directors determines the period over which grants become exercisable and grants generally vest over a four-year period.
On March 22, 2023, the Company adopted the first amendment to the 2022 Plan to increase the number of shares of Class A common stock available for issuance under the 2022 Plan from 5,715 shares of Class A common stock to 10,000 shares of Class A common stock. All other terms of the 2022 Plan remained the same.
On May 8, 2023, the Company adopted the second amendment to the 2022 Plan to increase the number of shares of Class A common stock available for issuance under the 2022 Plan from 10,000 shares of Class A common stock to 11,429 shares of Class A common stock. All other terms of the 2022 Plan remained the same.
As of September 30, 2024, only RSU grants have been made under the 2022 Plan and there were 8,217 shares remaining available for issuance. Grant activity under the 2022 Plan is described below.
Options Activity
The following table sets forth the summary of options activity, under the 2018 Plan and the 2021 Plans, for the nine months ended September 30, 2024:

(in thousands, except share-based data)	Total Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2023	1,707	$957.46
Forfeitures	(322)	$167.44

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 10. Stock-based Compensation (cont.)

(in thousands, except share-based data)	Total Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Outstanding as of September 30, 2024	1,385	$1,140.72	6.6	$—
Exercisable as of September 30, 2024	1,249	$1,070.16	6.5	$—
Vested and expected to vest as of September 30, 2024	1,385	$1,140.72	6.6	$—

As of September 30, 2024, there was a total of $0.1 million in unrecognized compensation cost related to unvested options, which is expected to be recognized over a weighted-average period of 0.4 years.
Restricted Stock Unit and Restricted Stock Award Activity
The following table sets forth the summary of RSU and RSA activity, under the Initial Plan, the 2018 Plan, the 2021 Plan, and the 2022 Plan, for the nine months ended September 30, 2024. RSAs were an immaterial portion of activity for the period:

	Shares	Weighted Average Grant Date Fair Value (i.e. Share Price)
Outstanding as of December 31, 2023	15,694	$1,214.92
Vested	(2,613)	940.10
Forfeited	(5,266)	668.08
Outstanding as of September 30, 2024	7,816	$1,675.24

As of September 30, 2024, there was a total of $5.9 million in unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted-average period of 0.8 years. Outstanding unvested and expected to vest RSUs had an intrinsic value of $36.9 thousand.
Stock-based Compensation
The following table sets forth the stock-based compensation under the Initial Plan, the 2018 Plan, the 2021 Plan, and the 2022 Plan by expense type:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Research and development expenses	$275	$472	$499	$1,629
Selling, general and administrative expenses	1,432	1,684	4,386	4,824
Total	$1,707	$2,156	$4,885	$6,453

The following table sets forth the stock-based compensation under the Initial Plan, the 2018 Plan, the 2021 Plan, and the 2022 Plan by award type:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Options	$71	$81	$216	$269
RSUs & RSAs	1,636	2,068	4,669	6,167
ESPP	—	7	—	17
Total	$1,707	$2,156	$4,885	$6,453

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 10. Stock-based Compensation (cont.)
Issuance of Common Stock to Non-employees
During the nine months ended September 30, 2023, the Company issued 193 shares of the Company’s Class A common stock to a third party consulting firm in exchange for public relations services. The shares were not issued under the equity incentive plans described above. Under the agreement, the shares are contingently forfeitable in the event of early termination by the Company. The shares had an issuance date fair value of $0.1 million to be recorded as consulting expense over the six-month term of the agreement. Related consulting expense of $0.1 million was recognized over the six month term of the agreement. The Company issued no shares to non-employees in the current year.
Note 11. Earnings Per Share
Net Loss Per Share
Net loss per share is provided in accordance with ASC Sub-Topic 260-10, Earnings Per Share. Basic earnings per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. It is computed by dividing undistributed earnings allocated to common stockholders for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of outstanding preferred shares, options and unvested stock units, and warrants outstanding pursuant to the treasury stock method.
As the Company incurred a net loss for the three and nine months ended September 30, 2024 and 2023, the inclusion of certain options, unvested stock units, warrants, and contingent Sponsor Earnout Shares in the calculation of diluted earnings per share would be anti-dilutive and, accordingly, were excluded from the diluted loss per share calculation.
The following table summarizes potential common shares that were excluded as their effect is anti-dilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Options and unvested stock units outstanding	7,579	21,205	10,363	16,839
Warrants outstanding	2,144,127	44,948	2,144,127	44,948
Convertible promissory notes	309,974	—	309,974	—
Contingent Sponsor Earnout Shares	2,054	2,054	2,054	2,054
Total	2,463,734	68,207	2,466,518	63,841

Note 12. Commitments and Contingencies
Purchase Obligations
Momentus enters into purchase obligations in the normal course of business. These obligations include purchase orders and agreements to purchase goods or services that are enforceable, legally binding, and have significant terms and minimum purchases stipulated. As of September 30, 2024, the Company’s future unconditional purchase obligations are as follows:

(in thousands)
Remainder of 2024	$2,291
2025	2,975
Total	$5,266

Legal Proceedings
Securities Class Actions
On July 15, 2021, a purported stockholder of SRAC filed a putative class action complaint against SRAC, SRC-NI Holdings, LLC (“Sponsor”), Brian Kabot (SRAC CEO), James Norris (SRAC CFO), Momentus, and the Company’s co-founder and former CEO, Mikhail Kokorich, in the United States District Court for the Central District of

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
California, in a case captioned Jensen v. Stable Road Acquisition Corp., et al., No. 2:21-cv-05744 (the “Jensen class action”). The complaint alleges that the defendants omitted certain material information in their public statements and disclosures regarding the Business Combination, in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock between October 7, 2020 and July 13, 2021. Subsequent complaints captioned Hall v. Stable Road Acquisition Corp., et al., No. 2:21-cv-05943 and Depoy v. Stable Road Acquisition Corp., et al., No. 2:21-cv-06287 were consolidated in the first filed matter (collectively, referred to as the “Securities Class Actions”). An amended complaint was filed on November 12, 2021. The Company disputes the allegations in the Securities Class Actions.
On February 10, 2023, the lead plaintiff in the Securities Class Actions and the Company reached an agreement in principle to settle the Securities Class Actions. Under the terms of the agreement in principle, the lead plaintiff, on behalf of a class of all persons that purchased or otherwise acquired Company stock between October 7, 2020 and July 13, 2021, inclusive, would release the Company from all claims asserted or that could have been asserted in the Securities Class Actions and dismiss such claims with prejudice, in exchange for payment of $8.5 million by the Company (at least $4.0 million of which was funded by insurance proceeds).
On April 10, 2023, the parties filed a Notice of Settlement with the Court, and on August 18, 2023, the parties executed a Settlement Agreement. On August 30, 2023 the lead plaintiff filed a Motion for Preliminary Approval of Class Action Settlement, and the Court entered an Order Preliminarily Approving Settlement and Providing for Notice on September 21, 2023. Pursuant to that Order, on October 5, 2023, the Company paid $1.0 million into the settlement escrow account. On November 16, 2023, following the Court’s order granting lead plaintiff’s motion to enforce the settlement agreement and despite the Company’s attempts to negotiate an extension of time to satisfy its payment obligations, the Company paid an additional $3.5 million into the settlement escrow account. Insurance carriers made additional payments totaling $4.0 million into the settlement escrow account.
On April 23, 2024, the Court entered an order and judgment finally approving the settlement of the Securities Class Actions. A group of plaintiffs asserting the Delaware Class Actions (see below) objected to the scope of the release in the settlement, and the Court overruled the objection. Those objectors may or may not appeal the Court’s decision to overrule their objections and approve the settlement. The Company does not know the timing of when such an appeal, if filed, would be heard. If the objectors do not appeal the approval of the settlement, or if their appeal is ultimately rejected by the Court of Appeal, then the settlement will resolve all claims in the Securities Class Actions against the Company (except as to any shareholders that may elect to opt-out of the class). The Company and the other defendants have denied and continue to deny each and all of the claims alleged in the Securities Class Actions, and the proposed settlement contains no admission of liability, wrongdoing or responsibility by any of the defendants. In the event that a court, on appeal or otherwise, overturns the approval of the settlement, the Company will continue to vigorously defend against the claims asserted in the Securities Class Actions.
As a result of the agreement to settle the Securities Class Action, the Company recorded a litigation settlement contingency of $8.5 million. The Company additionally recorded an insurance receivable of $4.0 million for the insurance proceeds expected from its insurers related to the settlement. The net amount of $4.5 million was recognized in litigation settlement, net during the year ended December 31, 2022. As of March 31, 2024, the contingent liability in relation to Securities Class Action has been paid in full.
CFIUS Review
In February 2021, the Company and Mikhail Kokorich submitted a joint notice to the Committee on Foreign Investment in the United States (“CFIUS”) for review of the historical acquisition of interests in the Company by Mr. Kokorich, his wife, and entities that they control in response to concerns of the U.S. Department of Defense regarding the Company’s foreign ownership and control. On June 8, 2021, the U.S. Departments of Defense and the Treasury, on behalf of CFIUS, Mr. Kokorich, on behalf of himself and Nortrone Finance S.A. (an entity controlled by Mr. Kokorich), Lev Khasis and Olga Khasis, each in their respective individual capacities and on behalf of Brainyspace LLC (an entity controlled by Olga Khasis) entered into the NSA.
In accordance with the NSA and pursuant to stock repurchase agreements entered into with the Company, effective as of June 8, 2021, each of Mr. Kokorich, Nortrone Finance S.A. and Brainyspace LLC (collectively “the

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
Co-Founders”) agreed to sell 100% of their respective equity interests in the Company on June 30, 2021. The Company paid an aggregate of $40 million to the Co-Founders following the Business Combination, and an additional payment of an aggregate of $10 million was payable within 10 business days after cumulative business combination or capital raising transactions (whether in the form of debt or equity) resulted in cash proceeds to the Company of no less than $250 million.
On February 27, 2023 the Company raised aggregate gross proceeds of $10.0 million through the sale of securities (see Note 9 for additional information), which together with the Business Combination and other capital raising activities triggered the $10.0 million liability to the Co-Founders in accordance with the terms of the stock repurchase agreements. The amount had previously been recorded as an estimated liability with a corresponding offset to additional paid-in capital within the consolidated statements of stockholders’ equity as of December 31, 2022. CFIUS terminated the NSA in January 2024 at the request of the Company, and the Company is no longer subject to the provisions of the NSA.
The Company incurred legal expenses related to these matters of approximately $0.2 million and $0.3 million for the three and nine months ended September 30, 2024, respectively.
Shareholder Section 220 Litigation
On June 16, 2022, Plaintiff and the Company’s shareholder James Burk filed a verified complaint against the Company in the Delaware Court of Chancery, Case. No. 2022-0519, to inspect the books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law. Plaintiff seeks production of books and records relating to the management of the Company and its disclosures to potential investors in connection with the Business Combination. On March 14, 2023, the Court granted the parties stipulation of dismissal with prejudice, and the matter was closed. The Company from time to time responds to books and records requests properly submitted pursuant to applicable Delaware law.
Shareholder Derivative Litigation
On June 20, 2022, a shareholder derivative action was filed by Brian Lindsey, on behalf of the Company, in the U.S. District Court for the Central District of California, Case No. 2:22-cv-04212, against the Company (as a nominal defendant), SRAC, Brian Kabot, Juan Manuel Quiroga, James Norris, James Hofmockel, Mikhail Kokorich, Dawn Harms, Fred Kennedy, Chris Hadfield, Mitchel B. Kugler, Victorino Mercado, Kimberly A. Reed, Linda J. Reiners, and John C. Rood. This derivative action alleges the same core allegations as stated in the Securities Class Action litigation. Defendants dispute the allegations as stated in this derivative action. On September 27, 2022, Plaintiff filed his Notice of Voluntary Dismissal without Prejudice seeking to dismiss the case. Because Plaintiff’s dismissal of this derivative action was voluntary and without prejudice, this plaintiff and/or other shareholders may seek to re-file the claims asserted in this matter at a later date. As noted below, Brian Lindsey re-filed a shareholder derivative action in Delaware Chancery Court on June 30, 2023.
On January 25, 2023, a shareholder derivative action was filed by Melissa Hanna, on behalf of the Company, in the U.S. District Court for the Northern District of California, Case No. 5:23-cv-00374, against the Company (as a nominal defendant), SRAC, Brian Kabot, Juan Manuel Quiroga, James Norris, James Hofmockel, Mikhail Kokorich, Dawn Harms, Fred Kennedy, Chris Hadfield, Mitchel B. Kugler, Victorino Mercado, Kimberly A. Reed, Linda J. Reiners, and John C. Rood (the “Derivative Action II”). The Derivative Action II alleges the same core allegations as stated in the Securities Class Actions, and also claims that the Company ignored and/or refused a prior demand made by Ms. Hanna on the Company’s Board of Directors. The Company intends to vigorously defend the litigation.
On April 25, 2023, a shareholder derivative action was filed by Justin Rivlin, purportedly on behalf of the Company, in the U.S. District Court for the District of California, Case No. 2:23-cv-03120, against the Company (as a nominal defendant), Brian Kabot, James Norris, Marc Lehmann, James Hofmockel, and Ann Kono. The Rivlin derivative action alleges the same core allegations as stated in the Securities Class Actions. The Company has filed a motion to dismiss the complaint on the grounds that the claims are time-barred and that the plaintiff was not excused from making a demand on the Company before filing the lawsuit. The Company intends to vigorously defend the litigation.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
On August 4, 2023, the plaintiff in the Rivlin action responded to the Company’s motion to dismiss by filing an amended complaint adding new claims and new defendants, including existing Board members Chris Hadfield, Mitchel B. Kugler, Kimberly A. Reed, Linda J. Reiners and John C. Rood.
On June 30, 2023, a shareholder derivative action was filed by Brian Lindsey, purportedly on behalf of the Company in the Court of Chancery for the State of Delaware (Case No. 2023-0674), against the Company (as a nominal defendant), Juan Manuel Quiroga, James Norris, James Hofmockel, Stable Road Acquisition Corp., SRC-NI Holdings, LLC, Mikhail Kokorich, Brian Kabot, Dawn Harms, Fred Kennedy, Chris Hadfield, Mitchel B. Kugler, Victorino Mercado, Kimberly A. Reed, Linda J. Reiners and John C. Rood. The Lindsey derivative action alleges the same core allegations as stated in the Securities Class Actions. The Company intends to vigorously defend the litigation.
On August 26, 2024, an unopposed motion for the preliminary approval of settlement was filed after the Company reached an agreement in principle for a proposed settlement of certain shareholder derivative litigation. The proposed settlement, as set forth more fully in the Stipulation and Agreement of Settlement filed with the court, requires the Company to adopt certain corporate governance reforms. The reforms must be maintained for a minimum period of four years.
On September 16, 2024, the U.S. District Court for the Northern District of California issued an order primarily approving the settlement and providing for notice of the settlement to stockholders of the Company in the matters captioned Hanna v. Kabot, et al., Case No. 5:23-cv-00374 (N.D. Cal.); Rivlen v. Kabot, et al., Case No. 2:23-cv-03120 (C.D. Cal.); Lindsey v. Quiroga, et al., Case No. 20230674 (Del. Ch.); and the litigation demand made by Momentus stockholder, Kamal Qureshi (collectively, the “Derivative Matters”). The proposed settlement calls for the Company to adopt certain corporate governance reforms and pay lead plaintiffs’ attorney’s fees, litigation expenses, and lead plaintiff service awards.
The order set a final approval hearing for November 21, 2024.
SAFE Note Litigation
On July 20, 2022, The Larian Living Trust (“TLLT”) filed an action against the Company in New Castle County Superior Court, Delaware, in the Complex Commercial Litigation Division, Case No. N22C-07-133 EMD CCLD. TLLT pleads claims for fraudulent inducement and breach of contract arising from two investment contracts pursuant to which TLLT alleges it invested $4.0 million in the Company. TLLT alleges that a “liquidity event” occurred when the Company closed the Business Combination, such that it was entitled to the greater of its $4.0 million investment or its “Conversion Amount” of the Company’s shares, which was a total of 1,036 shares of the Company’s stock. TLLT further alleges that the Company refused to provide it the conversion amount of shares until April 2022, at which point the value of its shares had dropped significantly from their peak value in August of 2021, in excess of $7.6 million. TLLT seeks damages in excess of $7.6 million, in addition to interests and its attorney’s fees and costs. On March 16, 2023, the Company’s motion to dismiss TLLT’s claims was denied and the parties will move forward with discovery. On July 13, 2023, the Company filed a motion for partial summary judgment. The hearing on the Company’s motion for partial summary judgment was set for November 8, 2023, TLLT filed an Answering Brief on September 15, 2023, and the Company filed a Reply Brief on October 16, 2023. On January 31, 2024, the Superior Court denied the Company’s motion for partial summary judgment. The Company disputes the allegations in the complaint and intends to vigorously defend the litigation.
Founder Litigation
On June 8, 2021, former co-founders and shareholders of the Company, Mikhail Kokorich and Lev Khasis signed the NSA alongside stock repurchase agreements, whereby they agreed to divest their interests in the Company in exchange for a cash payments and other considerations. As part of the NSA and stock repurchase agreements, Messrs. Kokorich and Khasis agreed to a broad waiver and release of all claims (broadly defined) against the Company. The Company has maintained that this release is effective as to various advancement and indemnification claims either individual may have against the Company.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
Both Messrs. Kokorich and Khasis have, through counsel, disagreed with the Company’s position. For example, Mr. Kokorich is named as a defendant in the securities class action pending against the Company and other defendants, although he has not been served nor appeared in those matters. In addition, Mr. Kokorich is the sole defendant in a civil litigation action filed against him by the Securities and Exchange Commission, which remains pending in the U.S. District Court for the District of Columbia, Case No. 1:21-cv-01869. Mr. Kokorich has demanded indemnification and advancement from the Company for his fees and costs incurred in these actions, which claims are disputed by the Company.
The Company continues to maintain that Mr. Kokorich’s release in the NSA and stock repurchase agreements is effective as to his claims for advancement and indemnification in these litigation matters. On August 16, 2022, Mr. Kokorich filed a verified complaint against the Company in the Delaware Court of Chancery (Case. No. 2022-0722) seeking indemnification and advancement from the Company. Following the Company filing a motion to dismiss this action, on November 14, 2022, Mr. Kokorich filed an amended complaint. Additional motions to dismiss and replies were filed and considered at a hearing on February 2, 2023. The Delaware Court of Chancery granted the Company’s motion to dismiss the Kokorich indemnification claim action on May 15, 2023. On June 13, 2023, Kokorich filed a notice of appeal. On July 28, 2023, Kokorich filed Appellant’s Brief. The Company filed Appellee’s Answering Brief on August 28, 2023, and Kokorich filed a Reply Brief on September 15, 2023. The oral argument on Kokorich’s appeal was scheduled for November 15, 2023. On November 30, 2023, the Delaware Supreme Court affirmed the judgement of the Delaware Court of Chancery.
On March 24, 2023, Mr. Khasis filed a verified complaint against the Company in the Delaware Court of Chancery (Case. No. 2023-0361) seeking indemnification and advancement of expenses from the Company. On April 17, 2023, the Company filed a motion to dismiss. On May 16, 2023. Mr. Khasis filed an amended complaint. On May 23, 2023, Momentus filed a motion to dismiss the amended complaint. Separately, Khasis has requested an expedited trial in his claim for advancement of fees. On June 23, 2023, the Court of Chancery ordered that Khasis indemnification litigation will not be stayed pending the appeal of the Kokorich claim. Moreover, the Court of Chancery further ordered the parties to prepare a scheduling order to the Court which includes all relevant deadlines to argue the Company’s motion to dismiss and Khasis’ expedited motion for advancement concurrently. The parties are currently negotiating concerning an acceptable schedule. On October 17, 2023, the parties reached an agreement to stay the proceeding until January 1, 2024. On October 18, 2023, the Company paid Mr. Khasis $0.1 million related to Mr. Khasis’ legal expenses. The Company disputes the allegations in the complaint and intends to vigorously defend the litigation.
Delaware Class Actions
On November 10, 2022, purported stockholders filed a putative class action complaint against Brian Kabot, James Hofmockel, Ann Kono, Marc Lehmann, James Norris, Juan Manuel Quiroga, SRC-NI Holdings, LLC, Edward K. Freedman, Mikhail Kokorich, Dawn Harms, Fred Kennedy, and John C. Rood in the Court of Chancery of the State of Delaware, in a case captioned Shirley, et al. v. Kabot et al., 2022-1023-PAF (the “Shirley Action”). The complaint alleges that the defendants made certain material misrepresentations, and omitted certain material information, in their public statements and disclosures regarding the Proposed Transaction, in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock on or before August 9, 2021.
On March 16, 2023, purported stockholders of the Company filed a putative class action complaint against certain current and former directors and officers of the Company in the Delaware Court of Chancery, in a case captioned Lora v. Kabot, et al., Case No. 2023-0322 (the “Lora Action”). Like the Shirley complaint, the complaint alleges that the defendants made certain material misrepresentations, and omitted certain material information, in their public statements and disclosures regarding the Business Combination in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock on or before August 9, 2021.
On March 17, 2023, purported stockholders of the Company filed a putative class action complaint against certain current and former directors and officers of the Company in the Delaware Court of Chancery, in a case captioned Burk v. Kabot, et al., Case No. 2023-0334 (the “Burk Action”). Like the Lora and Shirley complaints, the Burk

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
complaint alleges that the defendants made certain material misrepresentations, and omitted certain material information, in their public statements and disclosures regarding the Business Combination in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock on or before August 9, 2021.
On May 26, 2023, plaintiffs filed a stipulation and proposed order for consolidation and appointment of co-lead plaintiffs and co-lead plaintiffs’ counsel designating the complaint filed in the Lora Action as the operative complaint. On June 30, 2023, the defendants each filed a motion to dismiss the complaint. On October 26, 2023, plaintiffs filed their answering briefs in opposition to the motions to dismiss, and the defendants’ reply briefs are due to be filed on or before December 14, 2023, and a hearing on the motions to dismiss was held for February 1, 2024.
The Shirley Action, the Lora Action, and the Burk Action have been consolidated under the caption, In re Momentus, Inc. Stockholders Litigation, C.A. No. 2022-1023-PAF (Del Ch. Nov. 10, 2022). These putative class actions do not name the Company as a defendant. Regardless, the SRAC directors and officers, together with current and former directors and officers of the Company, have demanded indemnification and advancement from the Company, under the terms of the merger agreement and the exhibits thereto, the Delaware corporate code, the Company’s bylaws, and their individual indemnification agreements. The Company may be liable for the fees and costs incurred by the defendants and has an obligation to advance such fees during the pendency of the litigation. The Company understands that the defendants dispute the allegations in the complaint and intend to vigorously defend against any such litigation.
Threatened Claims
On October 23, 2023, Stephen J. Purcell, on behalf of the law firm Purcell & Lefkowitz LLP, threatened to file a legal proceeding to receive attorney’s fees in the amount of $80,000 related to a stockholder litigation demand letter submitted to Momentus, dated July 20, 2021 on behalf of Joel Zalvin, a purported stockholder of Momentus. The stockholder litigation demand letter asserted that the vote to increase the number of shares of Class A common stock of Momentus at the special meeting of stockholders on August 11, 2021 was conducted in violation of Delaware law. On March 14, 2023, the Delaware Court of Chancery granted the Company’s request pursuant to 8 Del. C. § 205, or Section 205 of the Delaware General Corporation Law (the “Petition”) in order to validate and declare effective the Second Amended and Restated Certificate of Incorporation of the Company and validate and declare effective the shares of the Company’s Class A common stock issued in reliance on such provisions of the Second Amended and Restated Certificate of Incorporation of the Company as of the date of the original issuance of such shares. Further on March 14, 2023, the Court of Chancery entered an order under 8 Del. C. § 205 (i) declaring the Second Amended and Restated Certificate of Incorporation of the Company, including the filing and effectiveness thereof, as validated and effective retroactive to the date of its filing with the Office of the Secretary of State of the State of Delaware on August 12, 2021, and (ii) ordering that the Company’s Class A common stock (and the issuance of the Class A common stock) described in the Petition and any other securities issued in reliance of the validity of the Second Amended and Restated Certificate of Incorporation of the Company are validated and declared effective, each as of the original issuance dates. Momentus did not take action in response to the July 20, 2021 demand letter, but rather filed the Petition over one year later, following a decision by the Delaware Chancery Court that created uncertainty as to the validity of the Company’s Second Amended and Restated Certificate of Incorporation. Accordingly, Momentus believes that the threatened claim is without merit and intends to vigorously defend any such claim if brought.
Prior to the close of the Business Combination, Alex Ciccotelli, represented by Rigrodsky Law, sent SRAC a disclosure demand letter dated November 9, 2020, and Jeffrey Justice II, represented by Grabar Law Office, sent SRAC a disclosure demand letter dated August 3, 2021. Mr. Ciccotelli then filed a civil action against SRAC. After receiving various shareholder disclosure demands, SRAC voluntarily issued certain pre-closing supplemental disclosures, without admission, as stated in its August 5, 2021 Form 8-K filing. The Ciccotelli action was thereafter dismissed as moot. On March 20, 2023, Rigrodsky Law threatened to file a fee petition seeking an award of fees and expenses if the Company does not agree to pay a mootness fee, and more recently, in October 2023, reiterated the

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
demand on behalf of Messrs. Ciccotelli and Justice for payment of mootness fees. The Company maintains that, while certain amendments were made by SRAC to pre-closing disclosures, none of the disclosures made was material and the Company disputes that the claims for fees have merit.
Indemnification Claims
On July 31, 2024, certain former employees of the Company obtained a legal judgment in the amount of $0.5 million inclusive of interest and expenses related to claims for the advancement and reimbursement of certain legal expenses of the former employees. The Company paid the former employees $0.5 million in September 2024.
Shareholder Derivative Litigation (Hanna, Lindsey, and Rivlin)
The plaintiffs have moved for final approval of the proposed settlement to resolve all three actions. This settlement approval motion is currently scheduled for a hearing on November 21, 2024, in the Hanna case (U.S.D.C., Northern District of California). To date, the parties have not received any objection to the settlement or any opposition to the motion for final settlement approval.
Other Litigation and Related Matters
These and other litigation matters may be time-consuming, divert management's attention and resources, cause the Company to incur significant defense and settlement costs or liability, even if we believe the claims asserted against us are without merit. We intend to vigorously defend against all such claims. Because of the potential risks, expenses and uncertainties of litigation, as well as claims for indemnity from various of the parties concerned, we may from time to time settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, further compounded by various claims for indemnity which may or may not be fully insured, we cannot assure that the results of these actions, either individually or in the aggregate, will not have a material adverse effect on our operating results and financial condition.
From time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business or in connection with the matters discussed above. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources and other factors. At each reporting period, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under ASC Sub-Topic 450-20. Legal fees are expensed as incurred.
Note 13. Income Taxes
The Company’s effective tax rate for the three and nine months ended September 30, 2024 respectively, was zero percent. The effective tax rate may vary significantly from period to period and can be influenced by many factors. These factors include, but are not limited to, changes to the statutory rates in the jurisdictions where the Company has operations and changes in the valuation of deferred tax assets and liabilities. The difference between the effective tax rate and the federal statutory rate of 21% primarily relates to certain nondeductible items, state and local income taxes, the absence of current income tax, and a full valuation allowance for deferred tax assets.
Note 14. Related Party Transactions
Related Party Promissory Notes
On June 21, 2024, the Company issued six promissory notes for an aggregate amount of $0.5 million to participating directors and an officer of the Company. The proceeds from the notes were used to pay for employee retention payments, working capital, and general corporate expenses. Each note issued bore an annual interest rate of 5.12% equal to the minimum applicable federal rate published by the Internal Revenue Service for June 2024. Each note held a maturity date of September 30, 2024 and was secured by the Company’s assets. Principal and interest payments were due by the maturity date and the notes would have become immediately due upon the occurrence of certain

MOMENTUS INC.
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Note 14. Related Party Transactions (cont.)
customary event of default, including failure to pay amounts owing when due and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like. On September 12, 2024, the six promissory notes were repaid in full to the participating directors and officer of the Company.
Note 15. Subsequent Events
Convertible Promissory Note
On October 24, 2024, the Company and SIV, entered into a secured convertible promissory note (the “October Convertible Note”) pursuant to which the Company may borrow up to $3.0 million in two tranches, consisting of (i) an initial loan in the principal amount of $2.0 million, and (ii) up to an additional $1.0 million in principal amount which may be borrowed from December 22, 2024 through February 14, 2025. Borrowings under the October Convertible Note bear interest at 15% per annum. The October Convertible Note has a maturity date of October 24, 2025, at which time all principal and accrued interest is due.
Amounts borrowed under the October Convertible Note are secured by a lien on substantially all of the assets of the Company. At any time after the date that is six months after the original issuance date of the October Convertible Note, SIV, in its sole discretion, may convert some or all of the outstanding obligations under the October Convertible Note into shares of Class A common stock at a conversion price of $7.42 per share.
In addition to the October Convertible Note, the Company agreed to issue to SIV warrants to purchase up to 404,924 shares of common stock with an exercise price of $7.42 per share (the “SIV Warrants”). SIV may not exercise the SIV Warrants prior to April 24, 2025, and the SIV Warrants will expire April 24, 2030.
Neither the October Convertible Note nor the SIV Warrants can be converted or exercised if it would cause the aggregate number of shares of common stock beneficially owned by SIV to exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion or exercise, as applicable. Conversion of the October Convertible Note and exercise of the SIV Warrants is also subject to compliance with applicable Nasdaq rules, and if shareholder approval is required the Company will use commercially reasonable efforts to obtain such approval.
The October Convertible Note requires SIV’s consent to take certain actions, such as purchasing assets outside the ordinary course of business, extending financing, making capital expenditures in excess of $0.1 million, repaying debts outside the ordinary course of business or investing in any entity or enterprise.
The October Convertible Note can be prepaid in full at any time, subject to a prepayment fee of 10%. The October Convertible Note will accelerate and become immediately due upon the occurrence of certain customary events of default, including failure to pay amounts owing when due and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like, or a change of control of the Company.
Note 16. Reverse Stock Split
On December 4, 2024, the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock Split was effective at the opening of trading on Nasdaq on December 13, 2024 (the “Effective Date”). The unaudited interim consolidated financial statements of the Company for the three- and nine-month periods ended September 30, 2024, and 2023, are presented retroactively on a post-Reverse Stock Split basis, as if the stock split had been effective from the beginning of the earliest period presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Momentus Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Momentus Inc. and Subsidiaries (collectively the “Company”) as of December 31, 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
The consolidated financial statements of the Company as of and for the year ended December 31, 2022, before the effects of the adjustments to retrospectively apply the change in accounting related to the reverse stock split described in Note 1 and 15 to the consolidated financial statements, were audited by other auditors whose report, dated March 7, 2023, expressed an unqualified opinion on those statements. We audited the adjustments to the 2022 consolidated financial statements to retrospectively apply the reverse stock split, as described in Note 1 and 15 to the consolidated financial statements. In our opinion, such retrospective adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any other procedures to the 2022 consolidated financial statements of the Company other than with respect to the retrospective adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2022 consolidated financial statements taken as a whole.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally and the Company’s financial position and operating results raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2023.
/s/ Frank, Rimerman + Co. LLP
San Francisco, California
June 5, 2024, except for Note 15, as to which the date is January 29, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Momentus Inc.
San Jose, California
Opinion on the Consolidated Financial Statements
We have audited, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 1 and Note 15 to the consolidated financial statements, the consolidated balance sheet of Momentus Inc. (the “Company”) as of December 31, 2022, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”) (the 2022 consolidated financial statements before the effects of the retrospective adjustments discussed in Note 1 and Note 15 to the consolidated financial statements are not presented herein). In our opinion, the 2022 consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 1 and Note 15 to the consolidated financial statements, present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity accounting principles generally accepted in the United States of America.
We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting discussed in Note 1 and Note 15 to the consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ ArmaninoLLP
San Ramon, California
March 7, 2023
We began serving as the Company’s auditor in 2019. In 2023, we became the predecessor auditor.

MOMENTUS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except number of shares and par value)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$2,118	$61,094
Restricted cash, current	—	1,007
Insurance receivable	100	4,000
Prepaids and other current assets	8,513	10,173
Total current assets	10,731	76,274
Property, machinery and equipment, net	3,252	4,016
Intangible assets, net	341	337
Operating right-of-use asset	5,350	6,441
Deferred offering costs	—	331
Restricted cash, non-current	373	312
Other non-current assets	602	4,712
Total assets	$20,649	$92,423
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,805	$2,239
Accrued liabilities	4,754	8,026
Loan payable, current	2,273	11,627
Contract liabilities, current	—	1,654
Operating lease liability, current	1,268	1,153
Stock repurchase liability	—	10,000
Litigation settlement contingency	—	8,500
Other current liabilities	9	27
Total current liabilities	11,109	43,226
Contract liabilities, non-current	998	1,026
Loan Payable, non-current	—	2,404
Warrant liability	3	564
Operating lease liability, non-current	4,863	6,131
Other non-current liabilities	489	465
Total non-current liabilities	6,353	10,590
Total liabilities	17,462	53,816
Commitments and Contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.00001 par value; 20,000,000 shares authorized and 0 issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Class A common stock, $0.00001 par value; 250,000,000 shares authorized and 591,711 issued and outstanding as of December 31, 2023; 250,000,000 shares authorized and 120,633 issued and outstanding as of December 31, 2022	—	—
Class B common stock, $0.00001 par value; 0 shares authorized and 0 issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Additional paid-in capital	376,234	342,734
Accumulated deficit	(373,047)	(304,127)
Total stockholders’ equity	3,187	38,607
Total liabilities and stockholders’ equity	$20,649	$92,423

The accompanying notes are an integral part of these consolidated financial statements

MOMENTUS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2023	2022
Service revenue	$3,089	$299
Cost of revenue	855	26
Gross profit	2,234	273
Operating expenses:
Research and development expenses	34,351	41,721
Selling, general and administrative expenses	36,055	49,827
Total operating expenses	70,406	91,548
Loss from operations	(68,172)	(91,275)
Other income (expense), net:
Change in fair value of warrant liability	561	5,185
Realized loss on disposal of assets	(17)	(168)
Interest income	1,225	522
Interest expense	(2,337)	(5,262)
Litigation settlement, net	—	(4,500)
Other income (expense)	(180)	54
Total other income (expense), net	(748)	(4,169)
Net loss	$(68,920)	$(95,444)
Net loss per share, basic and diluted	$(323.82)	$(819.42)
Weighted average shares outstanding, basic and diluted	212,847	116,483

The accompanying notes are an integral part of these consolidated financial statements

MOMENTUS INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	Common stock - Class A		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance, December 31, 2021	116,017	$—	$340,571	$(208,683)	$131,888
Issuance of common stock upon exercise of stock options	3,122	—	574	—	574
Issuance of common stock upon vesting of RSUs	1,125	—	—	—	—
Issuance of common stock upon purchase of ESPP	237	—	271	—	271
Share repurchase related to Section 16 Officer tax coverage exchange	(266)	—	(331)	—	(331)
Stock-based compensation	—	—	11,649	—	11,649
Share repurchase valuation adjustment	—	—	(10,000)	—	(10,000)
Shares issued upon exercise of warrant	398	—	—	—	—
Net loss	—	—	—	(95,444)	(95,444)
Balance, December 31, 2022	120,633	—	$342,734	$(304,127)	$38,607
Issuance of common stock upon exercise of stock options	721	—	130	—	130
Issuance of common stock upon vesting of RSUs	3,053	—	—	—	—
Issuance of common stock upon purchase of ESPP	224	—	33	—	33
Share repurchase related to Section 16 Officer tax coverage exchange	(350)	—	(88)	—	(88)
Issuance of common stock and related warrants in registered offering, net of issuance costs	49,138	—	16,952	—	16,952
Issuance of common stock upon exercise of pre-funded warrants	158,311	—	—	—	—
Issuance of common stock upon exercise of warrants	255,516	—	7,881	—	7,881
Stock-based compensation - stock options, RSAs, RSUs	—	—	8,480	—	8,480
Issuance of common stock for consulting services	193	—	112	—	112
Common stock issued in connection with reverse stock split	4,272	—	—	—	—
Net loss	—	—	—	(68,920)	(68,920)
Balance, December 31, 2023	591,711	$—	$376,234	$(373,047)	$3,187

The accompanying notes are an integral part of these consolidated financial statements

MOMENTUS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(68,920)	$(95,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	894	1,090
Amortization of debt discount and issuance costs	1,357	2,690
Amortization of right-of-use asset	1,090	1,163
Change in fair value of warrant liability	(561)	(5,185)
Impairment of prepaid launch costs	3,685	—
Write-off of deferred offering costs	331	—
Litigation settlement, net	—	4,500
Loss on disposal of fixed and intangible assets	17	168
Stock-based compensation expense	8,480	11,580
Issuance of common stock for consulting services	112	—
Changes in operating assets and liabilities:
Prepaids and other current assets	(565)	(2,206)
Insurance receivable	3,900	—
Other non-current assets	2,649	(147)
Accounts payable	453	373
Accrued liabilities	(3,293)	(1,540)
Accrued interest	(131)	131
Other current liabilities	(14)	(5,020)
Contract liabilities	(1,681)	1,126
Operating lease liability	(1,153)	(1,189)
Litigation settlement contingency	(8,500)	—
Other non-current liabilities	24	23
Net cash used in operating activities	(61,826)	(87,887)
Cash flows from investing activities:
Purchases of property, machinery and equipment	(94)	(583)
Proceeds from sale of property, machinery and equipment	113	34
Purchases of intangible assets	(38)	(184)
Net cash used in investing activities	(19)	(733)
Cash flows from financing activities:
Proceeds from exercise of stock options	130	574
Proceeds from employee stock purchase plan	33	271
Proceeds from exercise of warrants	7,881	—
Repurchase of Section 16 Officer shares for tax coverage exchange	(88)	(331)
Principal payments on loan payable	(12,984)	(9,697)
Payment of deferred offering costs	—	(331)
Payment for repurchase of common shares	(10,000)	—
Proceeds from issuance of common stock and related warrants	19,000	—
Payments for issuance costs related to common stock and related warrants	(2,048)	—
Net cash provided by (used in) financing activities	1,924	(9,514)
Decrease in cash, cash equivalents and restricted cash	(59,921)	(98,134)
Cash, cash equivalents and restricted cash, beginning of year	62,413	160,547
Cash, cash equivalents and restricted cash, end of year	$2,492	$62,413

The accompanying notes are an integral part of these consolidated financial statements

	Years Ended December 31,
	2023	2022
Supplemental disclosure of non-cash investing and financing activities
Purchases of property, machinery and equipment in accounts payable and accrued expenses at period end	$113	$—
Purchases of intangible assets in accounts payable and accrued expenses at year end	$20	$—
Issuance costs related to warrant modification	$2,130	$—
Stock repurchase liability fair value	$—	$10,000
Supplemental disclosure of cash flow information
Cash paid for interest	$980	$2,440

The accompanying notes are an integral part of these consolidated financial statements

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Operations
The Company
Momentus Inc. (together with its consolidated subsidiaries “Momentus” or the “Company”) is a U.S. commercial space company that offers satellites, satellite buses, satellite technologies, in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus is making new ways of operating in space possible with its in-space transfer and service vehicles, powered by an innovative, space-proven water plasma-based propulsion system.
On May 25, 2022, the Company launched its Vigoride 3 Orbital Service Vehicle (OSV) to Low-Earth Orbit aboard the SpaceX Transporter-5 mission. In addition to Vigoride 3, Momentus used a second port on the same SpaceX mission to fly a third-party deployer from a partner company. Momentus deployed a total of eight customer satellites in low-earth orbit during its inaugural mission, comprising seven satellites from Vigoride 3 and one satellite from the third-party deployer system. The Company incorporated improvements identified during its inaugural mission in advance of its first follow-on mission and other planned follow-on missions.
On January 3, 2023, the Company launched Vigoride 5 to low-earth orbit aboard the SpaceX Transporter-6 mission. As of December 31, 2023, the primary mission objectives were completed. On Vigoride’s first orbital pass, Momentus confirmed that both solar arrays were deployed, and the vehicle was generating power and charging its batteries. Momentus demonstrated all spacecraft subsystems through the course of the Vigoride 5 primary mission and identified several deficiencies which have been incorporated into the Vigoride 7 build. Vigoride 5 included testing of our MET propulsion system. Two thrusters were flown and fired over 300 times and 6 hours 58 minutes of accumulated firing time. Vigoride 5 also carried one cubesat that was successfully released into orbit, and a complex hosted payload developed by CalTech to demonstrate technologies needed to collect and beam power to the Earth. Momentus also performed an orbit raise during this mission of over 3 km.
Momentus launched its third OSV, Vigoride 6, to low-Earth orbit aboard the SpaceX Transporter-7 mission on April 14, 2023. During the Vigoride-6 mission Momentus deployed all customer payloads. Momentus successfully deployed the REVELA payload for ARCA Dynamics, the VIREO CubeSat for C3S LLC., the DISCO-1 CubeSat for Aarhus University, and the IRIS-C payload for an Asian customer booked through ISILAUNCH.
During the Vigoride-6 mission, Momentus also deployed two CubeSats into Low-Earth Orbit as part of the NASA LLITED (Low-Latitude Ionosphere/Thermosphere Enhancements in Density) mission. These two CubeSats, housed behind a single deployer door, were released from the Vigoride OSV earlier than scheduled. While the CubeSats were deployed at the intended altitude of 495km, they were deployed at a different inclination than the intended target orbit needed for the science experiment. Momentus conducted a thorough investigation and identified the root cause as human error in the mapping of a software command. The Company implemented corrective actions to prevent a recurrence.
During the Vigoride 6 mission, Momentus conducted a demonstration test of its patented Tape Spring Solar Array (TASSA). This system utilizes flexible solar cell technology, allowing the solar array to be extended and retracted like a tape measure, using its concave shape to provide rigidity.
TASSA is designed to be deployed and retracted on orbit numerous times, to be configurable to varying lengths based on power requirements, and utilizes thin film solar cells that are radiation resistant and self-annealing. During its demonstration test on orbit, Momentus was able to demonstrate a significant majority of the major performance requirements for TASSA, including boom yoke deployment, initial roll out deployment, thin film flexible solar cell power generation, low-cost slip ring performance, and retraction, providing confidence as well as identifying areas for improvement, such as processing the metallic substrate to better maintain its intended shape as Momentus continues development of this technology.
Other Missions
Momentus conducted another mission on the SpaceX Transporter-9 mission launched on November 11, 2023. On this mission, Momentus used a third-party deployer system to deliver payloads into orbit. Momentus supported five payloads for four customers. After launch, the Company confirmed the deployment of the Hello Test 1 and 2 satellites for Hello Space. Momentus was not able to confirm the deployment of the remaining three satellites for three other customers and based on the results of a detailed investigation undertaken, the Company does not believe those satellites were released from the third-party deployer system.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Operations (cont.)
Momentus has launched four missions to date, deployed 17 customer satellites, and provided hosted payload services. The Company has produced its next Orbital Service Vehicle, Vigoride 7, that it intends to utilize on a future mission or for use as a satellite bus.
In addition to the Vigoride Orbital Service Vehicle, Momentus is now also offering its M-1000 satellite bus which has substantial commonality with Vigoride. With a growing demand for satellite bus services, Momentus is positioned to advance its hardware and flight-proven technology for this market. The M-1000 bus is a flexible option to meet various mission requirements. Innovations to improve sensor capability, maneuverability, increased power, and lower costs are integrated into the product. Momentus believes it can manufacture satellite buses like the M-1000 at a rapid and scalable pace.
Momentus has started work in support of its Small Business Innovation Research award from the Space Development Agency. This project’s scope involves making tailored modifications to the system underlying the M-1000 satellite bus and Vigoride OSV to support a full range of U.S. Department of Defense (DoD) payloads. Some of these areas include adding a secure payload interface, optical communications terminals, a high-volume data recorder, and improving the modularity of the propulsion system.
Business Combination
On August 12, 2021, the Company consummated a merger pursuant to the terms of the Agreement and Plan of Merger, dated October 7, 2020, and as amended on March 5, 2021, April 6, 2021, and June 29, 2021 (the “Merger Agreement”), by and among Stable Road Acquisition Corp (“SRAC”), Project Marvel First Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SRAC (“First Merger Sub”), and Project Marvel Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of SRAC (“Second Merger Sub”), pursuant to which First Merger Sub merged with and into Momentus Inc., a Delaware corporation (“Legacy Momentus”) with Legacy Momentus as the surviving corporation of the First Merger Sub, and immediately following which Legacy Momentus merged with and into the Second Merger Sub, with the Second Merger Sub as the surviving entity (the “Business Combination”). In connection with the closing of the Business Combination (“Closing”), the Company changed its name from Stable Road Acquisition Corp. to Momentus Inc., and Legacy Momentus changed its name to Momentus Space, LLC.
The Business Combination was accounted for as a reverse recapitalization under ASC Topic 805, Business Combinations, with SRAC and its two wholly-owned subsidiaries. The Company received gross proceeds of $247.3 million upon the closing of the Business Combination. Public and private warrants of SRAC were assumed by the Company as a result of the Business Combination.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date the Company remains heavily focused on growth and continued development of its proprietary technology, and as a result, it has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally and the Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern. This is reflected by the Company’s incurred a net loss of $68.9 million for the year ended December 31, 2023, and accumulated deficit of $373.0 million as of December 31, 2023. Additionally, the Company used net cash of $61.8 million to fund its operating activities for the year ended December 31, 2023, and had cash and cash equivalents of $2.1 million as of December 31, 2023.
Pursuant to the requirements of ASC Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these consolidated financial statements are issued. This evaluation does not take into consideration the potential

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Operations (cont.)
mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the consolidated financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
In connection with the preparation of the consolidated financial statements for the year ended December 31, 2023, management conducted an evaluation and concluded that there were conditions and events, considered in the aggregate, which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such consolidated financial statements. The Company believes that its current level of cash and cash equivalents are not sufficient to fund its regular operations, scaling of commercial production, and maintain its existing services and products. These conditions raise substantial doubt regarding its ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated financial statements. In order to proceed with the Company’s business plan and operating strategy, the Company will need to raise substantial additional capital to fund its operations. Until such time, if ever, the Company can generate revenues sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. In an effort to alleviate these conditions, the Company continues to seek and evaluate all opportunities to access additional capital through any available means.
As a result of these uncertainties, and notwithstanding management’s plans and efforts to date, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely and the Company may not realize any significant value from its assets.
The accompanying consolidated financial statements have been prepared on a going concern basis of accounting. The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.
Reverse Stock Split
Effective August 22, 2023, the Company’s stockholders approved a 1-for-50 reverse stock split of the Company’s Class A common stock. As a result of the reverse stock split, every 50 shares of Class A common stock issued and outstanding on August 22, 2023, were automatically combined into one share of Class A common stock. Any fractional shares resulting from the reverse stock split were rounded up to the next nearest whole share of Class A common stock. The reverse stock split did not affect the stated par value of the Class A common stock nor did it change the total number of the Company’s authorized shares of Class A common stock. The Company’s Class B common stock was not affected by the reverse stock split.
Also on the effective date of the reverse stock split, all options, warrants and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted by dividing the number of shares of Class A common stock into which the options, warrants and other convertible securities are exercisable or convertible by 50 and multiplying the exercise or conversion price thereof by 50, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share. Such proportional adjustments were also made to the number of shares and restricted stock units issued and issuable under the Company’s equity compensation plan.
The Company has retroactively adjusted all periods presented for the effects of the stock split. See Note 9 for additional information.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.
Reclassification, Change in Presentation and Prior Year Omitted Disclosures
Certain prior period amounts in the consolidated financial statements and accompanying notes have been reclassified to conform to the current period’s presentation as follows.
Disclosures including the disaggregation of revenue by type (refer to “disaggregation of revenue by type” in this Note), disclosure in segment reporting regarding the long-lived assets by geographic location (refer to “segment reporting” in this Note), the disclosure of Preferred Stock and Class B common stock on the consolidated balance sheet and the disclosure of Class B common stock in Note 9 were omitted from our prior year financials for the year ended December 31, 2022. The disclosures have been included for the year ended December 31, 2023 and include the comparative period for the year ended December 31, 2022. Additionally, there was an immaterial number change related to the disclosure of gross unrecognized tax benefits (refer to “Gross unrecognized tax benefits” in Note 13) for the year-ended December 31, 2022. The Company also adjusted the 2022 federal and state net operating loss (“NOL’s”) carryforwards as the result of the 2023 return to provision true-up that was recorded in relation to the state apportionments (refer to disclosures in Note 13). These adjustments had no impact on the consolidated balance sheets, statements of operations and comprehensive loss, or cash flows as there was no change in the amounts recorded. The Company has determined that these adjustments were immaterial both individually and in aggregate.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Accordingly, actual results could differ from those estimates. Significant estimates inherent in the preparation of the consolidated financial statements include, but are not limited to, the timing of revenue recognition, accounting for useful lives of property, machinery and equipment, net, intangible assets, net, accrued liabilities, leases, income taxes including deferred tax assets and liabilities, impairment valuation, stock-based compensation, warrant liabilities, and litigation contingencies.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Class A common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Company after the consummation of the Business Combination has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024. The Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, cash in bank with no restrictions, as well as highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when initially purchased.
The Company places its cash in the bank, which may at times be in excess of the Federal Deposit Insurance Corporation insurance limits of $250,000 per depositor, with high credit quality financial institutions and attempts to limit the amount of credit exposure with any one institution.
Restricted Cash
Restricted cash primarily represents deposited cash that is restricted by financial institutions. $0.4 million is restricted primarily as collateral for a letter of credit issued to the Company’s landlord in accordance with the terms of a lease agreement entered into in December 2020, and is classified as a non-current asset as it will be returned to the Company upon the occurrence of future events which are expected to occur beyond one year from December 31, 2023.
Deferred Fulfillment and Prepaid Launch Costs
The Company prepays for certain launch costs to third-party providers that will carry the transport vehicle to orbit. Prepaid costs allocated to the delivery of a customers’ payload are classified as deferred fulfillment costs and recognized as cost of revenue upon delivery of the customers’ payload. Prepaid costs allocated to our payload are classified as prepaid launch costs and are amortized to cost of sales and research and development expense upon the release of our payload. The allocation is determined based on the distribution between customer and our payload weight on each launch. Due to launch delays and decisions to sell launch spots to third parties, during the year ended December 31, 2023, $3.7 million of prepaid launch costs were written off to research and development operating expenses.
As of December 31, 2023, and 2022, the Company had deferred fulfillment and prepaid launch costs of $1.7 million and $7.4 million, respectively, with $1.3 million and $3.0 million recorded within prepaids and other current assets, respectively, and $0.4 million and $4.4 million recorded within other non-current asset, respectively, in our consolidated balance sheets.
Property, Machinery and Equipment
Property, machinery and equipment are stated at cost less accumulated depreciation. Depreciation is generally recorded using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives of fixed assets by asset category are described below:

Fixed Assets	Estimated Useful Life
Computer equipment	Three years
Furniture and fixtures	Five years
Leasehold improvements	Lesser of estimated useful life or remaining lease term (one year to seven years)
Machinery and equipment	Seven years

Costs of maintenance or repairs that do not extend the lives of the respective assets are charged to expenses as incurred.
Intangible Assets
Intangible assets, which consist of patents, are considered long-lived assets and are reported at cost less accumulated amortization and accumulated impairment loss, if any. Amortization is recognized on a straight-line basis over 10 years for patents, which is the estimated useful lives of the intangible assets.
In accordance with ASC Topic 350-40, Intangibles, the Company presents capitalized implementation costs for cloud computing arrangements within prepaid and other current assets, and other non-current assets to properly present the capitalized costs with their related subscription fees.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
Deferred Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to fundraising activities. During the years ended December 31, 2023 and 2022, deferred offering costs were attributable to the Company’s S-3 Universal Shelf registration (the “Form S-3”), the at-the-market offering program, and securities purchase agreements entered into during such periods. These costs will be netted with the proceeds proportional to the at-the-market program fundraising and any future fundraising under the “Form S-3”. If the Company terminates the Form S-3 or the at-the-market program, or there is a significant delay, all of the deferred offering costs attributed to the Form S-3 or the at-the-market offering program will be immediately written off. Due to the delay in any sales under the at-the-market offering program, during the year ended December 31, 2023, $0.3 million of previously deferred offering costs were written off to other expenses. Refer to Note 9 for additional information.
Loss Contingencies
The Company estimates loss contingencies in accordance with ASC Sub-Topic 450-20, Loss Contingencies (“ASC 450-20”), which states that a loss contingency shall be accrued by a charge to income if both of the following conditions are met: (i) information available before the consolidated financial statements are issued or are available to be issued indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements and (ii) the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required. Refer to Note 12 for additional information.
Revenue Recognition
The Company enters into short-term contracts for ‘last-mile’ satellite and cargo delivery (transportation service), payload hosting and in-orbit servicing options with customers that are primarily in the aerospace industry. For its transportation service arrangements, the Company has a single performance obligation of delivering the customers’ payload to its designated orbit and recognizes revenue (along with any other fees that have been paid) at a point in time, upon satisfaction of this performance obligation. Additionally, for its in-orbit service arrangements, the Company provides a multitude of services consistently throughout the mission to its customers and also has services available on a ‘stand ready’ basis as needed until the mission reaches its conclusion. The Company recognizes revenue for these in-orbit services ratably over time on a straight-line basis. The Company also enters into contracts to perform analysis and provide engineering services to U.S. Government organizations.
The Company accounts for customer contracts in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), which includes the following five-step model:
•	Identification of the contract, or contracts, with a customer.
•	Identification of the performance obligations in the contract.
•	Determination of the transaction price.
•	Allocation of the transaction price to the performance obligations in the contract.
•	Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Company estimates variable consideration at the most likely amount, which is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur. While the Company’s standard contracts do not contain refund or recourse provisions that enable its customers to recover any non-refundable fees that have been paid, the Company may issue full or partial refunds, or concessions on future services to customers on a case-by-case basis as necessary to preserve and foster future business relationships and customer goodwill. Contracts to provide engineering services to U.S. Government organizations generally have set payments tied to each milestone. When a milestone is achieved, the Company submits the completed service for approval, invoices, and collects on that completed milestone. During the years ended December 31, 2023 and 2022, the Company recorded $0.3 million and $- million of revenue from the U.S. Government, respectively.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
As part of its contracts with customers, the Company collects up-front non-refundable deposits prior to launch. As of December 31, 2023 and 2022, the Company had customer deposit balances of $1.0 million and $2.7 million, respectively, related to signed contracts with customers, including firm orders and options (some of which have already been exercised by customers). These deposits are recorded as non-current contract liabilities in the Company’s consolidated balance sheets. Included in the collected amount as of December 31, 2023 and 2022, are $1.0 million and $1.0 million, respectively, of non-current deposits.
During the year ended December 31, 2023, the Company recognized $3.1 million of revenue, due to transportation services performed in Vigoride 5 and Vigoride 6 spaceship launches, hosted payload services in Vigoride 5, engineering services, and forfeited customer deposits primarily related to expired options. Of the $3.1 million of revenue recognized, $1.8 million was derived from December 31, 2022 contact liability balance. The Company recognized $0.3 million in revenue from transportation services and forfeited customer deposits during the year ended December 31, 2022.
The disaggregation of revenue by type is as follows:

	Year Ended December 31,
(in thousands)	2023	2022
Transportation services	$1,582	$127
Hosted payload services	568	—
Forfeited customer deposits	641	172
Engineering project services	298	—
Total revenue	$3,089	$299

Fair Value Measurement
The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:
•	Level 1, observable inputs such as quoted prices in active markets;
•	Level 2, inputs other than the quoted prices in active markets that are observable either directly or indirectly; and
•	Level 3, unobservable inputs in which there is little or no market data, which requires that the Company develop its own assumptions.
The fair values of cash and cash equivalents, accounts payable, and certain prepaid and other current assets and accrued expenses approximate carrying values due to the short-term maturities of these instruments which fall with Level 1 of the fair value hierarchy. The carrying value of certain other non-current assets and liabilities approximates fair value. The Company had no Level 2 instruments for the years ended December 31, 2023 and 2022.
Certain of the Company’s warrants are recorded as a derivative liability pursuant to ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), and are classified within Level 3 of the fair value hierarchy as the Company is using the Black Scholes Option Pricing model. The primary significant unobservable input used in the valuation of the warrants is expected stock price volatility. Expected stock price volatility is based on the actual historical volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the warrants. The expected term was based on the maturity of the warrants, which is 5 years. The dividend yield percentage is zero because the Company does not currently pay

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
dividends, nor does it intend to do so during the expected term of the warrants. Upon conversion of the Legacy Momentus private warrants immediately prior to the business combination, the key valuation input was the closing price of Company’s Class A common stock on the Closing, as the expected term and volatility were immaterial to the pricing model.
The Company’s stock repurchase agreements with the Co-Founders (see Note 12 for additional information) are recorded as contingent liabilities pursuant to ASC Topic 480, measured at fair value. The stock repurchase agreements are classified within Level 3 of the hierarchy as the fair value is dependent on management assumptions about the likelihood of non-market outcomes. The Company paid $10.0 million to satisfy the stock repurchase agreement contingent liabilities during the three months ended March 31, 2023 (see Note 9 for additional information). There were no transfers between levels of input during the years ended December 31, 2023 and 2022.
The change in fair values of liabilities subject to recurring remeasurement were as follows:

(in thousands)	Level	Fair value as of December 31, 2022	Payment of Stock Repurchase Liability	Change in Fair Value	Fair value as of December 31, 2023
Warrant Liability	3	$564	$—	$(561)	$3
Stock Repurchase Liability	3	10,000	(10,000)	—	—
Total		$10,564	$(10,000)	$(561)	$3

Key assumptions for the Black-Scholes model used to determine the fair value of warrants outstanding as of December 31, 2023 were as follows:

Warrant term (years)	2.61
Volatility	113.50%
Risk-free rate	4.05%
Dividend yield	0.00%

Warrant Liability
The Company’s private warrants and stock purchase warrants are recorded as derivative liabilities pursuant to ASC Topic 815 and are classified within Level 3 of the fair value hierarchy as the Company is using the Black Scholes Option Pricing model to calculate fair value. See Note 9 for additional information. Significant unobservable inputs, prior to the Company’s stock being publicly listed, included stock price, volatility and expected term. At the end of each reporting period, changes in fair value during the period are recognized as components of other income within the consolidated statements of operations. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of (i) the exercise or expiration of the warrants or (ii) the redemption of the warrants, at which time the warrants will be reclassified to additional paid-in capital within the consolidated statements of stockholders’ equity.
The warrants issued by Momentus Inc. prior to the Business Combination were exercised in connection with the Business Combination and as a result, the Company performed a fair value measurement of those warrants on the Closing and recorded the change in the instruments’ fair values prior to converting them to equity. The warrants assumed by the Company as a result of the Business Combination remain outstanding.
Public and Private Warrants
Prior to the Business Combination, SRAC issued 16,104 private placement warrants (“Private Warrants”) and 12,322 public warrants (“Public Warrants” and, together with the “Private Warrants”, “Public and Private Warrants”). Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $8,050.00 per share, subject to adjustments and will expire five years after the Business Combination or earlier upon redemption or liquidation.
The Private Warrants do not meet the derivative scope exception and are accounted for as derivative liabilities. Specifically, the Private Warrants contain provisions that cause the settlement amounts to be dependent upon the

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
characteristics of the holder of the warrant which is not an input into the pricing of a fixed-for-fixed option on equity shares. Therefore, the Private Warrants are not considered indexed to the Company’s stock and should be classified as a liability. Since the Private Warrants meet the definition of a derivative, the Company recorded the Private Warrants as liabilities on the consolidated balance sheet at fair value upon the Closing, with subsequent changes in the fair value recognized in the consolidated statements of operations at each reporting date. The fair value of the Private Warrants was measured using the Black-Scholes option-pricing model at each measurement date.
In addition, the Public Warrants are accounted for as equity classified by the Company. On consummation of the Business Combination, the Company recorded equity related to the Public Warrants of $20.2 million, with an offsetting entry to additional paid-in capital. Similarly, on the consummation of the Business Combination, the Company recorded a liability related to the Private Warrants of $31.2 million, with an offsetting entry to additional paid-in capital.
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 815, at the initial recognition.
Other than the Public and Private Warrants noted above, the Company also had other warrants issued and outstanding which were recognized as derivative liabilities in accordance with ASC Topic 815 until they were fully exercised. Accordingly, the Company recognized the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period until exercised. The fair value of the warrant liabilities issued were initially measured using the Black-Scholes model and were subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statements of operations. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. See Note 9 for additional information.
Equity Classified Warrants
Subsequent to the Business Combination, the Company has issued warrants in conjunction with various securities purchase agreements (See Note 9 for additional information). The warrants are freestanding equity-linked instruments that meet the indexation and equity classification criteria of ASC Sub-Topic 815-40.
The grant-date fair value of these warrants is recorded in additional paid-in capital on the consolidated balance sheets. The fair value of the warrants are measured using the Black-Scholes option-pricing model on the grant date.
Modification of Equity Classified Warrants
A change in the terms or conditions of a warrant is accounted for as a modification. For a warrant modification accounted for under ASC Topic 815, the effect of a modification shall be measured as the difference between the fair value of the modified warrant and the fair value of the original warrant immediately before its terms are modified, with each measured on the modification date. The accounting for incremental fair value of the modified warrants over the original warrants is based on the specific facts and circumstances related to the modification. When a modification is directly attributable to an equity offering, the incremental change in fair value of the warrants is accounted for as an equity issuance cost. When a modification is directly attributable to a debt offering, the incremental change in fair value of the warrants is accounted for as a debt discount or debt issuance cost. For all other modifications, the incremental change in fair value is recognized as a deemed dividend.
Basic and Diluted Loss Per Share
Net loss per share is provided in accordance with ASC Sub-Topic 260-10, Earnings per Share. Basic net loss per share is computed by dividing losses by the weighted average number of common shares outstanding during the year. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the year. Diluted loss per share excludes all potential common shares if their effect is anti-dilutive. See Note 11 for additional information.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
Impairment of Long-lived Assets
The Company evaluates the carrying value of long-lived assets, which includes intangible assets, on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value. During the years ended December 31, 2023 and 2022, there were no impairments of long lived assets. See Note 4 and Note 5 for additional information.
Stock-based Compensation
The Company has a stock incentive plan under which equity awards are granted to employees, directors, and consultants. All stock-based payments are recognized in the consolidated financial statements based on their respective grant date fair values.
Restricted stock unit fair value is based on our closing stock price on the day of the grant. Stock option fair value is determined using the Black Scholes Merton Option Pricing model. The model requires management to make a number of assumptions, including expected volatility of the Company’s stock, expected life of the option, risk-free interest rate, and expected dividends. Employee Stock Purchase Plan (“ESPP”) compensation fair value is also determined using the Black Scholes Merton Option Pricing model, using a six-month expected term to conform with the six month ESPP offering period.
The fair value of equity awards is expensed over the related service period which is typically the vesting period, and expense is only recognized for awards that are expected to vest. The Company accounts for forfeitures as they occur.
401(k) Plan
The Company has a 401(k) plan that it offers to its full-time employees. The Company did not contribute to the plan for the years ended December 31, 2023 and 2022.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs include activities to develop existing and future technologies for the Company’s vehicles. Research and development activities include basic research, applied research, design, development, and related test program activities. Costs incurred for developing our vehicles primarily include equipment, material, and labor hours (both internal and subcontractors).
Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities related to an executory contractual arrangement are deferred and capitalized. These advance payments are recognized as an expense as the related goods are delivered or services performed. When the related goods are no longer expected to be delivered or services rendered, the capitalized advance payment should be charged to expense.
Leases
The Company determines if an arrangement contains a lease at inception based on whether there is an identified property, plant or equipment and whether the Company controls the use of the identified asset throughout the period of use.
Operating leases are included in the accompanying consolidated balance sheets. Operating lease right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and are included in current and non-current liabilities. Operating lease ROU assets and lease liabilities are recognized at the lease inception date based on the present value of lease payments over the lease term discounted based on the more readily determinable of (i) the rate implicit in the lease or (ii) the Company’s incremental borrowing rate (which is the estimated rate the

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease). Because the Company’s operating leases generally do not provide an implicit rate, the Company estimates its incremental borrowing rate based on the information available at lease commencement date for borrowings with a similar term.
The Company’s operating lease ROU assets are measured based on the corresponding operating lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs incurred and (iii) tenant incentives under the lease. The Company does not assume renewals or early terminations unless it is reasonably certain to exercise these options at commencement. The Company elected the practical expedient which allows the Company to not allocate consideration between lease and non-lease components. Variable lease payments are recognized in the period in which the obligation for those payments is incurred. In addition, the Company elected the practical expedient such that it does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes. Operating lease expense is recognized on a straight-line basis over the lease term. See Note 6 for additional details on the Company’s leases.
Income Taxes
The Company accounts for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies.
In the event that management changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
The Company is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the “more likely than not” threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.
Concentrations of Risk
Financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents in banks that management believes are creditworthy, however deposits may exceed federally insured limits.
Segment Reporting
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. In consideration of ASC Topic 280, Segment Reporting, we are not organized around specific services or geographic regions.
Our chief operating decision maker “CODM” uses financial information to evaluate our performance, which is the same basis on which our results and performance are communicated to our Board of Directors. All of the Company’s long-lived assets are held domestically in the United States and of the $3.1 million of revenue recognized by the Company during the year ended December 31, 2023, 39% was derived from customers domiciled in foreign countries. Based on the information described above and in accordance with the applicable literature, management has concluded that we are organized and operated as one operating and reportable segment.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies (cont.)
Recently Adopted Accounting Standards
Although there are several new accounting pronouncements issued or proposed by the FASB, which have been adopted or will be adopted as applicable, management does not believe any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial position or results of operations.
In July 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-03, Presentation of Financial Statements (Topic 205), Income Statement-Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation-Stock Compensation (Topic 718) (“ASU 2023-03”). This update requires to (1) disclosure and presentation of income or loss related to common stock transactions on the face of the income statement, (2) modification of the existing classification and measurement of redeemable preferred shares and redeemable equity-classified shares, and (3) modification of accounting treatment for stock-based compensation. The FASB has not set an effective date on ASU 2023-03 and adoption is permitted. The Company is currently evaluating the impact of the provisions of ASU 2023-03 on its consolidated financial statement disclosures.
In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). The amendments in this ASU are expected to clarify or improve disclosure and presentation requirements of a variety of ASC topics by aligning them with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company is currently evaluating the impact ASU 2023 06 will have on its consolidated results of operations, financial position, or cash flows.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. ASU 2023-07 requires disclosure of significant segment expenses that are regularly provided to the CODM and included within the reported measure of a segment’s profit or loss, requires interim disclosures about a reportable segment’s profit or loss and assets that are currently required annually, requires disclosure of the position and title of the CODM, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, and contains other disclosure requirements. ASU 2023-07 is scheduled to be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is in the process of evaluating the potential impact the adoption of ASU 2023-07 will have on its consolidated results of operations, financial position, or cash flows.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in ASU 2023-09 must be applied on a retrospective basis to all prior periods presented in the consolidated financial statements and early adoption is permitted. The Company is in the process of evaluating the potential impact ASU 2023-09 will have on its results of consolidated operations, financial position, or cash flows.
Note 3. Prepaids and Other Current Assets
Prepaids and other current assets consisted of the following:

(in thousands)	December 31, 2023	December 31, 2022
Prepaid launch costs, current	$1,260	$3,000
Prepaid research and development	2,415	2,841
Prepaid insurance and other assets	4,838	4,332
Total	$8,513	$10,173

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 3. Prepaids and Other Current Assets (cont.)
As of December 31, 2023 and 2022, the non-current portion of prepaid launch costs recorded in other non-current assets was approximately $0.4 million and $4.4 million, respectively.
Note 4. Property, Machinery and Equipment
Property, machinery and equipment, net consisted of the following:

(in thousands)	December 31, 2023	December 31, 2022
Computer equipment	$10	$10
Leasehold improvements	2,394	2,281
Machinery and equipment	3,411	3,411
Construction in-progress	—	106
Property, machinery and equipment, gross	5,815	5,808
Less: accumulated depreciation	(2,563)	(1,792)
Property, machinery and equipment, net	$3,252	$4,016

Depreciation expense related to property, machinery and equipment was $0.8 million and $1.0 million for the years ended December 31, 2023 and 2022, respectively. Depreciation expense is recorded within operating expenses.
Note 5. Intangible Assets
Intangible assets, net consisted of the following as of December 31, 2023:

(in thousands)	Gross Value	Accumulated Amortization	Net Value	Weighted Average Remaining Amortization Period (In Years)
Patents/Intellectual Property	$519	$(177)	$341	6.3
Total	$519	$(177)	$341

Intangible assets, net consisted of the following as of December 31, 2022:

(in thousands)	Gross Value	Accumulated Amortization	Net Value	Weighted Average Remaining Amortization Period (In Years)
Patents/Intellectual Property	$461	$(124)	$337	7.0
Total	$461	$(124)	$337

Amortization expense related to intangible assets was $0.05 million and $0.11 million for the years ended December 31, 2023 and 2022, respectively.
As of December 31, 2023, the future estimated amortization expense related to intangible assets is as follows:

(in thousands)
2024	$58
2025	58
2026	58
2027	58
2028	49
Thereafter	60
Total	$341

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 6. Leases
The Company leases office space under non-cancellable operating leases. In January 2021, the Company commenced a lease in San Jose, California. The lease expires in February 2028. The Company is obligated to pay approximately $10.5 million over the term of the lease. Prior to December 31, 2021, the Company amended two minor leases to extend access until April 2022 to aid the full transition to the San Jose facility. The Company had one additional minor lease that expired in November 2022.
The components of operating lease expense were as follows:

	Year Ended December 31,
(in thousands)	2023	2022
Operating lease cost	$1,470	$1,609
Variable lease expense	530	611
Short-term lease expense	62	38
Total lease expense	$2,062	$2,258

Variable lease expense consists of the Company’s proportionate share of operating expenses, property taxes, and insurance.
As of December 31, 2023, the weighted-average remaining lease term was 4.2 years and the weighted-average discount rate was 5.6%.
As of December 31, 2023, the maturities of the Company’s operating lease liabilities were as follows:

(in thousands)
2024	$1,580
2025	1,627
2026	1,674
2027	1,729
2028	297
Thereafter	—
Total lease payments	6,907
Less: Imputed interest	(776)
Present value of lease liabilities	$6,131

Note 7. Accrued Liabilities
Accrued expenses consisted of the following:

(in thousands)	December 31, 2023	December 31, 2022
Legal and other professional services	$3,811	$3,128
Compensation expense	392	3,584
Research and development projects	323	981
Other accrued liabilities	228	333
Total	$4,754	$8,026

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 8. Loan Payable
Term Loan
On February 22, 2021, the Company entered into a Term Loan and Security Agreement (the “Term Loan”) which provided the Company with up to $40.0 million in borrowing capacity at an annual interest rate of 12%. $25.0 million of the Term Loan was immediately available for borrowing by the Company at the inception of the agreement, the Company borrowed this amount on March 1, 2021. The remaining $15.0 million of borrowing capacity is no longer available as the Company did not achieve certain milestones by the June 30, 2021 deadline. The repayment terms of the Term Loan provide for interest-only payments from March 1, 2021 through February 28, 2022. Under the original terms, the principal amount was due and payable on March 1, 2022. However, during January 2022 the Company exercised its option to pay back the principal amount of the Term Loan over two years beginning on March 1, 2022 and ending on February 28, 2024.
The Company allocated the proceeds from the Term Loan agreement to the note and warrants issued in conjunction with the Term Loan comprising the financing agreement based on the relative fair value of the individual securities on the February 22, 2021 closing date of the agreements. The discount attributable to the note, an aggregate of $15.8 million, primarily related to the value of the warrant liability with immaterial issuance costs, is amortized using the effective interest method over the term of the note, originally maturing on March 1, 2022, but now being repaid over two years, recorded as interest expense. Because the discount on the note exceeds 63% of its initial face value, and because the discount is amortized over the period from issuance to maturity, the calculated effective interest rate up until January 2022 was 126.0%.
As a result of the exercised extended repayment schedule, the unamortized discount and issuance costs were recast over the updated term of the loan and resulted in a recalculated effective interest rate of 28.2%. Interest expense amortization was $1.4 million and $2.7 million, for the years ended December 31, 2023 and 2022, respectively.
As of December 31, 2023, the Company’s total loan payable consisted of gross Term Loan payable of $2.3 million offset by unamortized debt discount and issuance costs of $45.7 thousand. The Term Loan principal has future scheduled maturities of $2.3 million for 2024.
Note 9. Stockholders’ Equity
Common Stock and Preferred Stock
Effective August 22, 2023, the Company’s stockholders approved a 1-for-50 reverse stock split of the Company’s Class A common stock. As a result of the reverse stock split, every 50 shares of Class A common stock issued and outstanding on August 22, 2023, were automatically combined into one share of Class A common stock. Any fractional shares resulting from the reverse stock split were rounded up to the next nearest whole share of Class A common stock.
To effectuate the reverse stock split, the Company filed a certificate of amendment to the Second Amended and Restated Certificate of Incorporation. As a result of the reverse stock split, there was no change to par value and the total number of authorized shares of Class A common stock.
Pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, as amended, the Company is authorized and has available a total of 270,000,000 shares of stock, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.00001 per share, (ii) 0 shares of Class B common stock, par value $0.00001 per share, and (iii) 20,000,000 shares of preferred stock, par value $0.00001 per share.
Warrant Inducement Agreement
On November 6, 2023, the Company entered into a warrant inducement agreement with an investor. Pursuant to the warrant inducement agreement, the Company agreed to issue new warrants to purchase up to 414,896 shares of the Company’s Class A common stock, with a strike price of $54.04 per share (the “November Warrants”), in consideration of the investor’s agreement to exercise the 48,068, 16,523, and 142,858 of Series A Warrants, February Class A Warrants, and October Warrants, respectively. The November Warrants will be exercisable immediately after issuance and will expire five years from the date of issuance. The transactions contemplated by the warrant inducement agreement closed on November 9, 2023.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (cont.)
The Company estimated the fair value of the November Warrants using the Black-Scholes valuation model. The significant inputs into the Black-Scholes valuation model at the initial recognition date are as follows:

November Warrants
Warrant term (years)	5.00
Volatility	86.00%
Risk-free rate	4.60%
Dividend yield	0.00%

In connection with the warrant inducement agreement, on November 9, 2023 when the transaction closed, the investor paid gross proceeds of approximately $6.5 million, before deducting offering fees and other expenses of $0.5 million payable by the Company, representing the exercise price of $28.00 per share for the 207,448 shares of Class A common stock issuable upon the exercise of the Series A Warrants, February Class A Warrants, and October Warrants (collectively, the “Induced Warrants”), plus an additional $3.50 consideration per share. Net proceeds of $6.0 million from the exercise of the Induced Warrants was recorded to additional paid-in capital. The additional $3.50 of consideration per share represented a modification of the Induced Warrants.
The Company estimated the fair value of the Induced Warrants immediately before and after modification using the Black-Scholes valuation model and determined an incremental increase in fair value of approximately $0.5 million. In accordance with ASC Topic 815 guidance on equity classified warrant modifications, the incremental change in fair value of the Induced Warrants was accounted for as an additional equity issuance cost for the warrant inducement, which was recorded to additional paid-in capital. The significant inputs into the Black-Scholes valuation model before and after the modification date are as follows:

	Induced Warrants
	Before Modification	After Modification
Warrant term (years)	4.91	4.91
Volatility	89.00%	89.00%
Risk-free rate	4.55%	4.55%
Dividend yield	0.00%	0.00%

On November 8, 2023, only 84,877 shares of Class A common stock were delivered to the investor due to beneficial ownership limitations on the exercise of the Series A Warrants, February Class A Warrants and October Warrants. The remaining 122,572 shares were subsequently delivered to the investor, in accordance with the beneficial ownership limitations in the respective warrant agreements, during the year ended December 31, 2023.
October 2023 Securities Purchase Agreement
On October 2, 2023, the Company entered into a Securities Purchase Agreement (the “October SPA”) with an investor, pursuant to which the Company issued and sold to the investor in a registered direct offering (the “October Offering”), (i) an aggregate of 20,715 shares of the Company’s Class A common stock at a purchase price of $28.00 per share, (ii) pre-funded warrants (the “October Pre-Funded Warrants”) to purchase an aggregate of 122,143 shares of Class A common stock and (iii) warrants to purchase 142,858 shares of Class A common stock (the “October Warrants”). The purchase price of each October Pre-Funded Warrant was equal to the price per share of Class A common stock being sold in the Offering minus $0.00001. The October Pre-Funded Warrants have an exercise price of $0.00001 per share and are exercisable at any time after the issuance, subject to the availability of authorized but unissued shares of Class A common stock, and will not expire until exercised. The October Warrants have an exercise price of $28.00 and are exercisable at any time after issuance, subject to the availability of authorized but unissued shares of Class A common stock. The October Warrants will expire five years from the date of issuance.
The Company received aggregate gross proceeds from the October Offering of approximately $4.0 million, before deducting estimated issuance costs of $0.4 million, in connection with the October Offering. Net proceeds of

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (cont.)
$3.6 million from the October Offering was recorded to additional paid-in capital. Both the October Pre-Funded Warrants and the October Warrants met the requirements for equity classification.
The Company estimated the fair value of the October Pre-Funded Warrants based on the fair value of the Company’s Class A common stock on the issuance date, less the $0.00001 exercise price. The Company estimated the fair value of the October Warrants using the Black-Scholes valuation model. The significant inputs into the Black-Scholes valuation model at the initial recognition date are as follows:

October Warrants
Warrant term (years)	5.00
Volatility	92.00%
Risk-free rate	4.67%
Dividend yield	0.00%

In connection with the October Offering, the Company also agreed to amend each of the Series A Warrants, Series B Warrants, and February Class A Warrants (collectively, the “Modified Warrants”) to purchase up to an aggregate of 48,068, 48,068, and 16,523 shares of Class A common stock, respectively, at an exercise price of $100.52 per share. Prior to amendment, the Series A Warrants and February Class A Warrants had a termination date of September 11, 2028 and the Series B Warrants had a termination date of September 11, 2024. Upon amendment, each of the Series A Warrants, Series B Warrants, and February Class A Warrants will have a reduced exercise price of $28.00 per share and a termination date of October 4, 2028.
The Company estimated the fair value of the Modified Warrants immediately before and after modification using the Black-Scholes valuation model and determined an incremental increase in fair value of approximately $1.0 million. In accordance with ASC Topic 815 guidance on equity classified warrant modifications, the incremental change in fair value of the Modified Warrants was accounted for as an additional equity issuance cost for the October Offering, which was recorded to additional paid-in capital. The significant inputs into the Black-Scholes valuation model before and after the modification date are as follows:

	Before Modification		After Modification
	February Class A Warrants and Series A Warrants	Series B Warrants	Modified Warrants
Warrant term (years)	4.94	0.95	5.01
Volatility	88.00%	86.00%	89.00%
Risk-free rate	4.55%	5.39%	4.67%
Dividend yield	0.00%	0.00%	0.00%

On October 4, 2023, the Company issued 48,068 shares of Class A common stock as a result of the exercise of the Series B Warrants and received cash proceeds of approximately $1.3 million.
Subsequent to the October Offering, during the year ended December 31, 2023, the Company issued 122,143 shares of Class A common stock as a result of all of the October Pre-Funded Warrants being exercised and the Company received an immaterial amount of cash proceeds.
September 2023 Securities Purchase Agreement
On September 7, 2023, the Company entered into a Securities Purchase Agreement (the “September SPA”) with an investor, pursuant to which the Company issued and sold to the investor in a registered offering (the “September Offering”), (i) an aggregate of 15,000 shares of the Company’s Class A common stock at a purchase price of $104.02 per share, (ii) pre-funded warrants (the “September Pre-Funded Warrants”) to purchase an aggregate of 33,068 shares of Class A common stock and (iii) Series A warrants to purchase 48,068 shares of Class A common stock (the “Series A Warrants”), and (iv) Series B warrants to purchase 48,068 shares of Class A common stock (the “Series B Warrants” together with the Series A Warrants, the “September Warrants”).

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (cont.)
The purchase price of each September Pre-Funded Warrant was equal to the price per share of Class A common stock being sold in the Offering minus $0.00001. The September Pre-Funded Warrants have an exercise price of $0.00001 per share and are exercisable at any time after the issuance, subject to the availability of authorized but unissued shares of Class A common stock, and will not expire until exercised. The September Warrants have an exercise price of $100.52 and are exercisable at any time after issuance, subject to the availability of authorized but unissued shares of Class A common stock. 48,068 of the September Warrants will expire on September 11, 2028 (the Series A Warrants) and 48,068 of the September Warrants will expire on September 11, 2024 (the Series B Warrants).
The Company received aggregate gross proceeds from the September Offering of approximately $5.0 million, before deducting estimated issuance costs of $0.4 million, in connection with the September Offering. Net proceeds of $4.6 million from the September Offering was recorded to additional paid-in capital. Both the September Pre-Funded Warrants and the September Warrants met the requirements for equity classification.
The Company estimated the fair value of the September Pre-Funded Warrants based on the fair value of the Company’s Class A common stock on the issuance date, less the $0.00001 exercise price. The Company estimated the fair value of the September Warrants using the Black-Scholes valuation model. The significant inputs into the Black-Scholes valuation model at the initial recognition date are as follows:

	Series A Warrants	Series B Warrants
Warrant term (years)	5.00	1.00
Volatility	85.00%	79.00%
Risk-free rate	4.35%	5.33%
Dividend yield	0.00%	0.00%

In connection with the September Offering, the Company also agreed to amend the February Class A Warrants to purchase up to an aggregate of 16,523 shares of Class A common stock at an exercise price of $805.00 per share with a termination date of August 27, 2028 (see discussion of the February Offering below). Upon amendment, the February Class A Warrants exercise price was reduced to $100.52 per share and the termination date was extended to September 11, 2028.
The Company estimated the fair value of the February Class A Warrants immediately before and after modification using the Black-Scholes valuation model and determined an incremental increase in fair value of approximately $0.6 million. In accordance with ASC Topic 815 guidance on equity classified warrant modifications, the incremental change in fair value of the February Class A Warrants was accounted for as an additional equity issuance cost for the September Offering, which was recorded to additional paid-in capital. The significant inputs into the Black-Scholes valuation model before and after the modification date are as follows:

	Before Modification	After Modification
Warrant term (years)	4.97	5.01
Volatility	84.00%	85.00%
Risk-free rate	4.40%	4.33%
Dividend yield	0.00%	0.00%

Subsequent to the September Offering, during the year ended December 31, 2023, the Company issued 33,068 shares of Class A common stock as a result of all of the September Pre-Funded Warrants being exercised and the Company received an immaterial amount of cash proceeds.
February 2023 Securities Purchase Agreement
On February 23, 2023, the Company entered into a Securities Purchase Agreement (the “February SPA”) with an investor, pursuant to which the Company issued and sold to the investor in a registered offering (the “February Offering”), (i) an aggregate of 13,423 shares of the Company’s Class A common stock at a purchase price of $605.22 per share, (ii) pre-funded warrants (the “February Pre-Funded Warrants”) to purchase an aggregate of 3,101 shares of Class A Stock and (iii) warrants to purchase 16,523 shares of Class A Stock (the “February Class A Warrants”).

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (cont.)
The purchase price of each February Pre-Funded Warrant was equal to the price per share of Class A common stock being sold in the February Offering minus $0.00001. The February Pre-Funded Warrants have an exercise price of $0.00001 per share and are exercisable at any time after the issuance, subject to the availability of authorized but unissued shares of Class A common stock, and will not expire until exercised. The February Class A Warrants have an exercise price of $805.00 per share and exercisable beginning on August 27, 2023, subject to the availability of authorized but unissued shares of Class A common stock, and will expire August 27, 2028.
The Company received aggregate gross proceeds from the February Offering of approximately $10.0 million, before deducting estimated issuance costs of $0.7 million, in connection with the February Offering. Net proceeds of $9.3 million from the February Offering was recorded to additional paid-in capital. Both the February Pre-Funded Warrants and the February Class A Warrants met the requirements for equity classification.
The Company estimated the fair value of the February Pre-Funded Warrants based on the fair value of the Company’s Class A common stock on the issuance date, less the $0.00001 exercise price. The Company estimated the fair value of the February Class A Warrants using the Black-Scholes valuation model. The significant inputs into the Black-Scholes valuation model at the initial recognition date are as follows:

Warrant term (years)	5.51
Volatility	85.00%
Risk-free rate	4.03%
Dividend yield	0.00%

Subsequent to the February SPA, during the year ended December 31, 2023, the Company issued 3,101 shares of Class A common stock as a result of all of the February Pre-Funded Warrants being exercised and the Company received an immaterial amount of cash proceeds.
Co-Founder Divestment and Stock Repurchase Agreements
In accordance with the NSA and pursuant to stock repurchase agreements entered into with the Company, the Co-Founders sold 100% of their respective equity interests in the Company on June 30, 2021. The Company paid an aggregate of $40.0 million to the Co-Founders following the Business Combination, and an additional payment of an aggregate of $10.0 million was payable after cumulative business combination or capital raising transactions resulted in cash proceeds to the Company of no less than $250.0 million.
As a result of the February Offering on February 27, 2023, the Company raised $10.0 million of gross cash proceeds through the sale of securities which, together with the $247.3 million raised in the Business Combination and other capital raising activities, triggered the $10.0 million obligation under the stock repurchase agreements. In March 2023, the Company paid the Co-Founders $10.0 million to pay off the liability.
Public and Private Warrants
As of December 31, 2023, the Company had Public and Private Warrants outstanding to purchase 12,322 shares and 16,104 shares of Class A common stock, respectively, related to the Business Combination. The warrants entitle the registered holder to purchase stock at a price of $8,050.00 per share, subject to adjustment, at any time commencing on August 12, 2021. The Public and Private Warrants expire on the fifth anniversary of the Business Combination, or earlier upon redemption or liquidation.
The Company also had private warrants outstanding to purchase 441 shares of Class A common stock, with an exercise price of $140.00 per share, unrelated to the Business Combination, which were exercised on a net basis for 398 shares during the three months ended March 31, 2022.
The Private Warrants assumed in connection with the Business Combination are accounted for as a derivative liability and a decrease of the estimated fair value of the warrants of $0.6 million and $5.2 million for the years ended December 31, 2023 and 2022, respectively, was recorded in other income (expense) within the consolidated statements of operations. The Public Warrants and the legacy outstanding Private Warrants were recorded as equity within the consolidated statements of stockholders’ equity.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 9. Stockholders’ Equity (cont.)
Contingent Sponsor Earnout Shares
As a result of the Business Combination, the Company modified the terms of 2,054 shares of Class A common stock held by SRAC’s sponsor (the “Sponsor Earnout Shares”), such that all such shares will be forfeited if the share price of Class A common stock does not reach a volume-weighted average closing sale price of $8,750.00, two thirds of such shares will be forfeited if the share price of Class A common stock does not reach a volume-weighted average closing sale price of $10,500.00, and one third of such shares will be forfeited if the share price of Class A common stock does not reach a volume-weighted average closing sale price of $12,250.00, in each case, prior to the fifth anniversary of the Business Combination. Certain events which change the number of outstanding shares of Class A common stock, such as a split, combination, or recapitalization, among other potential events, will equitably adjust the target vesting prices above. The Sponsor Earnout Shares may not be transferred without the Company’s consent until the shares vest.
The Sponsor Earnout Shares are recorded within equity. Due to the contingently forfeitable nature of the shares, the Sponsor Earnout Shares are excluded from basic EPS calculations but are considered potentially dilutive shares for the purposes of diluted EPS (refer to Note 11).
At-The-Market Offering
On September 28, 2022, Momentus entered into an At-the-Market Equity Offering Sales Agreement with a sales agent (the “ATM Sales Agreement”). Pursuant to the ATM Sales Agreement, the Company may from time to time sell, through the sales agent using at-the-market (“ATM”) offerings, shares of Class A common stock up to an aggregate offer price of $50.0 million. Under the ATM Sales Agreement, the sales agent will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold.
During the year ended December 31, 2023 there were no sales under the ATM Sales Agreement. Due to the delay in any sales under the at-the-market offering program, during the year ended December 31, 2023, $0.3 million of previously deferred offering costs were written off to other expenses.
Note 10. Stock-based Compensation
Legacy Stock Plans
In May 2018, the Board of Directors of Momentus Inc. approved the 2018 Stock Plan (the “Initial Plan”) that allowed for granting of incentive and non-qualified stock options and restricted stock awards to employees, directors, and consultants. The Initial Plan was terminated in November 2018. Awards outstanding under the Initial Plan continue to be governed by the terms of the Initial Plan.
In February and March 2020, the Board approved the Amended and Restated 2018 Stock Plan (the “2018 Plan”). No additional grants have been made since 2020 and no new grants will be made from the 2018 Plan, however, the options issued and outstanding under the plan continue to be governed by the terms of the 2018 Plan. Forfeitures from the legacy plans become available under the 2021 Equity Incentive Plan, described below.
2021 Equity Incentive Plan
In connection with the Closing of the SPAC transaction, the Company adopted the 2021 Equity Incentive Plan (the “2021 Plan”), under which 8,547 shares of Class A common stock were initially reserved for issuance. The 2021 Plan allows for the issuance of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), restricted stock awards (“RSAs”), stock appreciation rights (“SARs”), restricted stock units (“RSUs”), and performance awards. The Board of Directors determines the period over which grants become exercisable. The 2021 Plan became effective immediately following the Closing. The 2021 Plan has an evergreen provision which allows for shares available for issuance under the plan to be increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2031 fiscal year, in each case, in an amount equal to the lesser of (i) three percent (3.0%) of the outstanding shares on the last day of the immediately preceding fiscal year and (ii) such number of Shares determined by the Board. During the year ended December 31, 2023, the shares available for grant under the 2021 Plan increased by 3,619 and 534 due to the evergreen provision and forfeitures from both the Initial Plan and the 2018 Plan, respectively. As of December 31, 2023, there were 3,266 shares remaining available for grant. Grant activity under the 2021 Plan is described below.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 10. Stock-based Compensation (cont.)
2021 Employee Stock Purchase Plan
In connection with the Closing, the Company adopted the Employee Stock Purchase Plan (the “2021 ESPP Plan”), under which 2,280 shares of Class A common stock were initially reserved for issuance. The Plan provides a means by which eligible employees of the Company may be given an opportunity to purchase shares of Class A common stock at a discount as permitted under the Internal Revenue Code of 1986, as amended. The 2021 ESPP Plan has an evergreen provision which allows for shares available for issuance under the plan to be increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2031 fiscal year, in each case, in an amount equal to the lesser of (i) half a percent (0.5%) of the outstanding shares on the last day of the calendar month prior to the date of such automatic increase and (ii) 2,280 shares. The 2021 ESPP Plan became effective immediately following the Closing. During the year ended December 31, 2023, the shares available for issuance under the 2021 ESPP Plan increased by 604 due to the evergreen provision. During the year ended December 31, 2023, there were 231 shares issued under the 2021 ESPP Plan. The Company has an outstanding liability pertaining to the ESPP of $13.6 thousand as of December 31, 2023, included in accrued expenses, for employee contributions to the 2021 ESPP Plan, pending issuance at the end of the offering period. As of December 31, 2023, there were 2,996 shares remaining available for issuance.
2022 Inducement Equity Plan
In February 2022, the Company adopted the 2022 Inducement Equity Plan (the “2022 Plan”), under which 5,715 shares of Class A common stock were initially reserved for issuance. The 2022 Plan allows for the issuance of NSOs, RSAs, SARs, RSUs, and stock bonus awards, subject to certain eligibility requirements. The Board of Directors determines the period over which grants become exercisable and grants generally vest over a four-year period.
On March 22, 2023, the Company adopted the first amendment to the 2022 Plan to increase the number of shares of Class A common stock available for issuance under the 2022 Plan from 5,715 shares of Class A common stock to 10,000 shares of Class A common stock. All other terms of the 2022 Plan remained the same.
On May 8, 2023, the Company adopted the second amendment to the 2022 Plan to increase the number of shares of Class A common stock available for issuance under the 2022 Plan from 10,000 shares of Class A common stock to 11,429 shares of Class A common stock. All other terms of the 2022 Plan remained the same.
As of December 31, 2023, only RSU grants have been made under the 2022 Plan and there were 4,354 shares remaining available for issuance. Grant activity under the 2022 Plan is described below.
Options Activity
The following table sets forth the summary of options activity, under the 2018 Plan and the 2021 Plans, for the year ended December 31, 2023:

(in thousands, except share-based data)	Total Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	3,655	$849.66
Vested exercised	(721)	$181.30
Forfeitures	(1,227)	$1,091.30
Outstanding as of December 31, 2023	1,707	$957.46	7.1	$—
Exercisable as of December 31, 2023	1,337	$761.04	6.8	$—
Vested and expected to vest as of December 31, 2023	1,707	$957.46	7.1	$—

As of December 31, 2023, there was a total of $0.3 million in unrecognized compensation cost related to unvested options, which is expected to be recognized over a weighted-average period of 1.1 years.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 10. Stock-based Compensation (cont.)
The total intrinsic value of options exercised during the years ended December 31, 2023 and 2022 was $0.2 million and $5.1 million, respectively.
Restricted Stock Unit and Restricted Stock Award Activity
The following table sets forth the summary of RSU and RSA activity, under the Initial Plan, the 2018 Plan, the 2021 Plan, and the 2022 Plan, for the year ended December 31, 2023. RSAs were an immaterial portion of activity for the period:

	Shares	Weighted Average Grant Date Fair Value (i.e. Share Price)
Outstanding as of December 31, 2022	11,113	$2,796.36
Granted	15,150	381.64
Vested	(3,051)	2,831.92
Forfeited	(7,518)	1,217.30
Outstanding as of December 31, 2023	15,694	$1,214.92

As of December 31, 2023, there was a total of $14.1 million in unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted-average period of 1.3 years. Outstanding unvested and expected to vest RSUs had an intrinsic value of $0.4 million.
Stock-based Compensation
The following table sets forth the stock-based compensation under the Initial Plan, the 2018 Plan, the 2021 Plan, and the 2022 Plan by expense type:

	Year Ended December 31,
(in thousands)	2023	2022
Research and development expenses	$2,131	$2,134
Selling, general and administrative expenses	6,349	9,446
Total	$8,480	$11,580

The following table sets forth the stock-based compensation under the Initial Plan, the 2018 Plan, the 2021 Plan, and the 2022 Plan by award type:

	Year Ended December 31,
(in thousands)	2023	2022
Options	$352	$538
RSUs & RSAs	8,115	10,995
ESPP	13	117
Performance Awards	—	(70)
Total	$8,480	$11,580

Performance Awards
Performance awards under the 2021 Plan are accounted for as liability-classified awards, as the obligations are typically a fixed monetary amount which is settled on a future date in a variable number of shares of the Company’s Class A common stock. The variable number of potentially settled shares is not limited. Performance awards are measured at their fair value based on management’s estimates of potential outcomes of the performance. Outstanding performance awards correspond to zero shares if they were settled on December 31, 2023.
Issuance of Common Stock to Non-employees
During the year ended December 31, 2023, the Company issued 193 shares of the Company’s Class A common stock to a third party consulting firm in exchange for public relations services. The shares were not issued under the equity incentive plans described above. Under the agreement, the shares are contingently forfeitable in the event of early

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 10. Stock-based Compensation (cont.)
termination by the Company. The shares had an issuance date fair value of $0.1 million to be recorded as consulting expense over the six-month term of the agreement. Related consulting expense of $0.1 million was recognized during the six months ended June 30, 2023. The Company issued no shares to non-employees in the current quarter.
Note 11. Earnings Per Share
Net Loss Per Share
Net loss per share is provided in accordance with ASC Sub-Topic 260-10, Earnings Per Share. Basic earnings per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. It is computed by dividing undistributed earnings allocated to common stockholders for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of outstanding preferred shares, options and unvested stock units, and warrants outstanding pursuant to the treasury stock method.
As the Company incurred a net loss for the years ended December 31, 2023 and 2022, the inclusion of certain options, unvested stock units, warrants, and contingent Sponsor Earnout Shares in the calculation of diluted earnings per share would be anti-dilutive and, accordingly, were excluded from the diluted loss per share calculation.
The following table summarizes potential common shares that were excluded as their effect is anti-dilutive:

	Year Ended December 31,
	2023	2022
Options and unvested stock units outstanding	17,423	9,080
Warrants outstanding	443,321	28,511
Contingent Sponsor Earnout Shares	2,054	2,054
Total	462,798	39,645

Note 12. Commitments and Contingencies
Purchase Obligations
Momentus enters into purchase obligations in the normal course of business. These obligations include purchase orders and agreements to purchase goods or services that are enforceable, legally binding, and have significant terms and minimum purchases stipulated. As of December 31, 2023, the Company’s future unconditional purchase obligations are as follows:

(in thousands)
2024	$2,597
Total	$2,597

Legal Proceedings
Securities Class Actions
On July 15, 2021, a purported stockholder of SRAC filed a putative class action complaint against SRAC, SRC-NI Holdings, LLC (“Sponsor”), Brian Kabot (SRAC CEO), James Norris (SRAC CFO), Momentus, and the Company’s co-founder and former CEO, Mikhail Kokorich, in the United States District Court for the Central District of California, in a case captioned Jensen v. Stable Road Acquisition Corp., et al., No. 2:21-cv-05744 (the “Jensen class action”). The complaint alleges that the defendants omitted certain material information in their public statements and disclosures regarding the Business Combination, in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock between October 7, 2020 and July 13, 2021. Subsequent complaints captioned Hall v. Stable Road Acquisition Corp., et al., No. 2:21-cv-05943 and Depoy v. Stable Road Acquisition Corp., et al., No. 2:21-cv-06287 were consolidated in the first filed matter (collectively, referred to as the “Securities Class Actions”). An amended complaint was filed on November 12, 2021. The Company disputes the allegations in the Securities Class Actions.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
On February 10, 2023, the lead plaintiff in the Securities Class Actions and the Company reached an agreement in principle to settle the Securities Class Actions. Under the terms of the agreement in principle, the lead plaintiff, on behalf of a class of all persons that purchased or otherwise acquired Company stock between October 7, 2020 and July 13, 2021, inclusive, would release the Company from all claims asserted or that could have been asserted in the Securities Class Actions and dismiss such claims with prejudice, in exchange for payment of $8.5 million by the Company (at least $4.0 million of which was funded by insurance proceeds).
On April 10, 2023, the parties filed a Notice of Settlement with the Court, and on August 18, 2023, the parties executed a Settlement Agreement. On August 30, 2023 the lead plaintiff filed a Motion for Preliminary Approval of Class Action Settlement, and the Court entered an Order Preliminarily Approving Settlement and Providing for Notice on September 21, 2023. Pursuant to that Order, on October 5, 2023, the Company paid $1.0 million into the settlement escrow account. On November 16, 2023, following the Court’s order granting lead plaintiff’s motion to enforce the settlement agreement and despite the Company’s attempts to negotiate an extension of time to satisfy its payment obligations, the Company paid an additional $3.5 million into the settlement escrow account. Insurance carriers made additional payments totaling $4.0 million into the settlement escrow account.
On April 23, 2024, the Court entered an order and judgment finally approving the settlement of the Securities Class Actions. A group of plaintiffs asserting the Delaware Class Actions (see below) objected to the scope of the release in the settlement, and the Court overruled the objection. Those objectors may or may not appeal the Court’s decision to overrule their objections and approve the settlement. The Company does not know the timing of when such an appeal, if filed, would be heard. If the objectors do not appeal the approval of the settlement, or if their appeal is ultimately rejected by the Court of Appeal, then the settlement will resolve all claims in the Securities Class Actions against the Company (except as to any shareholders that may elect to opt-out of the class). The Company and the other defendants have denied and continue to deny each and all of the claims alleged in the Securities Class Actions, and the proposed settlement contains no admission of liability, wrongdoing or responsibility by any of the defendants. In the event that a court, on appeal or otherwise, overturns the approval of the settlement, the Company will continue to vigorously defend against the claims asserted in the Securities Class Actions.
As a result of the agreement to settle the Securities Class Action, the Company recorded a litigation settlement contingency of $8.5 million. The Company additionally recorded an insurance receivable of $4.0 million for the insurance proceeds expected from its insurers related to the settlement. The net amount of $4.5 million was recognized in litigation settlement, net during the year ended December 31, 2022.
CFIUS Review
In February 2021, the Company and Mikhail Kokorich submitted a joint notice to the CFIUS for review of the historical acquisition of interests in the Company by Mr. Kokorich, his wife, and entities that they control in response to concerns of the U.S. Department of Defense regarding the Company’s foreign ownership and control. On June 8, 2021, the U.S. Departments of Defense and the Treasury, on behalf of CFIUS, Mr. Kokorich, on behalf of himself and Nortrone Finance S.A. (an entity controlled by Mr. Kokorich), Lev Khasis and Olga Khasis, each in their respective individual capacities and on behalf of Brainyspace LLC (an entity controlled by Olga Khasis) entered into the NSA.
In accordance with the NSA and pursuant to stock repurchase agreements entered into with the Company, effective as of June 8, 2021, each of Mr. Kokorich, Nortrone Finance S.A. and Brainyspace LLC (collectively “the Co-Founders”) agreed to sell 100% of their respective equity interests in the Company on June 30, 2021. The Company paid an aggregate of $40 million to the Co-Founders following the Business Combination, and an additional payment of an aggregate of $10 million was payable within 10 business days after cumulative business combination or capital raising transactions (whether in the form of debt or equity) resulted in cash proceeds to the Company of no less than $250 million.
On February 27, 2023 the Company raised aggregate gross proceeds of $10.0 million through the sale of securities (see Note 9 for additional information), which together with the Business Combination and other capital raising activities triggered the $10.0 million liability to the Co-Founders in accordance with the terms of the stock repurchase agreements. The amount had previously been recorded as an estimated liability with a corresponding offset to

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
additional paid-in capital within the consolidated statements of stockholders’ equity as of December 31, 2022. CFIUS terminated the NSA in January 2024 at the request of the Company, and the Company is no longer subject to the provisions of the NSA.
The Company incurred legal expenses related to these matters of approximately $0.4 million and $1.7 million for the years ended December 31, 2023 and 2022, respectively, and expects to continue to incur legal expenses in the future.
Shareholder Section 220 Litigation
On June 16, 2022, Plaintiff and the Company’s shareholder James Burk filed a verified complaint against the Company in the Delaware Court of Chancery, Case. No. 2022-0519, to inspect the books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law. Plaintiff seeks production of books and records relating to the management of the Company and its disclosures to potential investors in connection with the Business Combination. On March 14, 2023, the Court granted the parties stipulation of dismissal with prejudice, and the matter was closed. The Company from time to time responds to books and records requests properly submitted pursuant to applicable Delaware law.
Shareholder Derivative Litigation
On June 20, 2022, a shareholder derivative action was filed by Brian Lindsey, on behalf of the Company, in the U.S. District Court for the Central District of California, Case No. 2:22-cv-04212, against the Company (as a nominal defendant), SRAC, Brian Kabot, Juan Manuel Quiroga, James Norris, James Hofmockel, Mikhail Kokorich, Dawn Harms, Fred Kennedy, Chris Hadfield, Mitchel B. Kugler, Victorino Mercado, Kimberly A. Reed, Linda J. Reiners, and John C. Rood. This derivative action alleges the same core allegations as stated in the securities class action litigation. Defendants dispute the allegations as stated in this derivative action. On September 27, 2022, Plaintiff filed his Notice of Voluntary Dismissal without Prejudice seeking to dismiss the case. Because Plaintiff’s dismissal of this derivative action was voluntary and without prejudice, this plaintiff and/or other shareholders may seek to re-file the claims asserted in this matter at a later date. As noted below, Brian Lindsey re-filed a shareholder derivative action in Delaware Chancery Court on June 30, 2023.
On January 25, 2023, a shareholder derivative action was filed by Melissa Hanna, on behalf of the Company, in the U.S. District Court for the Northern District of California, Case No. 5:23-cv-00374, against the Company (as a nominal defendant), SRAC, Brian Kabot, Juan Manuel Quiroga, James Norris, James Hofmockel, Mikhail Kokorich, Dawn Harms, Fred Kennedy, Chris Hadfield, Mitchel B. Kugler, Victorino Mercado, Kimberly A. Reed, Linda J. Reiners, and John C. Rood (the “Derivative Action II”). The Derivative Action II alleges the same core allegations as stated in the Securities Class Actions, and also claims that the Company ignored and/or refused a prior demand made by Ms. Hanna on the Company’s Board of Directors. The Company intends to vigorously defend the litigation.
On April 25, 2023, a shareholder derivative action was filed by Justin Rivlin, purportedly on behalf of the Company, in the U.S. District Court for the District of California, Case No. 2:23-cv-03120, against the Company (as a nominal defendant), Brian Kabot, James Norris, Marc Lehmann, James Hofmockel, and Ann Kono. The Rivlin derivative action alleges the same core allegations as stated in the Securities Class Actions. The Company has filed a motion to dismiss the complaint on the grounds that the claims are time-barred and that the plaintiff was not excused from making a demand on the Company before filing the lawsuit. The Company intends to vigorously defend the litigation. On August 4, 2023, the plaintiff in the Rivlin action responded to the Company’s motion to dismiss by filing an amended complaint adding new claims and new defendants, including existing Board members Chris Hadfield, Mitchel B. Kugler, Kimberly A. Reed, Linda J. Reiners and John C. Rood.
On June 30, 2023, a shareholder derivative action was filed by Brian Lindsey, purportedly on behalf of the Company in the Court of Chancery for the State of Delaware (Case No. 2023-0674), against the Company (as a nominal defendant), Juan Manuel Quiroga, James Norris, James Hofmockel, Stable Road Acquisition Corp., SRC-NI Holdings, LLC, Mikhail Kokorich, Brian Kabot, Dawn Harms, Fred Kennedy, Chris Hadfield, Mitchel B. Kugler, Victorino Mercado, Kimberly A. Reed, Linda J. Reiners and John C. Rood. The Lindsey derivative action alleges the same core allegations as stated in the Securities Class Actions. The Company intends to vigorously defend the litigation.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
The Company and other defendants held a joint mediation on October 25, 2023 with the plaintiffs in the Hanna, Rivlin and Lindsey derivative actions. The mediation did not result in a settlement at that time, but the parties are continuing to discuss possible settlement under the supervision of the mediator. If the cases do not settle, the Company intends to defend the action vigorously.
SAFE Note Litigation
On July 20, 2022, The Larian Living Trust (“TLLT”) filed an action against the Company in New Castle County Superior Court, Delaware, in the Complex Commercial Litigation Division, Case No. N22C-07-133 EMD CCLD. TLLT pleads claims for fraudulent inducement and breach of contract arising from two investment contracts pursuant to which TLLT alleges it invested $4.0 million in the Company. TLLT alleges that a “liquidity event” occurred when the Company closed the Business Combination, such that it was entitled to the greater of its $4.0 million investment or its “Conversion Amount” of the Company’s shares, which was a total of 1,036 shares of the Company’s stock. TLLT further alleges that the Company refused to provide it the conversion amount of shares until April 2022, at which point the value of its shares had dropped significantly from their peak value in August of 2021, in excess of $7.6 million. TLLT seeks damages in excess of $7.6 million, in addition to interests and its attorney’s fees and costs. On March 16, 2023, the Company’s motion to dismiss TLLT’s claims was denied and the parties will move forward with discovery. On July 13, 2023, the Company filed a motion for partial summary judgment. The hearing on the Company’s motion for partial summary judgment was set for November 8, 2023, TLLT filed an Answering Brief on September 15, 2023, and the Company filed a Reply Brief on October 16, 2023. On January 31, 2024, the Superior Court denied the Company’s motion for partial summary judgment. The Company disputes the allegations in the complaint and intends to vigorously defend the litigation.
Founder Litigation
On June 8, 2021, former co-founders and shareholders of the Company, Mikhail Kokorich and Lev Khasis signed the NSA alongside stock repurchase agreements, whereby they agreed to divest their interests in the Company in exchange for a cash payments and other considerations. As part of the NSA and stock repurchase agreements, Messrs. Kokorich and Khasis agreed to a broad waiver and release of all claims (broadly defined) against the Company. The Company has maintained that this release is effective as to various advancement and indemnification claims either individual may have against the Company.
Both Messrs. Kokorich and Khasis have, through counsel, disagreed with the Company’s position. For example, Mr. Kokorich is named as a defendant in the securities class action pending against the Company and other defendants, although he has not been served nor appeared in those matters. In addition, Mr. Kokorich is the sole defendant in a civil litigation action filed against him by the Securities and Exchange Commission, which remains pending in the U.S. District Court for the District of Columbia, Case No. 1:21-cv-01869. Mr. Kokorich has demanded indemnification and advancement from the Company for his fees and costs incurred in these actions, which claims are disputed by the Company.
The Company continues to maintain that Mr. Kokorich’s release in the NSA and stock repurchase agreements is effective as to his claims for advancement and indemnification in these litigation matters. On August 16, 2022, Mr. Kokorich filed a verified complaint against the Company in the Delaware Court of Chancery (Case. No. 2022-0722) seeking indemnification and advancement from the Company. Following the Company filing a motion to dismiss this action, on November 14, 2022, Mr. Kokorich filed an amended complaint. Additional motions to dismiss and replies were filed and considered at a hearing on February 2, 2023. The Delaware Court of Chancery granted the Company’s motion to dismiss the Kokorich indemnification claim action on May 15, 2023.On June 13, 2023, Kokorich filed a notice of appeal. On July 28, 2023, Kokorich filed Appellant’s Brief. The Company filed Appellee’s Answering Brief on August 28, 2023, and Kokorich filed a Reply Brief on September 15, 2023. The oral argument on Kokorich’s appeal was scheduled for November 15, 2023. On November 30, 2023, the Delaware Supreme Court affirmed the judgement of the Delaware Court of Chancery.
On March 24, 2023, Mr. Khasis filed a verified complaint against the Company in the Delaware Court of Chancery (Case. No. 2023-0361) seeking indemnification and advancement of expenses from the Company. On April 17, 2023,

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
the Company filed a motion to dismiss. On May 16, 2023. Mr. Khasis filed an amended complaint. On May 23, 2023, Momentus filed a motion to dismiss the amended complaint. Separately, Khasis has requested an expedited trial in his claim for advancement of fees. On June 23, 2023, the Court of Chancery ordered that Khasis indemnification litigation will not be stayed pending the appeal of the Kokorich claim. Moreover, the Court of Chancery further ordered the parties to prepare a scheduling order to the Court which includes all relevant deadlines to argue the Company’s motion to dismiss and Khasis’ expedited motion for advancement concurrently. The parties are currently negotiating concerning an acceptable schedule. On October 17, 2023, the parties reached an agreement to stay the proceeding until January 1, 2024. On October 18, 2023, the Company paid Mr. Khasis $0.1 million related to Mr. Khasis’ legal expenses. The Company disputes the allegations in the complaint and intends to vigorously defend the litigation.
Delaware Class Actions
On November 10, 2022, purported stockholders filed a putative class action complaint against Brian Kabot, James Hofmockel, Ann Kono, Marc Lehmann, James Norris, Juan Manuel Quiroga, SRC-NI Holdings, LLC, Edward K. Freedman, Mikhail Kokorich, Dawn Harms, Fred Kennedy, and John C. Rood in the Court of Chancery of the State of Delaware, in a case captioned Shirley, et al. v. Kabot et al., 2022-1023-PAF (the “Shirley Action”). The complaint alleges that the defendants made certain material misrepresentations, and omitted certain material information, in their public statements and disclosures regarding the Proposed Transaction, in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock on or before August 9, 2021.
On March 16, 2023, purported stockholders of the Company filed a putative class action complaint against certain current and former directors and officers of the Company in the Delaware Court of Chancery, in a case captioned Lora v. Kabot, et al., Case No. 2023-0322 (the “Lora Action”). Like the Shirley complaint, the complaint alleges that the defendants made certain material misrepresentations, and omitted certain material information, in their public statements and disclosures regarding the Business Combination in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock on or before August 9, 2021.
On March 17, 2023, purported stockholders of the Company filed a putative class action complaint against certain current and former directors and officers of the Company in the Delaware Court of Chancery, in a case captioned Burk v. Kabot, et al., Case No. 2023-0334 (the “Burk Action”). Like the Lora and Shirley complaints, the Burk complaint alleges that the defendants made certain material misrepresentations, and omitted certain material information, in their public statements and disclosures regarding the Business Combination in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock on or before August 9, 2021.
On May 26, 2023, plaintiffs filed a stipulation and proposed order for consolidation and appointment of co-lead plaintiffs and co-lead plaintiffs’ counsel designating the complaint filed in the Lora Action as the operative complaint. On June 30, 2023, the defendants each filed a motion to dismiss the complaint. On October 26, 2023, plaintiffs filed their answering briefs in opposition to the motions to dismiss, and the defendants’ reply briefs are due to be filed on or before December 14, 2023, and a hearing on the motions to dismiss was held for February 1, 2024.
The Shirley Action, the Lora Action, and the Burk Action have been consolidated under the caption, In re Momentus, Inc. Stockholders Litigation, C.A. No. 2022-1023-PAF (Del Ch. Nov. 10, 2022). These putative class actions do not name the Company as a defendant. Regardless, the SRAC directors and officers, together with current and former directors and officers of the Company, have demanded indemnification and advancement from the Company, under the terms of the merger agreement and the exhibits thereto, the Delaware corporate code, the Company’s bylaws, and their individual indemnification agreements. The Company may be liable for the fees and costs incurred by the defendants, and has an obligation to advance such fees during the pendency of the litigation. The Company understands that the defendants dispute the allegations in the complaint and intend to vigorously defend against any such litigation.
Threatened Claims
On October 23, 2023, Stephen J. Purcell, on behalf of the law firm Purcell & Lefkowitz LLP, threatened to file a legal proceeding to receive attorney’s fees in the amount of $80,000 related to a stockholder litigation demand letter

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 12. Commitments and Contingencies (cont.)
submitted to Momentus, dated July 20, 2021 on behalf of Joel Zalvin, a purported stockholder of Momentus. The stockholder litigation demand letter asserted that the vote to increase the number of shares of Class A common stock of Momentus at the special meeting of stockholders on August 11, 2021 was conducted in violation of Delaware law. On March 14, 2023, the Delaware Court of Chancery granted the Company’s request pursuant to 8 Del. C. § 205, or Section 205 of the Delaware General Corporation Law (the “Petition”) in order to validate and declare effective the Second Amended and Restated Certificate of Incorporation of the Company and validate and declare effective the shares of the Company’s Class A common stock issued in reliance on such provisions of the Second Amended and Restated Certificate of Incorporation of the Company as of the date of the original issuance of such shares. Further on March 14, 2023, the Court of Chancery entered an order under 8 Del. C. § 205 (i) declaring the Second Amended and Restated Certificate of Incorporation of the Company, including the filing and effectiveness thereof, as validated and effective retroactive to the date of its filing with the Office of the Secretary of State of the State of Delaware on August 12, 2021, and (ii) ordering that the Company’s Class A common stock (and the issuance of the Class A common stock) described in the Petition and any other securities issued in reliance of the validity of the Second Amended and Restated Certificate of Incorporation of the Company are validated and declared effective, each as of the original issuance dates. Momentus did not take action in response to the July 20, 2021 demand letter, but rather filed the Petition over one year later, following a decision by the Delaware Chancery Court that created uncertainty as to the validity of the Company’s Second Amended and Restated Certificate of Incorporation. Accordingly, Momentus believes that the threatened claim is without merit and intends to vigorously defend any such claim if brought.
Prior to the close of the Business Combination, Alex Ciccotelli, represented by Rigrodsky Law, sent SRAC a disclosure demand letter dated November 9, 2020, and Jeffrey Justice II, represented by Grabar Law Office, sent SRAC a disclosure demand letter dated August 3, 2021. Mr. Ciccotelli then filed a civil action against SRAC. After receiving various shareholder disclosure demands, SRAC voluntarily issued certain pre-closing supplemental disclosures, without admission, as stated in its August 5, 2021 Form 8-K filing. The Ciccotelli action was thereafter dismissed as moot. On March 20, 2023, Rigrodsky Law threatened to file a fee petition seeking an award of fees and expenses if the Company does not agree to pay a mootness fee, and more recently, in October 2023, reiterated the demand on behalf of Messrs. Ciccotelli and Justice for payment of mootness fees. The Company maintains that, while certain amendments were made by SRAC to pre-closing disclosures, none of the disclosures made was material and the Company disputes that the claims for fees have merit.
Other Litigation and Related Matters
These and other litigation matters may be time-consuming, divert management’s attention and resources, cause the Company to incur significant defense and settlement costs or liability, even if we believe the claims asserted against us are without merit. We intend to vigorously defend against all such claims. Because of the potential risks, expenses and uncertainties of litigation, as well as claims for indemnity from various of the parties concerned, we may from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, further compounded by various claims for indemnity which may or may not be fully insured, we cannot assure that the results of these actions, either individually or in the aggregate, will not have a material adverse effect on our consolidated operating results and financial condition.
From time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business or in connection with the matters discussed above. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources and other factors. At each reporting period, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under ASC Sub-Topic 450-20. Legal fees are expensed as incurred.
Note 13. Income Taxes
The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2023 and 2022:

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 13. Income Taxes (cont.)

(in thousands)	December 31, 2023		December 31, 2022
Tax provision (benefit) at U.S. statutory rate	$(14,473)	21.0%	$(20,042)	21.0%
State income taxes, net of federal benefit	$(6,694)	9.7%	$11,113	(11.6)%
Non-deductible expenses	261	(0.4)%	(60)	0.1%
Change in value of equity instruments	(118)	0.2%	(1,089)	1.1%
Deferred adjustments	(56)	0.1%	(143)	0.2%
Other	(172)	0.3%	—	—%
Research and development credits	(274)	0.4%	(1,085)	1.1%
IRC Sec. 174	217	(0.3)%	—	—%
Uncertain tax positions	69	(0.1)%	276	(0.3)%
Change in valuation allowance	21,240	(30.8)%	11,030	(11.6)%
	$—	—%	$—	—%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022:

(in thousands)	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating loss carryforwards	$37,037	$16,562
Start-up and Organization Costs	16,913	16,965
Capitalized research and development credits	10,943	17,922
Intangibles	6,703	22
Stock-based compensation	4,972	3,072
Research and development credits	4,842	4,595
Operating lease obligations	1,375	1,534
Accrued expenses and reserves	621	1,710
Property and equipment	233	173
Other	1	1
Total deferred tax assets before valuation allowance	83,640	62,556
Valuation allowance	(82,440)	(61,200)
Total deferred tax assets	$1,200	$1,356
Deferred Tax Liabilities:
Operating lease right-of-use assets	$(1,200)	$(1,356)
Total deferred tax liabilities	$(1,200)	$(1,356)
Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of a history of taxable losses and uncertainties as to future profitability, the Company recorded a full valuation allowance against its deferred tax assets. The valuation allowance for the year ended December 31, 2023 was $82.4 million.
As of December 31, 2023, the Company has federal and state net operating loss (“NOL”) carryforwards of $157.3 million and $55.9 million, respectively. As of December 31, 2022, the Company had federal and state NOL carryforwards of $77.5 million and $46.4 million, respectively. While the federal NOLs can be carried forward indefinitely, California NOLs begin to expire in the year ending December 31, 2038. As of December 31, 2023, the Company had federal and California research and development credit carryforwards of $4.0 million and $3.1 million,

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 13. Income Taxes (cont.)
respectively. As of December 31, 2022, the Company had federal and California research and development credit carryforwards of $3.7 million and $3.0 million, respectively. The federal research and development credit will begin to expire in the year ending December 31, 2039, and the California research and development credit has no expiration.
ASC Topic 740-10 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the consolidated financial statements. It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

(in thousands)	Gross unrecognized tax benefits
Balance as of December 31, 2022	$1,712
Increases related to prior tax positions	(29)
Increases related to current tax positions	96
Balance as of December 31, 2023	$1,779

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes or unrecognized tax benefits as a component of its income tax provision. The Company has not recorded any interest or penalties related to unrecognized tax benefits through December 31, 2023.
In the normal course of business, the Company is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. The tax return years 2018 through 2022 remain open to examination. The Company is not currently under audit by the taxing jurisdictions to which the Company is subject.
The Company performed IRC Section 382 study for year-ended December 31, 2021. In its study, the Company identified two changes to the ownership, resulting in the limitation of the net operating losses. The first change of ownership occurred on November 1, 2018 and the second change of ownership occurred on June 8, 2021. In its study of Section 382, the Company identified that there were limitations to NOLs, however, none of the NOLs will expire utilized. An IRC Section 382 refresh study for year-ended December 31, 2023, has not been performed.
The Company does not anticipate any material change in its unrecognized tax benefits in the next twelve months.
Before Vigoride 3 launch, the Company was in start-up phase and had no revenue recognized as of May 31, 2022. Under Section 195(b), all the expenses other than R&D, taxes and interest income/expense must be capitalized and amortized from the date the Company starts active trade or business. As of May 31, 2022, Section 195(b) costs accumulated an ending gross DTA of $84.3 million. The Company began active trade or business as of June 01, 2022, and amortized Section 195(b) costs for the remainder of the year. The Company has Section 195(b) gross deferred tax assets of $83.6 million as of December 31, 2023.
Note 14. Subsequent Events
January 2024 Registered Direct Securities Sale
On January 12, 2024, the Company entered into an agreement to sell 64,286 shares of Class A common stock at a purchase price of $15.26 per share, resulting in total gross proceeds of approximately $4.0 million before deducting placement agent commissions and other estimated offering expenses (the “January 2024 Offering”).
As part of the January 2024 Offering, the Company issued to the investor (i) 199,072 pre-funded warrants (the “January 2024 Pre-Funded Warrants”) which were exercised immediately and (ii) 263,358 warrants with a strike price of $13.44 (the “January 2024 Warrants”). The January 2024 Warrants will be exercisable immediately after issuance and will expire five years from the date of issuance. The offering closed on January 17, 2024.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 14. Subsequent Events (cont.)
In connection with the January 2024 Offering, the Company also agreed to amend each of the November Warrants to purchase up to an aggregate of 414,896 shares of Class A common stock at an exercise price of $54.04 per share. Prior to amendment, the November Warrants had a termination date of November 9, 2028. Upon amendment, each of the November Warrants will have a reduced exercise price of $13.44 per share and a termination date of January 17, 2029.
National Security Agreement Termination
On January 31, 2024, the Company was informed by the Department of the Treasury that the Company had completed all specified requirements under the NSA pursuant to which, among other things, the Company was required to comply with various requirements and compliance measures to protect national security. As a result, the NSA has been terminated in its entirety.
Experior Lawsuit
On February 16, 2024, Experior Laboratories, Inc. (“Experior”) filed a breach of contract action against the Company seeking monetary damages in the amount of $143,256.00, plus prejudgment interest, costs, and attorney’s fees for the alleged breach of written agreements between Experior and the Company regarding the provision of testing services to the Company by Experior. Experior Laboratories, Inc. v. Momentus Inc., et al., Superior Court of California, Count of Ventura, Case No. 2024CUBC020886.
By agreement with Experior, the filing date for the Company’s response to the complaint is no earlier than June 10, 2024, and the parties have been engaged in settlement discussions. The Company disputes the amount of the damages claimed, though it is probable that the Company is liable for some of the amount sought by Experior. If necessary, the Company intends to assert a counterclaim for damages or a claim for a set-off arising from injuries suffered by the Company as a result of Experior’s actions in providing the contract services.
Assignment of SpaceX RSA to D-Orbit
On February 19, 2024, the Company assigned a SpaceX Rideshare Service Agreement (the “RSA”) to D-Orbit SpA (“D-Orbit”) in exchange for $1.3 million, representing the amount the Company had paid to date to SpaceX under the RSA.
March 2024 Registered Direct Securities Sale
On March 4, 2024, the Company entered into an agreement to sell 94,286 shares of Class A common stock, at a purchase price of $12.18 per share, resulting in total gross proceeds of approximately $4.0 million before deducting placement agent commissions and other estimated offering expenses (the “March 2024 Offering”).
As part of the March 2024 Offering, the Company issued to the investor (i) 236,020 pre-funded warrants which were exercised immediately (the “March 2024 Pre-Funded Warrants”) and (ii) 330,306 warrants with a strike price of $10.36 (the “March 2024 Warrants”). The March 2024 Warrants will be exercisable immediately after issuance and will expire five years from the date of issuance. The offering closed on March 7, 2024.
In connection with the January Offering, the Company also agreed to amend each of the November Warrants and January 2024 Warrants to purchase up to an aggregate of 414,896 and 263,358 shares of Class A common stock, respectively, at an exercise price of $13.44 per share. Prior to amendment, the November Warrants and January 2024 Warrants had a termination date of January 17, 2029. Upon amendment, each of the November Warrants and January 2024 Warrants will have a reduced exercise price of $10.36 per share and a termination date of March 7, 2029.
Change in Chief Financial Officer
On March 28, 2024, Eric Williams, the Chief Financial Officer of the Company, tendered his resignation effective March 31, 2024. On March 28, 2024, the Board of Directors appointed Lon Ensler as the Interim Chief Financial Officer and principal accounting officer of the Company, effective as of April 1, 2024.

MOMENTUS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 15. Reverse Stock Split
On December 4, 2024, the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock Split was effective at the opening of trading on Nasdaq on December 13, 2024 (the “Effective Date”). The consolidated financial statements for the years ended December 31, 2023, and 2022, are presented retroactively on a post-Reverse Stock Split basis, as if the stock split had been effective from the beginning of the earliest period presented.

300,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 973,886 Shares of Common Stock,

Warrants to Purchase up to 1,273,886 Shares of Common Stock,

Placement Agent Warrants to Purchase up to 63,694 Shares of Common Stock,

Up to 2,311,466 Shares of Common Stock Issuable upon Exercise of Pre-Funded Warrants, Warrants and Placement Agent Warrants
PROSPECTUS
A.G.P.
February 10, 2025